As filed with the Securities and Exchange Commission on February 5, 1998
                                                      Registration No. 333-42889

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        PRE-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              PEOPLES BANCORP, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                        6712              (To be applied for)
(State or other jurisdiction of    (Primary standard         (I.R.S. Employer
incorporation or organization) industrial classification)identification number)

                            134 Franklin Corner Road
                         Lawrenceville, New Jersey 08648
                                 (609) 844-3100
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                              Wendell T. Breithaupt
                      President and Chief Executive Officer
                              Peoples Bancorp, Inc.
                            134 Franklin Corner Road
                         Lawrenceville, New Jersey 08648
                                 (609) 844-3100
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                              John J. Gorman, Esq.
                             Kenneth R. Lehman, Esq.
                      Luse Lehman Gorman Pomerenk & Schick
                           5335 Wisconsin Avenue, N.W.
                                    Suite 400
                             Washington, D.C. 20015

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.


     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box: [ X ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                Proposed       Proposed maximum
  Title of each class of      Amount to be   maximum offering      aggregate         Amount of
securities to be registered    registered    price per share   offering price(1) registration fee

Common Stock, $.01             36,236,500        $10.00          $362,365,000      $106,898(2)
par value per share              shares

Participation Interests(3)   200,000 interests    ---               ---                  ---



------------------------------------
(1)      Estimated solely for the purpose of calculating the registration fee.
(2)      A fee of $105,338 was paid with the original filing.
(3) The securities of Peoples Bancorp, Inc. to be purchased by the Trenton Savings Bank FSB 401(k) Profit Sharing Plan are included in the amount shown for Common Stock. Accordingly, pursuant to Rule 457(h) of the Securities Act of 1933, as amended, no separate fee is required for the participation interests. Pursuant to such rule, the amount being registered has been calculated on the basis of the number of shares of Common Stock that may be purchased with the current assets of such Plan.


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Prospectus Supplement

                            TRENTON SAVINGS BANK FSB

                            TRENTON SAVINGS BANK FSB
                           401(K) PROFIT SHARING PLAN

        (Participation Interests in up to 200,000 shares of Common Stock)

         This Prospectus Supplement relates to the offer and sale to participants (the "Participants") in the Trenton Savings Bank FSB 401(k) Profit Sharing Plan (the "Plan") of participation interests and shares of common stock, par value $.01 per share (the "Common Stock"), of Peoples Bancorp, Inc. (the "Company"), in connection with the proposed conversion of the Company from a federally chartered mutual holding company to a Delaware stock corporation pursuant to a Plan of Conversion and Reorganization (the "Conversion") and the related subscription and community offering (collectively, the "Offering").

         The Plan permits Participants to direct the trustee of the Plan (the "Trustee") to purchase Common Stock with amounts in the Plan attributable to such Participants. This Prospectus Supplement relates to the election of a Participant to direct the purchase of Common Stock in connection with the Conversion. A Participant will be able to provide alternative investment instructions to the Trustee in the event that the Offering is oversubscribed and the total amount allocated by a Participant cannot be used by the Trustee to purchase Common Stock.

         The Prospectus of the Company dated February ___, 1998 (the "Prospectus") which is attached to this Prospectus Supplement includes detailed information with respect to the Conversion, the Common Stock and the financial condition, results of operations and business of Trenton Savings Bank FSB (the "Bank"). This Prospectus Supplement, which provides detailed information with respect to the Plan, should be read only in conjunction with the Prospectus.

         THESE PARTICIPATION INTERESTS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, SECURITIES AND EXCHANGE COMMISSION, OR BY ANY OTHER FEDERAL AGENCY, OR BY ANY STATE SECURITIES BUREAU OR OTHER STATE AGENCY, NOR HAS ANY SUCH OFFICE, CORPORATION, COMMISSION, BUREAU OR OTHER AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE PARTICIPATION INTERESTS ARE BEING OFFERED PURSUANT TO AN EXEMPTION FROM THE SECURITIES ACT OF 1933 AND HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION.

         No person has been authorized to give any information or to make any representations other than those contained in the Prospectus or this Prospectus Supplement, and, if given or made, such information or representations must not be relied upon as having been authorized by the Bank or the Plan. This Prospectus Supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus Supplement and the Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Bank or the Plan since the date hereof, or that the information herein contained or incorporated by reference is correct as of any time subsequent to the date hereof. This Prospectus Supplement should be read only in conjunction with the Prospectus that is attached hereto and should be retained for future reference.

The date of this Prospectus Supplement is February __, 1998.

                            NOTICE TO PARTICIPANTS IN
                          THE TRENTON SAVINGS BANK FSB
                           401(K) PROFIT SHARING PLAN

         Attached to this Notice is a copy of the Prospectus and Prospectus Supplement relating to the offer and sale of participation interests and shares of common stock, par value $.01 per share (the "Common Stock"), of Peoples Bancorp, Inc. (the "Company").

         The Trenton Savings Bank FSB 401(k) Profit Sharing Plan (the "Plan") enables you to direct the investment of all or a portion of your account balance into one of eight alternative investment funds, including an Employer Stock Fund. The Prospectus Supplement has been prepared and distributed to you so that you can make an informed decision regarding your opportunity to invest all or a portion of your account balance in the Plan in the Employer Stock Fund established as an investment option under the Plan. You are also provided the opportunity to invest all or a portion of your account balance in the other funds selected by the trustees of the Plan. The other funds in which you may invest include: A. Core Equity Fund, B. Emerging Growth Equity Fund, C. Value Equity Fund, D. Actively Managed Bond Fund, E. Intermediate-Term Bond Fund, F. Short-Term Investment Fund, and G. International Equity Fund. The trustees of the RSI Retirement Trust established by Retirement System Group Inc. ("RSI") serve as trustees for the Plan, other than the Employer Stock Fund, for which Marine Midland Bank serves as trustee (the "Employer Stock Fund Trustee").

         The Plan's feature which allows participants the opportunity to direct the investment of their account balances is intended to satisfy the requirements of Section 404(c) of the Employee Retirement Income Security Act of 1974 ("ERISA"). The effect of this is two-fold. First, you will not be deemed a 'fiduciary' by virtue of your exercise of investment discretion. Second, no person who otherwise is a fiduciary (for example, the employer, the Plan administrator, or the Plan's trustee) is liable under the fiduciary responsibility provision of ERISA for any loss which results from your exercise of control over the assets in your Plan account.

         Because you are entitled to invest all or a portion of your account balance in the Plan in the Employer Stock Fund which is invested in Common Stock of the Company, the regulations under Section 404(c) of ERISA require that the Plan establish procedures that ensure the confidentiality of your decision to purchase, hold, or sell employer securities, except to the extent that disclosure of such information is necessary to comply with federal or state laws not preempted by ERISA. These regulations also require that your exercise of voting and similar rights with respect to the Employer Stock Fund be conducted pursuant to procedures that ensure the confidentiality of your exercise of these rights. Accordingly, the Plan committee designates the person designated from time to time (the "Designee") by the Employer Stock Fund Trustee as the person to whom your sealed voting instructions should be returned. The Designee will transfer your sealed instructions to an independent third party to be designated by the Bank, to tally such instructions. In the case of an event that involves a potential for undue employer influence, you will be instructed to return your instructions directly to the independent third party. The independent third party will then inform the Employer Stock Fund Trustee as to the appropriate manner in which to vote the shares in the Employer Stock Fund.

                                TABLE OF CONTENTS

THE OFFERING..................................................................1

   Securities Offered.........................................................1
   Election to Purchase Common Stock in the Conversion; Priorities............1
   Value of Participation Interests...........................................2
   Method of Director Transfer................................................2
   Time for Directing Transfer................................................3
   Irrevocability of Transfer Direction.......................................3
   Direction to Purchase Common Stock After the Conversion....................3
   Purchase Price of Common Stock.............................................4
   Nature of a Participant's Interest in Common Stock.........................4
   Voting Rights of Common Stock..............................................5

DESCRIPTION OF THE PLAN.......................................................5

   Introduction...............................................................5
   Eligibility and Participation..............................................6
   Contributions Under the Plan...............................................7
   Limitations on Contributions...............................................8
   Investment of Contributions and Account Balances...........................11
   Benefits Under the Plan....................................................15
   Withdrawals and Distributions From the Plan................................16
   Administration of the Plan a...............................................17
   Reports to Plan Participants...............................................18
   Plan Administrator.........................................................18
   Amendment and Termination..................................................18
   Merger, Consolidation or Transfer..........................................19
   Federal Income Tax Consequences............................................19
   ERISA and Other Qualifications.............................................24
   SEC Reporting and Short-Swing Profit Liability.............................24
   Financial Information Regarding Plan Assets................................25

LEGAL OPINION.................................................................25

                                  THE OFFERING

Securities Offered

         The securities offered hereby are participation interests in the Plan and up to 200,000 shares (assuming a purchase price of $10 per share) of Common Stock may be acquired by the Plan to be held in the Employer Stock Fund. The Company is the issuer of the Common Stock. Only employees of the Bank may participate in the Plan. The Common Stock to be issued hereby is conditioned on the consummation of the Conversion. A Participant's investment in units in the Employer Stock Fund in the Conversion is subject to the priority set forth in the Plan of Conversion. Information with regard to the Plan is contained in this Prospectus Supplement and information with regard to the Conversion and the financial condition, results of operation and business of the Bank is contained in the attached Prospectus. The address of the principal executive office of the Bank is 134 Franklin Corner Road, Lawrenceville, NJ 08648-0950. The Bank's telephone number is (609) 844-3100.

Election to Purchase Common Stock in the Conversion; Priorities

         The Plan permits each Participant to direct the investment of his or her account balance among eight investment alternatives which include an employer stock fund (the "Employer Stock Fund"). The Trustee of the Plan will purchase Common Stock offered for sale in connection with the Conversion in accordance with each Participant's directions. Participants will be provided the opportunity to elect alternative investments from among the Funds offered, which alternative selection will be used in the event the Prospectus is oversubscribed and the Trustee is unable to use the full amount allocated by a Participant to purchase Common Stock in the Offering. If a Participant fails to direct the investment of his or her account balance, the Participant's account balance will remain in the other investment funds of the Plan as previously directed by the Participant. If a Participant has never made an investment election, the Participant's account balance will be invested in the Trenton Savings Bank FSB 401(k) Short-Term Investment Fund.

         The shares of Common Stock to be sold in the Offering are being offered in accordance with the following priorities: (i) depositors of the Bank with account balances of $50 or more as of August 31, 1996 ("Eligible Account Holders"); (ii) the Employee Stock Ownership Plan and related trust ("ESOP") in an amount up to 4% of the shares sold in the Offering and the Bank's 401(k) Plan in an amount up to 200,000 shares sold in the Offering; (iii) depositors of the Bank with account balances of $50 or more as of December 31, 1997 who are not Eligible Account Holders ("Supplemental Eligible Account Holders"); (iv) depositors of the Bank as of January __, 1998 who are not Eligible Account Holders or Supplemental Eligible Account Holders; (v) certain members of the general public, with preference given to Minority Stockholders and then to natural persons residing in Mercer, Burlington and Ocean Counties, New Jersey.

         To the extent that Participants fall into one of these categories, they are being permitted to use funds in their Plan account to subscribe or pay for the Common Stock being acquired. Common

Stock so purchased will be placed in a Participant's Employer Stock Fund account within his or her 401(k) account. Funds not transferred to the Employer Stock Fund will remain in the other investment funds of the Plan as directed by the Participant.

         Purchase of Common Stock by Participants is subject to the same purchase limitations applicable to other purchases. No person, together with associates of and persons acting in concert with such person, may purchase more than 60,000 Subscription shares in the Subscription Offering, which limitation may be increased or decreased by the Company and/or the Bank in its sole discretion. No person may purchase fewer than 25 shares. Reference is made to the Prospectus for a complete description of purchase limitations.

Value of Participation Interests

         The assets of the Plan were valued at approximately $2,992,373.42 as of September 30, 1997. Each Participant was informed of the value of his or her beneficial interest in the Plan as of September 30,1997. The $2,992,373.42 value represents the aggregate market value as of September 30,1997, of all Participants accounts and earnings thereon, less previous withdrawals.

Method of Directing Transfer

         Each Participant shall receive a form which provides for a Participant to direct that all or a portion of his or her beneficial interest in the Plan (but not less than 10% of such interest) be transferred to the Employer Stock Fund (the "Contribution and Investment Form") or to the other investment options established under the Plan. The Participant's investment in the other investment options set forth in the Plan may be in any whole percentage from 10% to 100%. If a Participant wishes to invest all or part of his or her beneficial interest in the assets of the Plan to the purchase of Common Stock issued in connection with the Conversion, he or she should indicate that decision on the Contribution and Investment Form.

Time for Directing Transfer

         Directions to transfer amounts to the Employer Stock Fund in order to purchase Common Stock issued in connection with the Offering must be returned to the Bank no later than _:00 p.m.
on March __, 1998.

Irrevocability of Transfer Direction

         A Participant's direction to transfer amounts credited to such Participant's account in the Plan to the Employer Stock Fund in order to purchase shares of Common Stock in connection with the Offering is irrevocable. Participants, however, will be able to direct the investment of their accounts under the Plan as explained below.

Direction to Purchase Common Stock After the Offering

         After the Offering, a Participant will continue to be able to direct that a certain percentage of his or her interest in the Plan (but not less than 10%) be transferred to the Employer Stock Fund and invested in Common Stock or to the other investment funds available under the Plan (amounts invested in the investment funds may be invested in any whole percentage from 10% to 100%). Alternatively, a Participant may direct that all or any portion of such Participant's interest in the Plan be transferred to the Trenton Savings Bank FSB 401(k): A. Core Equity Fund, B. Emerging Growth Equity Fund, C. Value Equity Fund, D. Actively Managed Bond Fund, E. Intermediate-Term Bond Fund, F. Short-Term Investment Fund, or G. International Equity Fund (said funds, together with the Employer Stock Fund being hereinafter referred to as the "Plan Funds"), in accordance with the terms of the Plan. Participants are permitted to direct that future contributions (in any whole percentage from 10% to 100%) made to the Plan by or on their behalf will be invested among any of the Trenton Savings Bank FSB 401(k) Plan Funds. The allocation of a Participant's interest in a Plan Fund may be changed not more often than once per quarter. Special restrictions may apply to transfers directed to and from the Employer Stock Fund by those Participants who are officers, directors and principal shareholders of the Company who are subject to the provisions of Section 16(b) of the Securities and Exchange Act of 1934 (the "Exchange Act"), as amended.

Purchase Price of Common Stock

         The funds transferred to the Employer Stock Fund for the purchase of Common Stock in connection with the Offering will be used by the Employer Stock Fund Trustee to purchase shares of Common Stock, except in the event of an oversubscription, as discussed above. The price paid for such shares of Common Stock will be the same price as is paid by all other persons who purchase shares of Common Stock in the Offering.

         Subsequent to the Offering, Common Stock purchased by the Employer Stock Fund Trustee will be acquired in open market transactions. The prices paid by the Trustee for shares of Common Stock will not exceed "adequate consideration" as defined in Section 3(18) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

Nature of a Participant's Interest in the Common Stock

         The Common Stock will be held in the name of the Employer Stock Fund Trustee, as Trustee. Shares of Common Stock acquired at the direction of a Participant will be allocated to the Participant's account under the Plan. Therefore, earnings with respect to a Participant's account should not be affected by the investment designations (including investments in Common Stock) of other Participants. The Employer Stock Fund Trustee as record holder will vote such allocated and unallocated shares, if any, as directed by Participants.

Voting Rights of Common Stock

         The Employer Stock Fund Trustee generally will exercise voting rights attributable to all

Common Stock held by the Trust as directed by Participants with interests in the Employer Stock Fund. With respect to each matter as to which holders of Common Stock have a right to vote, each Participant will be allocated voting instruction rights reflecting such Participant's proportionate interest in the Employer Stock Fund. The number of shares of Common Stock held in the Employer Stock Fund that are voted in the affirmative and negative on each matter shall be proportionate to the number of voting instruction rights exercised by participants in the affirmative and negative respectively.


DESCRIPTION OF THE PLAN

Introduction

         The Plan was adopted effective January 1, 1979 and was amended and restated effective July 1, 1993. Amendment Number Two, permitting investment in the Employer Stock Fund, was adopted on May 24, 1995. The Plan is a profit sharing plan with a cash or deferred compensation feature established in accordance with the requirements under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). The Plan is qualified under Section 401(a) of the Code, and its related trust is qualified under
Section 501(a) of the Code.

         The Bank intends that the Plan, in operation, will comply with the requirements under Section 401(a) and Section 401(k) of the Code. The Bank will adopt any amendments to the Plan that may be necessary to ensure the qualified status of the Plan under the Code and applicable Treasury Regulations.

         Employee Retirement Income Security Act. The Plan is an "individual account plan" other than a "money purchase pension plan" within the meaning of ERISA. As such, the Plan is subject to all of the provisions of Title I (Protection of Employee Benefit Rights) and Title II (Amendments to the Internal Revenue Code Relating to Retirement Plans) of ERISA, except the funding requirements contained in Part 3 of Title I of ERISA which by their terms do not apply to an individual account plan (other than a money purchase plan). The Plan is not subject to Title IV (Plan Termination Insurance) of ERISA. The funding requirements contained in Title IV of ERISA are not applicable to Participants (as defined below) or beneficiaries under the Plan.

         Reference to full Text of Plan. The following statements are summaries of certain provisions of the Plan. They are not complete and are qualified in their entirety by the full text of the Plan. Words capitalized but not defined in the following discussion have the same meaning as set forth in the Plan. Copies of the Plan are available to all employees by filing a request with the Plan Administrator, c/o Trenton Savings Bank FSB, Attention: Ms. Judy G. Olsen, Assistant Vice President, 134 Franklin Corner Road, Lawrenceville, NJ 08648-0950. Each employee is urged to read carefully the full text of the Plan.

Eligibility and Participation

         Any salaried employee of the Employer is eligible to participate in the Plan on the Entry Date following completion of one (1 ) year of Eligibility Service, as defined, with the Bank, provided he or she has reached age 21 at such time. A year of Eligibility Service is defined as the 12 month period following the employee's commencement date or first plan year during which an employee completes at least 870 hours of service with the Bank, whichever occurs first. The plan year is January 1 to December 31 (the "Plan Year"). The entry dates are January 1 and July 1 (the "Entry Dates").

         As of December 31, 1996, there were approximately 124 employees eligible to participate in the Plan, and 101 employees participating by making salary deferral contributions.


Contributions Under the Plan

         401(k) Plan Contributions. Each Participant in the Plan is permitted to elect to defer such Participant's compensation (as defined below) on a pre-tax basis up to the lesser of 11% of annual compensation (expressed in terms of whole percentages) or the applicable limit under the Code (for 1998, the applicable limit is $10,000) and subject to certain other restrictions imposed by the Code, and to have that amount contributed to the Plan on such participant's behalf. (Under the Code, the pre-tax basis could be increased to the lesser of 25% of annual compensation or the $10,000 applicable limit). For purposes of the Plan, "Compensation" means, generally, a Participant's total compensation received from the Bank, including amounts the Participant elects to defer as salary contributions to the Plan. In 1998, the annual Compensation of each Participant taken into account under the Plan was and is limited to $160,000. (Limits established by the IRS are subject to increase pursuant to an annual cost of living adjustment, as permitted by the Code). A Participant may elect to modify the amount contributed to the Plan not more often than once per quarter by providing written notice to the Plan Administrator at least thirty
(30) days prior to the effective date of the modification, unless another period is designated by the Plan Administrator. However, special restrictions apply to persons subject to Section 16 of the Exchange Act.

         Employer Contributions. The Bank may make, but is not required to make, discretionary matching contributions to the Plan. If the Bank makes matching contributions to participants accounts, it will contribute an amount to be determined annually, provided the participant has worked at least 870 hours during the Plan Year and is employed by the Bank on the last day of the Plan Year. In no case may the Bank's matching contribution exceed 5.4% of a Participant's annual base Compensation. The Bank may, at its discretion, match such lesser percentage, such as 1%, 2% or 3%, or a percentage thereof, as it determines appropriate, or may make no matching contribution at all.

         The  Bank   may  also   make   discretionary   Qualified   Non-Elective
Contributions on behalf of Participants equal to a percentage of each eligible Participant's Compensation, to be determined each year by the Bank.

         Finally, the Bank may make discretionary profit sharing contributions ("Non-elective Contributions") to the accounts of Participants who work at least 870 hours in the Plan Year and are employed on the last day of the Plan Year.
Such Non-elective Contributions, if made, will be integrated with the Bank's social security tax payments on behalf of each Participant. In effect, the Bank's Non-elective Contribution will be allocated to each Participant's account in the same proportion that such Participant's Compensation in excess of the social security taxable wage base (also called "excess compensation") plus Compensation bears to the total "excess compensation" plus Compensation of all eligible participants. However, the maximum amount which can be allocated in the first step is 5.7% of a Participant's "excess compensation" plus Compensation. If after the first step, a portion of the Bank's Non-elective Contribution has not yet been allocated, then the remainder will be allocated among Participants in the same proportion that each Participant's Compensation bears to the total Compensation of all Participants.


Limitations on Contributions

         Limitation on Employee Salary Deferrals. The annual amount of deferred Compensation of a Participant (when aggregated with any elective deferrals of the Participant under a simplified employee pension plan or a tax-deferred annuity) may not exceed the limitation contained in Section 402(g) of the Code, adjusted for increases in the cost of living as permitted by the Code (the limitation for 1998 is $10,000). Contributions in excess of this limitation ("excess deferrals") will be included in the Participant's gross income for federal income tax purposes in the year they are made. In addition, any such excess deferral will again be subject to federal income tax when distributed by the Plan to the Participant, unless the excess deferral (together with any income allocable thereto) is distributed to the Participant not later than the first April 15th following the close of the taxable year in which the excess deferral is made. Any income on the excess deferral that is distributed not later than such date shall be treated, for federal income tax purposes, as earned and received by the Participant in the taxable year in which the distribution is made.

         Limitations on Annual Additions and Benefits. Pursuant to the requirements of the Code, the Plan provides that the amount of contributions and forfeitures allocated to each Participant's Salary Deferral Account and Employer Contribution Account during any Plan Year may not exceed the lesser of $30,000 or 25% of the Participant's Compensation for the Plan Year (as defined). In addition, annual additions are limited to the extent necessary to prevent contributions on behalf of any employee from exceeding the employee's combined plan limit, i.e., a limit that takes into account the contributions and benefits made on behalf of an employee to all plans of the Bank. To the extent that these limitations have been exceeded with respect to a Participant, the Plan Administrator shall:

         (i) return any voluntary after-tax employee contributions to the extent that the return would reduce the excess amount in the Participant's accounts;

         (ii) hold any excess amount remaining after the application of paragraph (i), in a suspense account;

         (iii) use the suspense account in the next limitation year (and succeeding limitation years, if necessary) to reduce Employer contributions for that Participant if such Participant is covered by the Plan at the end of the limitation year, or if the Participant is not covered, allocate and reallocate the suspense account in the next limitation year (and succeeding limitation years, if necessary) to all Participants before any Employer contribution or employee contributions which would be "annual additions" are made to the Plan for such limitation year; and

         (iv) reduce Employer contributions to the Plan for the limitation year by the amount of the suspense account allocated and reallocated during such limitation year.

         Limitation on Plan Contributions for Highly Compensated Employees. Sections 401(k) and 401(m) of the Code limits the amount of salary deferral contributions and matching contributions that may be made to the Plan in any Plan Year on behalf of Highly Compensated Employees (defined below) in relation to the amount of salary deferral contributions made by or on behalf of all other employees eligible to participate in the Plan. Specifically, the "actual deferral percentage" ("ADP") (i.e., the average of the actual deferral ratios, expressed as a percentage, of each eligible employee's salary deferral contribution if any, for the Plan Year over the employee's Compensation), of the Highly Compensated Employees must meet either of the following tests: (i) the ADP of the eligible Highly Compensated Employees is not more than 125% of the ADP of all other eligible employees, or (ii) the ADP of the eligible Highly Compensated Employees is not more than 200% of the ADP of all other eligible employees, and the excess of the ADP for the eligible Highly Compensated Employees over the ADP of all other eligible employees is not more than two percentage points. Similarly, the actual contribution percentage ("ACP") (i.e., the average of the actual contribution ratios, expressed as a percentage, of each eligible employee's matching contributions, if any, for the Plan Year over the employees Compensation) of the Highly Compensated Employees must meet either of the following tests: (i) the ACP of the eligible Highly Compensated Employees is not more than 125% of the ACP of all other eligible employees, or (ii) the ACP of the eligible Highly Compensated Employees is not more than 200% of the ACP of all other eligible employees, and the excess of the ACP for the eligible Highly Compensated Employees over the ACP of all other employees is not more than two percentage points.

         In general, for Plan Years beginning in 1998, a Highly Compensated Employee includes any employee, who, (1) during the Plan Year or the preceding Plan Year, was at any time a 5% owner (i.e., owns directly or indirectly more than 5% of the stock of an employer, or stock possessing more than 5% of the total combined voting power of all stock of an employer), or (2) for the preceding Plan Year, received Compensation from an employer in excess of $80,000 (in 1998), and (if the employer elects for a Plan Year) was in the group consisting of the top 20% of employees when ranked on the basis of Compensation paid during the Plan Year. The dollar amounts set forth above are adjusted annually to reflect increases in the cost of living.

         In order to prevent the disqualification of the Plan, any amount contributed by Highly Compensated Employees that exceed the ADP limitation in any Plan Year ("excess contributions"), together with any income allocable thereto, must be distributed to such Highly Compensated Employees before the close of the following Plan Year. Moreover, the Bank will be subject to a

10% excise tax on any excess contributions unless such excess contributions, together with any income allocable thereto, either are re-characterized or are distributed before the close of the first 2- 1/2 months following the Plan Year to which such excess contributions relate. In addition, in order to avoid disqualification of the Plan, any contributions by Highly Compensated Employees that exceed the average contribution limitation in any Plan Year ("excess aggregate contributions") together with any income allocable thereto, must be distributed to such Highly Compensated Employees before the close of the following Plan Year. However, the 10% excise tax will be imposed on the Bank with respect to any excess aggregate contributions, unless such amounts, plus any income allocable thereto, are distributed within 2-1/2 months following the close of the Plan Year in which they arose.

Investment of Contributions and Account Balances

         All amounts credited to Participants' accounts under the Plan are held in the Plan Trust (the "Trust") which is administered by the Trustee appointed by the Bank's Board of Directors.

         Prior to the Offering, Participants have been provided the opportunity to direct the investment of their accounts into one of the following funds (the "Funds"):

A. Core Equity Fund
B. Emerging Growth Equity Fund
C. Value Equity Fund
D. Actively Managed Bond Fund
E. Intermediate-Term Bond Fund
F. Short-Term Investment Fund
G. International Equity Fund
H. Employer Stock Fund

         A Participant may elect to have both past contributions (and earnings), as well as future contributions to the Participant's accounts invested in the Funds listed above. Transfers of past contributions (and the earnings thereon) do not affect the investment mix of future contributions. These elections will be effective on the effective date of the Participant's written notice to the Plan Administrator, provided such notice is filed with the Plan Administrator at least 15 days before it is to become effective. Alternatively, a Participant's investment elections will be effective if made in any other manner deemed appropriate by the Plan Administrator if such manner is communicated in writing to the Participants by the Plan Administrator. Any amounts credited to a Participant's accounts for which investment directions are not given will be invested in the Trenton Savings Bank FSB 401(k) Short-Term Investment Fund.

         The net gain (or loss) of the Funds from investments (including interest payments, dividends, realized and unrealized gains and losses on securities, and expenses paid from the Trust) will be allocated at least four times during the Plan Year. For purposes of such allocations, all assets of the Trust are valued at fair market value.

         Account H (The  Employer  Stock Fund).  Account H (The  Employer  Stock
Fund) consists of investments in Common Stock. Cash dividends paid on Common Stock held in the Employer Stock Fund are credited to a cash dividend subaccount for each Participant investing in the Employer Stock Fund. After the Offering, the Trustee will use all amounts held by it in the Employer Stock Fund (except the amounts credited to cash dividend subaccounts) to purchase shares of Common Stock of the Company. All purchases will be made at prevailing market prices. Under certain circumstances, the Trustee may be required to limit the daily volume of shares purchased. Pending investment in Common Stock, assets held in the Employer Stock Fund may be placed in the bank deposits and other short-term investments.

         When Common Stock is purchased or sold, the cost or net proceeds are charged or credited to the accounts of Participants affected by the purchase or sale. Except for Common Stock purchased in the Offering, the Participant will pay any brokerage commissions, transfer fees and other expenses incurred in the sale and purchase of securities attributable to him or her in all the investment alternatives, including the Common Stock for the Employer Stock Fund. At the Bank's election, however, the Bank may pay such brokerage commissions transfer fees, and other expenses. A Participant's account will be adjusted to reflect changes in the value of shares of Common Stock resulting from stock dividends, stock splits and similar changes.

         Investments in the Employer Stock Fund may involve certain special risks in investments in Common Stock of the Company. For a discussion of these risk factors, see the Prospectus. Neither the Bank nor the Plan guarantee the performance of the Employer Stock Fund nor are the amounts in the Employer Stock Fund or any of the Plan Funds insured by the Federal Deposit Insurance Corporation.

         The following is a description of each of the Plan's seven other investment funds.

         Account A (Core Equity Fund). This fund seeks capital appreciation and income and invests in a broadly diversified group of high quality, large capitalization companies exhibiting sustainable growth in earnings and dividends.

         Account B (Emerging Growth Equity Fund). This fund seeks capital appreciation and income by investing primarily in stocks of smaller companies with higher-than-average earnings and dividend growth potential. The fund will generally have a higher degree of risk and price volatility than the portfolios of the Core Equity Fund and the Value Equity Fund.

         Account C (Value Equity Fund). This fund seeks capital appreciation and income and invests heavily in out-of-favor stocks of financially sound companies that are selling at unjustifiably low market valuations based on price/earnings ratios, price-to-book ratios, etc.

         Account D (Active Managed Bond Fund). This fund invests in high quality fixed income securities and seeks both principal appreciation and income. The maturity structure of this fund is expected to vary substantially based on the perceived relative attractiveness of different areas of the fixed income market. At least 65% of its assets must be invested in securities issued or backed by the United States government, or its agencies or instrumentalities.

         Account E (Intermediate-Term Bond Fund). This fund seeks principal appreciation and income and invests in high quality fixed-income vehicles that mature within 10 years or have expected average lives of 10 years or less. At least 65% of its assets must be invested in securities issued or backed by the United States government, or its agencies or instrumentalities.

         Account F (Short-Term Investment Fund). This fund is invested in high quality, money market instruments with a maximum average maturity of one year. This fund focuses on preservation of principal will producing a competitive money market return.

         Account G (International Equity Fund). This fund seeks capital appreciation and income by investing in stocks of companies headquartered in foreign countries. Each selection is based on companies whose current prices do not reflect the true earnings potential and for companies that are misperceived by investors, and therefore, are selling at "undervalued" prices (unjustifiably low price- to-book ratios, price/earnings ratios, etc). Investments in foreign markets with unacceptable political or economic risks are avoided. Holdings are concentrated in the larger markets of Europe, Australia and the Far East. In addition, the portfolio manager will invest in emerging markets, as opportunities arise. The fund generally carries a higher degree of risk and price volatility than the Core Equity Fund and the Value Equity Fund, but less than the Emerging Growth Equity Fund.

         The annual percentage total returns for the above funds for the most recent quarter, the past year and the past three years is given in the following table:

Net Investment Performance
         (After Investment Expense)

                                                              Quarter                   Annualized
                                                              Ended              -----------------------
         Fund                                                 9/30/97            12 Months       3 Years
         ----                                                 -------            ---------       -------
         A.       Core Equity Fund(1)                           6.69%             34.54%          28.86%
         B.       Emerging Growth Equity Fund(1)               20.91%             25.94%          32.93%
         C.       Value Equity Fund(1)                         10.67%             44.59%          28.47%
         D.       Actively Managed Bond Fund(1)                 3.93%             10.07%           9.15%
         E.       Intermediate-Term Bond Fund(1)                2.47%              7.68%           7.50%
         F.       Short-Term Investment Fund(1)                 1.24%              4.89%           4.96%
         G.       International Equity Fund(1)                 -1.22%             12.91%          10.29%

--------------
(1) Source, RSI Retirement Trust

Benefits Under the Plan

         Vesting. A Participant, at all times, has a fully vested, nonforfeitable interest in his or her salary deferral contribution and the earnings thereon under the Plan. The Participant's Employer Contribution Account (consisting of matching contributions and forfeitures) vests in the Participant in accordance with the following schedule:

         Years of Vesting Service                             Vested Percentage
         ------------------------                             -----------------
         Less than 1 year                                              0%
         1 year but less than 2 years                                 20%
         2 years but less than 3 years                                40%
         3 years but less than 4 years                                60%
         4 years but less than 5 years                                80%
         5 years or more                                             100%

         A Participant will also be 100% vested in Employer contributions and forfeitures, regardless of his or her years of vesting service, upon attainment of normal retirement age under the Plan, death or disability. Any non-vested contributions which are forfeited shall be used to reduce the Bank's future contributions to the Plan.

Withdrawals and Distributions From the Plan

         APPLICABLE FEDERAL LAW REQUIRES THE PLAN TO IMPOSE SUBSTANTIAL RESTRICTIONS ON THE RIGHT OF A PLAN PARTICIPANT TO WITHDRAW AMOUNTS HELD FOR HIS OR HER BENEFIT UNDER THE PLAN PRIOR TO THE PARTICIPANT'S TERMINATION OF EMPLOYMENT WITH THE BANK. A SUBSTANTIAL FEDERAL TAX PENALTY MAY ALSO BE IMPOSED ON WITHDRAWALS MADE PRIOR TO THE PARTICIPANT'S ATTAINMENT OF AGE 59-1/2, REGARDLESS OF WHETHER SUCH A WITHDRAWAL OCCURS DURING HIS OR HER EMPLOYMENT WITH THE BANK OR AFTER TERMINATION OF EMPLOYMENT.

         Withdrawals Prior to Termination of Employment. A Participant may make a withdrawal from his or her accounts prior to termination of employment only in the event of financial hardship, subject to the hardship distribution rules under the Plan. These requirements insure that Participants have a true financial need before a withdrawal may be made.

         Distribution Upon Retirement or Disability. Payment of benefits to a Participant who retires, incurs a disability, or otherwise terminates employment shall be made in a lump-sum payment or in installments, over a period that does not extend beyond the life expectancy of the Participant (or the Participant and his designated beneficiary). Benefit payments ordinarily shall commence as soon as practicable following termination of service upon (i) retirement on or after attainment of normal retirement age; (ii) retirement due to disability; or (iii) death of the Participant. With respect of a 5% owner, benefit payments must commence no event later than April 1 following the calendar year in which the Participant attains age 70-1/2.

         Distribution Upon Death. A Participant who dies prior to the benefit commencement date for retirement, disability or termination of employment, and who has a surviving spouse shall have his or her benefits valued as of the valuation date immediately following the Participant's death and paid to the surviving spouse. With respect to an unmarried Participant, and in the case of a married Participant with spousal consent to the designation of another beneficiary, payment of benefits to the beneficiary, payment of benefits to the beneficiary of a deceased Participant shall be made in accordance with the Participant's election, in the form and manner specified above.

         Distribution Upon Termination for Any Other Reason. Distribution of benefits to a Participant who terminates employment for any other reason will not be made to the Participant at the time of termination but shall be made on the occurrence of an event which would result in a distribution had the Participant remained in the employ of the Bank (i.e., upon the Participant's death, disability, or attainment of early or normal retirement age).
Alternatively, at the Participant's election, a Participant may receive a distribution of his accounts after he has incurred a one year break in service.

         Nonalienation of Benefits. Except with respect to federal income tax withholding and as provided with respect to a qualified domestic relations order (as defined in the Code), benefits payable under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the Plan shall be void.


Administration of the Plan

The trustee with respect to the Plan is the named fiduciary of the Plan for purposes of Section 402 of ERISA.

         Trustee. The trustee is appointed by the Board of Directors of the Bank to serve at its pleasure. The trustees of the RSI Retirement Trust are the trustees of the Plan, other than of the Employer Stock Fund, for which Marine Midland Bank serves as trustee. The trustees are referred to collectively herein as the Trustee.

         The Trustee receives and holds the contributions to the Plan in trust and distributes the account balances to Participants and beneficiaries in accordance with the terms of the Plan and the directions of the Plan Administrator. The Trustee is responsible for investment of the assets of the Trust.

Reports to Plan Participants

         The Trustee will furnish to each Participant a statement at least annually showing (i) the balance in the Participant's accounts as of the end of that period, (ii) the amount of contributions allocated to such Participant's accounts for that period, and (iii) the adjustments to such Participant's accounts to reflect earnings or losses (if any).

Plan Administrator

         Pursuant to the terms of the Plan, the Plan is administered by the plan administrator (the "Plan Administrator"). The Bank is the Plan Administrator and has designated a committee consisting of Wendell T. Breithaupt, President and Chief Executive Officer, Leo J. Bellarmino, Executive Vice President, Robert Russo, Vice President and Treasurer and Judy G. Olsen, Assistant Vice President, to supervise its responsibilities as such. The address and telephone number of the Plan Administrator is c/o Trenton Savings Bank FSB, Attention: Ms. Judy G. Olsen, Assistant Vice President, 134 Franklin Corner Road, Lawrenceville, NJ 08648-0950, Telephone number (609) 844- 3100. The Plan Administrator is responsible for the administration of the Plan, interpretation of the provisions of the Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the Plan, maintenance of plan records, books of account and all other data necessary for the proper administration of the Plan, and preparation and filing of all returns and reports relating to the Plan which are required to be filed with the U.S. Department of Labor and the IRS, and for all disclosures required to be made to Participants, beneficiaries, and others under Sections 104 and 105 of ERISA.

Amendment and Termination

         It is the intention of the Bank to continue the Plan indefinitely. Nevertheless, the Bank may terminate the Plan at any time. If the Plan is terminated in whole or in part, then regardless of other provisions in the Plan, each employee affected by such termination shall have a fully vested interest in his or her accounts. The Bank reserves the right to make, from time to time, any amendment or amendments to the Plan which do not cause any part of the Trust to be used for, or diverted to, any purpose other than the exclusive benefit of Participants or their beneficiaries; provided, however, that the Bank may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA.

Merger, Consolidation or Transfer

         In the event of the merger or consolidation of the Plan with another plan, or the transfer of the Trust assets to another plan, the Plan requires that each Participant would (if either the Plan or the other plan then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation or transfer (if the Plan had then terminated).

Federal Income Tax Consequences

         The following is only a brief summary of certain federal income tax aspects of the Plan which are of general application under the Code and is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the Plan. The summary is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. Participants are urged to consult their tax advisors with respect to any distribution from the Plan and transactions involving the Plan.

         The Plan is qualified under Section 401(a) and 401(k) of the Code and the related Trust is exempt from tax under Section 501(a) of the Code. A plan that is qualified. under these sections of the Code is afforded special tax treatment which include the following: (1) the Bank is allowed an immediate tax deduction for the amount contributed to the Plan each year; (2) Participants pay no current income tax on amounts contributed by the Bank on their behalf; and
(3) Earnings of the plan are tax-exempt thereby permitting the tax-free accumulation of income and gains on investments. The Plan will be administered to comply in operation with the requirements of the Code as of the applicable effective date of any change in the law. The Bank expects to timely adopt any amendments to the Plan that may be necessary to maintain the qualified status of the Plan under the Code.

         Assuming  that  the  Plan  is   administered  in  accordance  with  the
requirements of the Code, participation in the Plan under existing federal income tax laws will have the following effects:

         (a) Amounts contributed to a Participant's account and the investment earnings on the account are not includable in a Participant's federal taxable income until such contributions or earnings are actually distributed or withdrawn from the Plan. Special tax treatment may apply to the taxable portion of any distribution that includes Common Stock or qualifies as a Lump Sum Distribution (as described below).

         (b) Income earned on assets held by the Trust will not be taxable to the Trust.

         Lump Sum Distribution. A distribution from the Plan to a Participant or the beneficiary of a Participant will qualify as a lump sum distribution ("Lump Sum Distribution") if it is made: (i) within one taxable year of the Participant or beneficiary; (ii) on account of the Participant's death, disability or separation from service, or after the Participant attains age 59-1/2; and (ii) consists of the balance to the credit of the Participant under this Plan and all other profit sharing plans, if any, maintained by the Bank. The portion of any Lump Sum Distribution that is required to be included in the Participant's or beneficiary's taxable income for federal income tax purposes (the"total taxable amount") consists of the entire amount of such Lump Sum Distribution less the amount of after-tax contributions, if any, made by the Participant to any other profit sharing plan maintained by the Bank which is included in such distribution.

         Averaging Rules. The portion of the total taxable amount of a Lump Sum Distribution that is attributable to participation after 1973 in the Plan or in any other profit-sharing plan maintained by the Bank (the "ordinary income portion") will be taxable generally as ordinary income for federal income tax purposes. However, a Participant who has completed at least five years of participation in the Plan before the taxable year in which the distribution is made, or a beneficiary who receives a Lump Sum Distribution on account of the Participant's death (regardless of the period of the Participant's participation in the Plan or any other profit-sharing plan maintained by the Bank), may elect to have the ordinary income portion of such Lump Sum Distribution taxed according to a special averaging rule ("five-year averaging"). The election of the special averaging rules may apply only to one Lump Sum Distribution received by the Participant or beneficiary, provided such amount is received on or after the Participant turns 59-1/2 and the recipient elects to have any other Lump Sum Distribution from a qualified plan received in the same taxable year taxed under the special averaging rule. Under a special grandfather rule, individuals who turned 50 by 1985 may elect to have their Lump Sum Distribution taxed under either the five-year averaging rule or under the prior law ten-year averaging rule. Such individuals also may elect to have that portion of the Lump Sum Distribution attributable to the Participant's pre-1974 participation in the Plan taxed at a flat 20% rate as gain from the sale of a capital asset.

         Common Stock Included in Lump Sum Distribution. If a Lump Sum Distribution includes Common Stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount will be reduced by the amount of any net unrealized appreciation with respect to such Common Stock, i.e., the excess of the value of such Common Stock at the time of the distribution over its cost to the Plan. The tax basis of such Common Stock to the Participant or beneficiary for purposes of computing gain or loss on its subsequent sale will be the value of the Common Stock at the time of distribution less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of such Common Stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain regardless of the holding period of such Common Stock. Any gain on a subsequent or other taxable disposition of the Common Stock in excess of the amount of net unrealized appreciation at the time of distribution will be considered either short-term capital gain or long-term capital gain depending upon the length of the holding period of the Common Stock. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of such distribution to the extent allowed by the regulations to be issued by the IRS.

         Contribution to Another Qualified Plan or to an IRA. A Participant may defer federal income taxation of all or any portion of the total taxable amount of a Lump Sum Distribution (including the proceeds from the sale of any Common Stock included in the Lump Sum Distribution) to the extent that such amount, or a portion thereof, is contributed, within 60 days after the date of its receipt by the Participant, to another qualified plan or to an individual retirement account ("IRA"). If less than the total taxable amount of a Lump Sum Distribution is contributed to another qualified plan or to an IRA within the applicable 60-day period, the amount not so contributed must be included in the Participant's income for federal income tax purposes and will not be eligible for the special averaging rules or for capital gains treatment. Additionally, a Participant may defer the federal income taxation of any portion of an amount distributed from the Plan on account of the Participant's disability or separation from service, generally, if the amount is distributed within one taxable year of the Participant, and such amount is contributed, within 60 days after the date of its receipt by the Participant, to an IRA. Prior to 1993, following the partial distribution of a Participant's account, any remaining balance under the Plan (and the balance to the credit of the Participant under any other profit sharing plan sponsored by the Bank) would not be eligible for the special averaging rules or for capital gains treatment. For these purposes, a "partial distribution" is a distribution within one taxable year of the Participant equal to at least 50% of the balance of a Participant's account ("Partial

Distribution").

         Pursuant to a change in the law, effective January 1, 1993, virtually all distributions from the Plan may be rolled over to another qualified Plan or to an IRA without regard to whether the distribution is a Lump Sum Distribution or a Partial Distribution. Effective January 1, 1993, Participants have the right to elect to have the Trustee transfer all or any portion of an "eligible rollover distribution" directly to another plan qualified under Section 401(a) of the Code or to an IRA. If the Participant does not elect to have an "eligible rollover distribution" transferred directly to another qualified plan or to an IRA, the distribution will be subject to a mandatory federal withholding tax equal to 20% of the taxable distribution. An "eligible rollover distribution" means any amount distributed from the Plan except: (1) a distribution that is
(a) one of a series of substantially equal periodic payments made (not less frequently than annually ) over the Participant's life or the joint life of the Participant and the Participant's designated beneficiary, or (b) for a specified period of ten years or more; (2) any amount that is required to be distributed under the minimum distribution rules; and (3) any other distributions excepted under applicable federal law.

         The beneficiary of a Participant who is the Participant's surviving spouse also may defer federal income taxation of all or any portion of a distribution from the Plan to the extent that such amount, or a portion thereof, is contributed within 60 days after the date of its receipt by the surviving spouse, to an IRA. If all or any portion of the total taxable amount of a Lump Sum Distribution is contributed by the surviving spouse of a Participant to an IRA within the applicable 60-day period, any subsequent distribution from the IRA will not be eligible for the special averaging rules or for capital gains treatment. Any amount received by the Participant's surviving spouse that is not contributed to another qualified plan or to an IRA within the applicable 60-day period, and any amount received by a nonspouse beneficiary will be included in such beneficiary's income for federal tax purposes in the year in which it is received.

         Additional Tax on Early Distributions. A Participant who receives a distribution from the Plan prior to attaining age 59-1/2 will be subject to an additional income tax equal to 10% of the taxable amount of the distribution. The 10% additional income tax will not apply, however, to the extent the distribution is rolled over into an IRA or another qualified plan or the distribution is (i) made to a beneficiary (or to the estate or a Participant) on or after the death of the Participant, (ii) attributable to the Participant's being disabled within the meaning of Section 72(m)(7) of the Code, (iii) part of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Participant or the joint lives (or joint life expectancies) of the Participant and his beneficiary, (iv) made to the Participant after separation from service on account of early retirement under the Plan after attainment of age 55, (v) made to pay medical expenses to the extent deductible for federal income tax purposes, (vi) payments made to an alternate payee pursuant to a qualified domestic relations order, or
(vii) made to effect the distribution of excess contributions or excess deferrals.

ERISA and Other Qualifications

         As noted above, the Plan is subject to certain provisions of the ERISA and has received a favorable determination that it is qualified under Section 401(a) of the Code.

         The foregoing is only a brief summary of certain federal income tax aspects of the Plan which are of general application under the Code and is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the Plan.
Accordingly, each Participant is urged to consult a tax advisor concerning the federal, state and local tax consequences of participating in and receiving distributions from the Plan.

SEC Reporting and Short-Swing Profit Liability

         Section 16 of the Exchange Act imposes reporting and liability requirements on officers, directors, and persons beneficially owning more than 10% of public companies such as the Company. Section 16(a) of the Exchange Act requires the filing of reports of beneficial ownership. Within 10 days of becoming a person subject to the reporting requirements of Section 16(a), a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission ("SEC") . Certain changes in beneficial ownership, such as purchases, sales and gifts must be reported periodically, either on a Form 4 within 10 days after the end of the month in which a change occurs, or annually on a Form 5 within 45 days after the close of the Company's fiscal year. Certain discretionary transactions in and beneficial ownership of the Common Stock through the Employer Stock Fund of the Plan by officers, directors and persons beneficially owning more than 10% of the Common Stock of the Company must be reported to the SEC by such individuals.

         In addition to the reporting requirements described above, Section 16(b) of the Exchange Act as provides for the recovery by the Company of profits realized by an officer, director or any person beneficially owning more than 10% of the Company's Common Stock ("Section 16(b) Persons") resulting from non-exempt purchases and sales of the Company's Common Stock within any six-month period.

         The SEC has adopted rules that provide exemption from the profit recovery provisions of Section 16(b) for participant-directed employer security transactions within an employee benefit plan, such as the Plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of Section 16(b) Persons.

         Except for distributions of Common Stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, under the Plan, Section 16(b) Persons are required to hold shares of
Common Stock distributed from the Plan for six months following such distribution and are prohibited from directing additional purchases of units within the Employer Stock Fund for six months after receiving such a distribution.

Financial Information Regarding Plan Assets

         Financial statements for the Plan for the year ending December 31, 1996, are attached to the Prospectus. The financial statements were prepared by RSI.

                                  LEGAL OPINION

         The validity of the issuance of the Common Stock will be passed upon by Luse Lehman Gorman Pomerenk & Schick, A Professional Corporation, Washington, D.C., which firm acted as special counsel to the Bank in connection with the Company's Conversion from a mutual holding company to a stock corporation.

PROSPECTUS
                              Peoples Bancorp, Inc.
             (Proposed Holding Company for Trenton Savings Bank FSB)

                        36,236,500 Shares of Common Stock

         Peoples Bancorp, Inc., a Delaware corporation (the "Company"), is offering up to 31,510,000 shares (subject to adjustment to up to 36,236,500 shares as described herein) of its common stock, par value $.01 per share (the "Common Stock"), in connection with the conversion of Peoples Bancorp, M.H.C. (the "Mutual Holding Company"), from a federally chartered mutual holding company to a Delaware stock corporation pursuant to a Plan of Conversion and Reorganization (the "Plan of Conversion"). As of December 1, 1997, the Mutual Holding Company held no material assets except for 5,796,000 shares, or approximately 64.1%, of the common stock ("Mid-Tier Common Stock") of Peoples Bancorp, Inc. (the "Mid-Tier Holding Company"), a federal savings and loan holding company, which owns 100% of the common stock of Trenton Savings Bank FSB (the "Bank"), a federal stock savings bank. The remaining 3,250,444 shares, or approximately 35.9%, of the Mid-Tier Common Stock (the "Minority Shares") were publicly owned by stockholders including the Bank's employees, directors, and stock benefit plans (together, the "Minority Stockholders"). After the Conversion (as defined herein), the Mutual Holding Company and the Mid-Tier Holding Company will cease to exist, and the Company will be the sole stockholder of the Bank.

                                                        (continued on next page)

  FOR INFORMATION ON HOW TO SUBSCRIBE, CALL THE STOCK CENTER AT (609) ________
                  --------------------------------------------
      FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY EACH
       PROSPECTIVE INVESTOR, SEE "RISK FACTORS" BEGINNING ON PAGE ______.
                  --------------------------------------------
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, OR ANY
          OTHER FEDERAL AGENCY OR ANY STATE SECURITIES COMMISSION, NOR
            HAS SUCH COMMISSION, OFFICE OR OTHER AGENCY OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.
================================================================================

                                                                    Estimated Underwriting            Estimated
                                                                     Commissions and Other            Net Cash
                                           Subscription Price (1)    Fees and Expenses (2)          Proceeds (3)
                                           ----------------------    ---------------------          ------------

Minimum Per Share........................          $10.00                    $.13                       $9.87
Midpoint Per Share.......................          $10.00                    $.11                       $9.89
Maximum Per Share........................          $10.00                    $.10                       $9.90
Maximum Per Share (as adjusted)..........          $10.00                    $.08                       $9.92
Minimum Total............................        $153,004,080             $1,935,000                 $151,069,080
Midpoint Total...........................        $180,006,910             $1,935,000                 $178,071,910
Maximum Total............................        $207,006,480             $1,935,000                 $205,071,480
Maximum Total, as adjusted (4)...........        $238,058,270             $1,935,000                 $236,123,270

================================================================================

(1) Based on (i) the independent appraisal prepared by FinPro, Inc. ("FinPro") dated December 17, 1997, which states that the estimated pro forma market value of the Common Stock ranged from $232,900,000 to $315,100,000 (subject to adjustment to $362,365,000), and (ii) the Adjusted Majority Ownership Percentage (as defined herein), pursuant to which 65.7% of the to-be outstanding shares of Common Stock will be offered as Subscription Shares in the Offering. See "The Conversion--Share Exchange Ratio," and "--Stock Pricing and Number of Shares to be Issued."

(2) Consists of the estimated costs of the Conversion, including estimated fixed expenses of $935,000 and marketing fees to be paid to Friedman, Billings, Ramsey & Co., Inc. Actual expenses may vary from these estimates. See "Pro Forma Data" for the assumptions used in arriving at these estimates.
(3) Includes proceeds from the sale of shares of Common Stock in the Offering to the Bank's employee stock ownership plan and trust (the "ESOP"). The ESOP intends to purchase 4% of the shares sold in the Offering. Funds to purchase such shares will be loaned to the ESOP by the Company, which may fund such loan with offering proceeds. The Bank intends to repay the ESOP loan with funds from future operations. See "The Conversion--Plan of Distribution and Selling Commissions" and "Management of the Bank--Benefit Plans."
(4) As adjusted to give effect to the sale of up to an additional 15% of the shares that may be offered without a resolicitation of subscribers or any right of cancellation. See "The Conversion--Stock Pricing and Number of Shares to be Issued."

                     FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

                The date of this Prospectus is February ____, 1998

         Of the shares of Common Stock offered hereby, (i) up to 20,700,648 shares (subject to adjustment to up to 23,805,827 shares) of Common Stock (the "Subscription Shares") are being offered for a subscription price of $10.00 per share (the "Subscription Price") in a subscription and community offering as described below, and (ii) up to 10,809,352 shares (subject to adjustment to up to 12,430,675 shares) of Common Stock (the "Exchange Shares") will be issued to Minority Stockholders pursuant to an Agreement of Merger, whereby Minority Shares shall automatically, without further action by the holder thereof, be converted into and become a right to receive shares of Common Stock (the "Share Exchange"). See "The Conversion--Share Exchange Ratio." The simultaneous conversion of the Mutual Holding Company to stock form pursuant to the Plan of Conversion, the exchange of all of the Minority Shares for Common Stock, and the offer and sale of Subscription Shares pursuant to the Plan of Conversion are herein referred to collectively as the "Conversion."

         Non-transferable rights to subscribe for Common Stock in a subscription offering (the "Subscription Offering") have been granted, in order of priority, to the following: (i) depositors of the Bank with account balances of $50 or more as of August 31, 1996 (the "Eligibility Record Date," and such account holders "Eligible Account Holders"); (ii) the Bank's employee stock ownership plan and related trust (the "ESOP") in an amount up to 4% of the shares sold in the Offering and the Bank's 401(k) Plan in an amount up to 200,000 of the shares sold in the Offering; (iii) depositors with aggregate account balances of $50 or more as of December 31, 1997 (the "Supplemental Eligibility Record Date") who are not Eligible Account Holders ("Supplemental Eligible Account Holders"); and
(iv) depositors of the Bank as of February 6, 1998 (the "Voting Record Date") who are not Eligible Account Holders or Supplemental Eligible Account Holders ("Other Members"). Subscription rights are nontransferable; persons found to be transferring subscription rights will be subject to the forfeiture of such rights and possible further sanctions and penalties imposed by the OTS. Subject to the prior rights of holders of subscription rights, the Company is offering the shares of Common Stock not subscribed for in the Subscription Offering for sale in a concurrent community offering (the "Community Offering") to certain members of the general public with preference given to Minority Stockholders and then to natural persons residing in the New Jersey counties of Burlington, Mercer and Ocean (the "Community"). The Company retains the right, in its discretion, to accept or reject any order in the Community Offering. The Subscription Offering and Community Offering are referred to collectively as the "Offering." Unless otherwise specifically provided, the term "Offering" does not include the shares of Common Stock that will be issued in the Share Exchange.

         The minimum number of shares that may be purchased is 25 shares. Except for the ESOP and the 401(k) Plan, no Eligible Account Holder, Supplemental Eligible Account Holder or Other Member may in their capacities as such purchase in the Subscription Offering more than 100,000 Subscription Shares; no person, together with associates of and persons acting in concert with such person, may purchase in the Offering more than 100,000 Subscription Shares; and no person together with associates of and persons acting in concert with such person may purchase in the aggregate more than the number of Subscription Shares that when combined with Exchange Shares received by such person together with associates of and persons acting in concert with such person exceeds 5.0% of the shares sold in the Offering, provided, however, that the maximum purchase limitation may be increased or decreased at the sole discretion of the Company and the Bank. See "The Conversion--Subscription Offering and Subscription Rights," "--Community Offering" and "--Limitations on Common Stock Purchases."


         The Subscription Offering and Community Offering will terminate at ______ p.m. local time, on March ____, 1998 (the "Expiration Date") unless extended by the Bank and the Company, with the approval of the OTS, if necessary. The Bank and the Company may determine to extend the Community Offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint, or maximum of the Offering Range, and are not required to give subscribers notice of any such extension. The Community Offering must be completed within 45 days after the expiration of the Subscription Offering unless extended by the Bank and the Company with the approval of the OTS, if necessary. Orders submitted are irrevocable until the completion or termination of the Conversion; provided that all subscribers will have their funds returned promptly, with interest, and all withdrawal authorizations will be canceled if the Conversion is not completed within 45 days after the expiration of the Subscription Offering, unless such period has been extended with the consent of the OTS, if necessary. See "The Conversion--Subscription Offering and Subscription Rights" and "--Procedure for Purchasing Shares in Subscription and Community Offerings."

         The Mid-Tier Common Stock is currently traded on the Nasdaq National Market. The Company has received conditional approval to have its Common Stock listed on the Nasdaq National Market under the Mid-Tier Holding Company's previous symbol "TSBS." Friedman, Billings, Ramsey & Co., Inc. ("FBR") has advised the Company that upon completion of the Conversion, it intends to act as a market maker in the Common Stock. See "Market for Common Stock."

                                  [INSERT MAP]



THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION ("FDIC"), THE BANK INSURANCE FUND ("BIF"), THE SAVINGS ASSOCIATION INSURANCE FUND ("SAIF") OR ANY OTHER GOVERNMENT AGENCY.

                                     SUMMARY

         The following summary does not purport to be complete, and is qualified in its entirety by the more detailed information including the "Recent Developments" section and Consolidated Financial Statements and Notes thereto of the Bank appearing elsewhere in this Prospectus.

The Company

         The Company was organized in December 1997 by the Bank for the purpose of owning all of the capital stock of the Bank upon completion of the Conversion. Immediately following the Conversion, the only significant assets of the Company will be the capital stock of the Bank and that percentage of the Offering proceeds retained by the Company and the loan to fund the proposed ESOP. The Company will succeed to the Mid-Tier Holding Company's name: "Peoples Bancorp, Inc." See "The Company" and "Regulation and Supervision--Holding Company Regulation."

The Mutual Holding Company

         The Mutual Holding Company is a federal mutual holding company that was organized on August 3, 1995 in connection with the mutual holding company reorganization of the Bank's mutual savings bank predecessor. The Mutual Holding Company has no material assets other than Mid-Tier Common Stock. Accordingly, all financial and other information contained in this Prospectus relates to the business, financial condition, and results of operations of the Mid-Tier Holding Company and/or its wholly-owned subsidiary, the Bank. Upon consummation of the Conversion, the Mutual Holding Company will convert from mutual to stock form and simultaneously merge with and into the Mid-Tier Holding Company. See "The Conversion"

The Mid-Tier Holding Company

         The Mid-Tier Holding Company was formed to become the stock holding company of the Bank in the two-tier reorganization (the "Two-Tier Reorganization") of the Bank and the Mutual Holding Company, which was completed in July 1997. In the Two-Tier Reorganization, all of the outstanding shares of the Bank's common stock ("Bank Common Stock"), including shares held by the Mutual Holding Company and Minority Stockholders, were converted into shares of Mid-Tier Common Stock, and the Bank became the wholly-owned subsidiary of the Mid-Tier Holding Company. As of September 30, 1997, the Mid-Tier Holding Company's only material asset consisted of 100% of the outstanding shares of common stock of the Bank.

The Bank

         The Bank conducts its business from a corporate center located in Lawrenceville, New Jersey, 14 branch offices located in Mercer, Burlington and Ocean Counties, New Jersey, and a trust services subsidiary with an office located in Ocean County, New Jersey. On January 1, 1995, the Bank completed a charter change from a New Jersey chartered mutual savings bank to a federally chartered mutual savings bank, permitting expansion of branch offices into adjacent market areas in Pennsylvania. On August 3, 1995, the Bank's mutual predecessor reorganized from a federally chartered mutual savings bank into the Mutual Holding Company and concurrently formed the Bank, which succeeded to the name and operations of the Bank's mutual predecessor (the "Reorganization"). At the time of the Reorganization, the Bank conducted a stock offering (the "Minority Stock Offering") in which it raised approximately $30.0 million of net proceeds

         The Bank has traditionally operated as a community-oriented savings institution providing mortgage loans and other traditional financial services to its local community. The Bank is primarily engaged in attracting deposits from the general public through its offices and using those funds to originate loans secured by one- to four-family residences primarily located in Mercer and Burlington Counties where the Bank's offices are located, as well as in neighboring Bucks County, Pennsylvania. Loans secured by one- to four-family residences amounted to $242.4 million, or 60.4%, of the Bank's total loan portfolio at September 30, 1997. In recent years the Bank has substantially increased its portfolio of mortgage loans secured by multi-family and commercial real estate, commercial business loans, consumer loans and home equity and property improvement loans, which, in the aggregate, amounted to $158.7 million, or 39.6%, of the total loan portfolio at September 30, 1997. The Bank also has a securities portfolio primarily consisting of U.S. Treasury and federal government agency obligations, corporate and municipal bonds and mortgage-backed securities issued by federal agencies, which portfolio amounted to $198.4 million, or 31.1%, of the Bank's assets at September 30, 1997.

         The Bank's executive offices are located at 134 Franklin Corner Road, Lawrenceville, New Jersey, and its telephone number at that location is (609) 844-3100.



The Conversion

         General. On September 24, 1997, the Board of Directors of the Mutual Holding Company unanimously adopted the Plan of Conversion and Reorganization (the "Plan of Conversion"), pursuant to which the Mutual Holding Company is converting from a federally chartered mutual holding company to a Delaware chartered stock corporation. As part of the Conversion each of the issued and outstanding Minority Shares shall automatically, without further action by the holder thereof, be converted into and become a right to receive a number of shares of Common Stock determined pursuant to the Exchange Ratio. See "The Conversion--Share Exchange Ratio".


         The following diagrams outline (i) the current organization structure of the Mutual Holding Company, the Mid-Tier Holding Company, and the Bank and
(ii) the organizational structure of the Company and the Bank following the Conversion.

         Current organizational structure:



Mutual Holding Company                                     Minority Stockholders
----------------------                                     ---------------------

          64.1%                                                    35.9%

                                    Mid-Tier
                                 Holding Company
                                 ---------------

                                      100%

                                      Bank

         Organizational structure following the conversion:


                               Public Stockholders
                               -------------------

                                      100%

                                     Company
                                     -------

                                      100%

                                      Bank


         Reasons for the Conversion. The Board of Directors unanimously determined to conduct the Conversion because it believed that the market for equity securities in financial services companies was at an unprecedented level and that the Bank (together with the Company, the "Converted Institution") could raise substantial funds from such a transaction. The Board of Directors believed that maximizing such proceeds is in the best interests of the Converted Institution because such proceeds can be used to increase the net income of the Converted Institution though investment and eventual leveraging of the proceeds, and support the possible expansion of the Bank's existing franchise through internal growth or the acquisition of branch offices or other financial institutions. Management believed that acquisition opportunities would increase as a result of the Conversion because the Converted Institution would have substantially more capital following the Conversion. The Bank has acquired two financial institutions since September 30, 1996, and intends to actively explore additional acquisitions, although neither the Company nor the Bank has any specific plans, arrangements or understandings regarding any additional expansions or acquisitions at this time. In addition, the Board considered that there was no assurance that the pricing for financial services stocks would continue at such favorable levels, and that if the market were to become less favorable, the amount of capital that could be raised in the Conversion might be substantially reduced. See "Risk Factors--Potential Low Return on Equity" and " Uncertainty as to Future Growth Opportunities." See "The Conversion--Purposes of Conversion."


         Approvals Required. The Plan of Conversion and the transactions incident to the Conversion must be approved by the affirmative vote of: (i) a majority of the total eligible votes of the members of the Mutual Holding Company at the Special Meeting of Members to be held on March ___, 1998 (the "Special Meeting of Members"); (ii) the holders of at least two-thirds of the outstanding common stock of the Mid-Tier Holding Company; and (iii) the holders of a majority of the Minority Shares cast at a special meeting of stockholders of the Mid-Tier Holding Company to be held on March ___, 1998 (the "Special Meeting of Stockholders"). Consummation of the Conversion is also subject to the approval of the OTS.

         Effective Date. The Effective Date is the date upon which the Conversion is consummated, which is expected to be during the fiscal quarter ended June 30, 1998.


         Share Exchange Ratio. OTS regulations and policy provide that in a conversion of a mutual holding company to stock form, stockholders other than the mutual holding company will be entitled to exchange their shares of subsidiary savings bank (or mid-tier holding company) common stock for common stock of the converted holding company, provided that the bank and the mutual holding company demonstrate to the satisfaction of the OTS that the basis for the exchange is fair and reasonable. The Boards of Directors of the Bank and the Company have determined that each Minority Share will on the Effective Date be automatically converted into and become the right to receive a number of Exchange Shares determined pursuant to an exchange ratio (the "Exchange Ratio") which was established as the ratio that ensures that after the Conversion, subject to the Dividend Waiver Adjustment described in "The Conversion Share Exchange Ratio" and a slight adjustment to reflect the receipt of cash in lieu of fractional shares

(both of which will slightly decrease the percentage of shares to be issued to Minority Stockholders), the percentage of the to-be outstanding shares of Common Stock issued to Minority Stockholders in exchange for their Minority Shares will be equal to the percentage of the Mid-Tier Common Stock held by Minority Stockholders immediately prior to the Conversion. The total number of shares held by Minority Stockholders after the Conversion would also be affected by any purchases by such persons in the Offering.

         Based on the 35.9% of the outstanding shares of the Mid-Tier Common Stock held by Minority Stockholders as of December 1, 1997, the $4.9 million of dividends waived and projected to be waived by the Mutual Holding Company through the Effective Date, the $21,000 of assets other than Mid-Tier Common Stock held by the Mutual Holding Company as of December 1, 1997, and the Independent Valuation, the following table sets forth, at the minimum, midpoint, maximum, and adjusted maximum of the Offering Range, the following: (i) the total number of Subscription Shares and Exchange Shares to be issued in the Conversion, (ii) the percentage of Common Stock outstanding after the Conversion that will be sold in the Offering and issued in the Share Exchange, and (iii) the Exchange Ratio.



                   Subscription Shares    Exchange Shares  Total Shares
                       to be Issued         to be Issued    of Common
                   -------------------   ----------------- Stock to be  Exchange
                    Amount    Percent    Amount    Percent  Outstanding  Ratio
                    ------    -------    ------    -------  -----------  -----

Minimum..........  15,300,408   65.7%    7,989,592   34.3%   23,290,000  2.4580
Midpoint.........  18,000,691   65.7%    9,399,309   34.3%   27,400,000  2.8917
Maximum..........  20,700,648   65.7%   10,809,352   34.3%   31,510,000  3.3255
Adjusted maximum.  23,805,827   65.7%   12,430,673   34.3%   36,236,500  3.8243


         The final Exchange Ratio will be calculated at the conclusion of the Conversion and will be affected by any additional waivers of dividends by the Mutual Holding Company, any change in the Mutual Holding Company's assets other than Mid-Tier Common Stock, and any options exercised subsequent to December 1, 1997.


         Effect on Stockholders' Equity per Share of the Shares Exchanged. The Conversion will increase the stockholders' equity of Minority Stockholders. At September 30, 1997, the stockholders' equity per share was $11.97 for each share of Mid-Tier Common Stock outstanding, including shares held by the Mutual Holding Company. Based on the pro forma information set forth in "Pro Forma Data," assuming the sale of 18,000,691 shares of Common Stock at the midpoint of the Offering Range, the pro forma stockholders' equity per share of Common Stock was $9.93, and the aggregate pro forma stockholders' equity for the number of Exchange Shares to be received for each Minority Share was $28.71. The pro forma stockholders' equity for the aggregate number of Exchange Shares to be received for each Minority Share was $26.10, $31.36 and $34.38 at the minimum, maximum, and adjusted maximum of the Offering Range.

         Effect on Earnings per Share of the Shares Exchanged. The Conversion will also affect Minority Stockholders' pro forma earnings per share. For the nine months ended September 30, 1997, and the fiscal year ended December 31, 1996, the earnings per share were $.66 and $.94, respectively, for each share of Mid-Tier Common Stock outstanding, including shares held by the Mutual Holding Company. Based on the pro forma information set forth in "Pro Forma Data," assuming the sale of 18,000,691 shares of Common Stock at the midpoint of the Offering Range, the pro forma earnings per share of Common Stock was $.34 and $.49, respectively, for such periods, and the aggregate pro forma earnings for the number of Exchange Shares to be received for each Minority Share was $.98 and $1.42, respectively. For the nine months ended September 30, 1997, the aggregate pro forma earnings for the number of Exchange Shares to be received for each Minority Share was $.93, $1.03 and $1.11 at the minimum, maximum, and adjusted maximum of the Offering Range. For the fiscal year ended December 31, 1996, the aggregate pro forma earnings for the number of Exchange Shares to be received for each Minority Share was $1.35, $1.50 and $1.61 at the minimum, maximum, and adjusted maximum of the Offering Range.

         Effect on Dividends per Share. The Company's Board of Directors anticipates declaring and paying quarterly cash dividends of $.025, or $.10 per share of Common Stock on an annual basis, or an aggregate annual dividend of $.246, $.289, $.333 and $.382 for the number of Exchange Shares received for each Minority Share, at the minimum, midpoint, maximum and adjusted maximum of the Offering Range, respectively. The Bank, or the Mid-Tier Holding Company, has paid quarterly cash dividends of $.0875 per Minority Share, or $.35 per Minority Share on an annual basis, for each of the full fiscal quarters since the Minority Stock Offering in August 1995. Accordingly, if a Minority Stockholder does not purchase shares in the Offering, his aggregate dividends will initially increase if shares are sold at the adjusted maximum of the Offering Range, and will decrease if shares are sold at the minimum, midpoint, and maximum of the Offering Range. See "Market for Common Stock." The Mid-Tier Holding Company intends to continue to pay a quarterly cash dividend of $.0875 per share through the fiscal quarter ended March 31, 1998. Dividends, when and if paid, will be subject to determination and declaration by the Board of Directors in its discretion, which will take into account the Company's consolidated financial condition and results of operations, tax considerations, industry standards, economic conditions, regulatory restrictions on dividend payments by the Bank to the Company, general business practices and other factors. See "Dividend Policy."

         Effect on the Market and Appraised Value of the Shares Exchanged. The aggregate Subscription Price of the shares of Common Stock received in exchange for each Minority Share is $24.58, $28.92, $33.26, and $38.24 at the minimum, midpoint, maximum and adjusted maximum of the Offering Range. The last trade of Mid-Tier Stock on August 7, 1997, the day preceding the announcement of the Conversion, was $22 per share, and the price at which Mid-Tier Common Stock last traded on February ____, 1998, was $________ per share.

         Dissenters' and Appraisal Rights. Under OTS regulations, Minority Stockholders will not have dissenters' rights or appraisal rights in connection with the exchange of Minority Shares for shares of Common Stock of the Company.


         Tax Consequences of Conversion. The Bank will receive an opinion of counsel with regard to federal income taxation and written advice from its tax advisor with regard to New Jersey taxation, which will indicate that the adoption and implementation of the Plan of Conversion will not be taxable for federal or New Jersey income tax purposes to the Bank, the Mutual Holding Company, the Mid-Tier Holding Company, the Minority Stockholders, the Interim Savings Bank, members of the Mutual Holding Company or eligible account holders or the Company. Consummation of the Conversion is conditioned upon prior receipt by the Bank of such opinions. See "The Conversion--Tax Aspects."


         Exchange of Mid-Tier Holding Company Stock Certificates. Until the Effective Date, the Minority Shares will continue to be available for trading on the Nasdaq National Market. The exchange and conversion of Minority Shares for shares of the Common Stock will occur automatically on the Effective Date. After the Effective Date, former holders of the Mid-Tier Common Stock will have no further equity interest in the Bank (other than as stockholders of the Company) and there will be no further transfers of the Mid-Tier Common Stock on its stock transfer records. For persons holding Minority Shares in street name, the conversion of Minority Shares into shares of Common Stock will occur without any action on the part of such stockholder. For persons holding certificated shares, as soon as practicable after the Effective Date, the Company, or a transfer agent, bank or trust company designated by the Company, in the capacity of exchange agent (the "Exchange Agent"), will send a transmittal form to each Minority Stockholder of record as of the Effective Date. The transmittal forms are expected to be mailed within five business days after the Effective Date and will contain instructions with respect to the surrender of certificates representing the Mid-Tier Common Stock or Certificates formerly representing shares of Bank Common Stock that were not replaced with Certificates representing Mid-Tier Common Stock into which such shares were converted in the Two-Tier Reorganization ("Converted Bank Common Stock Certificates"). It is expected that certificates for shares of the Company's Common Stock will be distributed within five business days after the receipt of properly executed transmittal forms and other required documents. See "The Conversion--Exchange of Certificates." MID-TIER HOLDING COMPANY STOCKHOLDERS SHOULD NOT FORWARD STOCK CERTIFICATES TO THE MID-TIER HOLDING COMPANY, THE BANK OR THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS.

The Subscription and Community Offerings


         Up to 20,700,648 Subscription Shares (subject to adjustment to up to 23,805,827 shares) will be offered for a subscription price of $10.00 per share (the "Subscription Price") in the Subscription Offering and, to the extent shares remain available for sale, in the Community Offering which is being conducted concurrently with, and/or following the conclusion of the Subscription Offering (together, the "Offering"). Common Stock offered in the Subscription Offering shall be offered in the following order of priority to: (i) Eligible Account Holders; (ii) the Bank's ESOP in an amount up to 4% of the shares sold in the Offering and the Bank's 401(k) Plan in an amount up to 200,000 of the shares sold in the Offering; (iii) Supplemental Eligible Account Holders; and
(iv) Other Members.

         Common Stock not subscribed for in the Subscription Offering may be offered in the Community Offering to certain members of the general public, with preference given, , to Minority Stockholders and then in the Bank's discretion to natural persons residing in the Community. The Company and the Bank reserve the absolute right to reject or accept any orders in the Community Offering, in whole or in part, either at the time of receipt of an order or as soon as practicable following the Expiration Date. The Bank and the Company have hired FBR as consultant and advisor in the Conversion and to assist in soliciting subscriptions in the Offering. See "The Conversion--Subscription Offering and Subscription Rights" and "--Community Offering."


         The Offering will terminate at ______ p.m. local time, on March ___, 1998 (the "Expiration Date") unless the Community Offering is extended by the Bank and the Company, with the approval of the OTS, if necessary. The Bank and the Company may determine to extend the Community Offering for any reason, whether or not subscriptions have been received for the minimum, midpoint, or maximum of the number of shares offered in the Offering, and the Bank and the Company are not required to give subscribers notice of any such extension. The Community Offering must be completed within 45 days after the expiration of the Subscription Offering unless extended by the Bank and the Company with the approval of the OTS, if necessary.

Prospectus Delivery and Procedure for Purchasing Shares

         To ensure that each purchaser receives a Prospectus at least 48 hours prior to the Expiration Date, Prospectuses may not be mailed later than five days prior to such date or be hand delivered later than two days prior to such date. Order forms that include certain certifications ("Order Forms") may only be distributed with a Prospectus. Execution of an Order Form will confirm receipt or delivery of the Prospectus. The Bank will accept for processing only properly completed Order Forms. The Bank will not be required to accept orders submitted on photocopied or facsimilied Order Forms. Payment by check, bank draft, certified or teller's check, money order, or debit authorization to an existing passbook or certificate of deposit account at the Bank must accompany each stock order form. See "The Conversion--Procedure for Purchasing Shares."

         To ensure that each prospective purchaser is properly identified as to his stock purchase priority, depositors as of the Eligibility Record Date and Supplemental Eligibility Record Date must list all accounts on the stock order form giving all names in each account and the account number, and shareholders of the Mid-Tier Holding Company must list the number of shares of Mid-Tier Common Stock held as of February _____, 1997. Failure to list all accounts or share holdings may result in a subscriber's loss of subscription rights, receipt of lower priority subscription rights or loss of preference in the Community Offering. The priority of any order submitted by two or more persons will be based on the priority of the person with the lowest priority subscription rights.

Restrictions on Transfer of Subscription Rights and Shares

         No person may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan of Conversion or the shares of Common Stock to be issued upon their exercise. Each person exercising subscription rights will be required to certify that a purchase of Common Stock is solely for the purchaser's own account and that there is no agreement or understanding regarding the sale or transfer of such shares. See "The Conversion--Restrictions on Transfer of Subscription Rights and Shares." The Company and the Bank will pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of such rights.

Purchase Limitations


         The minimum number of shares that may be purchased is 25 shares. Except for the ESOP and the 401(k) Plan, no Eligible Account Holder, Supplemental Eligible Account Holder or Other Member may in their capacities as such purchase in the Subscription Offering more than 100,000 Subscription Shares; no person, together with associates of and persons acting in concert with such person, may purchase in the Offering more than 100,000 Subscription Shares; and no person together with associates of and persons acting in concert with such person may purchase in the aggregate more than the number of Subscription Shares that when combined with Exchange Shares received by such person together with associates of and persons acting in concert with such person exceeds 1.5% of the shares of Common Stock issued in the Conversion, provided, however, that at any time during the Offering and without further approval by the members of the Mutual Holding Company or stockholders of the Mid-Tier Holding Company and without further notice to subscribers, the Company and the Bank, in their sole discretion, may increase the maximum purchase limitation to up to 5% of the aggregate number of shares of Common Stock issued in the Conversion. Under certain circumstances, subscribers for the maximum number of shares will, and certain large subscribers may, be resolicited to increase their subscriptions in the event of any such increase. The Company and the Bank may determine to increase the maximum purchase limitation in their sole discretion whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the Offering Range, subject to any necessary regulatory approval, for any reason, including to sell the minimum number of shares offered, and to raise more capital. See "The Conversion--Limitations on Common Stock Purchases." In the event of an oversubscription, shares will be allocated as described in "The Conversion--Subscription Offering and Subscription Rights" and "--Community Offering," and in accordance with the Plan of Conversion. In the event of a 15% increase in the total number of shares to be offered, the additional shares will be distributed and allocated as described herein without the resolicitation of subscribers as described in "The Conversion--Subscription Offering and Subscription Rights" and "--Limitation on Common Stock Purchases."


Stock Pricing and Number of Shares to be Issued


         The Plan of Conversion and Federal regulations require that the aggregate purchase price of the Common Stock in the Offering must be based on the appraised aggregate pro forma market value of the Common Stock, as determined by an independent valuation. The Bank and the Company have retained FinPro, Inc. ("FinPro") to make such valuation (the "Independent Valuation"). The Independent Valuation was prepared based on the assumption that the aggregate amount of Common Stock sold in the Offering would be equal to the estimated pro forma market value of the Company multiplied by the Adjusted Majority Ownership Percentage (as defined in " The Conversion--Share Exchange Ratio"). The Independent Valuation states that as of December 17, 1997, the estimated pro forma market value of the Company ranged from a minimum of $232,900,000 to a maximum of $315,100,000 with a midpoint of $274,000,000 (the
"Valuation Range"). The aggregate offering price of the Subscription Shares offered in the Offering will be equal to the Valuation Range multiplied by the Adjusted Majority Ownership Percentage (as defined in "the Conversion--Share Exchange Ratio"). The number of Subscription Shares offered in the Offering will be equal to the aggregate offering price of the Subscription Shares divided by the Subscription Price. The number of Subscription Shares offered in the Offering and/or the aggregate of the offering price of the Subscription Shares are referred to herein as the "Offering Range." Based on the Valuation Range, the Adjusted Majority Ownership Percentage and the Subscription Price, the minimum of the Offering Range will be 15,300,408 Subscription Shares, the midpoint of the Offering Range will be 18,000,691 Subscription Shares, and the maximum of the Offering Range will be 20,700,648 Subscription Shares.


         The Board of Directors reviewed the Independent Valuation and, in particular, considered (i) the Mid-Tier Holding Company's financial condition and results of operations, (ii) financial comparisons of the Mid-Tier Holding Company in relation to holding company's of financial institutions of similar size and asset quality, (iii) stock market conditions generally and in particular for financial institutions, and (iv) the historical trading price of the Minority

Shares, all of which are set forth in the Independent Valuation. The Board also reviewed the methodology and the assumptions used by FinPro in preparing its appraisal. The Independent Valuation of the Common Stock is not intended and should not be construed as a recommendation of any kind as to the advisability of purchasing the Common Stock in the Offering, nor can any assurance be given that those who purchase or receive Common Stock in the Conversion will be able to sell such shares after the Conversion at or above the Subscription Price. Further, the pro forma stockholders' equity is not intended to represent the fair market value of the Common Stock and may be greater than amounts that would be available for distribution to stockholders in the event of liquidation. See "Pro Forma Data" and "The Conversion--Stock Pricing and Number of Shares to be Issued."


         There is no obligation or understanding on the part of management or the Board of Directors to take and/or pay for any shares in order to complete the Conversion. Following commencement of the Subscription Offering, the maximum of the Valuation Range may be increased by up to 15% to up to $362,365,000, which will result in a corresponding increase of up to 15% in the maximum of the Offering Range to $238,058,270, or 23,805,827 shares, to reflect changes in the market and financial conditions, without the resolicitation of subscribers. The minimum of the Valuation Range and the minimum of the Offering Range may not be decreased without a resolicitation of subscribers. See "--Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the Offering Range to fill unfilled orders in the Subscription and Community Offerings. See "The Conversion--Stock Pricing" and --Number of Shares to be Issued."


Use of Proceeds


         Net proceeds from the sale of the Common Stock are estimated to be between $151.1 million and $205.1 million, based on the assumptions set forth in "Pro Forma Data." Actual net cash proceeds cannot be determined until the Conversion is completed, and will depend on the number of shares sold in the Offering and the expenses of the Conversion. See "Pro Forma Data." The Company will contribute at least 50% of the estimated adjusted net Offering proceeds to the Bank.

         The Company will be unable to utilize any of the net proceeds of the Offering until the Effective Date. The Company and the Bank intend to initially use funds from the Offering for general business purposes including investment in one- to four-family residential mortgage loans and other loans, and investment in short-term and intermediate-term securities and mortgage-backed securities. In addition, the Bank and the Company intend in the future to utilize net proceeds to expand current operations through internal growth or acquisitions, or for diversification into other banking-related businesses and for other business and investment purposes. The Bank has acquired two financial institutions since September 30, 1996, and the Company and the Bank actively intend to explore additional acquisitions, although neither the Company nor the Bank has any specific plans, arrangements or understandings regarding any additional expansions or acquisitions at this time. Net proceeds retained by the Company may be used for general business activities including, subject to applicable limitations, the possible payment of dividends and repurchases of Common Stock. See "Use of Proceeds."


Dividends

         The Company intends to pay a quarterly cash dividend of $.025 per share of Common Stock, or $.10 per share of Common Stock on an annual basis. The first dividend is expected to be declared for the fiscal quarter ended June 30, 1998. Dividends, when and if paid, will be subject to determination and declaration by the Board of Directors in its discretion, which will take into account the Company's consolidated financial condition and results of operations, tax considerations, industry standards, economic conditions, regulatory restrictions on dividend payments by the Bank to the Company, general business practices and other factors. See "Dividend Policy."

Market for Common Stock

         There is an established market for the Mid-Tier Common Stock which is currently listed on the Nasdaq National Market under the symbol "TSBS," and the Mid-Tier Holding Company had 12 market makers as of September 30, 1997. As a newly formed company, however, the Company has never issued capital stock and consequently there is no established market for its Common Stock. It is expected that the Company's Common Stock may be more liquid than the Minority Shares because there will be significantly more outstanding shares owned by the public. However, there can be no assurance that an active and liquid trading market for the Common Stock will develop, or if developed, will be maintained. The Minority Shares will automatically on the Effective Date, without further action by the holder thereof, be converted into and become a right to receive shares of Common Stock based on the Exchange Ratio.


         The Company has received conditional approval to have its Common Stock listed on the Nasdaq National Market under the Mid-Tier Holding Company's previous symbol "TSBS." FBR has advised the Company that upon completion of the Conversion, it intends to act as a market maker in the Common Stock.


Benefit Plans


         The Bank's ESOP is expected to purchase up to 4% of the shares sold in the Offering, or 720,028 shares assuming the sale of 18,000,691 shares, after satisfaction of purchase orders of Eligible Account Holders. The shares purchased by the ESOP will be allocated to the accounts of employees (except for Messrs. Breithaupt , Bellarmino, and three other employees of the Bank's subsidiaries who will not participate in the ESOP) without payment by such persons of additional cash consideration. Subject to participant direction of the plan's investment, the Bank's 401(k) Plan may purchase up to 200,000 of the shares sold in the Offering, after satisfaction of purchase orders of Eligible Account Holders. In addition, subject to stockholder approval, the Bank or the Company intends to adopt (i) a recognition and retention plan (the "1998 Recognition Plan") pursuant to which the Bank or the Company intends to award to employees and directors of the Bank a number of shares of Common Stock equal to up to 4% of the number of shares sold in the Offering, and (ii) a stock option plan (the "1998 Stock Option Plan") pursuant to which the Company intends to award options to purchase a number of shares of Common Stock equal to up to 10% of the number of shares sold in the Offering at an exercise price equal to the fair market value of the Common Stock at the time of the award. Shares awarded pursuant to the 1998 Recognition Plan or the 1998 Stock Option Plan may be authorized but unissued shares, or shares of Common Stock acquired by the Bank, the Company, or such plans in the open market. The exercise of such options may, and such awards of Recognition Plan shares and ESOP shares from authorized but unissued shares of the Company would, dilute the interests of stockholders by approximately 8,4%. The Company intends to submit the 1998 Recognition Plan and 1998 Stock Option Plan to stockholders for approval. In addition, the Bank or the Company intend to adopt employment contracts for additional senior officers. See "Management of the Bank--Benefit Plans."


Risk Factors

         Attention should be given to the matters discussed under "Risk Factors" which include, among others, discussions of low returns on equity that may follow the Conversion, uncertainty as to future growth opportunities and ability to successfully deploy Offering proceeds, the Independent Valuation and its impact on the trading price of the Common Stock, absence of future securities gains, the possible increase in the Offering Range and number of shares issued in the Offering, the potential impact of changes in interest rates, risks related to an increased portfolio of higher yielding loans, certain anti-takeover considerations, the possible dilutive effect of the issuance of additional shares, expected higher compensation expenses in future periods, regulatory oversight and legislation, and capability of the Bank's data processing systems to accommodate the year 2000.

                         SELECTED CONSOLIDATED FINANCIAL
                   AND OTHER DATA OF THE BANK AND SUBSIDIARIES

         The following tables set forth selected consolidated historical financial and other data of the Mid-Tier Holding Company (including its subsidiaries) for the periods and at the dates indicated. The information is derived in part from and should be read in conjunction with the Consolidated Financial Statements and Notes thereto of the Mid-Tier Holding Company contained elsewhere herein. The Selected Consolidated Financial Condition and Operating Data at and for the nine month periods ended September 30, 1997 and 1996 are derived from unaudited consolidated financial statements and, in the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results for the unaudited periods have been made. The results of operations data presented below for the nine months ended September 30, 1997, are not necessarily indicative of the results that may be expected for any future period.


                                                At                            At December 31,
                                            September 30, ----------------------------------------------------------
                                                1997        1996        1995        1994         1993        1992
                                             ----------   --------    --------    --------     --------    ---------
                                                                          (In Thousands)
Selected Financial Condition Data:
Total assets............................     $638,942     $601,016    $514,218    $441,019     $435,746    $409,227
Cash and cash equivalents...............       13,209       20,938      16,253      12,665       15,763      11,983
Securities available for sale...........      127,651       87,648      83,776      64,961           --          --
Securities held to maturity:
  Debt securities.......................       31,158       37,935      36,945      27,017      121,814     161,923
  Mortgage-backed securities............       39,603       48,618      54,316      35,087       33,169      23,800
  Federal Home Loan Bank stock..........        3,386        3,089       2,864       2,495           --          --
Loans, net..............................      397,866      380,288     306,093     289,504      255,656     201,889
Deposits................................      493,334      491,246     410,770     377,559      383,840     366,069
Stockholders' equity....................      108,239      103,352      97,542      58,769       49,123      40,624
Intangible assets.......................       10,834        9,164       2,325          --           --          --
Borrowings..............................       30,000           --          --          --           --          --

                                             Nine Months Ended
                                                 September 30,                 Years Ended December 31,
                                             ------------------   ------------------------------------------------
                                               1997      1996       1996       1995      1994       1993      1992
                                             --------  --------   --------   --------  --------   --------  ------
                                                                           (In Thousands)
Selected Operating Data:
Total interest income....................    $32,616   $26,662    $36,903   $33,518    $29,468   $30,754    $31,440
Total interest expense...................     16,223    12,865     17,941    17,010     12,851    13,253     16,179
                                             -------   -------    -------   -------    -------   -------    -------
  Net interest income....................     16,393    13,797     18,962    16,508     16,617    17,501     15,261
Provision for loan losses................      1,488        --         --       150        180       880        520
                                             -------   -------    -------   -------    -------   -------    -------
  Net interest income after provision
    for loan losses......................     14,905    13,797     18,962    16,358     16,437    16,621     14,741
Other income.............................      4,169     2,711      3,818     4,946      3,150     3,819      1,172
Operating expenses.......................      9,844     6,434      9,669     7,792      7,475     6,536      6,010
                                             -------   -------    -------   -------    -------   -------    -------
Income before income taxes and
  cumulative effect of accounting change       9,230    10,074     13,111    13,512     12,112    13,904      9,903
Income taxes.............................      3,332     3,626      4,720     4,864      4,437     4,876      3,369
                                             -------   -------    -------   -------    -------   -------    -------
Income before cumulative effect of
  accounting change......................      5,898     6,448      8,391     8,648      7,675     9,028      6,534
Cumulative effect of accounting change            --        --         --        --         --      (529)        --
                                             -------   -------    -------   -------    -------  --------    -------
      Net income.........................    $ 5,898   $ 6,448     $8,391   $ 8,648    $ 7,675   $ 8,499    $ 6,534
                                             =======   =======    =======   =======    =======   =======    =======

                                            At or for the
                                          Nine Months Ended
                                           September 30, (5)          At or for the Years Ended December 31,
                                          ------------------    --------------------------------------------
                                           1997       1996       1996      1995      1994       1993       1992
                                         -------    -------     ------    ------    ------     ------     -----
Selected Operating Ratios and Other Data:

Performance Ratios:
Return on average assets.............      1.25%      1.66%      1.56%      1.73%     1.72%      2.00%       1.64%
Return on average equity.............      7.57%      8.61%      8.34%     11.33%    13.45%     18.75%      17.52%
Interest rate spread (1).............      3.06%      2.96%      2.98%      2.96%     3.49%      3.94%       3.62%
Net interest margin (1)..............      3.65%      3.69%      3.66%      3.47%     3.87%      4.26%       3.97%
Net interest income after provision
  for loan losses to total operating
  expense............................    151.41%     214.44%   196.11%    209.93%   219.89%    254.30%     245.27%
Operating expenses to average total
  assets.............................      2.09%      1.66%      1.80%      1.56%     1.67%      1.54%       1.51%
Efficiency ratio (2).................     52.54%     42.34%     46.53%     43.84%    42.95%     45.15%      43.07%

Asset Quality Ratios:
Nonperforming loans to net loans at
  end of period......................      1.43%      0.47%      1.03%      0.71%     0.87%      0.71%       0.82%
Nonperforming assets to total assets
  at end of period...................      0.91%      0.33%      0.69%      0.43%     0.59%      0.42%       0.40%
Allowance for loan losses to
  nonperforming loans at end of period    56.25%    109.15%     74.19%     80.91%    65.24%     80.65%      38.35%
Average interest-earning assets to
  average interest-bearing liabilities   116.06%    120.96%    119.80%    114.32%   112.72%    109.92%     108.36%

Capital and Equity Ratios:
Average equity to average assets          16.52%     19.26%     18.67%     15.27%    12.78%     10.67%       9.38%
Equity to assets at end of period         16.94%     19.38%     17.20%     18.97%    13.33%     11.27%       9.93%

Per Share Data:
Book value per share.................   $ 11.97    $ 11.24    $ 11.44    $ 10.94       N/A        N/A         N/A
Earnings per share
   Basic (6).........................   $  0.66    $  0.72    $  0.94        N/A       N/A        N/A         N/A
   Diluted (6).......................   $  0.66    $  0.72    $  0.94        N/A       N/A        N/A         N/A

Other Data:
Full service offices.................        14         11         14         10         9          9           9

----------
(1) Interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average costs of average interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.
(2) The efficiency ratio is calculated by dividing non-interest expense, net of nonrecurring items and amortization of intangible assets into net interest income before provision for loan losses plus non-interest income, net of non-recurring items.
(3) The Minority Stock Offering, which raised net proceeds of $30.0 million, was completed on August 3, 1995.
(4) During the nine month periods ended September 30, 1997 and 1996, and the fiscal years ended December 31, 1996, 1995 and 1994, the Bank recorded net securities gains of $2.9 million, $2.2 million, $2.8 million, $4.1 million and $2.4 million, respectively. The Bank's portfolio of equity securities was completely divested as of September 30, 1997 and management believes that the Company's earnings after the Conversion will not be enhanced by net securities gains in the amounts recently experienced by the Bank. See "Risk Factors--Absence of Securities Gains."
(5)  Annualized where appropriate.
(6) In 1997, the Bank adopted SFAS No. 128. Per share amounts for prior periods have been restated. The adoption of SFAS 128 did not have a material effect on the Bank's reported earnings per share. See "Impact of New Accounting Standards."

                               RECENT DEVELOPMENTS

         The following tables set forth selected consolidated financial condition data for the Bank at December 31, 1997 and 1996, and September 30, 1997, and selected consolidated operating data for the Bank for the three months and years ended December 31, 1997 and 1996. The Selected Consolidated Financial Condition Data and the Selected Consolidated Operating Data at and for the three months and twelve months ended December 31, 1997 and 1996, are derived from the unaudited consolidated financial statements of the Bank, which in the opinion of management, reflect all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation. This information should be read in conjunction with the Consolidated Financial Statements of the Bank presented elsewhere in this Prospectus.

                                           At              At             At
                                      December 31,  September 30,   December 31,
                                          1997            1997           1996
                                       ----------      ----------     -------
                                                     (In Thousands)

Selected Financial Condition Data:
Total assets......................... $ 640,419        $ 638,942    $ 601,016
Cash and cash equivalents............    15,546           13,209       20,938
Securities available for sale........   137,218          127,651       87,648
Securities held to maturity:
  Investment securities..............    25,857           31,158       37,935
  Mortgage-backed securities.........    35,098           39,603       48,618
  Federal Home Loan Bank stock.......     3,386            3,386        3,089
Loans, net...........................   396,448          397,866      380,288
Real estate owned, net...............       284              123          253
Deposits.............................   493,400          493,334      491,246
Stockholders' equity.................   110,038          108,239      103,352


                                 For the Three Months          For the Years
                                  Ended December 31,        Ended December 31,
                                ----------------------    ----------------------
                                   1997         1996         1997         1996
                                ---------    ---------    ---------    ---------
                                                 (In Thousands)

Selected Operating Data:
Total interest income.......... $  11,241    $  10,241    $  43,857     $ 36,903
Total interest expense.........     5,608        5,076       21,831       17,941
                                ---------    ---------    ---------     --------
  Net interest income..........     5,633        5,165       22,026       18,962
Provision for loan losses......       186           --        1,674           --
                                ---------    ---------    ---------     --------
  Net interest income after
    provision for loan losses..     5,447        5,165         20,352     18,962
Other income...................       735        1,107        4,904        3,818
Operating expenses.............     3,623        3,235       13,467        9,669
                                ---------    ---------    ---------     --------
Income before income taxes.....     2,559        3,037       11,789       13,111
Income taxes...................       995        1,094        4,327        4,720
                                ---------    ---------    ---------     --------
  Net income................... $   1,564    $   1,943    $   7,462     $  8,391
                                =========    =========    =========     ========

                                                      At or                     At or
                                              For the Three Months          For the Years
                                               Ended December 31,        Ended December 31,
                                              -------------------       -------------------
                                                1997        1996         1997         1996
                                              -------      ------       ------       ------
                                                              (In Thousands)
Selected Operating Ratios and Other Data:

Performance Ratios:
Return on average assets....................    0.98%        1.30%        1.18%        1.56%
Return on average equity....................    5.72%        7.56%        6.99%        8.34%
Interest rate spread (1)....................    3.15%        3.08%        3.09%        2.98%
Net interest margin (1).....................    3.71%        3.64%        3.66%        3.66%
Net interest income after provision for
  loan losses to total operating expense....  150.35%      159.66%      151.12%      196.11%
Operating expenses to average total assets..    2.26%        2.16%        2.16%        1.80%

Asset Quality Ratios:
Nonperforming loans to net loans at
  end of period.............................    1.41%        1.03%        1.41%        1.03%
Nonperforming assets to total assets
  at end of period..........................     .92%        0.69%         .92%        0.69%
Allowance for loan losses to
  nonperforming loans at end of period......   60.92%       74.19%       60.92%       74.19%
Average interest-earning assets to
  average interest-bearing liabilities......  115.62%      115.63%      115.23%      119.80%

Capital and Equity Ratios:
Average equity to average assets............   16.89%       17.13%       17.06%       18.67%
Equity to assets at end of period...........   17.18%       17.20%       17.18%       17.20%

Per Share Data:
Book value per share........................ $ 12.16      $ 11.44      $ 12.16       $11.44
Earnings per share:
   Basic....................................    0.83      $  0.22         0.17       $ 0.94
   Diluted..................................    0.83         0.22         0.17         0.94

Other Data:
Full service offices........................      14           14           14           14

--------
(1) Interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average costs of average interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Financial Condition

         Stockholders' equity increased by $6.7 million, or 6.5%, to $110.0 million at December 31, 1997 from $103.4 million at December 31, 1996. The increase in stockholders' equity was due to net income of $7.5 million for the year ended December 31, 1997 which offset a net after tax decrease of $700,000 in the market value of the Bank's portfolio of available for sale investments. The decrease was primarily attributed to the Bank's sale of equity securities to comply with OTS regulations that require the Bank to divest its portfolio of equity securities. The Bank completed the divestiture in the third quarter of 1997. At December 31, 1997 the Bancorp's tangible, core and risk based capital ratios were 15.76%, 15.76%, and 26.48%, respectively.

         Total assets increased $39.4 million, or 6.6%, to $640.4 million at December 31, 1997 from $601.0 million at December 31, 1996. Deposits increased by $2.2 million, or .44%, to $493.4 million at December 31, 1997 from $491.2 million at December 31, 1996. Cash and cash equivalents decreased by $5.4 million, or 25.8%, to $15.6 million at December 31, 1997 from $20.9 million at December 31, 1996. Securities available for sale increased $49.6 million, or 56.6%, to $137.2 million at December 31, 1997 from $87.6 million at December 31, 1996. On January 4, 1997, the Bank instituted an investment leverage program by borrowing $30 million for reinvestment in federal agency securities which were designated as available for sale. Securities held to maturity decreased $25.5 million or 29.4% to $61.1 million at December 31, 1997 from $86.7 million at December 31, 1996. Net loans increased $16.2 million, or 4.2%, to $396.4 million at December 31, 1997 from $380.3 million at December 31, 1996. The loan portfolios increased as the result of the reinvestment of mortgage-backed securities principal payment and the investment of deposit flows. The Bank's investment in Federal Home Loan Bank ("FHLB") stock increased $297,000, or 9.6%, to $3.4 million at December 31, 1997 from $3.1 million at December 31, 1996, as the Bank's larger mortgage loan portfolio permitted additional investment in FHLB stock.

Comparison of Results of Operations

         The return on average assets and return on average equity were 1.18% and 6.99% respectively for the year ended December 31, 1997 compared to 1.56% and 8.34% respectively for the year ended December 31, 1996.

         Net income, including security gains of $2.9 million, was $7.5 million for the year 1997 compared to $8.4 million for the year 1996, including net securities gains of $2.8 million.

         Net Interest and Dividend Income. Total interest income increased $1.0 million, or 9.8%, to $11.2 million for the three months ended December 31, 1997 from $10.2 million for the three months ended December 31, 1996, as the Bank increased its interest income from loans, and securities which increases were partially offset by a decrease in interest income from federal funds sold. The increase in interest income resulted primarily from a $40.6 million, or 7.2%, increase in average interest-earning assets to $607.6 million from $567.0 million combined with a 18 basis point increase in yield on the Bank's average interest-earning assets to 7.40% from 7.22%. The increase in average interest-earning assets resulted primarily from the $30 million leverage program, and loan growth.

         Interest income from mortgage loans increased by $83,000, or 1.7%, to $5.1 million for the three months ended December 31, 1997, from $5.0 million for the three months ended December 31, 1996. This increase was due to a $3.4 million, or 1.3% increase in average mortgage loans to $273.1 million from $269.7 million, combined with an increase in the yield on average mortgage loans to 7.43% from 7.40%. Interest income from consumer loans increased by $119,000, or 11.3%, to $1.2 million from $1.0 million as a result of a $4.5 million increase in average consumer loans to $55.8 million from $51.3 million, combined with a 19 basis point increase in the yield on average consumer loans. Interest income from commercial business loans increased by $358,000 or 26.1%, to $1.7 million for the three months ended December 31, 1997 from $1.4 million for the three months ended December 31, 1996. This increase was due to a $15.1 million, or a 25.8% increase in average commercial business loans to $73.5 million from $58.4 million combined with a 2 basis point increase in the yield on average commercial business loans to 9.42% from 9.40%. The increase in average commercial business loan balances was due to increased commercial business loan activity. The Bank intends to focus its efforts in increasing its portfolio of commercial business loans in the future. Interest income from debt securities available for sale increased by $700,000, or 53.2%, to $1.9 million from $1.2 million, this increase was due to a $38.5 million, or 47.2%, increase in average debt securities available for sale to $120.2 million from $81.7 million, combined with a 24 basis point increase in the yield on average debt securities available for sale to 6.28% from 6.04%. The increase in average debt securities available for sale was attributable to the investment of funds for the $30 million leverage program. Interest income from mortgage-backed securities held to maturity declined $156,000, or 21.2%, for the three months ended December 31, 1997, from $737,000, for the three months ended December 31, 996. The decrease in income was primarily attributed to a $10.3 million decrease in the average balance of mortgage-backed securities to $36.9 million from $47.1 million which offset a 5 basis point increase in the yield on average mortgage-backed securities to 6.30% from 6.25%. Interest income from mortgage-backed securities available for sale was $277,000 resulting in a yield of 7.40% on average mortgage-backed securities of $15.0 million for the three months ended December 31, 1997. There were no holdings of mortgage-backed securities available for sale during the three months ended December 31, 1996.

         The decrease in average equity securities available for sale resulted from the bank's liquidation of this portfolio, as required by OTS regulation in connection with the Bank's conversion to a federally-chartered savings bank. The liquidation of the portfolio eliminated income for the investment category for the three months ended December 31, 1997, compared to $29,000 for the three months ended December 31, 1996.

         Interest income from debt securities held to maturity and FHLB stock decreased by $72,000, or 12.6%, to $500,000 for the three months ended December 31, 1997 from $572,000 for the three months ended December 31, 1996 due to a $7.1 million, or 18.3% decrease in the average balance of debt securities held to maturity to $31.6 million for the three months ended December 31, 1997 from $38.7 million for the three months ended December 31, 1996. The decrease in income was offset by a 41 basis point increase in yield to 6.33% from 5.92%. Interest income from federal funds sold decreased $236,000 to $22,000 from $258,000 due to a $17.5 million decrease in average federal funds sold to $1.7 million from $19.2 million, combined with a 14 basis point decrease in the yield on average federal funds sold to 5.23% from 5.37%. The decrease in amount of federal funds sold reflects the investment of available cash flow in higher yielding investments and the Bank's utilization of a leverage strategy.

         The increase in the Bank's average balance of mortgage, commercial loans, consumer loans, and debt securities available for sale, resulted from the bank's leverage program, and internal loan growth. The changes in yields on mortgage loans, consumer loans, commercial loans, investment securities and federal funds sold resulted primarily from the purchase of interest-earning assets at 1997 market yields.

         Total interest income increased by $7.0 million, or 18.8%, to $43.9 million for the year ended December 31, 1997 from $36.9 million for the year ended December 31, 1996, as the Bank increased its interest income from all loan categories, and debt and mortgage-backed securities available for sale, which increases were partially offset by decreases in interest income from equity securities available for sale, federal funds sold, investment securities and FHLB stock, and mortgage-backed securities. The increase in interest income resulted primarily from a $84.6 million, or 16.3%, increase in average interest-earning assets to $602.0 million from $517.5 million and a 15 basis point increase in yield on the Bank's average interest-earning assets to 7.28% from 7.13%. The increase in average interest-earning assets resulted from the bank's acquisition of BCB, the $30 million leverage program, and deposit inflows.

         Interest income from mortgage loans increased by $395,000, or 2.0%, to $19.9 million for the year ended December 31, 1997, from $19.5 million for the year ended December 31, 1996. This increase was due to a $4.7 million, or 1.8%, increase in average mortgage loans to $269.6 million from $265.0 million, combined with an increase in the yield on average mortgage loans to 7.38% from 7.35%. Interest income from consumer loans increased by $768,000, or 20.6%, to $4.5 million from $3.7 million as a result of a $8.8 million increase in average consumer loans to $56.7 million from $47.8 million, combined with a 14 basis point increase in the yield on average consumer loans. Interest income from commercial business loans increased by $3.7 million or 161.8%, to $6.0 million for the year ended December 31, 1997 from $2.3 million for the year ended December 31, 1996. This increase was due to a $40.5 million, or a 162.4% increase in average commercial business loans to 9.14% from 9.16%. The increase in average commercial business loan balances was due to the acquisition of Burlington County Bank ("BCB") and increased commercial business loan activity. The Bank intends to focus its efforts in increasing its portfolio of commercial business loans in the future. Interest income from debt securities available for sale increased by $2.7 million, or 58.9% to $7.3 million from $4.6 million due to a 14 point increase in the yield on average debt securities available to sale to 6.29%, from 6.15%, and a $412 million, or 55.1% increase in average debt securities available for sale to $116.0 million from $74.8 million. The increase in average debt securities available for sale was primarily attributable to the investment of funds for the $30 million leverage program. Interest income from mortgage-backed securities available for sale was $404,000 for the year ended December 31, 1997 with an average balance of $6.3 million. There were no mortgage-backed securities available for sale in 1996. Interest income from the mortgage-backed securities held to maturity declined $423,000 or 13.1%, to $2.8 million for the year ended December 31, 1997, from $3.2 million, for the year ended December 31, 1996. The decrease in income was primarily attributable to $6.1 million decrease in the average balance of mortgage-backed securities held to maturity to $41.9 million from $48.0 million combined with a decrease in the yield on average mortgage-backed securities held to maturity to 6.71% from 6.74%.

         Income from equity securities available for sale decreased by $100,000, or 62.1%, to $61,000 from $161,000 due to the previously discussed liquidation of the stock portfolio.

         Interest income from debt securities held to maturity and FHLB stock decreased by $153,000, or 5.8%, to $2.5 million for the year ended December 31, 1997 from $2.6 million for the year ended December 31, 1996 due to a $3.3 million, or 8.0% decrease in the average balance of debt securities to $37.6 million for the year ended December 31, 1997 from $40.9 million for the year ended December 31, 1996. The decrease in income was offset by a 15 basis point increase in yield to 6.58% from 6.43%. Interest income from federal funds sold decreased $349,000 to $428,000 from $777,000 due to a $6.5 million decrease in average federal funds sold to $8.1 million from $14.7 million, combined with a 2 basis point decrease in the yield on average federal funds sold to 5.28% from 5.30%. The decrease in amount of federal funds sold reflects the investment of available cash flow in higher yielding investments and the Bank's utilization of a leverage strategy.

         The increase in the Bank's average balance of mortgage, commercial loans, consumer loans, and debt securities available for sale, resulted from the bank's leverage program, the acquisition of BCB and internal loan growth. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Business Strategy." The changes in yields on mortgage loans, consumer loans, commercial loans, investment securities and federal funds sold resulted primarily from the purchase of interest-earning assets at 1997 market yields.

         Total Interest Expense. Total interest expense increased by $.5 million, or 10.5%, to $5.6 million for the three months ended December 31, 1997, from $5.1 million for the three months ended December 31, 1996. The increase was due to a $36.9 million, or 7.5%, increase in average interest-bearing liabilities to $527.3 million from $490.4 million and a 11 basis point increase in the average cost of the bank's interest-bearing liabilities to 4.25% from 4.14%. The increase in the average rate paid for funds was partially attributed to the higher cost of monies for the bank's leverage program. The interest rates on certificates of deposit increased 10 basis points to 5.41% for the quarter ended December 31, 1997, from 5.31% for the quarter ended December 31, 1996. The increase in rates was attributed to the effect of paying higher market rates for certificates of deposit. The interest rates on interest bearing savings deposits decreased 8 basis points to 2.27% for the three months ended December 31, 1997 compared to 2.35% for the three months ended December 31, 1996.

         As a result of the foregoing, the Bank's net interest income was $5.6 million for the three months ended December 31, 1997 compared to $5.2 million for the three months ended December 31, 1996. The Bank's interest rate spread was 3.15% for the three months ended December 31, 1997 compared to 3.08% for the three months ended December 31, 1996, as the yield on the Bank's interest-earning assets increased more rapidly than the Bank's cost of interest-bearing liabilities. The Bank's net interest margin was 3.71% for three months ended 1997 compared to 3.64% for the three months ended December 31, 1996.

         Total interest expense increased by $3.9 million, or 21.7%, to $21.8 million for the year ended December 31, 1997, from $17.9 million for the year ended December 31, 1996. The increase was due to $88.8 million, or 20.6% increase in average interest-bearing liabilities to $520.7 million from $431.9 million, and a 4 basis point increase in the average cost of the Bank's interest-bearing liabilities to 4.19% from 4.15%. The increase in average interest-bearing liabilities resulted from the $30 million borrowing in January 1997 for the bank's leverage investment program combined with a 18 basis point increase in the cost of average certificates of deposit from 5.18% for the year ending December 31, 1996 to 5.36% for the year ending December 31, 1997 and a 28 basis point decrease in the cost of average core deposits from 2.43% for the year ending December 31, 1996 to 2.15% for the year ending December 31, 1997. The increase in interest-bearing liabilities was largely the result of the acquisition of BCB and the leverage program. The increase in rates paid on certificates of deposit was attributed to the effect of paying higher market rates on these deposits. The increase in the average rate paid for funds was also attributed to the higher cost of monies for the bank's leverage program.

         As a result of the foregoing, the Bank's net interest income was $22.0 million for the year ended December 31, 1997 compared to $19.0 million for the year ended December 31, 1996. The Bank's interest rate spread was 3.09% for the year ended December 31, 1997 compared to 2.98% for the year ended December 31, 1996, as the yield on the Bank's interest-earning assets increased more rapidly than the Bank's cost of interest-bearing liabilities. The Bank's net interest margin was 3.66% for both years.

         Provision for Loan Losses. The provision for loan losses was $186,000 and $1.7 million, respectively for the three months and year ended December 31, 1997. There was no provision for loan losses during the comparable 1996 periods. The provision for 1997 was primarily attributable to a niche line of business that was acquired through the acquisition of BCB, modest loan growth and an increase in non-performing small commercial loans. Management has made the decision to exit the automobile dealer floorplan financing business and has made provisions for the deterioration of the portfolio. Management has taken steps to expeditiously address the credit risk in these loans and any potential losses associated with exiting this line of business. As of December 31, 1997, the Bank's total non-performing loans and foreclosed assets amounted to $5.9 million, or .92% of total assets compared to $4.2 million, or .69% of total assets at December 31, 1996.

         Management believes that the allowance for loan losses is adequate based on historical experience, the volume and type of lending conducted by the Bank, the amount of non-performing loans, general economic conditions and other factors relating to the Bank's loan portfolio. At December 31, 1997, the Bank had $2.1 million of loans criticized as special mention, $6.6 million classified as substandard, $571,000 as doubtful and $0 classified as loss. However, there can be no assurances that actual losses will not exceed estimated amounts.

Other Income

         For the three months ended December 31, 1997, there were no gains on security sales compared to $.7 million of gains on sales of securities for the three months ended December 31, 1996. Service fees and other income increased $278,000 or 60.8% for the three months ended December 31, 1997 to $735,000 from $457,000 for the three months ended December 31, 1996.

         For the year ended December 31, 1997, the net gain on security sales increased $84,000, or 3.0%, to $2.9 million, compared to a net gain of $2.8 million for the year ended December 31,1996. Service fees and other income increased $1.0 million or 107.2% for the year ended December 31, 1997 to $2.0 million from $1.0 million for the year ended December 31, 1996. The increase in fees is primarily attributable to the acquisition of BCB deposits which have higher fee generating characteristics and the activities of the Bank's two subsidiaries, TS Business Financial and Manchester Trust Bank.

Operating Expense

         Total operating expenses increased by $400,000, or 12%, to $3.6 million for the three months ended December 31, 1997 as compared to $3.2 million for the three months ended December 31, 1996. During the same period the amortization of intangible assets increased $38,000 from $185,000 to $223,000, reflecting the amortization of goodwill from the acquisition of Manchester Trust Bank on September 8, 1997. Salaries and employee benefits increased by $269,000, or 15.4%, to $2.0 million for the three months ended December 31, 1997 from $1.7 million for the three months ended December 31, 1996, reflecting normal salary increases, and management incentive awards. Net occupancy expenses of $403,000 was the same in both three month periods. Other operating expenses increased $57,000, or 6.3%, to $1.0 million for the three months ended December 31, 1997 as compared to $900,000 for the three months ended December 31, 1996.

         Total operating expenses increased by $3.8 million, or 39.3%, to $13.5 million for the year ended December 31, 1997 as compared to $9.7 million for the year ended December 31, 1996. During the same period the amortization of intangible assets increased by $411,000 or 105.7% to $.8 million from $.4 million, reflecting the amortization of goodwill from the acquisition of BCB and Manchester Trust Bank. Salaries and employee benefits increased $2.3 million, or 44.4%, to $7.4 million for the year ended December 31, 1997 from $5.1 million for the year ended December 31, 1996, reflecting normal salary increases, management incentive awards, and nine months of additional salaries from the acquisition of BCB. Net occupancy expenses increased $268,000, or 20.5%, due the additional of two branches as well as the acquisition of three BCB branches. Other operating expenses increased $800,000, or 28.9%, to $3.7 million for the year ended December 31, 1997 as compared to $2.9 million for the year ended December 31, 1996, reflecting routine expense increases and nine months of additional expenses from the acquisition of BCB.

Capital

         The OTS requires that the Bank meet minimum tangible, core and risk-based capital requirements. As of December 31, 1997, the Bank exceeded all regulatory capital requirements. The Bank's required, actual, and excess capital levels as of December 31, 1997, are as follows:

                                                                   Excess of
                                                                  Actual Over
                                                                   Regulatory
                           Required             Actual            Requirement
                        --------------     ----------------     ----------------
                                 % of                 % of                 % of
                        Amount  Assets      Amount   Assets      Amount   Assets
                        ------  ------      ------   ------      ------   ------
Tangible Capital ....  $ 9,449   1.50%    $ 99,260   15.76%     $89,811   14.26%
Core Capital ........   18,900   3.00       99,260   15.76       80,360   12.26
Risk-based Capital ..   31,019   8.00      102,675   26.48       71,656   18.48

Liquidity

         The Bank is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which varies from time to time depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required ratio currently is 4%. The Bank's liquidity ratio averaged 28.32% during the fourth quarter of 1997 and equaled 28.48% at December 31, 1997. The Bank adjusts liquidity as appropriate to meet its asset and liability management objectives.

                                  RISK FACTORS

         The following risk factors, in addition to the other information presented in this Prospectus, should be considered by prospective investors in deciding whether to purchase the Common Stock offered hereby.

Low Return on Equity Following the Conversion


         At September 30, 1997, the Mid-Tier Holding Company's equity as a percentage of assets was 16.9% and for the nine months ended September 30, 1997, its return on average equity was 7.57%. The Company's equity position will be significantly increased as a result of the Conversion. On a pro forma basis as of September 30, 1997, assuming the sale of Common Stock at the midpoint of the Offering Range, the Company's ratio of equity to assets would be approximately 33.6% and, assuming the sale of Common Stock at the adjusted maximum of the Offering Range, the Company's ratio of equity to assets would be approximately 37.7%. The Company's ability to invest the Offering proceeds in loans and ultimately leverage the capital raised in the Offering will be significantly affected by industry competition for loans and deposits. In addition, future income is likely to be adversely affected by the absence of securities gains (see "--Absence of Securities Gains") and higher compensation expenses (see "--Higher Compensation Expenses in Future Periods"). The Company currently anticipates that it will take time to deploy prudently such capital, and, as a result, the Company's return on equity initially is expected to be below the industry average immediately after the Conversion.


Uncertainty as to Future Growth Opportunities and Ability to Successfully Deploy Offering Proceeds

         In an effort to fully deploy post-Conversion capital, in addition to attempting to increase its loan and deposit growth, the Company may seek to expand its banking franchise by acquiring other financial institutions or branches. The Company's ability to grow through selective acquisitions of other financial institutions or branches of such institutions will be dependent on successfully identifying, acquiring and integrating such institutions or branches. There can be no assurance the Company will be able to generate internal growth or to identify attractive acquisition candidates, acquire such candidates on favorable terms, successfully integrate any acquired institutions or branches into the Company, or increase profits sufficiently to offset the increase in expenses that will result from an acquisition.


         The Bank has acquired two financial institutions since September 30, 1996, and the Company and the Bank intend to continue to actively explore additional acquisitions, engage in discussions or negotiations from time to time, and conduct business investigations of prospective target institutions. Acquisitions typically involve the payment of a premium over book and market values, and therefore, some dilution of the Company's book value and net income per share may occur in connection with a future acquisition. Neither the Company nor the Bank has any specific plans, arrangements or understandings regarding any additional expansions or acquisitions at this time.


Independent Valuation of the Company and its Impact on the Trading Price of the Common Stock


         The offering price as a percentage of pro forma tangible book value of the Common Stock sold in the Offering ranges from 98.5% at the minimum of the Offering Range to 115.1% at the adjusted maximum of the Offering Range. For the nine months ended September 30, 1997, on an annualized basis, the price to pro forma earnings per share of the Common Stock sold in the Offering ranges from 19.7x at the minimum of the Offering Range to 25.9x at the adjusted maximum of the Offering Range. The price to pro forma tangible book value at which the Common Stock is being sold in the Offering substantially exceeds the price to pro forma tangible book value of common stock sold in most mutual-to-stock conversions that do not involve a mutual holding company conversion or reorganization. Moreover, the Bank and the Company may determine to extend the Community Offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint, or maximum of the Offering Range. Prospective investors should be aware that as a result of the relatively high valuation and any extension of the Community Offering to increase the number of shares sold in the Offering, the after-market performance of the Common Stock is likely to be less favorable during the period immediately following the
Conversion than the price performance of common stock sold in recent mutual-to-stock conversions that do not involve a mutual-to-stock conversion of a mutual holding company, and the price performance of common stock sold in the Minority Stock Offering.

Absence of Securities Gains


         At the time it converted to a federal savings bank charter in January 1995, the Bank had a portfolio of equity securities that the OTS required to be divested over a period of time. Such securities had appreciated in value, and the Bank has recorded substantial gains on their sale. Due in large part to such divestiture, the Bank recorded net securities gains of $2.9 million and $2.2 million, and $2.8 million, $4.2 million, and $2.4 million, for the nine months ended September 30, 1997 and 1996, and the fiscal years ended December 31, 1996, 1995 and 1994, respectively. The Bank's portfolio of equity securities was completely divested as of September 30, 1997, therefore the Company's earnings after the Conversion will not be enhanced by net securities gains in the amounts recently experienced by the Bank.

Possible Increase in Offering Range and Number of Shares Issued

         The number of Subscription Shares to be sold in the Conversion may be increased as a result of an increase in the Offering Range of up to 15% to reflect changes in market and financial conditions following the commencement of the Subscription and Community Offerings. In the event that the Offering Range is so increased, it is expected that the Company will issue up to 23,805,827 shares of Common Stock at the Subscription Price. Based upon various assumptions, such an increase in the number of shares issued in the Offering will decrease a subscriber's pro forma annualized net earnings per share and pro forma stockholders' equity per share, but will increase the Company's consolidated pro forma stockholders' equity and pro forma net income. See "Pro Forma Data."


Potential Effects of Changes in Interest Rates and the Current Interest Rate Environment

         The operations of the Bank are substantially dependent on its net interest income, which is the difference between the interest income earned on its interest-earning assets and the interest expense paid on its interest-bearing liabilities. Like most savings institutions, the Bank's earnings are affected by changes in market interest rates, and other economic factors beyond its control. If an institution's interest-earning assets have longer effective maturities than its interest-bearing liabilities, the yield on the institution's interest-earning assets generally will adjust more slowly than the cost of its interest-bearing liabilities and, as a result, the institution's net interest income and interest rate spread generally would be adversely affected by material and prolonged increases in interest rates and positively affected by comparable declines in interest rates. Based upon certain repricing assumptions, the Bank's interest-earning liabilities repricing or maturing within one year exceeded its interest-bearing assets with similar characteristics by $17.3 million or 2.7 % of total assets. Accordingly, an increase in interest rates generally would result in a decrease in the Bank's average interest rate spread and net interest income. The Bank's average interest rate spread remained relatively stable at 3.06%, 2.98% and 2.96% for the nine months ended September 30, 1997 and the fiscal years ended December 31, 1996 and 1995, although no assurance can be given that the Bank's average interest rate spread will not decrease in future periods. Any such decrease in the Bank's average interest rate spread could adversely affect the Bank's net interest income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Assets and Liability Management."

         In addition to affecting interest income and expense, changes in interest rates also can affect the value of the Bank's interest-earning assets, which comprise fixed- and adjustable-rate instruments, and the ability to realize gains from the sale of such assets. Generally, the value of fixed-rate instruments fluctuates inversely with changes in interest rates. At September 30, 1997, the Bank had $127.7 million of securities available for sale and the Bank had $0.6 million of net unrealized gains with respect to such securities, which were included as a separate component in the Bank's total stockholders' equity, net of tax, as of such date.

         Changes in interest rates also can affect the average life of loans and mortgage-related securities. Decreases in interest rates in recent periods have resulted in increased prepayments of loans and mortgage-backed securities, as borrowers refinanced to reduce borrowing costs. Under these circumstances, the Bank is subject to reinvestment risk to the extent that it is not able to reinvest such prepayments at rates which are comparable to the rates on the maturing loans or securities. See "Business of the Bank--Lending Activities."

Risks Related to Increased Portfolio of Higher-Yielding Loans


         To complement the Bank's traditional emphasis on one- to four-family residential real estate lending, the Bank has recently increased its portfolio of higher-yielding loans. During the 21 months ended September 30, 1997, the Bank's portfolio of commercial business loans increased by $50.7 million, or 438%, to $62.2 million from $11.6 million, the Bank's portfolio of commercial real estate and multi-family residential real estate loans increased by $12.5 million, or 44.8%, to $40.3 million from $27.8 million, and the Bank's portfolio of home equity loans increased by $12.1 million, or 55.3%, to $33.9 million from $21.8 million. Management's goal is to continue to increase the Bank's portfolio of these loans.

         Commercial and multi-family residential real estate and commercial business lending generally are considered to involve a higher degree of risk than single-family residential lending due to a variety of factors, including generally larger loan balances to single borrowers or groups of related borrowers, the dependency for repayment on successful development and operation of the project or business and income stream of the borrower, and loan terms which often do not require full amortization of the loan over its term. Commercial business loans are generally considered to involve a higher degree of risk because, in addition to the factors described above, the collateral may be in the form of intangible assets and/or inventory subject to market obsolescence. Such risks can be significantly affected by economic conditions. In addition, commercial real estate and commercial business lending generally requires substantially greater oversight efforts compared to other lending. Moreover, such lending frequently necessitates greater allowances for loan losses to address these increased risks, and larger provisions for loan losses that are charged to earnings. See "Business--Lending Activities." As of September 30, 1997, the Bank had $3.0 million of non-performing real estate loans, and $2.5 of non-performing commercial business loans. See "Business--Asset Quality--Non-Performing Assets."


Certain Anti-Takeover Considerations

         Provisions in the Company's and the Bank's Governing Documents. Provisions in the Company's Certificate of Incorporation and the Bank's Charter and their respective Bylaws provide for limitations on stockholder voting rights. In addition, the Bank's Federal Stock Charter and Bylaws, as well as certain federal regulations, assist the Company in maintaining its status as an independent publicly owned corporation. These provisions may prevent a change of control of the Company even if desired by a majority of stockholders. These provisions provide for, among other things, supermajority voting, staggered boards of directors, noncumulative voting for directors, limits on the calling of special meetings, and certain uniform price provisions for certain business combinations. In particular, the Company's Certificate of Incorporation provides that beneficial owners of more than 10% of the Company's outstanding Common
Stock may not vote the shares owned in excess of the 10% limit. The Bank's amended Federal Stock Charter also prohibits, for a period of five years from the closing of the Conversion, the acquisition of, or offer to, acquire, directly or indirectly, the beneficial ownership of more than 10% of the Bank's voting securities. Any person violating this restriction, except for the Company, may not vote any of the Bank's securities held in excess of the 10% limitation. In the event that holders of revocable proxies for more than 10% of the shares of Common Stock of the Company acting as a group or in concert with other proxy holders attempt actions that could indirectly result in a change in control of the Bank, management of the Bank will be able to assert this provision of the Bank's Federal Stock Charter against such holders if it deems such assertion to be in the best interests of the Bank, the Company and its stockholders. It is uncertain, however, whether the Bank would be successful in asserting such provision against such persons.


         Provisions of Compensation Plans and Employment Agreements. Moreover, the Bank's current and proposed employment agreements provide for benefits and cash payments in the event of a change in control of the Company or the Bank. Additionally, the Bank's current stock benefit plans, and the 1998 Recognition Plan and 1998 Stock Option Plan (if adopted more than one year following the Conversion) may provide for accelerated vesting in the event of a change in control. These provisions may have the effect of increasing the cost of acquiring the Company, thereby discouraging future attempts to acquire control of the Company or the Bank. See "Restrictions on the Acquisition of the Company and the Bank--Restrictions in the Company's Certificate of Incorporation and Bylaws," and "Management of the Bank--Benefits."

 Implementation of Proposed Stock Benefit Plans

         Following the Conversion, the Company intends to seek stockholder approval of the 1998 Recognition Plan and the 1998 Stock Option Plan at a meeting of stockholders which, under current OTS regulation, may be held no earlier than six months after Completion of the Conversion. If the 1998 Recognition Plan is approved by stockholders of the Company, the Recognition Plan intends to acquire an amount of Common Stock equal to 4% of the shares of Common Stock sold in the Offering. Such shares would be granted to officers and directors of the Bank at no cost to these recipients. If such shares are acquired at a per share price equal to the Subscription Price, the cost of such shares to the Company would be $8.0 million, assuming the Common Stock is sold in the Offering at the maximum of the Offering Range. If the Stock Option Plan is approved by stockholders of the Company, the Company intends to reserve for future issuance pursuant to such plan a number of shares of Common Stock equal to 10% of the Common Stock sold in the Offering (2,070,064 shares, based on the issuance of the maximum 20,700,648 shares). Options to purchase these shares of Common Stock will be granted to officers and directors of the Bank and the Company at no cost to them.

Possible Dilutive Effective of Issuance of Additional Shares

         Shares of Common Stock to be acquired by the 1998 Recognition Plan or issued upon exercise of stock options may be acquired in the open market with funds provided by the Company, or from authorized but unissued shares of Common Stock. In the event that such shares are issued from authorized but unissued shares of Common Stock , the voting interests of stockholders will be diluted by approximately 8.4% and net earnings per share and stockholders' equity per share would be decreased.


         As of December 1, 1997, there were options outstanding to purchase 294,637 Minority Shares at an average exercise price of approximately $15.47 per share. On the Effective Date these options will be converted into and become options to purchase Common Stock of the Company. The number of shares of Common Stock to be received upon exercise of such options will be determined pursuant to the Exchange Ratio. The exercise of such currently existing stock options will result in dilution of the Common Stock holdings of the existing stockholders.

Higher Compensation Expenses in Future Periods


         Management believes that the Company's compensation expenses will increase substantially in the future due to the additional stock benefit plans that the Company intends to implement, and the additional employees that the Bank and its subsidiaries have recently hired and expect to hire in the future to assist the Company in executing its strategy of growing the Company's operations.

         Among the benefit plans that the Company intends to establish are the 1998 Recognition Plan and the ESOP. Generally accepted accounting principles will require the Company to record compensation expense upon the vesting of shares of restricted stock awarded pursuant to the 1998 Recognition Plan and upon the commitment to release shares under the ESOP. As regards the ESOP, the compensation expense will be equal to the fair value of the shares at the time the shares are committed to be released, and future increases and decreases in fair value of Common Stock committed to be released will have a corresponding effect on compensation expense related to the ESOP. To the extent that the fair value of the Bank's ESOP shares differ from the cost of such shares, the differential will be charged or credited to equity.

Regulatory Oversight and Legislation

         The Bank is subject to extensive regulation, supervision and examination by the OTS, as its chartering authority, and by the FDIC as insurer of its deposits up to applicable limits. The Bank is a member of the FHLB System and is subject to certain limited regulations promulgated by the FRB. As the holding company of the Bank, the Company also will be subject to regulation and oversight by the OTS. Such regulation and supervision govern the activities in which an institution can engage and are intended primarily for the protection of the insurance fund and depositors. Regulatory authorities have been granted extensive discretion in connection with their supervisory and enforcement activities which are intended to strengthen the financial condition of the banking and thrift industries, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution and the adequacy of an institution's allowance for loan losses. Any change in such regulation and oversight, whether by the OTS, the FDIC or Congress, could have a material impact on the Company, the Bank and their respective operations. See "Regulation."

         On September 30, 1996, the Deposit Insurance Funds ("DIF") Act of 1996 was enacted into law. The DIF Act contemplates the development of a common charter for all federally chartered depository institutions and the abolition of separate charters for national banks and federal savings associations. It is not known what form the common charter may take and what effect, if any, the adoption of a new charter would have on the financial condition or results of operations of the Bank. See "Regulation--Federal Regulation of Savings Institutions."

         Legislation is proposed periodically providing for a comprehensive reform of the banking and thrift industries, and has included provisions that would (i) require federal savings associations to convert to a national bank or a state-chartered bank or thrift, (ii) require all savings and loan holding companies to become bank holding companies and (iii) abolish the OTS. It is uncertain when or if any of this type of legislation will be passed, and, if passed, in what form the legislation would be passed. As a result, management cannot accurately predict the possible impact of such legislation on the Bank.


Possible Risk of Delay in the Completion of the Offering

         The Offering will terminate at ____ p.m. local time, on March ___, 1998 (the "Expiration Date"). The Bank and the Company may extend the Offering for any reason for up to 45 days past the Expiration Date. Subscriptions are irrevocable unless and until an extension beyond the 45 day period following the Expiration Date is granted to the Bank and the Company by the OTS, at which time the Bank will notify subscribers of their rights to modify or rescind their subscriptions. See "The Conversion--Subscription Offering and Subscription Rights" and "--Community Offering."


Capability of the Bank's Data Processing Hardware to Accommodate the Year 2000

         Like many financial institutions the Bank relies upon computers for the daily conduct of its business and for data processing generally. There is concern among industry experts that on January 1, 2000 computers will be unable to "read" the new year and there may be widespread computer malfunctions. The Bank generally relies on independent third parties to provide data processing services to the Bank, and has been advised by its data processing service center that the issue has been addressed. Based on these representations, management does not believe that significant additional costs will be incurred in connection with the year 2000 issue.

                                   THE COMPANY


         The Company was organized in December 1997 for the purpose of acquiring all of the outstanding shares of capital stock of the Bank. The Company has applied to the OTS to become a savings and loan holding company and as such will be subject to regulation by the OTS. After completion of the Conversion, the Company will conduct business initially as a unitary savings and loan holding company. See "Regulation--Holding Company Regulation." Upon consummation of the Conversion, the Company's assets will be primarily the shares of the Bank's capital stock acquired in the Conversion, the portion of the net proceeds of the Conversion permitted by the OTS to be retained by the Company, and the ESOP loan. The Company initially will have no significant liabilities. See "Use of Proceeds." The management of the Company is set forth under "Management of the Company." Initially, the

Company will neither own nor lease any property, but instead will use the premises, equipment and furniture of the Bank. At the present time, the Company does not intend to employ any persons other than officers but will utilize the support staff of the Bank from time to time. Additional employees will be hired as appropriate to the extent the Company expands its business.

         The Conversion will provide the Bank with additional capital to support future growth and enhance results of operations. Management believes that the holding company structure will provide the Company with additional flexibility to diversify its business activities through existing or newly formed subsidiaries, or through acquisitions of or mergers with other financial institutions and financial services related companies or for other business or investment purposes, including the possible repurchase Common Stock as permitted by the OTS. Although there are no current arrangements, understandings or agreements, written or oral, regarding any such opportunities or transactions, the Company will be in a position after the Conversion, subject to regulatory limitations and the Company's financial position, to take advantage of any such acquisition and expansion opportunities that may arise. The initial activities of the Company are anticipated to be funded by the proceeds permitted to be retained by the Company and earnings thereon or, alternatively, through dividends received from the Bank.

         The Company's executive office is located at 134 Franklin Corner Road, Lawrenceville, New Jersey, and its telephone number is (609) 844-3100.

                                    THE BANK

         Chartered by the New Jersey State Legislature on March 7, 1844, the Trenton Savings Fund Society was founded to promote thrift in the area of Trenton, New Jersey. It adopted the name "Trenton Savings Bank" in early 1990. Throughout its history, the Bank has been engaged in lending funds to home buyers, consumers, and businesses within its local community. The Bank has maintained a commitment to conservative lending practices, community service and control of operating expenses, resulting in a strong capital position. Management believes that this philosophy enabled the Bank to survive the Civil War, the Great Depression, two World Wars, two stock market crashes and the 1980s crisis in the banking and thrift industries. At September 30, 1997, the Bank had $638.9 million of total assets, $493.3 million of total deposits, and $108.2 million of total stockholders' equity.

         The Bank conducts its business from a corporate center located in Lawrenceville, New Jersey, 14 branch offices located in Mercer, Burlington and Ocean Counties, New Jersey, and a trust services subsidiary with an office in Ocean County, New Jersey. On January 1, 1995, the Bank completed a charter change from a New Jersey chartered mutual savings bank to a federally chartered mutual savings bank, permitting expansion of branch offices into adjacent market areas in Pennsylvania, and the OTS has recently approved, and the Bank intends to establish, a branch office in Bucks County, Pennsylvania. In the Reorganization on August 3, 1995, the Bank's mutual predecessor reorganized from a federally chartered mutual savings bank into the Mutual Holding Company and concurrently formed the Bank, which succeeded to the name and operations of the Bank's mutual predecessor. At the time of the Reorganization, the Bank conducted the Minority Stock Offering in which it raised approximately $30.0 million of net proceeds.

         The Bank has traditionally operated as a community-oriented savings institution providing mortgage loans and other traditional financial services to its local community. The Bank is primarily engaged in attracting deposits from the general public through its offices and using those funds to originate mortgage and commercial loans primarily located in Mercer and Burlington Counties where the Bank's offices are located, as well as in neighboring Bucks County, Pennsylvania. Loans secured by one- to four-family residences amounted to $242.4 million, or 60.4%, of the Bank's total loan portfolio at September 30, 1997. The Bank also originates other mortgage loans secured by multi-family and commercial real estate, commercial business loans, consumer loans and home equity and property improvement loans, which, in the aggregate, amounted to $158.7 million, or 39.6%, of the total loan portfolio at September 30, 1997. The Bank also has a securities portfolio primarily consisting of U.S. Treasury and federal government agency obligations, corporate and municipal bonds and mortgage-backed securities which are insured by federal agencies, which portfolio amounted to $201.8 million, or 31.6%, of the Bank's assets at September 30, 1997. In addition, as of that same date, aggregate cash and cash equivalents totaled $13.2 million, or 2.07%, of total assets.

         The Bank's executive offices are located at 134 Franklin Corner Road, Lawrenceville, New Jersey, and its telephone number at that location is (609) 844-3100.

                   HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE

         At September 30, 1997, the Bank exceeded all OTS regulatory capital requirements. Set forth below is a summary of the Bank's compliance with the OTS capital standards as of September 30, 1997, on a historical and pro forma basis assuming that the indicated number of shares were sold as of such date, and that the Company contributes to the Bank 50% of the estimated net proceeds of the Offering. See "Pro Forma Data" for the assumptions used to determine the net proceeds of the Offerings. For purposes of the table below, the amount expected to be borrowed by the ESOP and the cost of the shares expected to be acquired by the 1998 Recognition Plan are deducted from pro forma regulatory capital.


                                                                 Pro Forma at September 30, 1997, Based Upon the Sale of
                              Historical at      ---------------------------------------------------------------------------------
                           September 30, 1997    15,300,404 Shares    18,000,691 Shares    20,700,648 Shares    23,805,827 Shares
                           ------------------    -----------------    -----------------    -----------------    ------------------
                                     Percent              Percent              Percent              Percent              Percent
                                       of                   of                   of                   of                   of
                            Amount  Assets(2)    Amount  Assets(2)    Amount  Assets(2)    Amount  Assets(2)    Amount  Assets(1)(2)
                            ------  ---------    ------  ---------    ------  ---------    ------  ---------    ------  ------------
                                                                     (Dollars in Thousands)
GAAP capital.............  $108,239   16.94%    $171,534   24.43%    $182,875   25.63%    $194,215   26.79%    $207,257   28.09%

Tangible capital:
 Capital level (3).......  $ 97,203   15.48%    $160,498   23.22%    $171,839   24.46%    $183,179   25.66%    $196,221   27.00%
 Requirement.............     9,418    1.50       10,367    1.50       10,537    1.50       10,707    1.50       10,903    1.50
                           --------   -----     --------   -----     --------   -----     --------   -----     --------   -----
      Excess.............  $ 87,785   13.98%    $150,131   21.72%    $161,302   22.96%    $172,471   24.16%    $185,318   25.50%
                           ========   =====     ========   =====     ========   =====     ========   =====     ========   =====

Core capital:
 Capital level (3).......  $ 97,203   15.48%    $160,498   23.22%    $171,839   24.46%    $183,179   25.66%    $196,221   27.00%
 Requirement (4).........    18,835    3.00       20,734    3.00       21,074    3.00       21,414    3.00       21,806    3.00
                           --------   -----     --------   -----     --------   -----     --------   -----     --------   -----
      Excess.............  $ 78,368   12.48%    $139,764   20.22%    $150,765   21.46%    $161,764   22.66%    $174,415   24.00%
                           ========   =====     ========   =====     ========   =====     ========   =====     ========   =====

Risk-based capital:
 Capital level (3)(5)....  $100,405   26.48%    $163,700   40.46%    $175,041   42.78%    $186,381   45.04%    $199,423   47.59%
 Requirement.............    30,324    8.00       32,367    8.00       32,734    8.00       33,101    8.00       33,523    8.00
                           --------   -----     --------   -----     --------   -----     --------   -----     --------   -----
      Excess.............  $ 70,081   18.48%    $131,333   32.46%    $142,307   34.78%    $153,279   37.04%    $165,899   39.59%
                           ========   =====     ========   =====     ========   =====     ========   =====     ========   =====


---------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the Offering Range to reflect changes in market or general financial conditions following the commencement of the Offering.
(2) Tangible and core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets. Pro forma total adjusted and risk-weighted assets used for the capital calculations include the proceeds of the ESOP's purchase of 4% of the Subscription Shares.
(3) Regulatory capital levels exclude $.2 million of net unrealized gains on securities and intangible assets of $10.8 million.
(4) The current OTS core capital requirement for savings banks is 3% of total adjusted assets. The OTS has proposed core capital requirements which would require a core capital ratio of 3% of total adjusted assets for savings banks that receive the highest supervisory rating for safety and soundness, and a 4% to 5% core capital ratio requirement for all other savings banks. See "Regulation--Federal Regulation of Savings Institution--Capital Requirements."
(5) Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk-weighting.

                                 USE OF PROCEEDS


         Although the actual net proceeds from the sale of the Subscription Shares cannot be determined until the Offering is completed, it is presently anticipated that the net proceeds will be between $151.1 million and $205.1 million (or $236.1 million if the Offering Range is increased by 15%), based upon the assumptions set forth in "Pro

Forma Data." The Company will be unable to utilize any of the net proceeds of the Offering until the consummation of the Conversion.

         The Company will contribute to the Bank 50% of the net proceeds of the Offering, which will be added to the Bank's general funds that management currently intends to initially utilize for general corporate purposes, including investment in one-to-four family residential real estate loans and other loans and investment in short-term and intermediate-term securities and mortgage-backed securities. The Company intends to use a portion of the net proceeds to loan funds to the ESOP to enable the ESOP to purchase 4% of the Subscription Shares issued in the Offering. To the extent the 1998 Recognition Plan is not funded with authorized but unissued common stock of the Company, the Company or Bank may use net proceeds from the Offering to fund the purchase of stock to be awarded under such plan. See "Management of the Bank--Benefit Plans".

         Net Offering Proceeds, including proceeds retained by the Company and proceeds contributed to the Bank, may also used to support the future expansion of operations through branch acquisitions, the establishment of new branch offices, and the acquisition of other financial institutions or diversification into other banking related businesses. The Bank has acquired two financial institutions since September 30, 1996, and the Company and the Bank intend to actively explore additional acquisitions, although neither the Company nor the Bank has any specific plans, arrangements or understandings regarding any additional expansions or acquisitions at this time.


         Upon completion of the Conversion, the Board of Directors of the Company will have the authority to repurchase stock, subject to statutory and regulatory requirements. Unless approved by the OTS, the Company, pursuant to OTS policy, will be prohibited from repurchasing any shares of the Common Stock for three years except (i) for an offer to all stockholders on a pro rata basis, or (ii) for the repurchase of qualifying shares of a director. Notwithstanding the foregoing and except as provided below, beginning one year following completion of the Conversion, the Company may repurchase its Common Stock so long as: (i) the repurchases within the following two years are part of an open-market program not involving greater than 5% of its outstanding capital stock during a twelve-month period; (ii) the repurchases do not cause the Bank to become "undercapitalized" within the meaning of the OTS prompt corrective action regulation; and (iii) the Company provides to the Regional Director of the OTS no later than ten days prior to the commencement of a repurchase program written notice containing a full description of the program to be undertaken and such program is not disapproved by the Regional Director. However, the Regional Director has authority to permit repurchases during the first year following consummation of the Conversion and to permit repurchases in excess of 5% during the second and third years upon the establishment of exceptional circumstances, as determined by the Regional Director.


         Based upon facts and circumstances following the Conversion and subject to applicable regulatory requirements, the Board of Directors may determine to repurchase stock in the future. Such facts and circumstances may include but will not be limited to (i) market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and the opportunity to improve the Company's return on equity; (ii) the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and (iii) any other circumstances in which repurchases would be in the best interests of the Company and its shareholders. In the event the Company determines to repurchase stock, such repurchases may be made at market prices which may be in excess of the Subscription Price in the Offering. To the extent that the Company repurchases stock at market prices in excess of the per share book value, such repurchases may have a dilutive effect upon the interests of existing stockholders.

                                 DIVIDEND POLICY

         The Company intends to pay a quarterly cash dividend of $.025 per share, or $.10 per share on an annual basis. The first dividend is expected to be declared for the fiscal quarter ended June 30, 1998. Declarations of dividends by the Company's Board of Directors will depend upon a number of factors, including the amount of the net proceeds from the Offerings retained by the Company, investment opportunities available to the Company or the Bank, capital requirements, regulatory limitations, the Company's and the Bank's financial condition and results of operation, tax considerations and general economic conditions. Consequently, there can be no assurance that dividends will in fact be paid on the Common Stock or that, if paid, such dividends will not be reduced or eliminated in future periods. See "Market for the Common Stock."

         The Bank will not be permitted to pay dividends to the Company on its capital stock if its stockholders' equity would be reduced below the amount required for the liquidation account. See "The Conversion and
Reorganization--Liquidation Rights." For information concerning federal and state law and regulations which apply to the Bank in determining the amount of proceeds which may be retained by the Company and regarding a savings institution's ability to make capital distributions including payment of dividends to its holding company, see "Federal and State Taxation--Federal Taxation--Distributions" and "Regulation--Federal Regulation of Savings Institutions--Limitation on Capital Distributions."

         Unlike the Bank, the Company is not subject to OTS regulatory restrictions on the payment of dividends to its stockholders, although the source of such dividends will be dependent on the net proceeds retained by the Company and earnings thereon and may be dependent, in part, upon dividends from the Bank. The Company is subject, however, to the requirements of Delaware law, which generally limit dividends to an amount equal to the excess of the net assets of the Company (the amount by which total assets exceed total liabilities) over its statutory capital (generally defined as the aggregate par value of the outstanding shares of the Company's capital stock without par value) or, if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year.

         Additionally, in connection with the Conversion, the Company and the Bank have committed to the OTS that during the one-year period following the consummation of the Conversion and the Reorganization, the Company will not take any action to declare an extraordinary dividend to stockholders which would be treated by recipient stockholders as a tax-free return of capital for federal income tax purposes without prior approval of the OTS.

         Since the completion of the first full fiscal quarter following the August 1995 Reorganization and Minority Stock Offering, the Bank or the Mid-Tier Holding Company have paid, in the aggregate, annual cash dividends of $.35 per common share, which amounts to a quarterly dividend of $.0875 per share. The Mid-Tier Holding Company intends to continue to pay regular quarterly dividends through the fiscal quarter ended March 31, 1997.

                           MARKET FOR THE COMMON STOCK


         There is an established market for Mid-Tier Common Stock which is currently listed on the Nasdaq National Market under the symbol, "TSBS," and the Mid-Tier Holding Company had 12 market makers as of September 30, 1997. As a newly formed company, however, the Company has never issued capital stock and consequently there is no established market for its Common Stock. It is expected that the Common Stock will be more liquid than the Mid-Tier Common Stock since there will be significantly more outstanding shares owned by the public.
Minority Shares will automatically, without further action by the holders thereof, be converted into and become a right to receive a number of shares of Company Common Stock that is determined pursuant to the Exchange Ratio. See "The Conversion and Reorganization--Share Exchange Ratio."

         The Company has received conditional approval to have its Common Stock listed on the Nasdaq National Market under the Mid-Tier Holding Company's previous symbol "TSBS." There are various requirements for qualification and continued quotation of the Common Stock on the Nasdaq National Market including a minimum number of market makers for the Common Stock. The Company will seek to encourage and assist market makers to make a market in its Common Stock, and, based upon the number of market markers for the Mid-Tier Common Stock, believes that enough market markers will make a market in the Common Stock in order to continue listing the Common Stock on the Nasdaq National Market. Making a market involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. Although not legally or contractually required to do so, FBR has advised the Company that upon completion of the Conversion, it intends to act as a market maker in the Common Stock.


         Additionally, the development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within the control of the Company, the Bank or any market maker. In the event that institutional investors buy a relatively large proportion of the Offering, the number of active buyers and sellers of the Common Stock at any particular time may be limited. There can be no assurance that persons purchasing the Common Stock will be able to sell their shares at or above the Subscription Price. Therefore, purchasers of the Common Stock should have a long-term investment intent and should recognize that a possibly limited trading market may make it difficult to sell the Common Stock after the Conversion and may have an adverse effect on the price of the Common Stock.

         The following table sets forth the high and low bid quotes for the Minority Shares since the completion of the Minority Stock Offering in which the Minority Shares were sold for $10.00 per share, together with the cash dividends declared subsequent thereto.


                                                                 Cash
Fiscal Year Ended                                              Dividends
December 31, 1995          High               Low              Declared
-----------------        -------            -------            --------
Third quarter..........  $ 141/8            $ 11                $ .0575
Fourth quarter.........    133/4              127/8               .0875

Fiscal Year Ended
December 31, 1996
-----------------
First quarter..........    15                 127/8               .0875
Second quarter.........    15                 131/4               .0875
Third quarter..........    151/8              131/4               .0875
Fourth quarter.........    163/8              14                  .0875

Fiscal Year Ended
December 31, 1997
-----------------
First quarter..........    185/8              153/4               .0875
Second quarter.........    205/8              177/8               .0875
Third quarter..........    331/2              191/8               .0875
Fourth quarter.........    453/4              28                  .0875


         At August 7, 1997 (the day immediately preceding the public announcement of the Conversion) and at February __, 1998, the last sale of Minority Shares as reported on the Nasdaq National Market was at a price of $22 per share and $_____ per share, respectively. All Minority Shares, including shares held by the Bank's officers and directors, will on the Effective Date be automatically converted into and become the right to receive a number of shares of Common Stock of the Company determined pursuant to the Exchange Ratio, and options to purchase Minority Shares will be converted into options to purchase a number of shares of Common Stock determined pursuant to the Exchange Ratio, for the same aggregate exercise price. See "Beneficial Ownership of Common Stock.

                                 CAPITALIZATION

         The following table presents the historical consolidated capitalization of the Mid-Tier Holding Company at September 30, 1997, and the pro forma consolidated capitalization of the Company after giving effect to the Conversion, based upon the assumptions set forth in the "Pro Forma Data" section.

                                                                       Pro Forma Consolidated Capitalization
                                                                    Based Upon the Sale for $10.00 Per Share of
                                                              -------------------------------------------------------
                                              Historical      15,300,408     18,000,691     20,700,648     23,805,827
                                             Capitalization      Shares        Shares          Shares        Shares(1)
                                             --------------   ----------     -----------    -----------     ----------
                                                                      (Dollars in Thousands)
Deposits ................................      $493,334        $493,334       $493,334       $493,334       $493,334
Borrowed funds...........................        30,000          30,000         30,000         30,000         30,000
                                               --------        --------       --------       --------       --------
Total deposits and borrowed funds........       523,334         523,334        523,334        523,334        523,334
Stockholders' equity:
  Preferred Stock, $.01 par value,
  70,000,000 shares authorized;
  none to be issued(3) ..................            --              --             --             --             --
  Common Stock, $.01 par value, 1,000,000
  shares authorized; shares to be issued
  as reflected(3)........................           904             233            274            315            362
  Additional paid-in capital(4) .........        30,495         182,256        209,218        236,176        267,181
  Retained income (5)....................        77,592          77,592         77,592         77,592         77,592
Net unrealized holding gain on securities           202             202            202            202            202
Less:
  Unearned  Common Stock held by
      1996 Recognition Plan..............           954             954            954            954            954
    Common Stock acquired by ESOP........            --           6,120          7,200          8,280          9,522
    Common  Stock acquired by 1998
      Recognition Plan ..................            --           6,120          7,200          8,280          9,522
                                               --------        --------       --------       --------       --------
      Total stockholders' equity.........      $108,239        $247,089       $271,932       $296,771       $325,339
                                               ========        ========       ========       ========       ========
Total stockholders' equity as a percentage
  of pro forma total assets..............          16.9%          31.5%           33.6%          35.5%          37.7%
                                               ========       ========        ========       ========       ========

---------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the Offering Range to reflect changes in market or general financial conditions following the commencement of the Subscription and Community Offerings.
(2) Does not reflect withdrawals from deposit accounts for the purchase of Common Stock in the Conversion. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.
(3) The Mid-Tier Holding Company has 30,000,000 authorized shares of Mid-Tier Common Stock, par value $.10 per share, and 10,000,000 authorized shares of preferred stock, par value $.10 per share.
(4) Does not include proceeds from the Offering that the Company intends to lend to the ESOP to enable it to purchase shares of Common Stock in the Offering. No effect has been given to the issuance of additional shares of Common Stock pursuant to the 1998 Stock Option Plan and 1998 Recognition Plan expected to be adopted by the Company. If such plans are approved by stockholders, an amount equal to 10% of the shares of Common Stock issued in the Offering will be reserved for issuance upon the exercise of options under the 1998 Stock Option Plan, and the 1998 Recognition Plan will acquire an amount of Common Stock equal to 4% of the number of shares sold in the Offering, either through open market purchases or from authorized but unissued shares. No effect has been given to the exercise of options currently outstanding. See "Management of the Bank--Benefits."
(5) The retained income of the Bank will be substantially restricted after the Conversion, see "The Conversion--Liquidation Rights" and "Regulation and Supervision--Federal Regulations of Savings Institutions--Limitations on Capital Distributions."
(6) Assumes that, subsequent to the Conversion, an amount equal to 4% of the Subscription Shares is purchased by the 1998 Recognition Plan through open market purchases. If the issuance of these shares were to come from authorized but unissued shares of the Company's Common Stock instead of open market purchases, the dilutive effect of the voting interest of stockholders would be approximately 2.6%. The common stock to be purchased by the 1998 Recognition Plan is reflected as a reduction of stockholders' equity. See "Risk Factors--Possible Dilutive Effect of Issuance of Additional Shares," "Pro Forma Data" and "Management of the Bank--Benefit Plans."

                                 PRO FORMA DATA

         The actual net offering proceeds from the sale of the Common Stock in the Offering cannot be determined until the Conversion is completed. However, net offering proceeds are currently estimated to be between $147.7 million and $200.5 million based upon the assumption that FBR receives a marketing fee of $1.0 million and that Conversion expenses, excluding FBR's marketing fee, are $935,000.

         Actual Conversion expenses may vary from those estimated, because the fees paid will depend upon the percentages and total number of the shares sold in the Offering and other factors. Under the Plan of Conversion, the Common Stock must be sold in the Offering at an aggregate Subscription Price not less than nor greater than the Offering Range, which is subject to adjustment. The Offering Range, as established by the Board of Directors is between a minimum of $153.0 million and a maximum of $207.0 million, with a midpoint of $180.0 million. This represents a range between a minimum of 15,300,408 shares and a maximum of 20,700,648 shares, based upon the Subscription Price of $10.00 per share. If the Offering Range is increased by up to 15% to reflect market or general financial conditions following the commencement of the Offering, the adjusted maximum number of shares of Common Stock to be issued would be 23,805,827, for estimated gross proceeds of $238.1 million.


         Pro forma consolidated net income of the Company for the nine months ended September 30, 1997 and for the fiscal year ended December 31, 1996 has been calculated as if the Company had been in existence and estimated net proceeds received by the Company and the Bank had been invested at an assumed interest rate of 5.52% for the nine months ended September 30, 1997, and the fiscal year ended December 31, 1996. The reinvestment rate was calculated based on the one year U.S. Treasury bill rate (which, in light of changes in interest rates in recent periods are deemed by the Company and the Bank to more accurately reflect pro forma reinvestment rates than the arithmetic average method). The effect of withdrawals from deposit accounts for the purchase of Common Stock has not been reflected. The pro forma after-tax yield on the estimated net proceeds is assumed to be 3.53% for the nine months ended September 30, 1997, and 3.53% for the fiscal year ended December 31, 1996, based on an effective tax rate of 36.0%. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Common Stock. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. It is assumed that the Company will retain 50% of the estimated adjusted net Conversion proceeds.

         The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders' equity represents the difference between the stated amount of assets and liabilities of the Company computed in accordance with generally accepted accounting principles ("GAAP"). The pro forma stockholders' equity is not intended to represent the fair market value of the Common Stock and may be greater than amounts that would be available for distribution to stockholders in the event of liquidation.

         The following table summarizes historical data of the Bank and pro forma data of the Company at or for the nine months ended September 30, 1997 and at or for the year ended December 31, 1996, based on assumptions set forth above and in the table and should not be used as a basis for projections of market value of the Common Stock following the Conversion. No effect has been given in the tables to the possible issuance of additional shares reserved for future issuance pursuant to currently outstanding stock options or the 1998 Stock Option Plan, nor does book value give any effect to the liquidation account to be established in the Conversion or the bad debt reserve in liquidation. See "The Conversion--Liquidation Rights," and "Management of the Bank--Directors' Compensation," and "--Executive Compensation."

                                                           At or For the Nine Months Ended September 30, 1997
                                                                    Based upon the Sale for $10.00 of
                                                        15,300,408    18,000,691      20,700,648     23,805,827
                                                          Shares         Shares          Shares       Shares (1)
                                                       -----------     -----------    -----------    -----------
                                                               (Dollars and Number of Shares in Thousands)
Gross proceeds......................................   $  153,004      $ 180,007      $ 207,006      $ 238,058
Expenses............................................       (1,935)        (1,935)        (1,935)        (1,935)
                                                       ---------       ---------      ---------      ---------
  Estimated net proceeds............................      151,069        178,072        205,071        236,123
  Common stock purchased by ESOP (2)................       (6,120)        (7,200)        (8,280)        (9,522)
  Common stock purchased by 1998 Recognition Plan (3)      (6,120)        (7,200)        (8,280)        (9,522)
    Estimated net cash proceeds.....................   $  138,829      $ 163,672      $ 188,511      $ 217,079

For the nine months ended September 30, 1997:
Net income:
  Historical........................................   $    5,898      $   5,898      $   5,898      $   5,898
Pro forma adjustments:
  Income on net proceeds............................        3,675          4,333          4,991          5,747
    ESOP (2)........................................         (245)          (288)          (331)          (381)
  1998 Recognition Plan (3).........................         (588)          (691)          (795)          (914)
    Pro forma net income............................   $    8,740      $   9,252      $   9,763      $  10,350
                                                       ==========      =========      =========      =========

Net income per share (4):
  Historical........................................   $     0.26      $    0.22      $    0.19      $    0.17

Pro forma adjustments:
  Income on net proceeds............................         0.16           0.16           0.16           0.16
  ESOP (2)..........................................        (0.01)         (0.01)         (0.01)         (0.01)
  1998 Recognition Plan (3).........................        (0.03)         (0.03)         (0.03)         (0.03)
    Pro forma net income per share (4)(5)...........    $    0.38      $    0.34      $    0.31      $    0.29
                                                        =========      =========      =========      =========

Pro forma price to annualized earnings..............        19.74          22.06x         24.19x         25.86x
Number of shares used in calculating pro forma price
  to   net income per share.........................       22,716         26,725         30,734         35,345

At September 30, 1997:
Stockholders' equity:
  Historical........................................    $ 108,239      $ 108,239      $ 108,239      $ 108,239
  Mutual Holding Company assets.....................           21             21             21             21
  Estimated net proceeds............................      151,069        178,072        205,071        236,123
  Less: Common stock acquired by ESOP (2)...........       (6,120)        (7,200)        (8,280)        (9,522)
        Common Stock acquired by 1998 Recognition
         Plan (3)...................................       (6,120)        (7,200)        (8,280)        (9,522)
   Pro forma stockholders' equity (6)...............      247,089        271,932        296,771        325,339
   Intangible assets................................      (10,834)       (10,834)       (10,834)       (10,834)
                                                        ---------      ---------      ---------      ---------
   Pro form tangible stockholders' equity...........    $ 236,255      $ 261,098      $ 285,937      $ 314,505

Stockholders' equity per share (7):
  Historical........................................     $   4.64      $    3.95      $    3.43      $    2.99
                                                             ====           ====           ====           ====
  Estimated net proceeds............................         6.49           6.50           6.51           6.51
  Less: Common stock acquired by ESOP (2)...........        (0.26)         (0.26)         (0.26)         (0.26)
        Common Stock acquired by 1998
        Recognition Plan (3)........................        (0.26)         (0.26)         (0.26)         (0.26)
                                                        ---------      ---------      ---------      ---------
   Pro forma stockholders' equity per share (6) (7)         10.61           9.93           9.42           8.98
    Intangible assets per share.....................        (0.47)         (0.40)         (0.34)         (0.30)
    Pro forma tangible stockholders' equity per share   $   10.14      $    9.53      $    9.07      $    8.68
                                                        =========      =========      =========      =========
Number of shares used in calculating stockholders'
  equity per share..................................       23,290         27,400         31,510         36,237

Offering prices as a percentage of pro forma stockholders'
  equity per share..................................        94.25%        100.70%        106.16%        111.36%
Offering price as a percentage of pro forma tangible
  stockholders' equity per share....................        98.62%        104.93%        110.25%        115.21%
                                                       ==========      =========      =========      =========
                                                  (Footnotes begin on next page)

                                                              At or For the  Year Ended December 31, 1996
                                                                    Based upon the Sale for $10.00 of
                                                        15,300,408     18,000,691      20,700,648     23,805,827
                                                          Shares         Shares          Shares       Shares (1)
                                                       -----------     -----------    -----------    -----------
                                                                    (Dollars and Shares in Thousands)

Gross proceeds......................................   $ 153,004       $ 180,007      $ 207,006      $ 238,058
Expenses............................................      (1,935)         (1,935)        (1,935)        (1,935)
                                                       ---------       ---------      ---------      ---------
  Estimated net proceeds............................     151,069         178,072        205,071        236,123
  Common stock purchased by ESOP (2)................      (6,120)         (7,200)        (8,280)        (9,522)
  Common stock purchased by 1998 Recognition Plan (3)     (6,120)         (7,200)        (8,280)        (9,522)
      Estimated net proceeds........................   $ 138,829       $ 163,672      $ 188,511      $ 217,079

For the twelve months ended December 31, 1996:
Net income:
  Historical........................................   $   8,391       $   8,391      $   8,391      $   8,391
Pro forma adjustments:
  Income on adjusted net proceeds...................       4,901           5,778          6,654          7,663
    ESOP (2)........................................        (326)           (384)          (442)          (508)
  1998 Recognition Plan (3).........................        (783)           (922)        (1,060)        (1,219)
      Pro forma net income..........................   $  12,183       $  12,863      $  13,543      $  14,327

Net income per share (4):
  Historical........................................   $    0.37       $    0.31      $    0.27      $    0.24
                                                                            ====           ====
Pro forma adjustments:
  Income on net proceeds............................        0.22            0.22           0.22           0.22
  ESOP (2)..........................................       (0.01)          (0.01)         (0.01)         (0.01)
  1998 Recognition Plan (3).........................       (0.03)          (0.03)         (0.03)         (0.03)
    Pro forma net income per share (4) (5)..........   $    0.55       $    0.49      $    0.45      $    0.42
                                                       =========       =========      =========      =========

Pro forma price to earnings.........................       18.18x          20.41x         22.22x         23.81x
                                                       =========       =========      =========      ==========
Number of shares used in calculating pro forma price
   net income per share.............................      22,729          26,740         30,751         35,364

At December 31, 1996:
Stockholders' equity:
  Historical........................................   $ 103,352       $ 103,352      $ 103,352      $ 103,352
  Mutual Holding Company assets.....................          21              21             21             21
  Estimated net proceeds............................     151,069         178,072        205,071        236,123
  Less: Common stock acquired by ESOP (2)...........      (6,120)         (7,200)        (8,280)        (9,522)
        Common Stock acquired by 1998
         Recognition Plan (3).......................      (6,120)         (7,200)        (8,280)        (9,522)
Pro forma stockholders' equity (6)..................     242,202         267,045        291,884        320,452
   Intangible assets.................................     (9,164)         (9,164)        (9,164)        (9,164)
                                                       ---------       ---------      ---------      ---------
  Pro forma tangible stockholders' equity...........    $233,038       $ 257,881      $ 282,720      $ 311,288
Stockholders' equity per share (7):
  Historical........................................     $  4.44       $    3.77      $    3.28      $    2.85
  Estimated net proceeds............................        6.48            6.49           6.50           6.51
  Less: Common stock acquired by ESOP (2)...........       (0.26)          (0.26)         (0.26)         (0.26)
        Common Stock acquired by 1998
        Recognition Plan (3)........................       (0.26)          (0.26)         (0.26)         (0.26)
                                                       ---------      ----------     ----------     ----------
  Pro forma stockholders' equity per share (6)(7)          10.40            9.74           9.26           8.84
  Intangible assets per share.......................       (0.39)           (.33)          (.29)          (.25)
  Pro forma tangible stockholders' equity per share    $   10.01       $    9.41      $    8.97      $    8.59
                                                       =========       =========      =========      =========
Number of shares used in calculating stockholders'
  equity per share..................................      23,290          27,400         31,510         36,237
Offering price as a percentage of pro forma stockholders'
  equity per share..................................       96.15%         102.67%        107.99%        113.12%
Offering price as a percentage of pro forma tangible
  stockholders' equity per share....................       99.90%         106.27%        111.48%        116.41%

(1) As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the Offering Range to reflect changes in market and financial conditions following the commencement of the Offering.
(2) Assumes that 4% of shares of Common Stock sold in the Offering will be purchased by the ESOP. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the ESOP from the net proceeds of the Offering retained by the Company. The Bank intends to make annual contributions to the ESOP in an amount at least equal to the principal of the debt. The Bank's total annual payments on the ESOP debt is based upon 12 equal annual installments of principal. SOP 93-6 requires that an employer record compensation expense in an amount equal to the fair value of the shares

(footnotes continued)


     committed to be released to employees. The pro forma adjustments assume that the ESOP shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by the Bank, and the fair value of the Common Stock remains at the Subscription Price. The unallocated ESOP shares are reflected as a reduction of stockholders' equity. No reinvestment is assumed on proceeds contributed to fund the ESOP. The pro forma net income further assumes (i) that 38,000, 45,000, 52,000 and 60,000 shares were committed to be released with respect to the nine months ended September 30, 1997, and 51,000, 60,000, 69,000 and 79,000
     shares were committed to be released with respect to the fiscal year ended December 31, 1996, in each case at the minimum, midpoint, maximum, and adjusted maximum of the Offering Range, respectively, and (ii) in accordance with SOP 93-6, only the ESOP shares committed to be released during the respective period were considered outstanding for purposes of net income per share calculations. See "Management of the Bank--Benefit Plans--Employee Stock Ownership Plan and Trust."
(3) Subject to the approval of the Company's stockholders, the 1998 Recognition Plan intends to purchase an aggregate number of shares of Common Stock equal to 4.0% of the shares to be sold in the Offering. The shares may be acquired directly from the Company, or through open market purchases. The funds to be used by the 1998 Recognition Plan to purchase the shares will be provided by the Bank or the Company. If these shares were issued from authorized but unissued Common Stock instead of open market purchases, the dilutive effect of the voting interest of shareholders would be approximately 2.6%. See "Management of the Bank--Benefit Plans--1998 Recognition Plan." Assumes that the 1998 Recognition Plan acquires the shares through open market purchases at the Subscription Price with funds contributed by the Bank, and that 15% of the amount contributed to the 1998 Recognition Plan is amortized as an expense during the nine months ended September 30, 1997, and 20% during the fiscal year ended December 31, 1996.
(4) Per share figures include shares of Common Stock that will be exchanged for Minority Shares in the Share Exchange. Net income per share computations are determined by taking the number of subscription shares assumed to be sold in the Offering and the number of Exchange Shares assumed to be issued in the Share Exchange and, in accordance with SOP 93-6, subtracting the ESOP shares which have not been committed for release during the respective period. See Note 2 above. The number of shares of Common Stock actually sold and the corresponding number of Exchange Shares may be more or less than the assumed amounts.
(5) No effect has been given to the issuance of additional shares of Common Stock pursuant to the 1998 Stock Option Plan, which is expected to be adopted by the Company following the Offering and presented to stockholders for approval. If the 1998 Stock Option Plan is approved by stockholders, an amount equal to 10% of the Common Stock sold in the Offerings will be reserved for future issuance upon the exercise of options to be granted under the 1998 Stock Option Plan. The issuance of authorized but previously unissued shares of Common Stock pursuant to the exercise of options under such plan would dilute stockholders' voting interest by approximately 6.2% interests. Assuming stockholder approval of the plan, that all the options were exercised at the end of the period at an exercise price equal to the Subscription Price, and that the 1998 Recognition Plan purchases shares in the open market at the Subscription Price, (i) pro forma net income per share for the nine months ended September 30, 1997 would be $0.38, $0.35, $0.32, and $0.29, and pro forma stockholders' equity per share at September 30, 1997 would be $10.57, $9.93, $9.45 and $9.04, in each case at the minimum, midpoint, maximum and adjusted maximum of the Offering Range, respectively, and (ii) pro forma net income per share for the fiscal year ended December 31, 1996 would be $0.54, $0.48, $0.44 and $0.41, and the pro forma stockholders' equity per share at December 31, 1996 would be $10.37, $9.76, $9.31, and $8.91, in each case at the minimum, midpoint, maximum and adjusted maximum of the Offering Range, respectively.
(6) The retained income of the Bank will be substantially restricted after the Conversion. See "Dividend Policy," "The Conversion--Liquidation Rights" and "Regulation and Supervision--Federal Regulation of Savings Institutions--Limitation on Capital Distributions."
(7) Per share figures include shares of Common Stock that will be exchanged for Minority Shares in the Share Exchange. Stockholders' equity per share calculations are based upon the sum of (i) the number of Subscription Shares assumed to be sold in the Offering, and (ii) Exchange Shares equal to the minimum, midpoint, maximum and adjusted maximum of the Offering Range, respectively. The Exchange Shares reflect an Exchange Ratio of 2.4580, 2.8917, 3.3255, and 3.8243, respectively, at the minimum, midpoint, maximum, and adjusted maximum of the Offering Range, respectively. The number of Subscription Shares actually sold and the corresponding number of Exchange Shares may be more or less than the assumed amounts.

             PEOPLES BANCORP, INC. CONSOLIDATED STATEMENTS OF INCOME

         The following Consolidated Statements of Income of the Mid-Tier Holding Company for each of the years in the three-year period ended December 31, 1996 have been audited by KPMG Peat Marwick LLP, independent certified public accountants whose report appears elsewhere herein. The Consolidated Statements of Income for the nine month periods ended September 30, 1997 and 1996 are unaudited and, in the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results for the unaudited periods have been made. All such adjustments are of a normal recurring nature. The results of operations for the nine month period ended September 30, 1997 are not necessarily indicative of the results that may be expected for the entire year or any other subsequent period. These Consolidated Statements of Income should be read in conjunction with the Consolidated Financial Statements and related Notes included elsewhere herein.


                                                             September 30,               December 31,
                                                           ------------------   ------------------------------
                                                            1997       1996       1996       1995       1994
                                                            ----       ----       ----       ----       ----
                                                              (unaudited)
                                                                  (In Thousands except per share data)
Interest and dividend income:
   Interest and fees on loans........................     $ 22,393   $ 18,085   $ 25,503   $ 22,347   $ 20,569
   Interest on securities available for sale.........        5,825      3,594      4,762      4,484      5,058
   Interest and dividends on investment securities
     held to maturity................................        3,992      4,464      5,861      5,183      3,485
   Interest on federal funds sold....................          406        519        777      1,504        355
                                                          --------   --------   --------   --------   --------
       Total interest income.........................       32,616     26,662     36,903     33,518     29,467
Interest expense on deposits (note 11)...............       14,734     12,865     17,941     17,010     12,851
Interest expense on borrowings (note 12).............        1,489         --         --         --         --
                                                          --------   --------   --------   --------   --------
       Total interest expense........................       16,223     12,865     17,941     17,010     12,851
                                                          --------   --------   --------   --------   --------

       Net interest income...........................       16,393     13,797     18,962     16,508     16,616

Provision for loan losses (note 8)...................        1,488         --         --        150        180
                                                          --------   --------   --------   --------   --------

       Net interest income after provision for loan
         losses......................................       14,905     13,797     18,962     16,358     16,436
                                                          --------   --------   --------   --------   --------
Other income:
   Service fees on deposit accounts..................          651        259        485        361        346
   Fees and other income.............................          595        240        471        390        394
   Net gain on sale of other real estate.............           --         23         23          2          3
   Net gain on sale of securities (note 5)...........        2,923      2,189      2,839      4,193      2,406
                                                          --------   --------   --------   --------   --------
       Total other income............................        4,169      2,711      3,818      4,946      3,151
                                                          --------   --------   --------   --------   --------
Operating expense:
   Salaries and employee benefits (note 15)..........        5,357      3,361      5,104      3,959      3,626
   Net occupancy expense (note 9)....................        1,171        903      1,306      1,131      1,033
   Equipment expense.................................           84         53         88         58         71
   Data processing fees..............................          392        302        416        346        334
   Amortization of intangible assets.................          577        204        389        226         21
   FDIC insurance premium (note 18)..................           39        232        233        492        873
   FDIC special assessment...........................           --        177        177         --         --
   Other operating expense...........................        2,224      1,202      1,956      1,580      1,517
                                                          --------   --------   --------   --------   --------
       Total operating expense.......................        9,844      6,434      9,669      7,792      7,475
                                                          --------   --------   --------   --------   --------
       Income before income taxes....................        9,230     10,074     13,111     13,512     12,112
Income taxes (note 13)...............................        3,332      3,626      4,720      4,864      4,437
                                                          --------   --------   --------   --------   --------
       Net income....................................     $  5,898   $  6,448   $  8,391   $  8,648   $  7,675
                                                          ========   ========   ========   ========   ========
Earnings per common share
       Basic.........................................     $    .66   $    .72   $   0.94         --         --
                                                          ========   ========   ========   ========   ========
       Diluted.......................................     $    .66   $    .72   $   0.94         --         --
                                                          ========   ========   ========   ========   ========

See accompanying notes to Consolidated Financial Statements

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General


         The profitability of the Bank depends primarily on its net interest income, which is the difference between interest and dividend income on interest-earning assets, principally loans and investment securities and interest expense on interest-bearing deposits and borrowed funds. Recognizing that sole reliance upon net interest income for earnings is becoming an increasing matter of concern the Bank has formed an asset-based lending arm and acquired a trust company as the first steps towards increasing off-balance sheet income. The Bank's net income also is dependent, to a lesser extent, on the level of its other operating income (including service charges and, when available, gains on sales of securities) and operating expenses, such as salaries and employee benefits, net occupancy expense, deposit insurance premiums, professional fees, goodwill amortization, data processing and miscellaneous other expenses, as well as federal and state income tax expenses.


Business Strategy


         The Bank's current business strategy is to continue to serve its market area as a community-oriented financial institution dedicated to financing home ownership and commercial activity and providing financial services to its customers in an efficient manner. The principal components of its strategy are discussed below.

o Emphasizing Traditional Lending and Investment Activities. The Bank is a community-oriented savings institution operating primarily in Mercer, Burlington and Ocean counties, New Jersey. The Bank's current lending emphasis is the origination of one- to four-family residential mortgage loans, multi-family and commercial mortgage loans, home equity and property improvement loans, commercial business loans and consumer loans. The Bank generally originates loans for its own portfolio and, with limited exceptions, has not engaged in the purchase or sale of loans. The Bank generally limits its lending activities to Mercer and Burlington Counties, New Jersey, and Bucks County, Pennsylvania. However, the Bank's asset-based lending subsidiary, TSBusiness Finance ("TSBF"), provides funds to corporations located throughout the State of New Jersey and the greater Delaware Valley. The Bank does not engage in securities trading and limits its investments to U.S. Treasury and federal government agency obligations, mortgage-backed securities issued by federal government agencies or sponsored corporations, municipal securities and corporate obligations which are rated A or higher by a national rating agency. By investing in these types of assets, the Bank's objective has been to supplement its loan portfolio and reduce significantly the credit and interest rate risk of its asset base in exchange for lower rates of return than would typically be available through lending activities. In addition, the Bank in January 1997 instituted an investment leverage program by borrowing $30 million for reinvestment in federal agency securities which are designated as available for sale.

o Complementing the Bank's Traditional Lending by Growing the Portfolio of High-Yielding Loans. To complement the Bank's traditional emphasis on one- to four-family residential real estate lending, the Bank has recently increased its portfolio of higher-yielding loans. During the 21 months ended September 30, 1997, the Bank's portfolio of commercial business loans increased by $50.7 million, or 438%, to $62.2 million from $11.6 million, the Bank's portfolio of commercial real estate and multi-family residential real estate loans increased by $12.5 million, or 44.8%, to $40.3 million from $27.8 million, and the Bank's portfolio of home equity loans increased by $12.1 million, or 55.3%, to $33.9 million from $21.8 million. This growth has resulted primarily from the Bank's acquisition of Burlington County Bank, discussed below, and its establishment of TSBF. Because the yields on these types of loans are generally higher than the yields on one- to four-family residential real estate loans, the Bank's goal over the next several years is to continue to increase its portfolio of such loans in a controlled, safe and sound manner. Although management believes that it can safely originate, service and monitor these loans, such loans generally expose lenders to greater risk of loss than one- to four-family residential real estate loans.

o Increasing the Bank's Fee Income. On September 8, 1997, the Bank completed the acquisition of Manchester Trust Bank ("Manchester Trust"), Ocean County, New Jersey, a trust services company . Manchester Trust was acquired at a purchase price of $4.0 million. As of September 30, 1997, Manchester Trust had $140.1 million of assets under management. Manchester Trust, which is operated as a subsidiary of the Bank, provides trust services primarily to retirees in Ocean County, New Jersey. Management views this acquisition as the first step in a strategic growth into the trust services business, and its goal over the next several years is to increase its total assets under management, and its level of noninterest income derived from providing such services, by offering similar services in the other counties in the Bank's market area.


o Strong Retail Deposit Base. The Bank has 12 full-service offices located in Mercer and Burlington County and two full service offices located in limited access retirement communities located in Ocean County, New Jersey. The Bank believes it has a stable community retail deposit base. The Bank believes its market share of deposits is approximately 4.7% in Mercer County, New Jersey and 3.4% in Burlington County, New Jersey. The Bank has recently introduced several new products and services as part of a strategy of increasing its transaction accounts and decreasing its reliance on certificates of deposit. As of September 30, 1997, transaction and savings accounts totaled $290.2 million, or 41.1% of the Bank's total deposit. The Bank does not solicit for deposits outside its primary market area and does not utilize the services of deposit brokers.


o Growth Through Acquisitions. A component of the Bank's operating strategy has recently been and continues to be growth through acquisitions. The Bank believes that assets and expertise acquired in whole-bank acquisitions can supplement the Bank's internal growth in areas that have not traditionally been emphasized by the Bank. Accordingly, the Bank's growth in its portfolio of higher yielding loans was supplemented by its acquisition on October 1, 1996 of Burlington County Bank ("BCB"), an $80.2 million commercial bank located in Burlington Township, New Jersey, at a purchase price of $12.5 million, and the Bank's development of its trust services business was the result of its acquisition of Manchester Trust with $140.1 million of assets under management, and BCB with approximately $10 million of assets under management at the time of the acquisition. Management's strategy is to continue to grow these lines of business, as well as the Bank's deposits and portfolio of other loans, through additional acquisitions and internal development. The Company's ability to grow through selective acquisitions of other financial institutions or branches of such institutions will depend on successfully identifying, acquiring and integrating such institutions or branches. There can be no assurance the Company will be able to generate internal growth or to identify attractive acquisition candidates, acquire such candidates on favorable terms or successfully integrate any acquired institutions or branches into the Company. Neither the Company nor the Bank has any specific plans, arrangements or understandings regarding any additional expansions or acquisitions at this time. In addition, the Bank intends to grow internally through de novo branching, and has received OTS approval to open a branch office in Bucks County, Pennsylvania.

Market Risk and Asset and Liability Management

         General. The Bank's most significant form of market risk is interest rate risk, as the majority of the Bank's assets and liabilities are sensitive to interest rate changes. It is the objective of the Bank to minimize, to the degree prudently possible, its exposure to interest rate risk, while maintaining an acceptable interest rate spread. Interest rate spread is the difference between the Bank's yield on its interest-earning assets and its cost of interest-bearing liabilities. Interest rate risk is generally understood to be the sensitivity of the Bank's earnings, net asset values, and stockholders' equity to changes in market interest rates.


         Changes in interest rates affect the Bank's earnings. The effect on earnings of changes in interest rates generally depends on how quickly the Bank's yield on interest-earning assets and cost of interest-bearing liabilities react to the changes in market rates of interest. If the Bank's cost of deposit accounts reacts more quickly to changes in market interest rates than the yield on the Bank's mortgage loans and other interest-earnings assets, then an increasing interest rate environment is likely to adversely affect the Bank's earnings and a decreasing interest rate environment is likely to favorably affect the Bank's earnings. On the other hand, if the Bank's yield on its mortgage loans and other interest-earnings assets reacts more quickly to changes in market interest rates than the Bank's cost of deposit accounts, then an increasing interest rate environment is likely to favorably affect the Bank's earnings and a decreasing interest rate environment is likely to adversely affect the Bank's earnings. Interest rate sensitivity is managed by the Asset/Liability Management Committee ("ALCO"). The principal objective of ALCO is to maximize income within acceptable levels of established risk policy.

         The table set forth below shows that the Bank's interest-bearing liabilities which mature or reprice within short periods exceed its interest-earning assets with similar characteristics. Accordingly, a material and prolonged increasing interest rate environment generally would adversely affect net interest income, while a material and prolonged decreasing interest rate environment generally would have a positive effect on net interest income.

         The Bank's current investment strategy is to maintain an overall securities portfolio that provides a source of liquidity and that contributes to the Bank's overall profitability and asset mix within given quality and maturity considerations. The securities portfolio is concentrated in U.S. Treasury and federal government agency securities providing high asset quality to the overall balance sheet mix. Most securities recently purchased by the Bank have been classified as available for sale to provide management with the flexibility to make adjustments to the portfolio given changes in the economic or interest rate environment, to fulfill unanticipated liquidity needs, or to take advantage of alternative investment opportunities.

         The following table presents the difference between the Bank's interest-earning assets and interest-bearing liabilities at September 30, 1997 expected to reprice or mature, based on certain assumptions, in each of the future time periods shown. This table does not necessarily indicate the impact of general interest rate movements on the Bank's net interest income because the repricing of certain assets and liabilities is subject to competitive and other limitations. As a result, certain assets and liabilities indicated as maturing or otherwise repricing within a stated period may in fact mature or reprice at different times and at different volumes.

                                            Within      One to      Three to      Over
                                           One Year   Three Years  Five Years  Five Years    Total
                                           --------   -----------  ----------  ----------    -----
Interest-earning assets:
  Mortgage loans:
    Fixed-rate.........................    $ 13,384     $ 22,639    $ 14,401     $57,148    $107,572
    Adjustable-rate....................      81,249       56,105      33,460       4,293     175,107
  Non-mortgage loans:
    Fixed-rate.........................       9,230       18,444       9,193      13,504      50,371
    Adjustable rate....................      62,521        4,540         794         128      67,983
  Securities available for sale: (1)
    Debt securities....................      41,853       65,890       3,511         680     111,934
    Equity securities..................          10           --          --          --          10
    Mortgage-backed securities.........       1,809        2,993       2,317       7,953      15,072
  Securities held to maturity:
    Debt securities....................      25,234        3,349         235       2,340      31,158
    Mortgage-backed securities.........      18,926       13,789       6,278         610      39,603
    Federal Home Loan Bank stock.......          --           --          --       3,386       3,386
Federal funds sold.....................       2,300           --          --          --       2,300
                                           --------     --------    --------     -------    --------
Total interest-earning assets..........    $256,516     $187,749    $ 70,189     $90,042    $604,496
                                           --------     --------    --------     -------    --------

Interest-bearing liabilities:
  Deposits:
    Demand accounts....................      39,285       21,405       7,732      37,753     106,175
    Savings accounts...................      16,478       13,677      10,684      56,091      96,930
    Certificates of deposit............     218,046       68,098       4,078           7     290,229
     Borrowings........................          --       30,000          --          --      30,000
                                           --------     --------    --------     -------    --------
      Total interest-bearing liabilities   $273,809     $133,180    $ 22,494     $93,851    $523,334

Excess (deficiency) of interest-
 earning  assets over interest-
 bearing liabilities ..................    $(17,293)    $ 54,569    $ 47,695     $(3,809)
                                           ========     ========    ========     =======

Cumulative excess (deficiency) of
  interest-  earning assets over
  interest-bearing liabilities ........    $(17,293)    $ 37,276    $ 84,971     $81,162
                                           ========     ========    ========     =======

Cumulative ratio of excess (deficiency)
  of interest-earning assets as a
  percentage of total assets...........      (2.7%)          5.8%       13.3%       12.7%
                                             ====           ====       =====        ====

---------
(1) Debt securities available for sale are reflected in this table at amortized cost, equity securities are reflected at estimated market value.

     In preparing the table above, it has been assumed, in assessing the interest rate sensitivity of the Bank, that: (i) mortgage loans will prepay at a rate of 12.0% per year, (ii) fixed maturity deposits will not be withdrawn prior to maturity; and (iii) Demand and Savings accounts will decay at the following rates:

                                   Over 1       Over 3
                      1 Year       Through      Through      Over 5
                      or Less      3 Years      5 Years       Years
                      -------      -------      -------       -----
Demand accounts ....   37.0%        32.0%        17.0%        17.0%
Savings accounts ...   17.0%        17.0%        16.0%        14.0%


         Certain shortcomings are inherent in the method of analysis presented in the preceding table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. In addition, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Certain assets, such as adjustable-rate mortgage loans, have features which restrict changes in interest rates on a short-term basis and over the life of the assets. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to make payments on their adjustable-rate debt may decrease in the event of an interest rate increase.

         Net Portfolio Value. The OTS has adopted a final rule that incorporates an interest rate risk ("IRR") component into the risk-based capital rules. The IRR component is a dollar amount that will be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its net portfolio value ("NPV") to changes in interest rates. NPV is the difference between discounted incoming and outgoing cash flows from assets, liabilities, and off-balance sheet contracts. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis point change in market interest rates. A resulting change in NPV of more than 2% of the estimated market value of its assets will require the institution to deduct from its capital 50% of that excess change. The rule provides that the OTS will calculate the IRR component quarterly for each institution from the institution's Thrift Financial Reports. The following table presents the Bank's NPV as of September 30, 1997, as calculated by the OTS, based on information provided to the OTS by the Bank.

   Change in                                                    Change in NPV
Interest Rates                                                as a percentage of
in Basis Points                  Net Portfolio Value            Estimated Market
 (Rate Shock)          Amount       $ Change        % Change     Value of Assets
--------------        -------       --------        --------   -----------------
                              (Dollars in Thousands)


      400             $ 70,771      $ 37,887          34.90%         (6.0)%
      200               91,206        17,452          16.01          (2.8)%
     Stat              108,658            --             --            --
     (200)             121,742        13,084          12.00           2.1 %
     (400)             133,351        24,693          22.70           3.9 %



         As shown by the table above, increases in interest rates will result in net decreases in the Bank's NPV, while decreases in interest rates will result in smaller net increases in the Bank's NPV. The table suggests that in the event of a 200 basis point change in interest rates, the Bank would experience a 2.8% decrease in NPV in a rising interest rate environment, and a 2.1% increase in NPV in a decreasing interest rate environment.

         Certain shortcomings are inherent in the methodology used in the above table. Modeling changes in NPV requires the making of certain assumptions that may tend to oversimplify the manner in which actual yields and costs respond to changes in market interest rates. First, the models assume that the composition of the Bank's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured. Second, the models assume that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV measurements do provide an indication of the Bank's interest rate risk exposure at a particular point in time, such measurements are not intended to provide a precise forecast of the effect of changes in market interest rates on the Bank's net interest income.

Comparison of Financial Condition


         Total assets increased $37.9 million, or 6.3%, to $638.9 million at September 30, 1997 from $601.0 million at December 31, 1996. Deposit growth from the branch system and net earnings after dividend payments generated $7.1 million of asset growth. Deposits increased by $2.1 million, or .4%, to $493.3 million at September 30, 1997 from $491.2 million at December 31, 1996. Cash and cash equivalents decreased by $7.7 million, or 36.9%, to $13.2 million on September 30, 1997 from $20.9 million at December 31, 1996. Primarily as the result of the investment leverage program described below, securities available for sale increased $40.0 million, or 45.6%, to $127.7 million at September 30, 1997 from $87.6 million at December 31, 1996. Securities and mortgage-backed securities held to maturity decreased by $15.8 million from $86.6 million at December 31, 1996 to $70.8 million at September 30, 1997 due to maturities of securities and principal payments on mortgage-backed securities during the nine month period ended September 30, 1997. Securities held to maturity decreased $15.8 million or 18.2% to $70.8 million at September 30, 1997 from $86.6 million at December 31, 1996 due to maturities and principal payments on mortgage-backed securities of securities during 1997. On January 4, 1997, the Bank instituted an investment leverage program by borrowing $30 million for reinvestment in federal agency securities which were designated as available for sale. Included in securities and mortgage-backed securities held to maturity and securities available for sale are corporate bonds that the Bank invests in from time to time. All of the corporate bonds are rated A or greater by nationally recognized rating agencies. Corporate bonds generally offer the Bank higher returns then government issued instruments with minimal risk due to the bonds' high credit rating. Net loans increased $17.6 million, or 4.6%, to $397.9 million at September 30, 1997 from $380.3 million at December 31, 1996. The Bank's investment in Federal Home Loan Bank ("FHLB") stock increased $297,000, or 9.6%, to $3.4 million at September 30, 1997 from $3.1 million at December 31, 1996, as the Bank's larger mortgage loan portfolio required additional investment in FHLB stock.

         Total assets increased $86.8 million, or 16.9%, to $601.0 million at December 31, 1996 from $514.2 million at December 31, 1995. Deposit growth from the branch system and net earnings after dividend payments generated $12.0 million of asset growth. The acquisition of BCB added an additional $74.8 million in assets. Deposits increased by $80.5 million, or 19.6%, to $491.2 million at December 31, 1996 from $410.8 million at December 31, 1995. Deposit growth consisted of $7.3 million from the Bank's branch system and $73.2 million from the acquisition of BCB. Cash and cash equivalents increased by $4.7 million, or 28.8%, to $20.9 million on December 31, 1996 from $16.3 million at December 31, 1995. Securities and mortgage-backed securities held to maturity decreased by $4.7 million from $91.3 at December 31, 1995 to $86.6 million at December 31, 1996 due to maturities and principal payments on mortgage-backed securities during 1996. Securities available for sale increased $3.9 million, or 4.6%, to $87.6 million at December 31, 1996 from $83.8 million at December 31, 1995. Securities held to maturity decreased $4.6 million, or 5.0%, to $86.6 million at December 31, 1996 from $91.2 million at December 31, 1995. Net loans increased $74.2 million, or 24.2%, to $380.3 million at December 31, 1996 from $306.1 million at December 31, 1995. These portfolios also increased as loan and mortgage-backed securities principal payments, and deposit flows were reinvested in these asset categories and as a result of the acquisition of BCB. The Bank's investment in FHLB stock increased $225,000, or 7.9%, to $3.1 million at December 31, 1996 from $2.9 million at December 31, 1995, as the Bank's larger mortgage loan portfolio permitted additional investment in FHLB stock.

         Stockholders' equity increased by $4.9 million, or 4.7%, to $108.2 million at September 30, 1997 from $103.4 million at December 31, 1996. The increase was due to $5.9 million of net income combined with a $.7 million amortization of unearned shares of Mid-Tier Common Stock under a restricted stock plan, offset by a $.9 million decrease in unrealized gains on sales of investments and $.9 million in dividends. The decrease in unrealized gains was primarily attributable to the Bank's sale of equity securities to comply with OTS requirements that the Bank divest its portfolio of equity securities. Stockholders' equity increased by $5.8 million, or 6.0%, to $103.4 million at December 31, 1996 from $97.5 million at December 31, 1995. The increase in stockholders' equity was due to net income of $8.4 million, offset by $1.1 million of dividends and a decline in the net unrealized gain on sale of securities of $1.6 million.


Average Balance Sheet

         The following table sets forth certain information relating to the Bank's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from daily average balances.

                                      At September 30,       For the Nine Months Ended September 30,
                                           1997                      1997                        1996
                                      ----------------    --------------------------  --------------------------
                                                                             Average                     Average
                                      Actual    Yield/    Average             Yield/  Average             Yield/
                                      Balance    Cost     Balance  Interest  Cost(6)  Balance  Interest  Cost(6)
                                      -------    ----     -------  -------- --------  -------  --------  -------
                                                                (Dollars in Thousands)
Assets: (1)
Interest-earning assets:
  Mortgage loans.................... $282,679     7.43%  $268,505    14,810    7.35%  $263,421   $14,503   7.34%
  Consumer loans....................   56,109     8.10     56,946     3,335    7.81     45,012     2,669   7.91
  Commercial business loans.........   62,245     8.54     62,867     4,248    9.01     13,497       913   9.02
  Securities available for sale: (2)
  Debt securities...................  127,006     6.55    117,810     5,764    6.51     72,540     3,462   6.36
  Equity securities.................       10       --        485        61   16.77      1,478       132  11.91
Investments held to maturity:
  Debt securities and Federal Home Loan
    Bank stock......................   34,544     6.06     39,562     1,787    6.02     40,924     1,967   6.41
  Mortgage-backed securities........   39,603     5.72     44,085     2,205    6.67     48,942     2,497   6.80
Federal funds sold..................    2,300     6.25      9,181       406    5.90     13,035       519   5.31
                                      -------             -------    ------           --------   -------
    Total interest-earning assets     604,496     7.14    599,441    32,616    7.25    498,849    26,662   7.12
                                                                     ------                       ------
  Noninterest-earning assets (3)                34,446               29,750                       19,293
                                                ------               ------                      -------
      Total assets.................. $638,942            $629,191                     $518,142
                                     ========            ========                     ========
Liabilities and Stockholders' equity:
  Certificates of deposits.......... $290,229     5.40   $289,656    11,611    5.34     262,765   10,304   5.23
  Transaction and savings deposits    203,105     2.16    196,854     3,123    2.12     149,635    2,561   2.28
  Borrowed funds....................   30,000     6.03     31,950     1,489    6.21          --       --     --
                                      -------             -------    ------            --------  -------  -----
   Total interest-bearing liabilities 523,334     4.18    518,460    16,223    4.19     412,400   12,865   4.16
                                                                             ------                      ------
Non-interest-bearing liabilities        7,369               6,809                         5,924
                                        -----              ------                       -------
      Total liabilities.............  530,703             525,269                       418,324
                                      -------             -------                      --------
Stockholders' equity................  108,239             103,922                        99,818
                                      -------             -------                     --------
Total liabilities and stockholders'
    equity                           $638,942            $629,191                      $518,142
                                     ========            ========                      ========
Net interest income.................                                $16,393                      $13,797
                                                                    =======                      =======
Net interest spread (4).............              2.96%                        3.06%                       2.96%
                                                 =====                       ======                       =====
Net interest margin (5).............              3.61%                        3.65%                       3.69%
                                                 =====                       ======                       =====
 Interest-earning assets as a percentage of
  interest-bearing liabilities......            115.63%                      115.62%                     120.96%
                                                ======                       ======                      ======

(1)  Average balances and rates include non-accrual loans.
(2) Securities available for sale are reflected in this table at amortized cost.
(3)  Includes market value adjustment on securities available for sale.
(4) Net interest spread represents the difference between the weighted average rates earned on interest-earning assets and the weighted average rates paid on interest-bearing liabilities.
(5) Net yield on average interest-earning assets represents net interest income as a percentage of average interest-earning assets.
(6)  Average Yields and cost have been reflected on an annualized basis.

                                                                        Years Ended December 31,
                                             -----------------------------------------------------------------------------
                                                       1996                       1995                      1994
                                             ------------------------   ------------------------  ------------------------
                                                              Average                    Average                   Average
                                             Average           Yield/  Average            Yield/ Average            Yield/
                                             Balance  Interest  Cost   Balance  Interest  Cost   Balance  Interest   Cost
                                             -------  --------  ----   -------  --------  ----   -------  --------   ----
                                                                         (Dollars in Thousands)
Assets: (1)
Interest-earning assets:
Mortgage loans...........................   $264,984  $19,489  7.35%  $251,520  $18,558   7.38%  $247,697 $17,926   7.24%
Consumer loans...........................     47,823    3,727  7.79     35,662    2,866   8.04     23,885   1,789   7.49
Commercial business loans................     24,973    2,287  9.16      9,861      922   9.35     10,486     854   8.14
Securities available for sale: (2)
  Debt securities........................     74,817    4,601  6.15     67,938    4,076   6.00     51,438   2,849   5.54
  Equity securities......................      1,367      161 11.78      4,944      409   8.27      9,861     684   6.94
Investments held to maturity:
  Investment securities and Federal Home
   Loan Bank stock.......................     40,858    2,627  6.43     29,331    1,910   6.51     42,994   2,849   6.63
  Mortgage-backed securities.............     47,990    3,234  6.74     51,323    3,273   6.38     34,707   2,162   6.23
Federal funds sold.......................     14,650      777  5.30     25,175    1,504   5.97      8,533     355   4.16
                                             -------  -------           ------  -------           -------  ------
      Total interest-earning assets          517,462   36,903  7.13    475,754   33,518   7.05    429,601  29,468   6.86
                                                       ------                    ------                    ------

  Noninterest-earning assets (3).........     21,195                    24,175                     16,863
                                             -------                    ------                    -------
        Total assets.....................   $538,657                  $499,929                   $446,464
                                            ========                  ========                   ========


Interest-bearing liabilities and retained earnings:
    Certificates of deposits.............   $271,362   14,045  5.18   $251,932   13,006   5.16   $220,873   8,918   4.04
    Transaction and savings deposits         160,576    3,896  2.43    164,213    4,004   2.44    160,265   3,933   2.45
                                           ---------    -----          -------    -----           -------   -----

      Total interest-bearing liabilities     431,938   17,941  4.15    416,145   17,010   4.09    381,138  12,851   3.37
                                                       ------                    ------                    ------
  Noninterest-bearing liabilities........      6,166                     7,437                      8,279
                                             -------                    ------                    -------

        Total liabilities................    438,104                   423,582                    389,417
                                             -------                   -------                    -------
Stockholders' equity.....................    100,553                    76,347                     57,047
                                             -------                    ------                    -------
Total liabilities and stockholders' equity  $538,657                  $499,929                   $446,464
                                            ========                  ========                   ========

Net interest income......................             $18,962                   $16,508                    $16,617
                                                      =======                   =======                    =======
Net interest spread (4)..................                      2.98%                      2.96%                     3.49%
                                                               ====                      =====                      ====
Net interest margin (5)..................                      3.66%                      3.47%                     3.87%
                                                               ====                      =====                      ====

 Interest-earning assets  as a percentage of

   interest-bearing liabilities..........                    119.80%                    114.32%            112.72%
                                                             ======                     ======             ======

---------------------------
(1)  Average balances and rates include non-accrual loans.
(2) Securities available for sale are reflected in this table at amortized cost.
(3)  Includes market value adjustment on securities available for sale.
(4) Interest rate spread represents the difference between the weighted average rates earned on interest-earning assets and the weighted average rates paid on interest-bearing liabilities.
(5) Net yield on average interest-earning assets represents net interest income as a percentage of average interest-earning assets.

         Rate/Volume Analysis. The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected the Bank's interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume), and (iii) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated to the change due to volume.

                           Nine Months Ended September 30,               Year Ended December 31,
                           -------------------------------  --------------------------------------------------------------
                                    1997 vs. 1996                    1996 vs. 1995                    1995 vs. 1994
                           -------------------------------  ------------------------------     ---------------------------
                               Increase/(Decrease) Due to      Increase/(Decrease) Due to       Increase/(Decrease) Due to
                           -------------------------------  ------------------------------     ---------------------------
                              Volume        Rate       Net     Volume       Rate       Net      Volume     Rate       Net
                              ------        ----       ---     ------       ----       ---      ------     ----       ---
                                                                       (In Thousands)
Interest-earning assets:
 Mortgage loans............  $  281     $    26    $   307    $ 1,006    $   (75)  $   931    $   285    $  347    $  632
 Consumer loans............     711         (45)       666        950        (89)      861        946       131     1,077
 Commercial business loans    3,336          (1)     3,335      1,384        (19)    1,365        (59)      127        68
 Securities available for sale:
    Debt securities........   2,193         109      2,302        423        102       525        990       237     1,227
    Equity securities......    (143)         72        (71)      (422)       174      (248)      (406)      131      (275)
 Securities held to maturity:
    Debt securities and Federal
    Home Loan Bank stock        (20)       (160)      (180)       740        (23)      717       (887)      (52)     (939)
    Mortgage-backed securities (228)        (64)      (292)      (224)       185       (39)     1,059        52     1,111
 Federal funds sold........    (190)         77       (113)      (558)      (169)     (727)       995       154     1,149
                             ------     -------    -------    --------   --------  --------   -------    ------    ------
      Total................   5,940          14      5,954      3,299         86     3,385      2,923     1,127     4,050
                             ------     -------    -------    -------    -------   -------    -------    ------    ------

Interest-bearing liabilities:
 Certificates of deposit        995         315      1,310        989         50     1,039      1,614     2,474     4,088
 Interest-bearing savings
   deposits                     801        (239)       562        (92)       (16)     (108)        87       (16)       71
 Borrowed funds............   1,486           0      1,486         --         --        --         --        --        --
                             ------     -------    -------    -------    -------   -------    -------    ------    ------
      Total................   3,282          76      3,358        897         34       931      1,701     2,458     4,159
                             ------     -------    -------    -------    -------   -------    -------    ------    ------

Net change in net interest
  income                    $ 2,658     $   (62)   $ 2,596    $ 2,402    $    52   $ 2,454     $1,222   $(1,331)   $ (109)
                            =======     =======    =======    =======    =======   =======     ======   =======    ======

Comparison of Result of Operations

         General. The Bank reported net income of $5.9 million and $6.4 million for the nine months ended September 30, 1997 and 1996, respectively, and $8.4 million, $8.6 million and $7.7 million for the years ended December 31, 1996, 1995 and 1994, respectively. Net income includes net gains from the sale of equity securities of $2.9 million and $2.2 million for the nine months ended September 30, 1997 and 1996, respectively, and $2.8 million, $4.2 million and $2.4 million for the fiscal years ended December 31, 1996, 1995 and 1994, respectively. Net income net of securities gains was $4.0 million and $5.0 million for the nine months ended September 30, 1997 and 1996, and $6.6 million, $6.0 million and $6.2 million for the fiscal years ended December 31, 1996, 1995 and 1994, respectively. Net income net of securities gains decreased for the nine months ended September 30, 1997 compared to the nine months ended September 30, 1996 primarily due to a $1.5 million increase in the provision for loan losses.


         Interest and Dividend Income. The Bank's net interest income is determined by its interest rate spread (i.e., the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities , including borrowings) and the relative amounts of interest-earning assets and interest-bearing liabilities . Total interest income increased by $6.0 million, or 22.3%, to $32.6 million for the nine months ended September 30, 1997 from $26.7 million for the nine months ended September 30, 1996, as the Bank increased its interest income from all loan categories, debt securities available for sale, investment securities and FHLB stock, which increases were partially offset by decreases in interest income from equity securities available for sale, federal funds sold, and mortgage-backed securities. The increase in interest income resulted primarily from a $100.6 million, or 20.2%, increase in average interest-earning assets to $599.4 million from $498.8 million and a 13 basis point increase in yield on the Bank's average interest-earning assets to 7.25% from 7.12%. The increase in average interest-earning assets resulted from the Bank's acquisition of BCB, the $30 million leverage program, and deposit inflows.

         Interest income from mortgage loans increased by $307,000, or 2.1%, to $14.8 million for the nine months ended September 30, 1997, from $14.5 million for the nine months ended September 30, 1996. This increase was due to a $5.1 million, or 1.9%, increase in average mortgage loans to $268.5 million from $263.4 million, combined with an increase in the yield on average mortgage loans to 7.35% from 7.34%. Interest income from consumer loan increased by $666,000, or 25.0%, to $3.3 million from $2.7 million as a result of a $11.9 million increase in average consumer loans to $56.9 million from $45.0 million, which was partially offset by a 10 basis point decrease in the yield on average consumer loans. Interest income from commercial business loans increased by $3.3 million or 365.3%, to $4.2 million for the nine months ended September 30, 1997 from $913,000 for the nine months ended September 30, 1996. This increase was due to a $49.4 million or a 365.8%, increase in average commercial business loans to $62.9 million from $13.5 million which offset a 1 basis point decrease in the yield on average commercial business loans to 9.01% from 9.02%. The increase in average commercial business loan balances was due to the acquisition of BCB and increased commercial business loan activity. Interest income from debt securities available for sale increased by $2.3 million, or 66.49%, to $5.8 million from $3.5 million due to a 15 basis point increase in the yield on average debt securities available for sale to 6.51% from 6.36%, and a $45.3 million, or 62.4%, increase in average debt securities available for sale to $117.8 million from 72.5 million. The increase in average debt securities available for sale was primarily attributable to the investment of funds for the $30 million leverage program. Interest income from the mortgage-backed securities held to maturity declined to $2.2 million, from $2.5 million or 11.7% for the nine months ended September 30, 1996. The decrease in income was primarily attributed to $4.9 million decrease in the average balance of mortgage-backed securities to $44.1 million from $48.9 million combined with a decrease in the yield on average mortgage-backed securities to 6.67% from 6.80%.


         Income from equity securities available for sale decreased by $71,000, or 53.8%, to $61,000 from $132,000 due to a $1.0 million, or 67.2%, decrease in the average balance of equity securities available for sale to $.5 million from $1.5 million which was partially offset by a 486 basis point increase in the yield on average equity securities available for sale to 16.77% from 11.91%. The decrease in the average balance of equity securities available for sale resulted from the Bank's liquidation of this portfolio, as required in connection with the Bank's conversion to a federally-chartered savings bank, while the increase in yield resulted from the favorable market conditions for equity securities that existed during 1997.


         Interest income from debt securities held to maturity and FHLB stock decreased by $180,000, or 9.2%, to $1.8 million for the nine months ended September 30, 1997 from $2.0 million for the nine months ended September 30, 1996 due to a $1.4 million, or 3.3%, decrease in the average balance of debt securities to $39.6 million for the nine months ended September 30, 1997 from $40.9 million for the nine months ended September 30, 1996. The decrease in income was also attributed to a 39 basis point decrease in yield to 6.02% from 6.41%. Interest income from federal funds sold decreased $113,000 to $406,000 from $519,000 due to a $3.9 million decrease in average federal funds sold to $9.2 million from $13.0 million, which offset a 59 basis point increase in the yield on average federal funds sold to 5.90% from 5.31%.


         The increase in the Bank's average balance of mortgage loan, commercial loans, consumer loans, and debt securities available for sale, resulted from the Bank's leverage program, the acquisition of BCB and internal loan growth. The changes in yields on mortgage loans, consumer loans, commercial loans, investment securities and federal funds sold resulted from the purchase of interest-earning assets at 1997 market yields.


         Total interest income increased by $3.4 million, or 10.1%, to $36.9 million for the year ended December 31, 1996 from $33.5 million for the year ended December 31, 1995, as the Bank increased its interest income from all loan categories, debt securities available for sale, investment securities and FHLB stock, which increases were partially offset by decreases in interest income from equity securities available for sale, federal funds sold, and mortgage-backed securities. The increase in interest income resulted primarily from a $41.7 million, or 8.8%, increase in average interest-earning assets to $517.5 million from $475.8 million and an eight basis point increase in yield on the Bank's average interest-earnings assets to 7.13% from 7.05%. The increase in average interest-earning assets resulted from the Bank's acquisition of BCB and deposit inflows.

         Interest income from mortgage loans increased by $931,000, or 5.0%, to $19.5 million for the year ended December 31, 1996, from $18.6 million for the year ended December 31, 1995. This increase was due to a $13.5 million, or 5.4%, increase in average mortgage loans to $265.0 million from $251.5 million, which offset a decrease in the yield on average mortgage loans to 7.35% from 7.38%. Interest income from consumer loans increased by $861,000, or 30.0%, to $3.7 million from $2.9 million as a result of a $12.2 million increase in average consumer loans to $47.8 million from $35.7 million, which was partially offset by a 25 basis point decrease in the yield on average consumer loans. Interest income from commercial business loans increased by $1.4 million, or 148.0%, to $2.3 million for the year ended December 31, 1996, from $922,000 for the year ended December 31, 1995. This increase was due to a $15.1 million, or 153.3% increase in average commercial business loans to $25.0 million from $9.9 million which offset a 19 basis point decrease in the yield on average commercial business loans to 9.16% from 9.35%. The increase in average commercial business loan balances was due to the acquisition of BCB and increased commercial business loan activity. Interest income from debt securities available for sale increased by $525,000, or 12.9%, to $4.6 million from $4.1 million due to a 15 basis point increase in the yield on average debt securities available for sale to 6.15% from 6.00%, and a $6.9 million, or 10.1%, increase in average debt securities available for sale to $74.8 million from $67.9 million. Interest income from mortgage-backed securities remained at $3.2 million, as a $3.3 million, or 6.5%, decrease in the average balance of mortgage-backed securities to $48.0 million from $51.3 million was offset by an increase in the yield on average mortgage-backed securities to 6.74% from 6.38%.

         Income from equity securities available for sale decreased by $248,000, or 60.6%, to $161,000 from $409,000 due to a $3.6 million, or 72.4%, decrease in average equity securities available for sale to $1.4 million from $4.9 million, partially offset by a 351 basis point increase in the yield on average equity securities available for sale to 11.78% from 8.27%. The decrease in average equity securities available for sale resulted from the Bank's continuing strategy of liquidating such securities, as required in connection with the Bank's conversion to a federally-chartered savings bank, while the increase in yield resulted from the favorable market conditions for equities that existed during 1996.

         Interest income from debt securities held to maturity and FHLB stock increased by $717,000, or 37.5%, to $2.6 million from $1.9 million due to an $11.5 million, or 39.3% increase in the average balance of debt securities to $40.9 million for 1996 from $29.3 million for 1995. This increase offset an 8 basis point decrease in yield to 6.43% from 6.51%. Interest income from federal funds sold decreased $727,000 to $777,000 from $1.5 million due to a $10.5 million decrease in average federal funds sold to $14.7 million from $25.2 million, and a 67 basis point decrease in the yield on average federal funds sold to 5.30% from 5.97%.

         The increase in the Bank's average balance of mortgage, commercial loans, consumer loans, debt securities available for sale, and investment securities resulted from the acquisition of BCB and internal loan growth. The decrease in yields on mortgage loan, consumer loans, commercial loans, investment securities and federal funds sold resulted from the purchase of interest-earning assets at market yields which were lower in 1996 than in 1995.

         Total interest income increased by $4.1 million, or 13.7%, to $33.5 million for the year ended December 31, 1995 from $29.5 million for the year ended December 31, 1994, as the Bank increased its interest income from mortgage and consumer loans, debt securities available for sale, mortgage-backed securities, and federal funds sold, which increases were partially offset by decreases in interest income from equity securities available for sale, and investment securities and FHLB stock. The increase in interest income resulted primarily from a $46.2 million, or 10.7%, increase in average interest-earning assets to $475.8 million from $429.6 million and a 19 basis point increase in the yield on the Bank's average interest-earnings assets to 7.05% from 6.86%. The increase in average interest-earning assets resulted from the Bank's deployment of the $29.6 million of net proceeds from the Bank's August 1995 stock offering (the "Stock Offering"), assumption of $34.0 million of deposits from the Resolution Trust Corporation (the "RTC"), and retained earnings over the period.

         Interest income from investment securities and FHLB stock decreased by $939,000, or 33.0%, to $1.9 million in 1995 from $2.8 million in 1994 primarily due to a decrease in average investment securities as a result of maturities of such securities and the Bank's strategy of deploying the proceeds of such maturities into higher-yielding assets. Interest income from federal funds sold increased by $1.1 million, to $1.5 million in 1995 from $355,000 in 1994 due to a $16.6 million increase in average federal funds sold to $25.2 million from $8.5 million, and a 181 basis point increase in the yield on average federal funds sold to 5.97% from 4.16%. The increase in federal funds sold resulted from excess funds received from the oversubscription of the initial public offering, which were invested in Federal funds awaiting refund to subscribers.


         Total Interest Expense. Total interest expense increased by $3.4 million, or 26.1%, to $16.2 million for the nine months ended September 30, 1997, from $12.9 million for the nine months ended September 30, 1996. The increase was due to a $104.1 million, or 25.21%, increase in average interest-bearing liabilities to $516.5 million from $412.4 million, and a 3 basis point increase in the average cost of the Bank's interest bearing liabilities to 4.19% from 4.16%. The increase in average interest-bearing liabilities resulted from the $30 million borrowing in January 1997 for the Bank's leverage investment program combined with a $26.9 million, or 10.2%, increase in average certificates of deposit and a $47.2 million, or 31.6 increase in average core deposits. The increase in interest-bearing liabilities was largely the result of the acquisition of BCB. The increase in the average rate paid for funds was attributable to the higher cost of monies for the Bank's leverage program and the increased cost of certificates of deposit during 1997.


         As a result of the foregoing, the Bank's net interest income was $16.4 million for the nine months ended September 30, 1997 compared to $13.8 million for the nine months ended September 30, 1996. The Bank's interest rate spread was 3.06% for the nine months ended September 30, 1997 compared to 2.96% for the nine months ended September 30, 1996, as the yield on the Bank's interest-earning assets increased more rapidly than the Bank's cost of interest-bearing liabilities.


         Total interest expense increased by $931,000, or 5.5%, to $17.9 million for the year ended December 31, 1996, from $17.0 million for the year ended December 31, 1995. The increase was due to a $15.8 million, or 3.8%, increase in average interest-bearing liabilities to $431.9 million from $416.1 million, and a 6 basis point increase in the average cost of the Bank's interest-bearing liabilities to 4.15% from 4.09%. The increase in average interest-bearing liabilities resulted from a $19.4 million, or 7.7%, increase in average certificates of deposit which offset a $3.6 million, or 2.2% decrease in average core deposits. The increase in interest-bearing liabilities was largely the result of the acquisition of BCB. The increase in rates paid on deposits was attributable to the effect of paying higher market rates on certificates of deposit in 1996 and a slight decline in rates paid on less expensive core deposits.


         As a result of the foregoing, the Bank's net interest income was $19.0 million for 1996 compared to $16.5 million for 1995. The Bank's interest rate spread was 2.98% for 1996 compared to 2.96% for 1995, as the yield on the Bank's interest-earning assets increased more rapidly than the Bank's cost of interest-bearing liabilities.


         Total interest expense increased by $4.2 million, or 32.4%, to $17.0 million for the year ended December 31, 1995, from $12.9 million for the year ended December 31, 1994. The increase was due to a $35.0 million, or 9.2%, increase in average interest-bearing liabilities to $416.1 million from $381.1 million, and a 72 basis point increase in the average cost of the Bank's interest-bearing liabilities to 4.09% from 3.37%. The increase in average interest-bearing liabilities resulted from a $31.1 million, or 14.1%, increase in average certificates of deposit, and a $3.9 million, or 2.5% increase in average core deposits. The increase in interest-bearings liabilities was largely the result of the assumption of $34.0 million of deposits form the RTC. The increase in rates paid on deposits was attributable to the higher average cost of the certificates of deposit purchased from the RTC, and the effect of paying higher market rates on certificates of deposit in 1994 which continue until the maturity of the certificates after 1995.

         Provision for Loan Losses. The Bank's provision for loan losses amounted to $1.5 million, $0, $0, $150,000 and $180,000 for the nine months ended September 30, 1997 and 1996, and the years ended December 31, 1996, 1995 and 1994, respectively. Provisions for loan losses represent charges to income in order to maintain the allowance for loan losses at a level deemed appropriate by management based on historical experience, the volume and type of lending conducted by the Bank, the amount of non-performing loans, general economic conditions (particularly as they relate to the Bank's market area), and other factors relating to the Bank's loan portfolio. During the third quarter of 1997 the bank increased its loan loss provision by $1.3 million, as compared to no provision in the third quarter of 1996. This increase was primarily attributable to a niche line of business that was acquired through the acquisition of Burlington County Bank, an increase in other non-performing loans and modest loan growth. Management has made the decision to exit the automobile dealer floorplan financing business and has made provisions for the deterioration of this portfolio. Of the $1.3 million provision, $687,000 was immediately charged-off as the Bank expeditiously addressed the credit risk in these loans and any potential losses associated with exiting this line of business. No further losses or additional reserves on the portfolio are anticipated at this time. Total charge offs during the nine month period ended September 30, 1997 were $1.3 million. The total amount of automobile dealer floorplan loans outstanding at September 30, 1997 was $1.3 million. The remaining balance of these loans after the $687,000 charge off was approximately $600,000. Management does not anticipate any restructuring costs as a result of the decision to exit this line of business. The charge offs comprised $1.1 million of loans acquired from Burlington County Bank and $200,000 from loans originated by the Bank. Non-performing loans totaled $5.7 million at September 30, 1997 compared to $3.9 million at December 31, 1996. Non-performing assets as a percentage of total assets increased to .91% at September 30, 1997 from .69% at December 31, 1996. The increase in non-performing loans was due principally to the automobile dealer floorplan financing loans which represented 252,400, or 5.04% of total non-performing assets as of September 30, 1997, and further deterioration in small balance commercial loans, mostly part of the BCB portfolio. Based upon management's evaluation of the factors listed above, management believes that the Bank's asset quality remains strong, and that the allowance for loan losses as of September 30, 1997 is adequate to provide for loan losses, although there can be no assurance that such losses will not exceed estimated amounts. The Bank's allowance for loan losses as a percentage of total loans outstanding increased to.80% at September 30,1997 from .76% at December 31, 1996.


         The decrease in the provisions to $0 in 1996 from $150,000 and $180,000 in 1995 and 1994, respectively, was based upon the Bank's analysis of the loan portfolio, history of charge-offs, and strength of the Bank's coverage ratios. The acquisition of BCB added $1.2 million, or 67.1%, to the Bank's loan loss reserves, increasing the total loan loss reserves at December 31, 1996 to $2.9 million. Nonperforming loans totaled $3.9 million at December 31, 1996 compared to $2.2 million at December 31, 1995, primarily as the result of the acquisition of BCB's substantial commercial loan portfolio. Nonperforming assets as a percentage of total assets increased from .43% at December 31, 1995 to .69% at December 31, 1996.


         Other Income. For the nine months ended September 30, 1997, the net gain on securities sales increased $.7 million, or 33.5%, to $2.9 million, compared to a net gain of $2.2 million for the nine months ended September 30, 1996. Service fees and other income increased $.7 million or 149.7% for the nine months ended September 30, 1997 to $1.2 million from $.5 million for the nine months ended September 30, 1996. The increase in fees is primarily attributable to the acquisition of BCB deposits and loans which have higher fee generating characteristics.


         In 1996, the net gain on security sales decreased $1.4 million, or 32.3%, to $2.8 million, compared to a net gain in 1995 of $4.2 million. Consequently, other income decreased $1.1 million for the year ended December 31, 1996 compared to the year ended December 31, 1995. Service fees and other income increased $206,000 for fiscal 1996 compared to fiscal 1995.

         Other income increased by $1.7 million, or 57.0%, to $4.9 million for 1995 compared to $3.2 million for 1994. The increase resulted primarily from a $1.8 million increase in gain on sale of securities. In 1995, the Bank realized a net gain on security sales of $4.2 million as compared to a net gain in 1994 of $2.4 million.


         Operating Expenses. Total operating expenses increased by $3.4 million, or 53.0%, to $9.8 million for the nine months ended September 30, 1997 as compared to $6.4 million for the nine months ended September 30, 1996. Salaries and employee benefits increased $2.0 million, or 59.4%, to $5.4 million for the nine months ended September 30, 1997 from $3.4 million for the nine months ended September 30, 1996. This increase is primarily from additional salaries of former BCB employees, an increase in management incentive awards of $454,000 and to a lesser degree normal salary increases. The Bank retained 20 former BCB employees as of September 30, 1997. During the same period the amortization of intangible assets increased from $204,000 to $577,000, reflecting the amortization of nine months of goodwill from the acquisition of BCB. Net occupancy expenses increased $268,000, or 29.7%, due to the addition of one branch as well as the acquisition of two BCB branches. Other operating expenses increased $1.0 million, or 85.0%, to $2.2 million for the nine months ended September 30, 1997 as compared to $1.2 million for the nine months ended September 30, 1996, reflecting routine expense increases and nine months of expenses from the acquisition of BCB. These expense increases were offset by a $193,000 reduction in FDIC insurance premiums to $39,000 from $232,000 for the nine months ended September 30, 1996. Included in the FDIC premiums for the nine months ended September 30, 1996 was a special FDIC assessment of $177,000 a result of legislation, enacted in September 1996, to recapitalize the Savings Association Insurance Fund (the "SAIF") by a one-time assessment on all SAIF-insured deposits held as of March 31, 1995. Although the majority of the Bank's deposits are BIF-insured, in 1995 the Bank assumed approximately $34.0 million of SAIF-insured deposits from the RTC. The assessment was 65.7 basis points per $100 in deposits, payable on November 30, 1996. In addition, beginning January 1, 1997, interest payments on FICO bonds issued in the late 1980's by the Financing Corporation to recapitalize the now defunct Federal Savings and Loan Insurance Corporation will be paid jointly by institutions such as the Bank that are insured by the BIF or the SAIF. The FICO assessment will be 1.29 basis points per $100 in BIF deposits and 6.44 basis points per $100 in SAIF deposits. Beginning January 1, 2000, the FICO interest payments will be paid pro-rata by banks and thrifts based on deposits (approximately 2.4 basis points per $100 in deposits). The BIF and SAIF will be merged on January 1, 1999, provided the bank and saving association charters are merged by that date. In that event, pro-rata FICO sharing will begin on January 1, 1999.


         Total operating expenses increased by $1.9 million, or 24.0%, to $9.7 million in 1996 as compared to $7.8 million in 1995. Salaries and employee benefits increased $1.1 million, or 28.9%, to $5.1 million in 1996 from $4.0 million in 1995, reflecting normal salary increases, management incentive awards, and three months of additional salaries from the acquisition of BCB. Amortization of intangible assets increased from $226,000 in 1995 to $389,000 in 1996, reflecting the amortization of three months of goodwill from the acquisition of BCB. Net occupancy expenses increased $175,000, or 15.5%, due to the addition of one branch as well as the acquisition of three BCB branches. Other operating expenses increased $553,000, or 35.0%, to $2.1 million in 1996 as compared to $1.6 million in 1995, reflecting routine expense increases and three months of expenses from the acquisition of BCB. These expense increases were offset by a $259,000 reduction in FDIC insurance premiums.

          Total operating expenses increased by $317,000, or 4.2%, to $7.8 million in 1995 as compared to $7.5 million in 1994. Salaries and employee benefits increased $333,000, or 9.2%, to $4.0 million in 1995 from $3.6 million in 1994 reflecting normal salary increases and staff enhancements. Amortization of intangible assets increased from $21,000 in 1994 to $226,000 in 1995, reflecting the amortization of the premium paid for the assumption of $34.0 million in deposits from the RTC in March 1995. Net occupancy expenses and other operating expense increased $98,000, or 9.5%, and $75,000 or 4.1%, respectively, reflecting routine expense increases. These expense increases were offset by a $13,000 equipment expense reduction and a $381,000 reduction in FDIC insurance premiums.

         Income Taxes. For the nine months ended September 30, 1997, the income tax expense amounted to $3.3 million compared to $3.6 million for the nine months ended September 30, 1996, reflecting primarily the differences in income before taxes. The effective tax rate remained consistent at 36.1% in 1997 compared to 36.0% in 1996.

         Income tax expense amounted to $4.7 million, $4.9 million, and $4.4 million in 1996, 1995, and 1994, reflecting primarily the differences in income before income taxes for such periods. The effective income tax rate remained consistent in 1996, 1995 and 1994 at 36.0%, 36.0% and 36.6%, respectively.

Liquidity and Capital Resources


         The Bank is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of United States Government, federal agency and other investments having maturities of five years or less. Current OTS regulations require that a savings institution maintain liquid assets of not less than 4% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. Monetary penalties may be imposed for failure to meet applicable liquidity requirements. At September 30, 1997, the Bank's liquidity, as measured for regulatory purposes, was 28.83%, or $115.0 million in excess of the minimum OTS requirement.


         Cash was generated by the Bank's operating activities during the nine months ended September 30, 1997 and 1996, and the years ended December 31, 1996, 1995 and 1994, primarily as a result of the acquisition of BCB, the assumption of deposits, proceeds from the conversion, borrowings for a leverage program and retained earnings. The adjustments to reconcile net income to net cash provided by operations during the years presented consisted primarily of net gains from sale of securities, the provision for loan losses, depreciation and amortization expense, increases or decreases in accrued interest payable or receivable, and increases or decreases in other assets and other liabilities. The primary investing activity of the Bank is lending, which is funded with cash provided from operations and financing activities including deposits, as well as proceeds from amortization and prepayments on existing loans and proceeds from maturities of mortgage-backed securities and other investment securities. For additional information about cash flows from the Bank's operating, financing and investing activities, see the Consolidated Statements of Cash Flows included in the Consolidated Financial Statements.


         At September 30, 1997, the Bank had outstanding $19.4 million in commitments to originate and purchase loans, $5.5 million to purchase investment securities and $28.3 million in commitments under unused lines of credit for commercial business loans. At the same date, the total amount of certificates of deposit which are scheduled to mature by September 30, 1998 was $218.0 million. The Bank believes that it has adequate resources to fund commitments as they arise and that it can adjust the rate on savings certificates to retain deposits in changing interest rate environments. If the Bank requires funds beyond its internal funding capabilities, advances from the FHLB of New York and borrowings from correspondent banks are available as an additional source of funds. At September 30, 1997, the Bank had $30.0 million of borrowings, which mature in January 2000. See "Business of the Bank- Sources of Funds Borrowings".


         The Bank is required to maintain specified amounts of capital pursuant to federal law and regulations promulgated thereunder by the OTS. The capital standards generally require the maintenance of regulatory capital sufficient to meet a tangible capital requirement, a core capital requirement and a risk-based capital requirement. At September 30, 1997, the Bank's tangible and core capital totaled $97.2 million, or 15.5%, of adjusted total assets, which exceeded the minimum requirements at that date by approximately $87.8 million and $78.4 million, respectively, or 14.0% and 12.5%, respectively, of adjusted total assets. The Bank's risk-based capital totaled $100.4 million at September 30, 1997, or 26.5%, of risk-weighted assets, which exceeded the current requirement of 8% by approximately $70.1 million, or 18.5%, of risk-weighted assets. See "Historical and Pro Forma Capital Compliance."

Impact of New Accounting Standards

         In June 1996, the Financial Accounting Standards Board ("FASB") issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. These standards are based on consistent application of a financial-component approach and focuses on control. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. SFAS 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS is effective for transfers occurring after December 31, 1996 and has been applied prospectively.

         In December 1996, the FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125," an amendment of SFAS 125. SFAS 127 defers for one year the effective date of portions of SFAS 125 that address secured borrowings and collateral for all transactions. Additionally, SFAS 127b defers for one year the effective date of transfers of financial assets that are part of repurchase agreements, securities lending and similar transactions. The adoption of SFAS 125 and SFAS 127 is not expected to have a material effect on the Mid-Tier Holding Company's consolidated financial statements.

         Statement of Financial Accounting Standards No. 128, "Earnings per share" (SFAS 128) establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. SFAS 128 replaces the presentation of primary EPS with a presentation of basic EPS and requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures. SFAS 128 requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the dilute EPS computation. SFAS 128 is effective for financial statements issued for periods ending after December 14, 1997, including interim periods, earlier application is not permitted.

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




SFAS 128 also requires restatement of all prior period EPS data presented. SFAS 128 is not expected to have a material effect on the Mid-Tier Holding Company's reported earnings per share. The Bank adopted SFAS 128 in 1997. Per share amounts for prior periods have been restated. The adoption of SFAS 128 did not have a material effect on the Bank's reported earnings per share.


         In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This Statement established standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. This Statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Mid-Tier Holding Company has not determined the impact that this Statement will have on its reporting of operations.

         In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This Statement established standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also established standards for related disclosures about products and services, geographic areas, and major customers. This Statement is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. This Statement need not be applied to interim financial statements in the initial year of its application, but comparative information for interim periods in the initial year of application is to be reported in financial statements for interim periods in the second year of application. This Statement is not expected to change the reporting requirements of the Mid-Tier Holding Company.

Impact of Inflation and Changing Prices

         The financial statements and related financial data presented herein have been prepared in accordance with GAAP, which requires the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation.

         Unlike most industrial companies, virtually all of the Bank's assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than does the effect of inflation.


Capability of the Bank's Data Processing Hardware to Accommodate the Year 2000

         Like many financial institutions the Bank relies upon computers for the daily conduct of its business and for data processing generally. There is concern among industry experts that on January 1, 2000 computers will be unable to "read" the new year and there may be widespread computer malfunctions. The Bank generally relies on independent third parties to provide data processing services to the Bank, and has been advised by its data processing service center that the issue has been addressed. The Bank recognized that a comprehensive and coordinated plan of action was needed to ensure 100% readiness to perform Year 2000 processing. A Year 2000 Committee has been formed to imitate and implement the year 2000 project, policies, document readiness of TSB to accommodate year 2000 processing, and to track and test progress towards full compliance. The Bank contracts with service bureaus to provide the majority of its data processing and is dependent upon purchased application software. In house applications are limited to wordprocessing and spreadsheet functions. The Bank is in the process of ensuring that external vendors and servicers are adequately addressing the system and software issues related to the year 2000 by obtaining written system certifications that the system are fully Year 200 compliant or that the vendor has a plan to become fully compliant in the very near future. Beginning in the 3rd quarter of 1998, the Bank will coordinate with primary servicer end-to-end tests which allow the bank to simulate daily processing on sensitive century dates. In the evaluation, the bank will ensure that critical operations will continue if servicers or vendors are unable to achieve the year 2000 requirements. Upon the completion of the system inventory and vendor certification, the committee will identify critical applications and develop detailed plans for hardware/system upgrades and system replacements where necessary. All upgrades are scheduled to be implemented by December 31, 1998 to allow a full year for system testing.

                              BUSINESS OF THE BANK

General

         The Bank has traditionally operated as a community-oriented savings institution providing mortgage loans and other traditional financial services to its local community. The Bank is primarily engaged in attracting deposits from the general public through its offices and using those funds to originate loans secured by one- to four-family residences primarily located in Mercer and
Burlington  Counties  where  the  Bank's  offices  are  located,  as  well as in neighboring Bucks County, Pennsylvania. In recent years the Bank has substantially increased its portfolio of mortgage loans secured by multi-family and commercial real estate, commercial business loans, consumer loans and home equity and property improvement loans. The Bank also has a securities portfolio primarily consisting of U.S. Treasury and federal government agency obligations, corporate and municipal bonds and mortgage-backed securities issued by federal agencies.

Market Area


         The Bank conducts business through its 14 branch offices located in the central New Jersey counties of Mercer, Burlington and Ocean, and a trust services subsidiary located in Ocean County, New Jersey. The Bank's market area for loans includes neighboring Bucks County, Pennsylvania which borders to the west of Mercer County, New Jersey. Lawrenceville, New Jersey, where the Bank is headquartered, is located in Mercer County which had a population of approximately 326,000 according to the 1990 Census. Population is forecasted to be 368,000 by 1999. Ocean County, which is located along the central New Jersey shore, is among the fastest growing population areas in New Jersey. Ocean County's population is comprised of a significant number of retired residents.


         The Bank's market area is both urban and suburban. Trenton, which is in Mercer County, is the capital of the State of New Jersey. The two largest employers in Mercer County are the State of New Jersey and Princeton University. Other large employers in the Bank's market area include Lockheed Martin, Princeton Medical Center, Bristol-Myers Squibb, N.J. Manufacturer, Helene Fuld Medical and Educational Testing Services.

         The economy in the Bank's market area economy has remained relatively stable in recent years. The unemployment rates in Mercer and Burlington Counties were 5.7% and 5.2%, respectively during 1996.

Lending Activities


         Loan Portfolio Composition. The principal components of the Bank's loan portfolio are mortgage loans secured by one- to four-family residential, commercial, and multi-family residential real estate. In addition, the Bank's loan portfolio includes non-mortgage loans which include home equity loans, commercial business loans, and other consumer loans. At September 30, 1997, the Bank's total loans receivable totaled $401.0 million, of which $242.4 million, or 60.4%, were one- to four-family residential real estate mortgage loans, $40.3 million, or 10.1%, were commercial and multi-family residential real estate loans, $33.9 million, or 8.5%, were home equity loans, $62.2 million, or 15.5%, were commercial business loans, and $22.2 million, or 5.5%, were other consumer loans.


         As a federally chartered savings bank, the Bank has general authority to originate and purchase loans secured by real estate located throughout the United States. Notwithstanding this nationwide lending authority, the mortgage loans of the Bank are primarily secured by properties located in Mercer, Burlington and Ocean Counties, New Jersey, and Bucks County, Pennsylvania.

         Loan Portfolio Composition. The following table sets forth information regarding the composition of the Bank's loan portfolio by type of loan at the dates indicated.

                                                                                          At December 31,
                                                      At September 30,  ---------------------------------------------------
                                                            1997              1996             1995              1994
                                                            ----              ----             ----              ----
                                                      Amount  Percent   Amount  Percent  Amount   Percent  Amount  Percent
                                                                                     (Dollars In Thousands)
Mortgage loans:
One- to four-family real estate....................  $242,374   60.4%  $239,470   62.5% $227,717    74.0% $228,133   78.3%
Commercial and multi-family residential real estate    40,305   10.1     53,415   14.0    27,827     9.0    23,833    8.2
                                                       ------   ----   -------- ------    ------   -----  --------  -----

    Total mortgage loans...........................   282,679   70.5    292,885   76.5   255,544    83.0   251,966   86.5
                                                     --------  -----    -------   ----  --------   -----  --------   ----

Non-mortgage loans:
Home equity loans (1)..............................    33,914    8.5%    28,138    7.3    21,833     7.1    22,043    7.6
Commercial business loans..........................    62,245   15.5     34,486    9.0    11,573     3.8     8,998    3.1
Other consumer loans (2)...........................    22,195    5.5     27,478    7.2    18,783     6.1     8,256    2.8
                                                     --------    ---    -------   ----  --------   -----  --------   ----
  Total non-mortgage loans.........................   118,354   29.5     90,102   23.5    52,189    17.0    39,297   13.5
                                                     --------   ----   -------    ----  --------   -----  --------   ----
      Total loans..................................   401,033 100.00%   382,987  100.0%  307,733   100.0%  291,263  100.0%
                                                              ======             =====             =====            =====
Net deferred costs (fees)..........................        18               226              104              (117)
Premiums (discounts)...............................        17               (24)             23                 --
Allowance for possible loan losses.................    (3,202)           (2,901)         (1,767)            (1,642)
                                                                        -------        --------           --------
  Net loans........................................  $397,866          $380,288        $306,093           $289,504
                                                     ========          ========        ========           ========

                                                               At December 31,
                                                    -----------------------------------
                                                          1993               1992
                                                          ----               ----
                                                     Amount   Percent  Amount   Percent
                                                           (Dollars In Thousands)
Mortgage loans:
One- to four-family real estate.................... $206,585    80.2% $163,322    80.3%
Commercial and multi-family residential real estate   18,972     7.4    12,732     6.3
                                                    --------   -----  --------    ----

    Total mortgage loans...........................  225,557    87.6   176,054    86.6
                                                    --------   -----  --------    ----

Non-mortgage loans:
Home equity loans (1)..............................   19,117     7.4    16,673     8.2
Commercial business loans..........................    7,300     2.9     8,023     4.0
Other consumer loans (2)...........................    5,513     2.1     2,488     1.2
                                                    --------   -----  --------    ----
  Total non-mortgage loans.........................   31,930    12.4    27,184    13.4
                                                    --------   -----  --------    ----
      Total loans..................................  257,487   100.0%  203,328   100.0%
                                                               =====             =====

Net deferred costs (fees)..........................      360               715
Premiums (discounts)...............................       --                --
Allowance for possible loan losses.................    1,471               634
                                                    --------          --------
  Net loans........................................ $255,656          $201,889
                                                    ========          ========

------------------------------------
(1) Includes home equity credit lines and second mortgages. (2) Includes student loans, installment loans and auto loans.

         Contractual Principal Repayments and Interest Rates. The following table sets forth the maturity of the Bank's loan portfolio at September 30, 1997. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less.


                              Due Within    Due 1-3    Due 3-5   Due 5-10     Due 10+
                               One Year      Years      Years      Years       Years      Total
                               --------      -----      -----      -----       -----      -----
                                                     (In Thousands)
Total mortgage loans.........  $12,602      $14,354    $44,479    $68,862   $142,382    $282,679
Total non-mortgage loans.....   53,025       13,747     32,359     10,754      8,469     118,354
                               -------      -------    -------    -------   --------    --------
Total loans..................  $65,627      $28,101    $76,838    $79,616   $150,851    $401,033
                               =======      =======    =======    =======   ========    ========


         Fixed- and Adjustable-Rate Loan Schedule. The following table sets forth the dollar amount of total loans due after one year from September 30, 1997 which have fixed interest rates or which have floating or adjustable interest rates.

                         Fixed               Adjustable
                         Rates                  Rates                   Total
                         -----                  -----                   -----
                                           (In Thousands)
Mortgage loans...... $   102,287              $ 167,790              $  270,077
Non-mortgage loans..      49,179                 16,150                  65,329
                     -----------              ---------              ----------
Total loans......... $   151,466              $ 183,940              $  335,406
                     ===========              =========              ==========


         Scheduled contractual amortization of loans does not reflect the anticipated actual term of the Bank's loan portfolio. The average life of loans is substantially less than their contractual terms because of prepayments and due on sale clauses, which give the Bank the right to declare a conventional loan immediately due and payable in the event, among other things, that borrower sells the real property subject to the mortgage.

         Loan Originations and Underwriting. The lending activities of the Bank are subject to written, non-discriminatory, underwriting standards and the loan origination procedures established by the Bank's Board of Directors. Loan originations are obtained by a variety of sources, including referrals from real estate brokers, developers, builders, existing customers, newspaper, radio, periodical advertising and walk-in customers. Loan applications are taken by lending personnel, and the loan department supervises the obtainment of credit reports, appraisals and other documentation involved with a loan. Property valuations are performed by one of a list of licensed independent certified appraisers approved annually by the Board of Directors. The Bank requires title insurance on nearly all first mortgage loans secured by real estate. Hazard insurance is also required on all secured property and flood insurance is required if the property is within a designated flood plain.

         The Bank's loan approval process assesses the borrower's ability to repay the loan and the adequacy of the value of the property that will secure the loan. A loan application file is first reviewed by a loan officer of the Bank and then is submitted for approval to an officer with specific delegated authority from the Board of Directors to approve that type of loan up to a certain amount. The legal lending limit of the Bank at September 30, 1997 was $16.2 million. In March of 1996, the Board of Directors approved an increase in the internal lending limit to one borrower to $5.0 million from $2.5 million, and an increase in the maximum non-commercial mortgage loan limit to $1.0 million from $500,000. In general, the maximum home equity loan the Bank will make is $100,000 and the maximum installment (automobile) loan the Bank will make is $50,000. The Bank can exceed these limitations on a case-by-case basis and intends to reevaluate the limitations after the completion of the Conversion.

         The following table shows loans originated, purchased, loan reductions and the net change in the Bank's loan portfolio during the periods indicated.

                                                Nine Months Ended
                                                  September 30,              Years Ended December 31,
                                             -----------------------    ----------------------------------
                                               1997          1996         1996         1995         1994
                                               ----          ----         ----         ----         ----
                                                                 (Dollars In Thousands)
Loans receivable at beginning of period..... $  382,987   $  307,733   $  307,733   $  291,263    $257,487
Originations:
  Residential...............................     16,875       36,159       42,318       23,363      54,777
  Commercial real estate and multi-family ..     11,610        2,585        4,142       8,811        8,025
  Commercial business loans.................     25,311       11,142       14,474        5,307       6,131
  Home equity...............................      9,290        8,321       11,578        6,662      10,055
  Other.....................................      9,903       14,238       16,787       16,375       6,555
                                             ----------   ----------   ----------   ----------    --------
    Total originations......................     72,989       72,445       89,299       60,518      85,543

Purchased residential mortgage loans........         --        1,534        1,534        5,038          --
Loans acquired..............................         --           --       48,229           --          --
Transfer of mortgage loans to foreclosed
  real estate...............................       (274)         (89)        (682)          --         (77)
Repossession of assets in lieu of loans.....       (100)         (21)         (41)         (34)         --
Net charge offs.............................     (1,187)         (26)         (52)         (25)         (9)
Repayments..................................    (53,382)     (44,280)     (63,033)     (49,027)    (51,681)
                                             ----------   ----------   ----------   ----------    --------
Net loan activity...........................     18,046       29,563       75,254       16,470      33,776
                                             ----------   ----------   ----------   ----------    --------
    Total loans receivable at end of period  $  401,033   $  337,296   $  382,987    $307,733     $291,263
                                             ==========   ==========   ==========    ========     ========


         One- to Four-Family Real Estate Loans. The primary lending activity of the Bank is the origination of loans secured by first mortgage liens on one- to four-family residences. At September 30, 1997, $242.4 million, or 60.4%, of the Bank's total loan portfolio consisted of one- to four-family real estate loans.

         The loan-to-value ratio, maturity and other provisions of the loans made by the Bank generally have reflected the policy of making less than the maximum loan permissible under regulations in accordance with sound practices, market conditions and underwriting standards established by the Bank. The Bank's lending policies on one- to four-family owner occupied real estate loans generally limit the maximum loan-to-value ratio to 80% of the lesser of the appraised value or purchase price of the property and 75% of the appraised value or purchase price on condominiums.

         As of September 30, 1997, the Bank offered 30-year fixed and adjustable rate mortgage loans on one- to four-family residences. The Bank began to originate 30-year fixed-rate mortgage loans in early 1996. All residential mortgage loans are amortized on a monthly basis with principal and interest due each month. These loans include "due on sale" clauses, which are provisions giving the Bank the right to declare a loan immediately due and payable in the event the borrower sells or otherwise disposes of the real property subject to the mortgage. The Bank enforces due on sale clauses to the extent permitted under applicable laws. Substantially all of the Bank's residential mortgage loan portfolio consists of conventional loans.


         The Bank offers adjustable rate one- to four-family real estate loans, originated directly, which are fully amortizing loans with contractual maturities of up to 30 years. These loans have interest rates which are scheduled to adjust in accordance with designated indices. Initial rates are fixed for one, three, five or seven years before adjusting annually. The Bank currently offers its adjustable rate mortgage loans with a 2% cap on the rate adjustment per year and a 6% rate adjustment cap over the life of the loan. The Bank's underwriting standards for one year adjustable rate mortgages requires that it assess a potential borrower's ability to make principal and interest payments based on the initial note rate or the current index rate, whichever is greater at the time of application. Adjustable rate mortgages with initial payment periods greater than one year utilize the initial note rate. The Bank's adjustable rate mortgage loans are not convertible by their terms into fixed rate loans, do not contain prepayment penalties and do not produce negative amortization. The Bank's loans are frequently underwritten according to criteria which do not conform to those established by Fannie Mae or Freddie Mac. Although this may prohibit the sale of loans in the secondary market to these entities, management still considers the Bank's portfolio very salable to other investors, and may consider selling loans in the secondary market in the future. However, the Bank has historically originated loans for its own portfolio.


         Commercial and Multi-family Residential Real Estate Mortgage Loans. At September 30, 1997, $40.3 million, or 10.1%, of the Bank's total loan portfolio consisted of loans secured by multi-family and commercial real estate. The Bank's multi-family and commercial mortgage loans include primarily loans secured by apartment buildings, small office buildings and small retail establishments. Substantially all of the Bank's multi-family and commercial mortgage loans are secured by properties located in the Bank's primary market area. Management believes that multi-family and commercial mortgage loans will continue to be an integral component of the Bank's loan portfolio. Originations of multi-family and commercial mortgage loans amounted to $11.6 million, $4.1 million, $8.8 million and $8.0 million, or 12.0%, 4.6%, 14.6% and 9.4% of total loan originations during the nine months ended September 30, 1997 and during fiscal 1996, 1995 and 1994, respectively.

         The Bank originates both fixed and adjustable rate multi-family and commercial mortgage loans. The Bank currently offers multi-family and commercial mortgage loans with terms generally up to ten years amortizing over no more than a 20-year period, with no more than five years at a fixed rate of interest. Pursuant to the Bank's underwriting standards, it offers multi-family and commercial mortgage loans with loan-to-value ratios generally up to 70% of the lower of the purchase price or an independent appraisal. Those standards also require that the cash flow from the collateral, after consideration of expense and vacancy assumptions, be generally at least 120% of the debt service.

         The Bank requires appraisals of substantially all properties securing multi-family and commercial real estate loans. All appraisals are performed by an independent licensed appraiser from a list of appraisers approved by the Bank. In originating multi-family and commercial mortgage loans, the Bank considers the value of the property, the credit history of the borrower, cash flow of the project, location of the real estate and the quality of management involved with the property. Multi-family and commercial mortgage loans to corporations are generally guaranteed by the principals. The Bank may also require an environmental audit on such loans.

         Multi-family and commercial mortgage lending is generally considered to involve a higher degree of credit risk than one- to four-family residential lending. Such lending typically involves large loan balances concentrated in a single borrower or groups of related borrowers. In addition, the payment experience on loans secured by income-producing properties is typically dependent on the successful operation of the related real estate project and thus may be subject to a greater extent to adverse conditions in the real estate market or in the economy generally.

         The Bank also offers construction loans on commercial real estate properties. Construction financing is generally considered to involve a higher degree of credit risk than long-term financing on improved, owner-occupied real estate because of the uncertainties of construction, including the possibility of costs exceeding the initial estimates. Construction lending is generally limited to the Bank's primary lending area. Construction loans are structured to be converted to permanent loans at the end of the construction phase, which typically is no more than nine months. Construction loans have terms which generally match the non-construction loans then offered by the Bank except that during the construction phase the borrower only pays interest on the loan.

         Home Equity Loans. The Bank offers home equity fixed rate, home equity credit line and FHA Title I property improvement loans. The home equity portfolio amounted to $33.9 million, or 8.5%, of the total loan portfolio as of September 30, 1997. Of this amount, $24.2 million, or 71.3%, were in the form of home equity fixed rate loans; $8.2 million, or 24.3% were in the form of home equity credit lines; and $1.5 million, or 4.4% were in the form of second mortgages. FHA Title I property improvement loans amounted to $217,000.

         The home equity fixed rate loan is available on any owner-occupied one- to four-family home, townhouse, or condominium in the Bank's lending area. It is a fixed-rate mortgage which is based on the equity in the home, and is generally secured by a first or second mortgage on the residence. Loan amounts generally range from $5,000 to $100,000 (up to 75% of the appraised value of the home less any outstanding senior mortgage/lien). The current maximum term is 180 months.

         The home equity credit line is available on any owner-occupied one- to four-family home, townhouse, or condominium in the Bank's lending area. It is a variable rate mortgage which is based on the equity in the home, and is generally secured by a first or second mortgage on the residence. Loan amounts generally range from $5,000 to $100,000 (up to 75% of the appraised value of the home less any outstanding senior mortgage/lien).

         The FHA Title I property improvement loan is a fixed-rate installment loan available on any owner-occupied one- to four-family home in the Bank's lending area. Under the Title I program, the Bank makes loans from their own funds to eligible borrowers to finance property improvements, and the U.S. Department of Housing and Urban Development ("HUD") insures the Bank against loss if the borrower(s) defaults. Title I loans are not government loans or grants, and are not low interest-rate loans. HUD does not lend money or regulate interest rates. Currently, the maximum loan amount is $25,000, and the maximum term is 180 months. Any loan amount over $7,500 is secured by a mortgage on the property. The Bank conducts an on-site inspection on any property improvement loan where the principal obligation is $7,500 or more, and where the borrower(s) fails to submit a completion certificate.

         The second mortgage portfolio consists of purchased notes secured by second mortgages on real estate located throughout New Jersey. The purchases occurred between 1983 and 1991; however, the consumer lender is still servicing the portfolio, pursuant to the original agreement. The portfolio is 100% guaranteed by the consumer lender.

         Other Consumer Loans. Subject to the restrictions contained in federal laws and regulations, the Bank also is authorized to make loans for a wide variety of personal or consumer purposes. As of September 30, 1997, $22.2 million, or 5.5%, of the Bank's total loan portfolio, consisted of consumer loans (this figure does not include home equity fixed-rate, home equity credit line, FHA Title I home improvement loans and second mortgage loans). The primary component of the Bank's consumer loan portfolio was $20.3 million of indirect and direct automobile loans which are no longer being originated and are being allowed to mature. The servicer of these loans established dealer agreements, application processing and credit underwriting, documentation and legal support, loan billing and accounting, customer service, full collection support, and management reporting. The servicer made preliminary underwriting decisions and made recommendations according to the Bank's underwriting criteria and the final credit decision was made by the Bank.

         Automobile loans generally involve more credit risk than mortgage loans because of the type and nature of the collateral. In addition, consumer lending collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness, and personal bankruptcy. In many cases, any repossessed collateral resulting from a defaulted consumer loan will not provide an adequate source of repayment of the outstanding loan balance because of depreciation and improper repair and maintenance of the underlying security. See "Management's Discussion and Analysis of Results of Operations--Comparison of Results of Operation--Provision for Loan Losses."

         The Bank also has collateral loans secured by deposits, which as of September 30, 1997 amounted to $1.1 million. The collateral deposit loans are originated through the branches. The minimum loan amount is $1,000, and the maximum loan-to-value is 90% of the principal deposit balance. The loan is priced at 3% over the savings instrument rate. Deposit loans are payable on demand. However, payment of interest is due quarterly and payment to the loan principal can be made at any time provided the quarterly interest has been paid.

         The Bank also has personal loans (secured and unsecured) and overdraft protection accounts, which as of September 30, 1997 totaled $321,000.

         Commercial Business Loans. Commercial business loans are generally provided to various types of closely held businesses located principally in the Bank's primary market area. The Bank's commercial business loans may be structured as short-term self-liquidating time notes, revolving credits, and term loans. Time notes generally have terms of less than one year to accommodate seasonal peaks and valleys in the borrower's business cycle. Commercial business term loans generally have terms of seven years or less and interest rates which float in accordance with the prime rate, although the Bank also originates commercial business loans with fixed rates of interest. The Bank's commercial loans generally are secured by equipment, machinery or other corporate assets including real estate and receivables but may be unsecured. The Bank generally obtains personal guarantees from the principals of the borrower with respect to all commercial business loans.

         The Bank, through its subsidiary, TSBusiness Finance Corporation ("TSBF"), provides secured lines of credit for businesses where conventional financing is unavailable or inadequate. TSBF's borrowing relationships include companies involved in manufacturing, wholesaling, distribution and service companies. Credit accommodations range from $500,000 to $5,000,000 for businesses in New Jersey and the greater Delaware Valley.

         Commercial business loans generally are deemed to entail significantly greater credit risk than that which is involved with residential real estate lending. The repayment of commercial business loans typically is dependent on the successful operations and income of the borrower. Such risks can be significantly affected by economic conditions. In addition, commercial business lending generally requires substantially greater oversight efforts compared to residential real estate lending.

         As of September 30, 1997, the Bank had $62.2 million or 15.5% of the total loan portfolio secured by commercial business loans outstanding.

         Loan Origination and Other Fees. In addition to interest earned on loans, the Bank generally receives loan origination fees or "points" for originating loans. Loan points are a percentage of the principal amount of the mortgage loan and are charged to the borrower in connection with the origination of the loan. In accordance with SFAS No. 91, which deals with the accounting for non-refundable fees and costs associated with originating or acquiring loans, the Bank's loan origination fees and certain related direct loan origination costs are offset, and the resulting net amount is deferred and amortized as an adjustment to the yield of such loans over their contractual life. The increase in net deferred costs is a result of substantial originations of auto loans which have a net cost associated with their origination and minimal loan points being generated from mortgage loans.


Trust Services

         The Bank recently began providing trust services through its wholly-owned subsidiary, Manchester Trust. Manchester Trust currently offers trust services through its main office in Manchester Township, a fully-staffed branch office in the Bank's corporate headquarters in Lawrenceville, New Jersey and a mini branch in Tinton Falls, New Jersey. Manchester Trust provides a full line of trust and investment services, including living trusts, investment advisory and investment management accounts, estate settlement services, 401(k) and other retirement plan services and estate planning. As of September 30, 1997, Manchester Trust managed funds totaling more than $165.0 million.

Asset Quality

         Delinquent Loans. The following table sets forth information regarding number and total balance of loans delinquent 30 days to 59 days, 60 days to 89 days and 90 days or more as of September 30, 1997.

                                                   Commercial
                                   Mortgage         Business          Consumer        Total Loans
                                --------------   --------------    --------------   --------------
                                Number  Amount   Number  Amount    Number  Amount   Number  Amount
                                                    (Dollars in Thousands)
Loans delinquent for:
  30-59 days...................    26   $1,774      51   $1,382        74  $  360     151   $3,516
  60-89 days...................     7      500      15      660        18      61      40    1,221
  90 days and over.............    48    2,788      38    1,166         7     109      93    4,063
                                -----   ------   -----   ------    ------  ------   -----   ------
    Total delinquent loans.....    81   $5,062     104   $3,208        99  $  530     284   $8,800
                                =====   ======   =====   ======    ======  ======   =====   ======


         Non-Performing Assets. The loan portfolio is reviewed on a regular basis by management and, in addition, the commercial business loan portfolio is reviewed periodically by an independent loan review consulting firm. The loans are placed on a non-accrual status when, in the opinion of management, there is reasonable probability of loss or principal or the collection of additional interest is deemed insufficient to warrant further accrual. Generally, the Bank's loans are placed on a non-accrual status when a default of principal or interest has existed for a period of 90 days except when, in the opinion of management, the collection of the principal or interest is reasonably anticipated or adequate collateral exists. In addition, the Bank places any loan on non-accrual if any part of it is classified as doubtful or loss or if any part has been charged to the allowance for loan losses. When a loan is placed on non-accruing status, total interest accrued and unpaid to date is reversed.

         Real estate owned consists of property acquired through formal foreclosures and acquired by deed in lieu of foreclosure, and is recorded at the lower of cost or fair value. Write-downs from cost to fair value which are required at the time of foreclosure are charged to the allowance for loan losses. After transfer, the property is carried at the lower of cost or fair value as determined by an independent appraisal, less estimated selling expenses. Adjustments to the carrying value of such properties that result from subsequent declines in value are charged to operations in the period in which the declines occur. At September 30, 1997, the Bank had one property classified as real estate owned.


         As part of the acquisition of BCB on October 1, 1996, the Bank acquired BCB's loan portfolio. BCB's underwriting standards and related risk characteristics of the loan portfolio differed from those of the Bank. The addition of this portfolio has increased the Bank's non-performing loan portfolio and negatively effected certain coverage ratios. However, management believes that the Bank's overall asset quality remains strong. The Bank continually reviews the quality of the loan portfolio and engages an outside consultant to perform routine reviews of the portfolio on a quarterly basis. Management believes that any further negative effects of the BCB merger on non-performing loans will be in the ordinary course of business, and will be consistent with the operation of a normal commercial loan portfolio. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Provision for Loan Losses." Management believes that the allowance for loan losses is adequate based on historical experience, the volume and type of lending conducted by the Bank, the amount of non-performing loans, general economic conditions and other factors relating to the Bank's loan portfolio. However, there can be no assurance that actual losses will not exceed estimated amounts.


         The following table sets forth information as of September 30, 1997, December 31, 1996, 1995 and 1994 concerning non-performing assets in dollar amounts and as a percentage of the Bank's net loans and total assets.

                                                                At September            At December 31,
                                                                ------------      ------------------------------
                                                                     1997         1996         1995         1994
                                                                     ----         ----         ----         ----
                                                                                (Dollars In Thousands)
Non-accruing loans less than 90 days delinquent
  Mortgage..................................................    $     200    $      --    $      --     $     --
  Non-mortgage..............................................        1,237           --           --           --
Non-accruing loans 90 days or more delinquent:

  Mortgage..................................................        2,055        1,756        1,008          994
  Non-mortgage..............................................          985        1,195          114           31

Troubled debt restructured loans............................          192          206        1,052        1,044
Accruing loans 90 days or more delinquent:
  Mortgage loans............................................          733          602           10          448
  Commercial business loans.................................          287          151           --           --
  Consumer loans............................................            3           --           --           --
                                                                ---------    ---------    ---------     --------
Total non-performing loans..................................        5,692        3,910        2,184        2,517
Foreclosed assets...........................................          142          253           34           77
                                                                ---------    ---------    ---------     --------
Total non-performing assets.................................    $   5,834    $   4,163    $   2,218     $  2,594
                                                                =========    =========    =========     ========
Total non-performing loans as a percentage
  of net loans..............................................         1.43%        1.03%        0.71%        0.87%
                                                                =========    =========    =========     ========
Total non-performing assets as a percentage
  of total assets...........................................         0.91%        0.69%        0.43%        0.59%
                                                                =========    =========    =========     ========

         Classified Assets. Federal regulations require that each insured savings institution classify its assets on a regular basis. There are three classifications for problem assets: "substandard," "doubtful" and "loss." Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of some loss. An asset classified loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Another category designated "special mention," although not a "classification," also must be established and maintained for assets which do not currently expose an insured institution to a sufficient degree of risk to warrant classification as substandard, doubtful or loss. Assets classified as substandard or doubtful require the institution to establish general allowances for loan losses. If an asset or portion thereof is classified loss, the insured institution must either establish specific loan losses in the amount of 100% of the portion of the asset classified loss, or charge-off such amount. General loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses do not qualify as regulatory capital. Federal examiners may disagree with an insured institution's classifications and amounts reserved and have the authority to require a savings institution to classify additional assets, or to change the classification of existing classified assets, and, if appropriate, to establish additional reserves. At September 30, 1997, the Bank had $3.3 million of loans criticized as special mention, $6.4 million classified as substandard and $.6 million classified as doubtful or loss. As of September 30, 1997, total classified assets, which includes repossessed assets, amounted to $7.1 million or 1.09% of total assets.


         Allowance for Loan Losses. It is management's policy to maintain an allowance for estimated loan losses based upon an assessment (1) in the case of residential loans, management's review of delinquent loans, loans in foreclosure and market conditions, (2) in the case of commercial business loans and commercial mortgage loans, when a significant decline in value can be identified and (3) in the case of consumer loans, based on the assessment of risks inherent in the loan portfolio. Although management uses available information to make such determinations, future adjustments to allowances may be necessary based on economic and market conditions and as a result of future examinations by regulatory authorities, and net earnings could be significantly affected, if circumstances differ substantially from the assumptions used in making the initial determinations. At September 30, 1997, the Bank's allowance for loan losses, which includes a general valuation allowance, amounted to $3.2 million compared to $2.9 million at December 31, 1996.

         The following table sets forth an analysis of the Bank's allowance for loan losses during the periods indicated.

                            At and for the Nine                                At and for
                         Months Ended September 30,                   the Year Ended December 31,
                         --------------------------  -------------------------------------------------------------
                              1997         1996         1996         1995         1994         1993         1992
                           ---------    ---------    ---------    ---------     --------     --------     -------
                                                            (Dollars In Thousands)
Total loans outstanding    $ 401,033    $ 337,296    $ 382,987     $307,733     $291,263     $ 257,487   $203,238
                           =========    =========    =========     ========     ========     =========   ========
Average loans outstanding  $ 388,318    $ 321,930    $ 337,780     $297,043     $282,068     $ 231,375   $187,839
                           =========    =========    =========     ========     ========     =========   ========
Balance at beginning
  of period                    2,901    $   1,767    $   1,767     $  1,642     $  1,471     $     634   $    100
Charge-offs:
  Mortgage loans........         (80)         (57)         (67)          --           --            --         --
  Consumer loans........        (164)          (9)         (34)         (32)         (23)           --         --
  Commercial business loans   (1,069)          (9)          (9)          --           --           (43)        --
Recoveries..............         126           49           58            7           14            --         14
                           ---------    ---------    ---------    ---------     --------      --------   --------
Net charge-offs.........      (1,187)         (26)         (52)         (25)          (9)          (43)        14
Provision for loan losses      1,488           --           --          150          180           880        520
Acquired allowance......          --           --        1,186           --           --            --         --
                           ---------    ---------    ---------    ---------     --------      ========   ========
Balance at end of period   $   3,202    $   1,741    $   2,901     $  1,767     $  1,642      $  1,471        634
                           =========    =========    =========     ========     ========     =========   ========
Allowance for loan losses
  as a percentage of total
   loans outstanding            0.80%        0.52%        0.76%        0.57%        0.56%         0.57%      0.31%
                            ========     ========     ========    =========    =========     =========   ========
Net charge-offs as a
  percentage of average
  loans outstanding.....        0.41%        0.01%        0.02%        0.01%        0.00%        0.02%       0.00%
                           =========    =========     ========    =========     ========     ========    ========
Allowance for loan losses to
  non-performing loans         56.25%      109.15%       74.19%       80.91%       65.24%       80.65%      38.35%
                           =========    =========     ========     ========     ========     ========    ========

         The following table sets forth the allocation of allowance for loan losses by loan category for the periods indicated.

                                                       At September 30,                   At December 31,
                                                       ----------------  ----------------------------------------------------
                                                             1997              1996             1995              1994
                                                       ----------------  ---------------  ----------------  ---------------
                                                                 % of             % of              % of             % of
                                                                 Total            Total             Total            Total
                                                       Amount   Loans(1)  Amount Loans(1)  Amount  Loans(1)  Amount Loans(1)
                                                       ------   --------  ---------------  ------  --------  ---------------
                                                                                      (Dollars in Thousands)
Balance at end of period applicable to:
  Mortgage loans....................................   $  758     70.5%  $ 906     76.5%  $  591     83.0%  $  593    86.5%
  Consumer loans....................................      959     14.0     877     14.5      610     13.2      453    10.4
  Commercial business loans.........................    1,260     15.5     813      9.0      116     3.80       90     3.1
  Unallocated.......................................      225       --     305       --      450       --      506      --
                                                       ------   ------   -----    -----   ------   ------   ------   -----
    Total allowance for loan losses.................   $3,202    100.0%  $2,901   100.0%  $1,767    100.0%  $1,642   100.0%
                                                       ======   ======   ======   =====   ======   ======   ======   =====

                                                               At December 31,
                                                      -----------------------------------
                                                            1993              1992
                                                       ---------------  -----------------
                                                                % of              % of
                                                                Total             Total
                                                        Amount Loans(1)  Amount  Loans(1)
                                                        ---------------  ------  --------
                                                           (Dollars in Thousands)
Balance at end of period applicable to:
  Mortgage loans....................................   $ 519     87.6%  $  223    86.6%
  Consumer loans....................................     369      9.5      159     9.4
  Commercial business loans.........................      73      2.9       32     4.0
  Unallocated.......................................     510       --      220      --
                                                       -----   ------   ------   -----
    Total allowance for loan losses.................  $1,471    100.0%  $  634   100.0
                                                      ======   ======   ======   =====

------------------------------------
(1) Represents percentage of loans in each category to total loans.

Investment Activities

         Federally chartered savings institutions have authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies and of state and municipal governments, certificates of deposit at federally insured banks and savings institutions, certain bankers' acceptances and federal funds. Subject to various restrictions, federally chartered savings institutions may also invest a portion of their assets in commercial paper, corporate debt securities and mutual funds, the assets of which conform to the investments that federally chartered savings institutions are otherwise authorized to make directly. In addition, the Bank has certain additional investment authority under OTS regulations as a result of certain grandfathered powers permitted under the terms of the approval of its conversion from state to federal charter.

         The following table sets forth certain information relating to the Bank's investment securities and mortgage-backed securities held to maturity and securities available for sale at the dates indicated.

                                                                                  At December 31,
                                            At September 30,  -----------------------------------------------------------
                                                   1997               1996              1995                 1994
                                           ------------------ ------------------ ------------------- --------------------
                                           Amortized  Market   Amortized  Market  Amortized  Market    Amortized  Market
                                              Cost     Value      Cost     Value     Cost     Value       Cost     Value
                                              ----     -----      ----     -----     ----     -----       ----     -----
                                                                       (In Thousands)
Investments and mortgage-backed securities
  held to maturity:
United States Government Agency
  obligations ............................$  14,350   $14,321   $17,042   $16,907   $24,934   $24,928   $ 5,826   $ 5,666
Obligations of State and political
  subdivisions ...........................    2,293     2,412     3,400     3,497     1,055     1,156     1,055     1,081
Federal Home Loan Bank stock..............    3,386     3,386     3,089     3,089     2,864     2,864     2,495     2,495
Mortgage-backed securities................   39,603    39,650    48,618    48,587    54,316    55,032    35,087    34,096
Other corporate bonds.....................   14,515    14,539    17,493    17,521    10,955    11,041    20,136    19,991
                                            -------   -------   -------    ------    ------   -------   -------    ------
Total investments held to maturity including
  Federal Home Loan  Bank stock...........   74,147    74,308    89,642    89,601    94,124    95,021    64,599    63,329
                                            -------   -------   -------    ------    ------   -------   -------    ------
Securities available for sale: (1)
United States Treasury securities.........   51,320    51,444    65,336    65,507        --        --        --        --
United States Government and Agency
  obligations                                46,067    46,386     9,924     9,767    75,955    76,653    51,958    50,866
Equity securities.........................       10        10       894     3,201     2,536     7,123     8,375    14,095
Mortgage-backed securities................   15,072    15,221        --        --        --        --        --        --
Other bonds...............................   14,547    14,590     9,151     9,172        --        --        --        --
                                            -------   -------   -------    ------    ------   -------   -------    ------
  Total securities available for sale       127,016   127,651    85,305    87,647    78,491    83,776    60,333    64,961
                                           --------   -------    ------    ------   -------   -------   -------   -------
Total investments......................... $201,163  $201,959  $174,947  $177,248  $172,615  $178,797  $124,932  $128,290
                                           ========  ========  ========  ========  ========  ========  ========  ========

(1) The Bank adopted FASB No. 115 "Accounting for Investments" as of January 1, 1994 and transferred certain securities held to maturity to available for sale. See the notes to the audited financial statements.

     As of September 30, 1997, the Bank's investment securities held to maturity portfolio had a carrying value of $74.1 million, of which $14.4 million were securities issued by U.S. Agencies and other governmental subdivisions and $16.8 million were corporate and municipal bonds. As of that same date, the Bank's securities available for sale portfolio had an estimated market value of $127.7 million, of which $97.8 million were securities issued by the U.S.
Treasury and federal government agencies, and $14.6 million were other bonds.

     At September 30, 1997, $16.8 million, or 22.7%, of the $74.1 million of total securities held to maturity by the Bank were scheduled to mature within one year and had a weighted average yield of 5.79%. At September 30, 1997, $32.5 million, or 25.5%, of the $127.7 million of securities available for sale by the Bank were scheduled to mature within one year and had a weighted average yield of 5.85%.

     The following table sets forth the scheduled maturities, carrying values, amortized cost, market values and weighted average yields for the Bank's investment portfolio at September 30, 1997.

                                                                       At September 30, 1997
                                      -----------------------------------------------------------------------------------------
                                          Within One Year     One to Five Years      Five to Ten Years     More than Ten Years
                                      --------------------  ---------------------  ---------------------  ---------------------
                                                  Weighted              Weighted                Weighted              Weighted
                                      Amortized    Average   Amortized   Average    Amortized    Average   Amortized   Average
                                         Cost       Yield       Cost      Yield       Cost        Yield      Cost       Yield
                                         ----       -----       ----      -----       ----        -----      ----       -----
                                                                  (Dollars in Thousands)
Investments and mortgage-backed
  securities held to maturity:
Mortgage-backed securities..........   $ 5,540        5.6%   $ 21,884       6.7%    $    --         --%   $ 12,179       7.4%
Federal Home Loan Bank stock........        --         --          --        --          --         --       3,386        --
United States Agency obligations           350        4.7      14,000       6.0          --         --          --        --
Obligations of State and political
  subdivisions......................       909        6.2         418       6.7         199        6.9         766      10.5
Other bonds.........................    10,009        5.9       3,156       6.3       1,349        7.5          --        --
                                       -------               --------               -------               --------
  Total investments held to maturity   $16,808                $39,458                $1,548                $16,331
                                       =======                =======                ======                =======
Securities available for sale:
Mortgage-backed securities..........   $    --         --%   $     --        --%    $    --         --%   $ 15,071       7.4%
United States Treasury
  securities........................    26,186        5.8      25,134       6.0          --         --          --        --
United States agency obligations           300        5.1         299       7.4      45,468        7.2          --        --
Equity securities...................        --         --          --        --          --         --          10        --
Other bonds.........................     6,011        6.1       7,659       6.3         877        6.6          --        --
                                       -------               --------               -------               --------
  Total securities available for sale  $32,497                $33,092               $46,345                $15,081
                                       =======                =======               =======                =======

                                            At September 30, 1997
                                      --------------------------------
                                                  Total
                                      --------------------------------
                                                             Weighted
                                      Amortized     Market    Average
                                         Cost       Value      Yield
                                         ----       -----      -----
                                          (Dollars in Thousands)
Investments and mortgage-backed
  securities held to maturity:
Mortgage-backed securities..........   $39,603    $ 39,650      6.72%
Federal Home Loan Bank stock........     3,386       3,386        --
United States Agency obligations        14,350      14,320      5.97
Obligations of State and political
  subdivisions......................     2,292       2,411      7.81
Other bonds.........................    14,514      14,539      6.12
                                       -------    --------
  Total investments held to maturity  $ 74,145     $74,308
                                      ========     =======
Securities available for sale:
Mortgage-backed securities..........   $15,071    $ 15,221      7.40%
United States Treasury
  securities........................    51,320      51,444      5.91
United States agency obligations        46,067      46,386      7.14
Equity securities...................        10          10        --
Other bonds.........................    14,547      14,589      6.24
                                       -------    --------
  Total securities available for sale $127,015    $127,651
                                      ========    ========

         Cash and Cash Equivalents. The Bank also had cash and cash equivalents consisting primarily of cash due from banks and federal funds sold totaling $20.9 million, and $13.2 million at December 31, 1996 and September 30, 1997, respectively.

Mortgage-Backed Securities


         The Bank has invested in a portfolio of mortgage-backed securities which are insured or guaranteed by Freddie Mac, the Government National Mortgage Association ("Ginnie Mae") or Fannie Mae. Mortgage-backed securities increase the liquidity and the quality of the Bank's assets by virtue of their greater liquidity compared to individual mortgage loans, the guarantees that back the securities themselves and their ability to be used to collateralize borrowings or other obligations of the Bank, including repurchase agreements. In addition, at September 30, 1997, 20.3% of the Bank's mortgage-backed securities portfolio consisted of pools of adjustable rate mortgages. Mortgage-backed securities of this type serve to reduce the interest rate risk associated with changes in interest rates. Also, 48.2% of the Bank's mortgage-backed securities consist of five- to seven-year balloon maturities, providing further protection against interest rate increases.

         At September 30, 1997, the Bank's mortgage-backed securities in the held to maturity category had a carrying value and estimated market value of $39.6 million. Of the entire $53.8 million portfolio (including mortgage-backed securities held to maturity and available for sale), $27.4 million was scheduled to mature in five years or less and $27.3 million was scheduled to mature after ten years. Due to prepayments of the underlying loan, the actual maturities of mortgage-backed securities generally are substantially less than the scheduled maturities. The mortgage-backed securities held to maturity include a valuation allowance of $169,000 at September 30, 1997. These securities were designated as available for sale portfolio on January 1, 1994 upon the adoption of SFAS No. 115 and were subsequently transferred to held to maturity on October 1, 1994. The October 1, 1994 transfer was designed to more accurately reflect the Bank's then current intent to hold these securities to maturity. The unrealized loss at the time of the October 1, 1994 transfer is being amortized to equity over the estimated life of the related mortgage-backed securities.

         The $27.4 million of mortgage-backed securities held to maturity which were scheduled to mature in five years or less at September 30, 1997 qualify for regulatory liquidity and have fixed interest rates. Of the Bank's total investment in mortgage-backed securities at September 30, 1997, $38.1 million consisted of Freddie Mac certificates, $1.5 million consisted of Ginnie Mae certificates and $15.2 million consisted of Fannie Mae certificates.


Sources of Funds

         General. Deposits are the primary source of the Bank's funds for lending and other investment purposes. In addition to deposits, the Bank derives funds from loan principal repayments. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources. They may also be used on a longer term basis for specific leverage investment programs.

         Deposits. The Bank's deposits are attracted principally from within the Bank's primary market area through the offering of a broad selection of deposit instruments, money market accounts, regular savings accounts, and term certificate accounts. Deposit account terms vary, with the principal differences being the minimum balance required, the time periods the funds must remain on deposit and the interest rate.

         Interest rates paid, maturity terms, service fees and withdrawal penalties are established by the Bank on a periodic basis. Determination of rates and terms are predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals and federal regulations. The Bank does not advertise for deposits outside its primary market area and does not utilize the services of deposit brokers.

         The following table sets forth the amount, percentage of total deposits and the change in dollar amounts of the various types of deposit accounts offered by the Bank between the dates indicated.

                                           At                                             At December 31,
                                      September 30,         ------------------------------------------------------------------------
                                          1997                        1996                          1995                  1994
                                --------------------------  --------------------------   -------------------------    --------------
                                Amount   Percent  $ Change   Amount  Percent  $ Change   Amount   Percent $ Change    Amount Percent
                                ------   -------  --------   ------  -------  --------   ------   ----------------    --------------
                                                                     (Dollars in Thousands)
Certificates of deposit:
Maturing within 12 months       218,046    44.2% $  29,302  $188,744   38.4%  $  5,086  $183,658    44.7%  $57,884   $125,774  33.3%
 Maturing within 13-24 months    47,621     9.6      7,818    39,803    8.2     11,883    27,920     6.7    (8,517)    36,437   9.7
 Maturing within 25-36 months    20,474     4.2        176    20,298    4.1     (7,455)   27,753     6.8    (2,341)    30,094   8.0
 Maturing beyond 36 months        4,088     0.8    (43,613)   47,701    9.7     25,235    22,466     5.5    (9,747)    32,213   8.5
                                  -----  ------    --------   ------ ------     ------   -------  ------    ------    -------  ----
  Total certificates of deposit 290,229    58.8     (6,317)  296,546   60.4     34,749   261,797    63.7    37,279    224,518  59.5
                              ---------  ------    --------  ------- ------   --------   -------  ------    ------    -------  ----

Transaction accounts:
 NOW.........................    14,955     3.0%    (1,476)   16,431    3.3      6,876     9,555     2.3        38      9,517   2.5
 Noninterest-bearing demand      27,982     5.7      2,616    25,366    5.2     14,566    10,800     2.6     1,405      9,395   2.5
 Passbook statement..........    95,132    19.3     (9,078)  104,210   21.2     11,464    92,746    22.6    (6,694)    99,440  26.3
 Club accounts...............     1,069     0.2        800       269    0.1         50       219     0.1         7        212   0.1
 Money market demand deposits    58,394    11.8     13,600    44,794    9.1     11,899    32,895     8.0     1,349     31,546   8.3
 Other.......................     5,573     1.2      1,943     3,630    0.7        872     2,758     0.7      (173)     2,931   0.8
                                -------    ----    -------   -------  -----     ------    ------    ----   -------    -------  ----
   Total transaction accounts   203,105    41.2      8,405   194,700   39.6     45,727   148,973    36.3    (4,068)   153,041  40.5
                               --------   -----    -------    ------ ------    -------   -------  ------   -------
     Total deposits..........  $493,334   100.0%   $ 2,088  $491,246  100.0%   $80,476  $410,770  100.0%   $33,211   $377,559 100.0%
                               ========   =====    =======  ========  =====    =======  ========  =====    =======   ======== =====

         The following table shows the interest rate and maturity information for the Bank's certificates of deposit at September 30, 1997.

                                                           Over 1          Over 2
                                            1 Year         Through         Through         Over 3
Interest Rate                               or Less        2 Years         3 Years          Years          Total
                                           ---------      ---------       ---------       ---------      --------

                                                                       (In Thousands)
  3.01-4%...........................              $          3,624        $     46        $     --        $    --$
  3,670

4.01-5%.............................         40,463          3,366               5               7          43,841
5.01-6%.............................        166,700         42,069           7,107           4,053         219,929
6% and above........................          7,259          2,140          13,362              28          22,789
                                           --------        -------        --------        --------        --------
  Total.............................       $218,046        $47,621        $ 20,474        $  4,088        $290,229
                                           ========        =======        ========        ========        ========

         The following table sets forth the scheduled maturities of the Bank's certificates of deposit having principal amounts of $100,000 or more at September 30, 1997.

                                               Certificates
  Maturity Period                               of Deposit
                                              (In Thousands)

  Three months or less......................     $    7,183
  Over three through six months.............          6,576
  Over six through twelve months............          6,802
  Over twelve months........................          6,137
                                                 ----------
    Total...................................     $   26,698
                                                 ==========

         The following table sets forth the savings activities of the Bank during the periods indicated.

                                                                                 Year Ended December 31,
                                                             September 30, ------------------------------------
                                                                 1997         1996         1995         1994
                                                                 ----         ----         ----         ----
                                                                                  (In Thousands)
Net decrease before
  interest credited and assumption of liabilities ........    $ (10,460)   $ (10,642)   $ (17,773)   $ (19,132)
Deposit liabilities acquired..............................           --       73,177       33,974           --
Interest credited.........................................       12,548       17,941       17,010       12,851
                                                              ---------    ---------    ---------    ---------
Net increase (decrease) in deposits.......................    $   2,088    $  80,476    $  33,211    $  (6,281)
                                                              =========    =========    =========    ==========

         The following table sets out the average balances in the main categories of the Bank's deposit base, for the periods indicated.

                                                                                     December 31,
                                              September 30,    ---------------------------------------------------------
                                                  1997                1996               1995                1994
                                            ------------------ ----------------- ------------------- -------------------
                                            Average   Average   Average  Average   Average   Average   Average   Average
                                            Balance    Rate     Balance   Rate     Balance    Rate     Balance    Rate
                                            -------    ----     -------   ----     -------    ----     -------    ----
                                                                        (In Thousands)
Average certificates of deposit........... $289,656    5.35%   $271,362   5.18%   $251,932    5.16%   $220,873     4.04%
                                           --------            --------           --------            --------
Interest-bearing savings deposits.........   99,857    2.20      94,569   2.54     112,269    2.59     106,435     2.50
Money market accounts.....................   50,134    3.29      33,841   3.54      28,162    3.09      32,466     3.26
Demand deposit accounts...................   27,387    1.23      16,971   1.74      12,479    1.85      12,221     1.50
Other deposit accounts....................   19,476    0.00      15,195     --      11,303      --       9,143       --
                                            -------             -------             ------             -------
Average core deposits.....................  196,854    2.12     160,576   2.43     164,213    2.44     160,265     2.44
                                            -------             -------            -------             -------

  Total average deposits.................. $486,510    4.05%   $431,938   4.15%   $416,145    4.09%   $381,138     3.37%
                                           ========            ========           ========            ========


         Borrowings. The Bank may obtain advances from the FHLB of New York upon the security of the common stock it owns in that bank and certain of its residential mortgage loans, provided certain standards related to creditworthiness have been met. Such advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities. Such advances are generally available to meet seasonal and other withdrawals of deposit accounts and to permit increased lending and investment. In January of 1997, the Board of Directors approved a borrowing agreement with Morgan Stanley & Co., Inc. Pursuant to the borrowing agreement, the Bank borrowed $30.0 million at an interest rate of approximately 6.0% and for a term of three years, and purchased a FNMA security that yields approximately 7.2%, matures approximately ten years after the date of the purchase and is callable after three years. Management may periodically recommend to the Board similar borrowing opportunities.


Competition

         The Bank faces strong competition both in attracting deposits and making real estate and other loans. Its most direct competition for deposits has historically come from other savings institutions, commercial banks and credit unions located in central New Jersey, including many large financial institutions which have greater financial and marketing resources available to them. The Bank has eight branches in Mercer County, four in Burlington County and two in Ocean County. In addition, the Bank has faced additional competition for investors' funds from short-term money market securities and corporate stocks and bonds. The ability of the Bank to attract and retain savings deposits depends on its ability to generally provide a rate of return, liquidity and risk comparable to that offered by competing investment opportunities.

         The Bank competes for loans principally from other savings institutions, commercial banks, and mortgage banking companies. The Bank competes for loans principally through the interest rates and loan fees it charges and the efficiency and quality of services it provides borrowers. TSBF also markets asset-based lending products within the same geographic areas. Competition may increase as a result of the continuing reduction of restrictions on the interstate operations of financial institutions.

         As of June 30, 1996, 27 commercial banks, 69 credit unions, and 59 savings institutions maintained 568 branch offices in the Bank's market area. The Bank encounters strong competition both in attracting deposits and in originating real estate and other loans. Its most direct competition for deposits has historically come from commercial and savings banks, other savings associations, and credit unions in its market area. The Bank expects continued strong competition from such financial institutions in the foreseeable future, including increased competition from "super-regional" banks entering the market by purchasing large banks and savings banks, as well as institutions marketing "non-traditional" investments. Many of these regional institutions have greater financial and marketing resources available to them than does the Bank. As of June 30, 1996, the Bank held approximately 1.4% of all deposits held by commercial banks, credit unions, and savings associations in the Bank's market area. The Bank competes for savings deposits by offering depositors a high level of personal service and a wide range of competitively priced financial services.

         The competition for real estate and other loans comes principally from commercial banks, other savings institutions, and mortgage banking companies. The Bank is one of a large number of institutions that compete for real estate loans in the Bank's market area. This competition for loans has increased substantially in recent years. Many of the Bank's competitors have substantially greater financial and marketing resources available to them than does the Bank. The Bank competes for real estate loans primarily through the interest rates and loan fees it charges and advertising.

Properties

         At September 30, 1997, the Bank conducted its business from its corporate center in Lawrenceville, New Jersey, 14 full service branch offices located in Mercer, Burlington and Ocean Counties, New Jersey and a trust office in Ocean County, New Jersey. The aggregate net book value of the Bank's premises and equipment was $6.8 million as of September 30, 1997. The following table sets forth certain information regarding such offices at September 30, 1997. Year Leased Lease Expiration Description/Address Opened Owned Date

Description/Address                            Year Opened           Leased/Owned        Lease Expiration Date
-------------------                            -----------           ------------        ---------------------
Administrative Office
134 Franklin Corner Road                           1993                 Owned
Lawrenceville, New Jersey

Branch Offices
Trenton Branch                                     1994                 Leased                July 31, 1999
33 West State Street                                                                       Three 5-year options
Trenton, New Jersey

Ewing Branch                                       1976                 Leased               August 31, 2006
1980 North Olden Avenue                                                                     One 10-year option
Trenton, New Jersey

Hamilton Branch                                    1977                 Leased                April 30, 2007
2465 South Broad Street                                                                     One 10-year option
Trenton, New Jersey

Robbinsville Branch                                1980                 Owned
2371 Route 33 & 526
Robbinsville, New Jersey

Lawrenceville Branch                               1990                 Leased               January 31, 2000
2495 Brunswick Avenue                                                                       Two 5-year options
Lawrenceville, New Jersey

Pennington Branch                                  1991                 Owned
2583 Pennington Road
Pennington, New Jersey

Burlington Branch                                  1983                 Owned
332 High Street
Burlington, New Jersey

Mt. Holly Branch                                   1989                 Leased              December 20, 2004
501 High Street                                                                            Three 5-year options
Mt. Holly, New Jersey

Mercerville Branch                                 1991                 Leased                March 31, 2001
1750 Whitehorse-Mercerville Road                                                            One 5-year option
Mercerville, New Jersey

Leisure Village East                               1995                 Leased                 June 30, 2005
1 Dumbarton Drive                                                                           Two 5-year options
Lakewood, NJ 08701

West Windsor Branch                                1996                 Leased               August 31, 2006
1349 Princeton-Highstown Road                                                             Three 5-year options
Cranbury, NJ 08512

Burlington Branch                                  1988                 Owned
1660 Beverly Road
Burlington, NJ 08016

Delanco Branch                                     1989                 Leased                August 31, 1999
Burlington Avenue & Coopertown Road                                                        Three 5-year options
Delanco, NJ 08075

Leisure Village West Branch                        1997                 Leased               February 28, 2007
3--C Buckingham Drive                                                                       Two 5-year options
Lakehurst, NJ 08733

Manchester Trust                                   1997                 Leased                 May 31, 2000
2002 Route 70
Lakehurst, NJ 08733

Legal Proceedings

          There are various claims and lawsuits in which the Bank is periodically involved incident to the Bank's business. In the opinion of management, no material loss is expected from any of such pending claims or lawsuits.

Personnel

         The Bank and its subsidiaries, TSBF and Manchester Trust had 128 full-time employees and 27 part-time employees at September 30, 1997. None of these employees is party to a collective bargaining agreement, and the Bank believes that it enjoys good relations with its personnel.

                                   REGULATION

         As a federally chartered BIF-insured savings association, the Bank is subject to examination, supervision and extensive regulation by the OTS and the FDIC. The Bank is a member of the Federal Home Loan Bank ("FHLB") system. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. The Bank also is subject to regulation by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") governing reserves to be maintained against deposits and certain other matters. The OTS examines the Bank and prepares reports for the consideration of the Bank's Board of Directors on any deficiencies that they may find in the Bank's operations. The FDIC also examines the Bank in its role as the administrator of the BIF. The Bank's relationship with its depositors and borrowers also is regulated to a great extent by both federal and state laws especially in such matters as the ownership of savings accounts and the form and content of the Bank's mortgage documents. Any change in such regulation, whether by the FDIC, OTS, or Congress, could have a material adverse impact on the Holding Company and the Bank and their operations.

Federal Regulation of Savings Institutions

         Business Activities. The activities of savings institutions are governed by the Home Owners' Loan Act, as amended (the "HOLA") and, in certain respects, the Federal Deposit Insurance Act (the "FDI Act") and the regulations issued by the agencies to implement these statutes. These laws and regulations delineate the nature and extent of the activities in which savings association may engage. The description of statutory provisions and regulations applicable to savings associations set forth herein does not purport to be a complete description of such statutes and regulations and their effect on the Bank.


         Loans to One Borrower. Under the HOLA, savings institutions are generally subject to the national bank limits on loans to a single or related group of borrowers. Generally, this limit is 15% of the Bank's unimpaired capital and surplus , and an additional 10% of unimpaired capital and surplus if such loan is fully secured by readily-marketable collateral, which is defined to include certain financial instruments and bullion. The OTS by regulation has amended the loans to one borrower rule to permit savings associations meeting certain requirements to extend loans to one borrower in additional amounts under circumstances limited essentially to loans to develop or complete residential housing units.

         Qualified Thrift Lender Test. In general, savings associations are required to maintain at least 65% of their portfolio assets in certain qualified thrift investments (which consist primarily of loans and other investments related to residential real estate and certain other assets). A savings association that fails the qualified thrift lender test is subject to substantial restrictions on activities and to other significant penalties. Recent legislation permits a savings association to qualify as a qualified thrift lender not only by maintaining 65% of portfolio assets in qualified thrift investments (the "QTL test") but also, in the alternative, by qualifying under the Code as a "domestic building and loan association." The Bank qualifies as a domestic building and loan association as defined in the Code.


         Recent legislation also expands the QTL test to provide savings associations with greater authority to lend and diversify their portfolios. In particular, credit card and education loans may now be made by savings associations without regard to any percentage-of-assets limit, and commercial loans may be made in an amount up to 10 percent of total assets, plus an additional 10 percent for small business loans. Loans for personal, family and household purposes (other than credit card, small business and educational loans) are now included without limit with other assets that, in the aggregate, may account for up to 20% of total assets. At September 30, 1997, under the expanded QTL test, approximately 73.6% of the Bank's portfolio assets were qualified thrift investments.

         Limitation on Capital Distributions. OTS regulations impose limitations upon all capital distributions by savings institutions, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to stockholders of another institution in a cash-out merger and other distributions charged against capital. The rule establishes three tiers of institutions, which are based primarily on an institution's capital level. An institution, such as the Bank, that exceeds all fully phased-in capital requirements before and after a proposed capital distribution ("Tier 1 Association") and has not been advised by the OTS that it is in need of more than normal supervision, could, after prior notice but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of: (i) 100% of its net earnings to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year; or (ii) 75% of its net earnings for the previous four quarters; provided that the institution would not be undercapitalized, as that term is defined in the OTS Prompt Corrective Action regulations, following the capital distribution. Any additional capital distributions would require prior regulatory approval. In the event the Bank's capital fell below its fully-phased in requirement or the OTS notified it that it was in need of more than normal s supervision, the Bank's ability to make capital distributions could be restricted. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice.


         Liquidity. The Bank is required to maintain an average daily balance of specified liquid assets equal to a monthly average of not less than a specified percentage (currently 4%) of its net withdrawable deposit accounts plus borrowings payable in one year or less. Monetary penalties may be imposed for failure to meet these liquidity requirements. The Bank's average liquidity ratio for the quarter ended September 30, 1997 was 28.8%, which exceeded the then applicable requirements. The Bank has never been subject to monetary penalties for failure to meet its liquidity requirements.


         Community Reinvestment Act and Fair Lending Laws. Savings association share a responsibility under the Community Reinvestment Act ("CRA") and related regulations of the OTS to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In addition, the Equal Credit Opportunity Act and the Fair Housing Act (together, the "Fair Lending Laws") prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An institution's failure to comply with the provisions of CRA could, at a minimum, result in regulatory restrictions on its activities, and failure to complete with the Fair Lending
Laws could result in enforcement actions by the OTS, as well as other federal regulatory agencies and the Department of Justice. The Bank received an outstanding CRA rating under the current CRA regulations in its most recent federal examination by the OTS.


         Transactions with Related Parties. The Bank's authority to engage in transactions with related parties or "affiliates" (i.e., any company that controls or is under common control with an institution, including the Holding Company and any non-savings institution subsidiaries) or to make loans to certain insiders, is limited by Sections 23A and 23B of the Federal Reserve Act ("FRA"). Section 23A limits the aggregate amount of transactions with any individual affiliate to 10% of the capital and surplus of the savings institution and also limits the aggregate amount of transactions with all affiliates to 20% of the savings institution's capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in Section 23A and the purchase of low quality assets from affiliates is generally prohibited. Section 23B provides that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies.


         Enforcement.  Under  the  FDI  Act,  the OTS  has  primary  enforcement responsibility over savings institutions and has the authority to bring enforcement action against all "institution-related parties," including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institutions, receivership, conservatorship or the termination of deposit insurance. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. Under the FDI Act, the FDIC has the authority to recommend to the Director of OTS that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the FDIC has authority to take such action under certain circumstances.

         Standards for Safety and Soundness. The FDI Act requires each federal banking agency to prescribe for all insured depository institutions standards relating to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, and compensation

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fees and benefits and such other  operational  and  managerial  standards as the
agency  deems  appropriate.   The  federal  banking  agencies  adopted  a  final
regulation  and  Interagency  Guidelines  Prescribing  Standards  for Safety and
Soundness ("Guidelines") to implement the safety and soundness standards required under the FDI Act. The Guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems
at  insured  depository   institutions  before  capital  becomes  impaired.  The
Guidelines address internal controls and information systems; internal audit system; credit underwriting; loan documentation; interest rate risk exposure; asset growth; and compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the Guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard, as required by the FDI Act. The final regulations establish deadlines for the submission and review of such safety and soundness compliance plans.

         Capital Requirements. The OTS capital regulations require savings institutions to meet three capital standards: a 1.5% tangible capital standard, a 3% leverage (core capital) ratio and an 8% risk based capital standard. Core capital is defined as common stockholder's equity (including retained earnings), certain non-cumulative perpetual preferred stock and related surplus, minority interests in equity accounts of consolidated subsidiaries less intangibles other than certain mortgage servicing rights ("MSRs") and credit card relationships. The OTS regulations require that, in meeting the leverage ratio, tangible and risk-based capital standards institutions generally must deduct investments in and loans to subsidiaries engaged in activities not permissible for a national bank. In addition, the OTS prompt corrective action regulation provides that a savings institution that has a leverage capital ratio of less than 4% (3% for institutions receiving the highest CAMEL examination rating) will be deemed to be "undercapitalized" and may be subject to certain restrictions. See "--Prompt Corrective Regulatory Action."

         The risk-based capital standard for savings institutions requires the maintenance of total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of 8%. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight of 0% to 100%, as assigned by the OTS capital regulation based on the risks OTS believes are inherent in the type of asset. The components of core capital are equivalent to those discussed earlier under the 3% leverage standard. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock and, within specified limits, the allowance for loan and lease losses. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.


         The OTS has incorporated an interest rate risk component into its regulatory capital rule. The final interest rate risk rule also adjusts the risk-weighting for certain mortgage derivative securities. Under the rule, savings associations with "above normal" interest rate risk exposure would be subject to a deduction from total capital for purposes of calculating their risk-based capital requirements. A savings association's interest that risk is measured by the decline in the net portfolio value of its assets (i.e., the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts) that would result from a hypothetical 200-basis point increase or decrease in market interest rates divided by the estimated economic value of the association's assets, as calculated in accordance with guidelines set forth by the OTS. A savings association whose measured interest rate risk exposure exceeds 2% must deduct an interest rate component in calculating its total capital under the risk-based capital rule. The interest rate risk component is an amount equal to one-half of the difference between the institution's measured interest rate risk and 2%, multiplied by the estimated economic value of the association's assets. That dollar amount is deducted from an association's total capital in calculating compliance with its risk-based capital requirement. Under the rule, there is a two quarter lag between the reporting date of an institution's financial data and the effective date for the new capital requirement based on that data. A savings association with assets of less than $300 million and a risk-based capital ratio in excess of 12% is not subject to the interest rate risk component, unless the OTS determines otherwise. The rule also provides that the Director of the OTS may waive or defer an association's interest rate risk component on a case-by-case basis. The OTS has postponed the date that the component will first be deducted from an institution's total capital to provide it with an opportunity to review the interest rate risk approaches taken by the other federal banking agencies.


         At September 1997, the Bank met each of its capital requirements, in each case on a fully phased-in basis. See "Historical and Pro Forma Capital Compliance" for a table which sets forth in terms of dollars and percentages

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the OTS  tangible,  leverage and  risk-based  capital  requirements,  the Bank's historical amounts and percentages at September 30, 1997, and pro forma amounts and percentages based upon the issuance of the shares within the Offering Range and assuming that a portion of the net proceeds are retained by the Company.

         Thrift Charter. Congress has been considering legislation in various forms that would require federal thrifts, such as the Bank, to convert their charters to national or state bank charters. Recent legislation required the Treasury Department to prepare for Congress a comprehensive study on development of a common charter for federal savings association and commercial banks; and, in the event that the thrift charter was eliminated by January 1, 1999, would require the merger of the BIF and the SAIF into a single deposit insurance fund on that date. The Bank cannot determine whether, or in what form, such legislation may eventually be enacted and there can be no assurance that any legislation that is enacted would not adversely affect the Bank and the Company.

Prompt Corrective Regulatory Action

         Under the OTS Prompt Corrective Action regulations, the OTS is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of capitalization. Generally, a savings institution that has total risk-based capital of less than 8.0% or a leverage ratio or a Tier 1 core capital ratio that is less than 4.0% is considered to be undercapitalized. A savings institution that has the total risk-based capital less than 6.0%, a Tier 1 core risk-based capital ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be "significantly undercapitalized" and a savings institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." Subject to a narrow exception, the banking regulator is required to appoint a receiver or conservator for an institution that is "critically undercapitalized." The regulation also provides that a capital restoration  plan  must be  filed  with  the OTS  within  45 days of the date an institution  receives  notice  that  it  is  "undercapitalized,"  "significantly undercapitalized" or "critically undercapitalized." In addition, numerous mandatory supervisory actions become immediately applicable to the institution, including, but not limited to, restrictions on growth, investment activities, capital distributions, and affiliate transactions. The OTS could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.


         As of September 30, 1997, the Bank was considered "well capitalized." See "Historical and Pro Forma Capital Compliance."


Insurance of Deposit Accounts

         The FDIC has adopted a risk-based insurance assessment system. The FDIC assigns an institution to one of three capital categories based on the institution's financial information, as of the reporting period ending seven months before the assessment period, consisting of (1) well capitalized, (2) adequately capitalized or (3) undercapitalized, and one of three supervisory subcategories within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. An institution's assessment rate depends on the capital category and supervisory category to which it is assigned. The FDIC is authorized to raise the assessment rates in certain circumstances. The FDIC has exercised this authority several times in the past and may raise insurance premiums in the future. If such e action is taken by the FDIC, it could have an adverse effect on the earnings of the Bank.

Federal Home Loan Bank System


         The Bank is a member of the FHLB System, which consists of 12 regional FHLBs. The FHLBs provide a central credit facility primarily for member institutions. The Bank, as a member of the FHLB-New York, is required to acquire and hold shares of capital stock in that FHLB in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the FHLB, whichever is greater. As of September 30, 1997, the Bank was in compliance with this requirement.



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         The FHLBs are required to provide funds for the resolution of insolvent
thrifts  and  to  contribute  funds  for  affordable  housing  programs.   These
requirements could reduce the amount of dividends that the FHLBs pay to their members and could also result in the FHLBs imposing a higher rate of interest on advances to their members.

Federal Reserve System


         The Federal Reserve Board regulations require savings institutions to maintain non-interest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve Board regulations generally require that reserves be maintained against aggregate transaction accounts as follows: for accounts aggregating $49.3 million or less (subject to adjustment by the Federal Reserve Board) the reserve requirement is 3%; and for accounts greater than $49.3 million, the reserve requirement is $1.5 million plus 10% (subject to adjustment by the Federal Reserve Board between 8% and 14%) of the portion of total transaction accounts in excess of $49.3 million. The first $4.4 million of otherwise reservable balances (subject to adjustments by the Federal Reserve Board) are exempted from the reserve requirements. The Bank is in compliance with the foregoing requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements imposed by the OTS.


Holding Company Regulation

         The Company. The Company will be a non-diversified unitary savings and loan holding company within the meaning of the HOLA. As such, the Company will be required to register with the OTS and will be subject to OTS regulations, examinations, supervision and reporting requirements. In addition, the OTS has enforcement authority over the Company and its non-savings institution subsidiaries. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. The Bank must notify the OTS 30 days before declaring any dividend to the Company.

         As a unitary savings and loan holding company, the Company generally will not be restricted under existing laws as to the types of business activities in which it may engage, provided that the Bank continues to be a QTL. See "--Federal Regulation of Savings Institutions--Qualified Thrift Lender Test" for a discussion of the QTL requirements. Upon any non-supervisory acquisition by the Company of another savings association, the Company would become a multiple savings and loan holding company (if the acquired institution is held as a separate subsidiary) and would be subject to extensive limitations on the types of business activities in which it could engage. The HOLA limits the activities of a multiple savings and loan holding company and its non-insured institution subsidiaries primarily to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company ("BHC") Act, subject to the prior approval of the OTS, and to other activities authorized by OTS regulation. Recently proposed legislation would treat all savings and loan holding companies as bank holding companies and limit the activities of such companies to those permissible for bank holding companies. See "Risk Factors--Regulatory Oversight and Possible Legislation."

         The HOLA prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring another savings institution or holding company thereof, without prior written approval of the OTS. It also prohibits the acquisition or retention of, with certain exceptions, more than 5% of a non-subsidiary savings institution, a non-subsidiary holding company, or a non-subsidiary company engaged in activities other than those permitted by the HOLA; or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the OTS must consider the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance fund, the convenience and needs of the community and competitive factors.

         The OTS is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies, and
(ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.


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         The Mid-Tier Holding Company and the Mutual Holding Company. The Mutual
Holding Company and the Mid-Tier Holding Company are non-diversified mutual savings and loan holding companies within the meaning of the HOLA, as amended. As such, the Mutual Holding Company and the Mid-Tier Holding Company are registered with the OTS and are subject to OTS regulations, examinations, supervision and reporting requirements. In addition, the OTS has enforcement authority over the Mutual Holding Company and the Mid-Tier Holding Company and any non-savings institution subsidiaries. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution.

         Pursuant to Section 10(o) of the HOLA and OTS regulations and policy, a mutual holding company and a federally chartered mid-tier holding company may engage in the following activities: (i) investing in the stock of a savings association; (ii) acquiring a mutual association through the merger of such association into a savings association subsidiary of such holding company or an interim savings association subsidiary of such holding company; (iii) merging with or acquiring another holding company; one of whose subsidiaries is a savings association; (iv) investing in a corporation, the capital stock of which is available for purchase by a savings association under federal law or under the law of any state where the subsidiary savings association or associations share their home offices; (v) furnishing or performing management services for a savings association subsidiary of such company; (vi) holding, managing or liquidating assets owned or acquired from a savings subsidiary of such company;
(vii) holding or managing properties used or occupied by a savings association subsidiary of such company properties used or occupied by a savings association subsidiary of such company; (viii) acting as trustee under deeds of trust; (ix) any other activity (A) that the Federal Reserve Board, by regulation, has determined to be permissible for bank holding companies under Section 4(c) of the Bank Holding Company Act of 1956, unless the Director, by regulation, prohibits or limits any such activity for savings and loan holding companies; or
(B) in which multiple savings and loan holding companies were authorized (by regulation) to directly engage on March 5, 1987; and (x) purchasing, holding, or disposing of stock acquired in connection with a qualified stock issuance if the purchase of such stock by such savings and loan holding company is approved by the Director. If a mutual holding company acquires or merges with another holding company, the holding company acquired or the holding company resulting from such merger or acquisition may only invest in assets and engage in activities listed in (i) through (x) above, and has a period of two years to cease any non-conforming activities and divest of any non-conforming investments.

         The HOLA prohibits a savings and loan holding company, including the Mid-Tier Holding Company and the Mutual Holding Company, directly or indirectly, or through one or more subsidiaries, from acquiring another savings institution or holding company thereof, without prior written approval of the OTS. It also prohibits the acquisition or retention of, with certain exceptions, more than 5% of a non-subsidiary savings institution, a non-subsidiary holding company, or a non-subsidiary company engaged in activities other than those permitted by the HOLA; or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the OTS must consider the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance fund, the convenience and needs of the community and competitive factors.

         The OTS is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies, and
(ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

         In addition, OTS regulations require the Mutual Holding Company to notify the OTS of any proposed waiver of its right to receive dividends. It is the OTS' recent practice to review dividend waiver notices on a case-by-case basis, and, in general, not object to any such waiver if: (i) the mutual holding company's board of directors determines that such waiver is consistent with such directors' fiduciary duties to the mutual holding company's members; (ii) for as long as the savings association subsidiary is controlled by the mutual holding company, the dollar amount of dividends waived by the mutual holding company are considered as a restriction on the retained earnings of the savings association, which restriction, if material, is disclosed in the public financial statements of the savings association as a note to the financial statements; (iii) the amount of any dividend waived by the mutual holding company is available for declaration as a dividend solely to the mutual holding company, and, in accordance with SFAS 5, where the

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savings  association  determines that the payment of such dividend to the mutual holding company is probable, an appropriate dollar amount is recorded as a liability; (iv) the amount of any waived dividend is considered as having been paid by the savings association in evaluating any proposed dividend under OTS capital distribution regulations; and (v) in the event the mutual holding company converts to stock form, the appraisal submitted to the OTS in connection with the conversion application takes into account the aggregate amount of the dividends waived by the mutual holding company.

Federal Securities Laws

         The Company has filed with the SEC a registration statement under the Securities Act of 1933, as amended ("Securities Act"), for the registration of the Common Stock to be issued pursuant to the Conversion. Upon completion of the Conversion, the Company's Common Stock will be registered with the SEC under the Exchange Act. The Company will then be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Exchange Act.

         The registration under the Securities Act of shares of the Common Stock to be issued in the Conversion does not cover the resale of such shares. Shares of the Common Stock purchased by persons who are not affiliates of the Company may be resold without registration. Shares purchased by an affiliate of the Company will be subject to the resale restrictions of Rule 144 under the Securities Act. If the Company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of the Company who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of the Company or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks. Provision may be made in the future by the Company to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

                                    TAXATION

Federal Income Taxes

         General. The Mid-Tier Holding Company and the Bank are, and the Company will be subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to the Bank.

         Method of Accounting. For federal income tax purposes, the Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its federal income tax returns. The Small Business Protection Act of 1996 (the "1996 Act") eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995.

         Bad Debt Reserves. Prior to the 1996 Act, the Bank was permitted to establish a reserve for bad debts and to make annual additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at the Bank's taxable income. As a result of the 1996 Act, the Bank must use the specific charge off method in computing its bad debt deduction beginning with its 1996 Federal tax return. In addition, the federal legislation requires the recapture (over a six year period) of the excess of tax bad debt reserves at December 31, 1995 over those established as of December 31, 1987. The amount of such reserve subject to recapture as of September 30, 1997, was approximately $2.5 million

         Taxable Distributions and Recapture. Prior to the 1996 Act, bad debt reserves created prior to January 1, 1988 were subject to recapture into taxable income should the Bank fail to meet certain thrift asset and definitional tests. New federal legislation eliminated these thrift related recapture rules. However, under current law, pre-1988 reserves remain subject to recapture should the Bank make certain non-dividend distributions or cease to maintain a 8 bank charter.

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         At September 30, 1997,  the Bank's total federal  pre-1988  reserve was approximately $3.5 million. This reserve reflects the cumulative effects of federal tax deductions by the Bank for which no Federal income tax provision has been made.

         Minimum Tax. The Code imposes an alternative minimum tax ("AMT") at a rate of 20% on a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income" or "AMTI"). The AMT is payable to the extent such AMTI is in excess of an exemption amount. Net operating losses can offset no more than 90% of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. The Bank has not been subject to the alternative minimum tax and has no such amounts available as credits for carryover.

         Net Operating Loss Carryovers. A financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. This provision applies to losses incurred in taxable years beginning after 1986. At September 30, 1997, the Bank had no net operating loss carryforwards for federal income tax purposes.

         Corporate Dividends-Received Deduction. The Company may exclude from its income 100% of dividends received from the Bank as a member of the same affiliated group of corporations. The corporate dividends-received deduction is 80% in the case of dividends received from corporations with which a corporate recipient does not file a consolidated return, and corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct only 70% of dividends received or accrued on their behalf.


         The Bank's federal tax return has not been audited by the Internal Revenue Service for any of the last ten years.


State and Local Taxation

         State of New Jersey. The Bank files New Jersey income tax returns. For New Jersey income tax purposes, savings institutions are presented taxed at a rate equal to 3% of taxable income. For this purpose, "taxable income" generally means federal taxable income, subject to certain adjustments (including the addition of net interest income on state and municipal obligations). The Bank is not currently under audit with respect to its New Jersey income tax returns.

         The Company will be required to file a New Jersey income tax return because it will be doing business in New Jersey. For New Jersey tax purposes, regular corporations are presently taxed at a rate equal to 9% of taxable income. For this purpose, "taxable income" generally means Federal taxable income subject to certain adjustments (including addition of interest income on state and municipal obligation). However, if the Company meets certain requirements, it may be eligible to elect to be taxed as a New Jersey Investment Company at a tax rate presently equal to 2.25% (25% of 9%) of taxable income.

         Delaware Taxation. As a Delaware holding company not earning income in Delaware, the Company is exempt from Delaware corporate income tax but is required to file an annual report with and pay an annual franchise tax to the State of Delaware.

                            MANAGEMENT OF THE COMPANY


         The Boards of Directors of the Company and the Mid-Tier Holding Company are divided into three classes and are elected by the stockholders of the Mid-Tier Holding Company and the Company, respectively, for staggered three year terms, or until their successors are elected and qualified. One class of directors, consisting of directors Breithaupt, Longstreth, Stokes and Truesdell have terms of office expiring in 1998; a second class, consisting of directors Pruitt, Reinhard and Trainer have terms of office expiring in 1999; and a third class, consisting of director Sill has a term of office expiring in 2000. Their names and biographical information are set forth under "Management of the Bank--Directors."

         The following individuals hold positions as executive officers of the Company and the Mid-Tier Holding Company, or its subsidiary TSBusiness Finance, as is set forth below opposite their names.

         Name                   Position With the Company, the
                                Mid-Tier Holding Company of TS
                                Business Finance

Wendell T. Breithaupt........... Director, President and Chief
                                 Executive Officer

Leo J. Bellarmino............... Executive Vice President Officer

Richard L. Gallaudet............ Vice President

Dean H. Lippincott.............. Vice President

Robert Russo.................... Vice President and Treasurer

Robert C. Hollenbeck............ Vice President and Corporate Secretary

Frank Sannella, Jr.............. President and Chief Executive Officer,
                                 TSBusiness Finance

         The executive officers of the Mid-Tier Holding Company and the Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors.

         Since the formation of the Mid-Tier Holding Company and the Company, none of the executive officers, directors or other personnel has received remuneration from the Mid-Tier Holding Company or the Company. Information concerning the principal occupations, employment and compensation of the directors and officers of the Mid-Tier Holding Company and the Company during the past five years is set forth under "Management of the Bank."

                             MANAGEMENT OF THE BANK

Directors

         The Bank's Board of Directors is composed of eight members. Directors of the Bank are generally elected to serve for a three year period or until their respective successors shall have been elected and shall qualify. The following table sets forth certain information regarding the composition of the Bank's Board of Directors as of September 30, 1997, including the terms of office of Board members.


                                                      Positions
                                                     Held in the            Director                Current Term
       Name                       Age                   Bank                Since (1)                 to Expire
       ----                       ---               ------------            ---------                 ---------
John B. Sill, Jr.                 75                  Chairman                1977                      2000
Wendell T. Breithaupt             64           Director, President and        1979                      1998
                                               Chief Executive Officer
Peter S. Longstreth               53                  Director                1992                      1998
George A. Pruitt                  51                  Director                1991                      1999
George W. Reinhard                65                  Director                1983                      1999
Charles E. Stokes, III            67                  Director                1978                      1998
Raymond E. Trainer                50                  Director                1986                      1999
Miles W. Truesdell, Jr.           54                  Director                1992                      1998

(1) Reflects initial appointment to the Board of Directors of the Bank's mutual predecessor.

Executive Officers Who Are Not Directors

         The following table sets forth information regarding the executive officers of the Bank who are not also directors.

                                                                                Positions
                                                                               Held in the
       Name                                Age                                    Bank
       ----                                ---                                  --------
Leo J. Bellarmino                          49                           Executive Vice President
Richard L. Gallaudet                       53                   Vice President and Senior Lending Officer
Dean H. Lippincott                         45                                Vice President
Robert Russo                               43                         Vice President and Treasurer
Robert C. Hollenbeck                       52                    Vice President and Corporate Secretary
Frank Sannella, Jr.                        60          President and Chief Executive Officer, TS Business Finance


         The principal occupation during the past five years of each director and executive officer of the Bank is set forth below. All directors have held their present positions for five years unless otherwise stated.

         John B. Sill, Jr. is President of Ivins & Taylor, Inc., funeral directors located in Trenton, New Jersey.

         Wendell T. Breithaupt is President and Chief Executive Officer of the Bank and serves also as a Director. He has served as President since 1981 and as Chief Executive Officer since 1982. He has been a Director since 1979. He is a Director, Chairman of the Executive Committee, and Chairman of the Mercer County Chamber of Commerce. He is a member of the Mercer County Economic Development Commission and serves as a trustee of the Drumthwacket Foundation, Inc. and serves as a member of the Banking Advisory Board of the State of New Jersey. Mr. Breithaupt serves as a director of RSI Retirement Systems, a New York corporation.

         Peter S. Longstreth is Managing Partner of Aegis Property Group, Ltd., a real estate development and project management company.

         George A. Pruitt is President of Thomas A. Edison State College.

         George W. Reinhard is President of Lester Fellows Co., Inc., an interstate trucking firm.

         Charles E. Stokes, III is the retired President of The Home Rubber Company, which manufactures mechanical rubber goods, hoses, etc.

         Raymond E. Trainer is Chairman of General Sullivan Group, which is an industrial distribution holding company. He also is a director and secretary of the TRAF Group which owns a medical collection agency.

         Miles W. Truesdell, Jr. is a Director and Partner of Truetech Controls, Inc., which operates as a specialty distributor that services the industrial market with process control instrumentation.

         Executive Officers Who Are Not Directors. Set forth below is a brief description of the background of each person who serves as an executive officer of the Bank and who is not a director of the Bank. Unless otherwise noted, all executive officers who are not directors have held their present position for five years.


         Leo J. Bellarmino is Executive Vice President, responsible for the Bank's Human Resources, Marketing, Branch Network, Project Planning, Information Services, Loan Operations, Staff Services and Corporate Finance. He joined the Bank in October of 1995 and has 27 years of banking experience. Prior to joining the Bank, Mr. Bellarmino served as Senior Vice President and Retail Franchise Manager for CoreStates New Jersey National Bank's 140 branch network. Mr. Bellarmino also serves as a Director of the non-profit Trenton Roebling Community Development Corporation.


         Richard L. Gallaudet is Vice President and Senior Lending Officer, responsible for the direct management of all the Bank's lending activities. He joined the Bank in 1990, prior to which he held a number of management positions with other banks, including three years of service (1986-1989) as President and Chief Executive Officer of Cherry Hill National Bank and thirteen years of service (1973-1986) as a Senior Vice President with MidLantic National Bank/South (formerly Heritage Bank).

         Dean H. Lippincott has been Vice President in charge of the Bank's Mortgage Department since 1988 and has served the Bank in a number of other capacities since joining it in 1970. His responsibilities include home mortgage loan originations. He participates as a member of The West Ward Community Partnership Corp.

         Robert Russo is Vice President and Treasurer, responsible for all bank operations, financial reporting, and accounting systems. He joined the Bank in 1985 as an Assistant Vice President. He has held other positions in the thrift industry since 1978.

         Robert C. Hollenbeck is Vice President and Corporate Secretary responsible for investor relations, bank investments, budgeting and corporate regulatory matters. He joined the Bank in November 1994. He has 28 years of banking experience including 11 years as Executive Vice President and Director of New Brunswick Savings Bank and five years as Executive Vice President of Constellation Bank.


         Frank Sannella, Jr. is President and Chief Executive Officer of TSBusiness Finance Corporation, the wholly- owned subsidiary of the Bank. Mr. Sannella previously held several senior management positions including Executive Vice President and Senior Loan Officer of Midlantic Bank South and 1st National Bank of Toms River, President of Heritage Commercial Finance Company and Executive Vice President of Meridian Commercial Finance Corporation.


Directors Compensation


         Fees. During 1997, each member of the Board of Directors of the Bank, except Mr. Breithaupt, was paid a fee of $650 per Board meeting attended and $500 for attending meetings of the Executive, Examining (Audit) and Emergency Operations Committees. Directors attending Loan Committee meetings received $300 per meeting, directors attending Benefits and Compensation Committee meetings received $250 per meeting. The Chairman of the Board received $900 per meeting of the Board of Directors and Executive Committee, and the Chairman of the Examining (Audit) Committee received $700 per meeting of the Examining (Audit) Committee. In addition, non- officer directors other than the Chairman were paid an annual retainer of $5,650, and the Chairman was paid an annual retainer of $12,650.

         1996 Option Plan. During 1996 the Bank and the Mutual Holding Company adopted the Trenton Savings Bank and Peoples Bancorp, MHC 1996 Stock Option Plan (the "1996 Option Plan"), which was approved by the Bank's stockholders. Under the 1996 Option Plan, during 1996, Directors Sill, Stokes, Reinhard, Trainer, Pruitt, Longstreth and Truesdell each received options to purchase 12,000 shares of Bank Common Stock with an exercise price equal to the fair market value of the Bank Common Stock on the date the option was granted, or $13.50 per share, of which 4,800 options for each Director vested during 1997 and 4,800 options will vest upon consummation of the Conversion. During 1997, each such Director received additional options to purchase 3,500 shares of Bank Common Stock with a exercise price equal to the fair market value of the stock on the date of grant, or $21.00 per share, of which 1,400 options for each Director vested in January 1998 and 1,400 will vest upon consummation of the Conversion. The awards become fully vested upon a director's disability, death, retirement or following termination of service in connection with a change in control of the Bank or the Mutual Holding Company. All options granted under the 1996 Option Plan expire upon the earlier of ten years following the date of grant or, generally, nine years following the date the optionee ceases to be a director.

         1996 Recognition Plan. During 1996 the Bank adopted the Trenton Savings Bank and Peoples Bancorp, MHC 1996 Recognition and Retention Plan (the "1996 Recognition Plan"), which was approved by the Bank's stockholders. During 1996, 9,364 shares of Bank Common Stock were awarded under the 1996 Recognition Plan to Directors Sill, Stokes, Reinhard and Trainer, 7,491 shares were awarded to Director Pruitt, and 7,257 shares were awarded to Directors Longstreth and Truesdell. Such participants vested in 3,746, 2,996, and 2,903 of such shares of Restricted Stock, respectively, during 1997 and will vest in a like amount upon consummation of the Conversion. Awards become fully vested upon a director's disability, death, retirement or following termination of service in connection with a change in control of the Bank or the Mutual Holding Company. Unvested shares of Restricted Stock are forfeited by a non-employee director upon failure to seek reelection, failure to be reelected, or resignation from the Board. Prior to vesting, recipients of awards under the 1996 Recognition Plan receive dividends and may direct the voting of the shares of Restricted Stock allocated to them.

Executive Compensation

         Summary Compensation Table. The following table sets forth for the years ended December 31, 1997, 1996 and 1995, certain information as to the total remuneration paid by the Bank to the Chief Executive Officer and executive officers whose salary and bonuses exceeded $100,000 in 1997 ("Named Executive Officers").


                                                                                 Long-Term Compensation
                                                                             -------------------------------
                                             Annual Compensation                     Awards
                                       ------------------------------------  ----------------------
                           Year                                Other        Restricted    Shares                    All
Name and                  Ended                                Annual         Stock     Underlying    LTIP         Other
Principal Position (1)   Dec. 31,      Salary(2)   Bonus(3) Compensation(4)  Awards(5)   Options(6)  Payouts   Compensation(7)
----------------------   --------      ---------   ------------------------  ---------   ----------  -------   ---------------
Wendell T. Breithaupt..    1997         196,796    $50,000         --            --        25,000      --         $80,712
    President and Chief    1996         187,425     50,000         --        560,426       78,000      --          80,712
    Executive Officer      1995         178,500     50,000         --            --           --       --          80,231
Leo J. Bellarmino......    1997        $140,000    $10,273         --            --        10,000      --         $ 8,151
                           1996         140,000     10,000         --            --        34,000      --           1,713
                           1995          25,846         --         --            --           --       --             --
Frank Sannella, Jr.....    1997        $120,000         --         --            --           --       --         $ 3,333
                           1996          47,077         --         --            --           --       --              99

(1) No other executive officer received salary and bonuses that in the aggregate exceeded $100,000.
(2) Includes amounts deferred at the election of the named executive officer pursuant to the Bank's 401(k) Plan.
(3) Includes amounts earned during the year and awarded pursuant to the Bank's Profit Sharing Plan. Payments pursuant to the Profit Sharing Plan are reflected in the year earned, rather than the year in which the payment is received.
(4) The Bank provides certain members of senior management with the use of an automobile and other personal benefits which have not been included in the table. The aggregate amount of such other benefits did not exceed the
     lesser  of  $50,000  or  10%  of  each  Named   Executive   Officer's  cash
     compensation.

(5) Includes awards of 41,513 shares of restricted stock to Mr. Breithaupt, 16,605 shares of which vested during the year ended December 31, 1997 and 16,605 shares of which will vest upon consummation of the Conversion. The value of the awards is based on the last sale price of the Bank Common Stock on the date of the award. Dividends are paid to the holder of the restricted stock. As of December 31, 1997, the fair market value of the shares of restricted stock held by Mr. Breithaupt was $1.1 million.
(6) Of such options held by Mr. Breithaupt and Bellarmino, 31,200 and 13,600 options, respectively, vested during the year ended December 31, 1997, and an equal amount will vest upon consummation of the Conversion.

(7) Includes the Bank's contribution to the 401(k) Plan and the Bank's Supplemental Executive Retirement Plan, and insurance premiums paid by the Bank on behalf of Named Executive Officers.

Benefit Plans

         1996 Stock Option Plan. The Bank's 1996 Option Plan is available to directors and officers and other employees of the Bank and its affiliates. The plan is administered by a committee of outside directors. The plan authorizes the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code"), "non-statutory options," which do not qualify as incentive stock options, and certain "Limited Rights," exercisable only upon a change in control of the Bank or the Mutual Holding Company. The Conversion does not represent a change in control of the Bank or the Mutual Holding Company as described in the 1996 Stock Option Plan. The following table sets forth certain information regarding awards under the 1996 Option Plan and information regarding the shares acquired and the value realized during 1997 by Named Executive Officers upon exercise of options and the number of shares of Bank Common Stock underlying options and the value of options held by Named Executive Officers at December 31, 1997.


                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                  Potential Realizable Value
                                                                                                   at Assumed Annual Rates
                                       Individual Grants                                         of Stock Price Appreciation
                                                                                                       for Option Term
----------------------------------------------------------------------------------------------------------------------------------
                                Number of        Percent of Total
                                Securities      Options Granted to
                                Underlying       Employees in FY    Exercise or    Expiration
     Name                       Options(1)            1997           Base Price       Date                5             10
----------------------------------------------------------------------------------------------------------------------------------
Wendell T. Breithaupt             25,000              47.2%            $21.00      August 2006        $313,000       $711,000
Leo J. Bellarmino                 10,000              18.9%            $21.00      August 2006        $125,000       $285,000

(1) Of such options, 10,000 and 4,000, respectively, vested in January 1998, and 10,000 and 4,000 will vest upon consummation of the Conversion

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

                                                                      Number of Securities
                                  Shares              Value          Underlying Unexercised     Value of Unexercised In-
           Name                  Acquired           Realized               Options at             The-Money Options at
                               Upon Exercise                            Fiscal Year-End           Fiscal Year-End (1)
                                                                   -----------------------------------------------------
                                                                   Exercisable/Unexercisable   Exercisable/Unexercisable
------------------------------------------------------------------------------------------------------------------------
Wendell T. Breithaupt               7,407            108,327              23,793/71,800            $755,428/2,092,150
Leo J. Bellarmino                   2,056            38,454               11,544/30,400              $366,522/890,200

(1) Equals the difference between the aggregate exercise price of such options and the aggregate fair market value of the shares of Bank Common Stock that would be received upon exercise, assuming such exercise occurred on December 31, 1997, on which date the last sale of the Bank Common Stock was at a price of $45.25.

         Employment Memoranda. Mr. Breithaupt is a party to a memorandum relating to compensation authorized by the Board of Directors and executed by the then members of the Compensation Committee and Mr. Breithaupt dated August 27, 1994. The memorandum provides for employment by Mr. Breithaupt at the Bank through December 31, 1999, with compensation continued through that date. Pursuant to that memorandum, provided performance is satisfactory, Mr. Breithaupt is guaranteed a base salary of at least $170,000 per annum during this period plus an annual payment, intended to be invested by him to supplement his retirement income, of $70,000 per annum payable prior to each January 30 following the completion of each year of service or, at his option, in monthly installments. In addition, the memorandum also contemplates eligibility for an annual bonus of up to $50,000 depending on obtaining strategic and operational goals. Bonuses, if earned and awarded, are to be paid no later than ninety days following conclusion of each fiscal year during this period. See "--Employment Agreements."

         Retirement Plan. The Bank maintains a defined benefit pension plan ("Retirement Plan") for all employees who have attained the age of 21 and have completed one year of service with the Bank. In general, the Retirement Plan provides for annual benefits payable monthly upon retirement at age 65 in an amount equal to 1.65% of the "Average Compensation" of the employee (which is equal to the average of the total compensation paid to him or her during the 60 consecutive calendar months within the final 120 consecutive calendar months of service affording the highest average), for each year of service, plus, if applicable, 0.65% of Average Compensation in excess of an employee's average social security taxable wage base for each year of the 35 year period ending with the employee's social security retirement age, multiplied by his or her years of service, not in excess of 25 years.

         Under the Retirement Plan, an employee's benefits are unvested prior to the completion of five years of service and are fully vested after five years of service. A year of service is any year in which an employee works a minimum of 1,000 hours. The Retirement Plan provides for an early retirement option with reduced benefits for participants who are age 55 and who have 15 years of service. The Bank's contribution for the Retirement Plan for 1996 was $188,285, 1995 was $168,308, and for 1994 was $115,000.

         The following table illustrates annual pension benefits for retirement at age 65 under various levels of compensation and years of service. The figures in the table assume that the Retirement Plan continues in its present form, that the participants retire at age 65 and that the participants elect a straight life annuity form of benefit.

  Five Year
   Average       10 Years of       15 Years of       20 Years of     25 Years of
Compensation       Service           Service           Service         Service
------------       -------           -------           -------         -------

$  40,000       $   7,295          $  10,942          $  14,590      $  18,238
   50,000           9,595             14,392             19,190         23,988
   60,000          11,895             17,842             23,790         29,738
   70,000          14,195             21,292             28,390         35,488
   80,000          16,495             24,742             32,990         41,238
   90,000          18,795             28,192             37,590         46,988
  100,000          21,095             31,642             42,190         52,738
  110,000          23,395             35,092             46,790         58,488
  120,000          25,695             38,542             51,390         64,238
  130,000          27,995             41,992             55,990         69,988
  140,000          30,295             45,442             60,590         75,738
  150,000          32,595             48,892             65,190         81,488
  160,000          34,895             52,342             69,780         87,238


         The maximum annual compensation which may be taken into account under the Code (as adjusted from time to time by the IRS) for calculating contributions under qualified defined benefit plans is currently $160,000, and the maximum annual benefit permitted under such plan is currently $125,000.

         At September 30, 1997, Mr. Breithaupt had 18 years of service under the Retirement Plan, and his five-year average compensation was $160,000 (as limited by the tax law requirements).


         Employee Stock Ownership Plan and Trust. The Bank has established an Employee Stock Ownership Plan and Related Trust ("ESOP") for eligible employees in connection with the Offering. Messrs. Breithaupt , Bellarmino and three other employees of the Bank's subsidiaries will not participate in the ESOP. The ESOP is a tax-qualified plan subject to the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA") and the Code. Employees with a 12-month period of employment with the Bank during which they worked at least 1,000 hours and who have attained age 21 are eligible to participate. As part of the Offering, the ESOP plans to borrow funds from the Company and use the funds to purchase up to 4% of the Common Stock to be issued in the Offering. Collateral for the loan will be the Common Stock purchased by the ESOP. The loan will be repaid principally from the Bank's contributions to the ESOP over a period of at least twelve years. The interest rate for the loan will be the prime rate.

Shares purchased by the ESOP will be held in a suspense account for allocation among participants as the loan is repaid.


         Contributions to the ESOP and shares released from the suspense account in an amount proportionate to the repayment of the ESOP loan will be allocated among participants on the basis of compensation in the year of allocation, up to an annual adjusted maximum level of compensation. Benefits generally become 100% vested after five years of credited service or upon death, retirement, early retirement, disability or in the event of a change in control of the Bank or the Company. A participant will vest in 20% of his or her account balance after one year of credited service and will vest in an additional 20% for each subsequent year of credited service until a participant is 100% vested after five years. Participants will receive credit under the ESOP service with the Bank prior to adoption of the ESOP. A participant who terminates employment before becoming fully vested will forfeit the nonvested portion of their account balance. Forfeitures will be reallocated among remaining participating employees in the same proportion as contributions. The Bank's contributions to the ESOP are discretionary, subject to the loan terms and tax law limits and, therefore, benefits payable under the ESOP cannot be estimated.

         In connection with the establishment of the ESOP, a committee will be selected by the Bank to administer the ESOP (the "ESOP Committee"). In addition, a trustee for the ESOP will be appointed. The Bank will appoint Manchester Trust as trustee of the ESOP. The ESOP trustee will vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees, and unallocated shares and shares held in the suspense account in a manner calculated to most accurately reflect the instructions the ESOP trustee has received from participants regarding the allocated stock, subject to and in accordance with the fiduciary duties under ERISA owed by the ESOP trustee to the ESOP participants. Under ERISA, the Secretary of Labor is authorized to bring an action against the ESOP trustee for the failure of the ESOP trustee to comply with its fiduciary responsibilities. Such a suit could seek to enjoin the ESOP trustee from violating its fiduciary responsibilities and could result in the imposition of civil penalties or criminal penalties if the breach is found to be willful.

         1998 Stock Option Plan. At a meeting of the Company's shareholders to be held at least six months after the completion of the Offering, the Board of Directors intends to submit for shareholder approval the 1998 Stock Option Plan for directors and officers of the Bank and of the Company. If approved by the shareholders, Common Stock in an aggregate amount equal to 10% of the shares sold in the Offering would be reserved for issuance by the Company upon the exercise of the stock options granted under the 1998 Stock Option Plan. Ten percent of the shares sold in the Offering would amount to 1,530,041 shares, 1,800,069 shares, 2,070,065 shares or 2,380,583 shares at the minimum, midpoint, maximum and adjusted maximum of the Offering Range, respectively. No options would be granted under the 1998 Stock Option Plan until the date on which shareholder approval is received.

         The exercise price of the options granted under the 1998 Stock Option Plan will be equal to the fair market value of the shares on the date of grant of the stock options. If the 1998 Stock Option Plan is adopted within one year following the Offering, options will become exercisable at a rate of 20% at the end of each twelve months of service with the Bank after the date of grant, subject to early vesting in the event of death or disability. Options granted under the 1998 Stock Option Plan would be adjusted for capital changes such as stock splits and stock dividends. Notwithstanding the foregoing, awards will be 100% vested upon termination of employment due to death or disability, and if the 1998 Stock Option Plan is adopted more than 12 months after the Offering, awards would be 100% vested upon normal retirement or a change in control of the Bank or the Company. Under OTS rules, if the 1998 Stock Option Plan is adopted within the first 12 months after the Offering, no individual officer can receive more than 25% of the awards under the plan, no non-employee director can receive more than 5% of the awards under the plan, and all outside non-employee directors as a group can receive no more than 30% of the awards under the plan in the aggregate.


         The 1998 Stock Option Plan would be administered by a Committee of non-employee members of the Company's Board of Directors. Options granted under the 1998 Stock Option Plan to employees could be "incentive" stock options designed to result in a beneficial tax treatment to the employee but no tax deduction to the Company. Non-qualified stock options could also be granted under the 1998 Stock Option Plan, and will be granted to the non-employee directors who receive grants of stock options. In the event an option recipient terminated his employment or service as an employee or director, the options would terminate during certain specified periods.

         1998 Recognition Plan. At a meeting of the Company's shareholders to be held at least six months after the completion of the Offering, the Board of Directors also intends to submit a Recognition and Retention Plan (the "1998 Recognition Plan") for shareholder approval. The 1998 Recognition Plan will provide the Bank's directors and officers an ownership interest in the Company in a manner designed to encourage them to continue his or her service with the Bank. The Bank will contribute funds to the 1998 Recognition Plan from time to time to enable it to acquire an aggregate amount of Common Stock equal to up to 4% of the shares of Common Stock sold in the Offering, either directly from the Company or in open market purchases. Four percent of the shares sold in the Offering would amount to 612,016 shares, 20,028 shares, 828,026 shares and 952,233 shares at the minimum, midpoint, maximum and adjusted maximum of the Offering Range, respectively. In the event that additional authorized but unissued shares would be acquired by the 1998 Recognition Plan after the Offering, the interests of existing shareholders would be diluted. The executive officers and directors will be awarded Common Stock under the 1998 Recognition Plan without having to pay cash for the shares. No awards under the 1998 Recognition Plan would be made until the date the 1998 Recognition Plan is approved by the Company's shareholders.

         Awards under the 1998 Recognition Plan would be nontransferable and nonassignable, and during the lifetime of the recipient could only be earned by him. If the 1998 Recognition Plan is adopted within one year following the Offering, the shares which are subject to an award would vest and be earned by the recipient at a rate of 20% of the shares awarded at the end of each full 12 months of service with the Bank after the date of grant of the award. Awards would be adjusted for capital changes such as stock dividends and stock splits. Notwithstanding the foregoing, awards would be 100% vested upon termination of employment or service due to death or disability, and if the 1998 Recognition Plan is adopted more than 12 months after the Offering, awards would be 100% vested upon normal retirement or a change in control of the Bank or the Company. If employment or service were to terminate for other reasons, the award recipient would forfeit any nonvested award. If employment or service is terminated for cause (as would be defined in the 1998 Recognition Plan), shares not already delivered under the 1998 Recognition Plan would be forfeited. Under OTS rules, if the 1998 Recognition Plan is adopted within the first 12 months after the Offering, no individual officer can receive more than 25% of the awards under the plan, no non-employee director can receive more than 5% of the awards under the plan, and all non-employee directors as a group can receive no more than 30% of the awards under the plan in the aggregate.


         When shares become vested under the 1998 Recognition Plan, the participant will recognize income equal to the fair market value of the Common Stock earned, determined as of the date of vesting, unless the recipient makes an election under ss. 83(b) of the Code to be taxed earlier. The amount of income recognized by the participant would be a deductible expense for tax purposes for the Company. If the 1998 Recognition Plan is adopted within one year following the Offering, dividends and other earnings will accrue and be payable to the award recipient when the shares vest. If the 1998 Recognition Plan is adopted within one year following the Offering, shares not yet vested under the 1998 Recognition Plan will be voted by the trustee of the 1998 Recognition Plan, taking into account the best interests of the recipients of the 1998 Recognition Plan awards. If the 1998 Recognition Plan is adopted more than one year following the Offering, dividends declared on unvested shares will be distributed to the participant when paid, and the participant will be entitled to vote the unvested shares.


         Employment Agreements. Upon completion of the Offering, it is anticipated that the Bank will enter into an employment agreement with Mr. Bellarmino (the "Executive"). The agreement will have a term of 36 months. On each anniversary date, the agreement may be extended for an additional twelve months, so that the remaining term shall be 36 months. If the agreement is not renewed, the agreement will expire 24 months following the anniversary date. Under the agreement, the current Base Salary for Mr. Bellarmino will be $140,000. The Base Salary may be increased but not decreased. In addition to the Base Salary, the agreement provides for, among other things, participation in retirement plans and other employee and fringe benefits applicable to executive personnel. The agreement provides for termination by the Bank for cause at any time. In the event the Bank terminates the Executive's employment for reasons other than for cause, or in the event of the Executive's resignation from the Bank upon (i) failure to re-elect the executive to his current offices, (ii) a material change in the Executive's functions, duties or responsibilities, or relocation of his principal place of employment by more than 30 miles, (iii) liquidation or dissolution of the Bank, (iv) a breach of the agreement by the Bank, or (v) following a change in control of the Bank or the Company, the Executive, or in the event of death, his beneficiary, would be entitled to severance pay in an amount equal to three times (or, in the event of a change in control, 2.99 times) the average of the five preceding years Base Salary, including bonuses and any other taxable compensation and the amount of any contributions made to any employee benefit plan. The Bank would also continue the Executive's life, health, dental and disability coverage for 36 months from the date of termination. In the event the payments to the executive would include an "excess parachute payment" as defined by Code Section 280G (relating to payments made in connection with a change in control), the payments would be reduced by that amount necessary in order to avoid having an excess parachute payment.

         Upon the Executive's retirement, he will be entitled to all benefits available to him under any retirement or other benefit plan maintained by the Bank. In the event of the Executive's disability for a period of six months, the Bank may terminate the agreement provided that the Bank will be obligated to pay him his Base Salary, including bonuses and other cash compensation paid to the Executive during such period, for the remaining term of the agreement or one year, whichever is longer, reduced by any benefits paid to the executive pursuant to any disability insurance policy or similar arrangement maintained by the Bank. In the event of the Executive's death, the Bank will pay his Base Salary to his named beneficiaries for one year following his death, and will also continue medical, dental, and other benefits to his family for one year. The employment agreement provides that, following his termination of employment for reasons unrelated to a change in control, the Executive will not compete with the Bank for a period of one year.

         Severance Agreements. Upon completion of the Offering, it is anticipated that the Bank will enter into Severance Agreements (the "Severance Agreements") with certain executives of the Bank which would provide certain benefits in the event of a change in control of the Bank or the Company. The Severance Agreements would provide for up to an 18 month term. Commencing on each anniversary date, the Board of Directors may extend any Severance Agreement for an additional 18 months. The Severance Agreements would enable the Bank to offer to designated officers certain protections against termination without cause in the event of a change in control. These protections against termination without cause in the event of a change in control are frequently offered by other financial institutions, and the Bank may be at a competitive disadvantage in attracting and retaining key employees if it does not offer similar protections. Although the Severance Agreements may have the effect of making a takeover more expensive to an acquiror, the Bank believes that the benefits of enhancing the Bank's ability to attract and retain qualified management persons by offering the Severance Agreements outweighs any disadvantage of such agreements.

         Following a change in control of the Company or the Bank, an officer would be entitled to a payment under the Severance Agreement if the officer voluntarily or involuntarily terminates employment during the term of such agreement, other than for cause, as defined. In the event that an officer who is a party to a Severance Agreement is entitled to receive payments pursuant to the Severance Agreement, he would receive a cash payment up to a maximum of three times the average of the three preceding years' annual base salary and bonuses. In addition to the severance payment, each covered officer would be entitled to receive life, health, dental and disability coverage for a period of up to 18 months from the date of termination. Notwithstanding any provision to the contrary in the Severance Agreement, payments under the Severance Agreements are limited so that they will not constitute an excess parachute payment under
Section 280G of the Internal Revenue Code.


Indebtedness of Management

         All loans made by the Bank to the Bank's directors, executive officers, and members of such persons' families were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable factors. All such loans comply with federal regulations relating to loans to such persons.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

Beneficial Ownership of Mid-Tier Common Stock

         The following table includes, as of December 1, 1997, certain information as to the Mid-Tier Common Stock beneficially owned by (i) the only persons or entities, including any "group" as that term issued in Section 13(d)(3)
of the Exchange Act, who or which was known to the Mid-Tier Holding Company to be the beneficial owner of more than 5% of the issued and outstanding Mid-Tier Common Stock, (ii) the directors of the Mid-Tier Holding Company and the Bank,
(iii) certain  executive  officers of the Mid-Tier Holding Company and the Bank, and (iv) all directors and executive officers of the Bank as a group. For information concerning proposed subscriptions by directors and executive officers and the anticipated ownership of Common Stock by such persons upon consummation of the Conversion, see "--Subscriptions by Executive Officers and Directors."

  Name of Beneficial                        Amount and Nature        Percent of
  Ownership or Number                    of Beneficial Ownership      Mid-Tier
  -------------------                    -----------------------      --------
  of Persons in Group                        (1)(2)(3)(4)(5)        Common Stock

Peoples Bancorp, MHC..................        5,796,000                 64.1%
 134 Franklin Corner Road
 Trenton, New Jersey
John B. Sill, Jr......................           21,664                    *
Wendell T. Breithaupt.................           72,389                    *
Peter S. Longstreth...................           35,057                    *
George A. Pruitt......................           12,547                    *
George W. Reinhard....................          120,864                  1.3
Charles E. Stokes, III................           18,164                    *
Raymond E. Trainer....................           44,770                    *
Miles W. Truesdell, Jr................           32,057                    *
Leo J. Bellarmino.....................           13,870                    *
Richard L. Gallaudet..................           15,146                    *
Dean H. Lippincott....................           16,169                    *
Robert Russo..........................            9,094                    *
Robert C. Hollenbeck..................           10,532                    *
Frank Sannella, Jr....................               75                    *

All directors and executive officers
 as a group (13 persons)                        422,398                  4.7%

*    Less than 1%

(1) Based upon filings made pursuant to the Exchange Act and information furnished by the respective individuals. In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner for purposes of this table, of any shares of common stock if he has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as to which beneficial ownership is being determined. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting and investment power.

(2) The executive officers and directors of the Bank and the Mid-Tier Holding Company are also executive officers and directors of Peoples Bancorp, M.H.C.

(3) Under applicable regulations, a person is deemed to have beneficial ownership of any shares of Mid-Tier Common Stock which may be acquired within 60 days of the date as of which beneficial ownership is being determined pursuant to the exercise of outstanding stock options. Shares of Mid-Tier Common Stock which are subject to stock options are deemed to be outstanding for the purpose of computing the percentage of outstanding Mid-Tier Common Stock owned by such person or group but not deemed outstanding for the purpose of computing the percentage of Mid-Tier Common Stock owned by any other person or group.

(4) Includes the following amounts of unvested shares of restricted stock awarded under the 1996 Recognition Plan which may be voted by the recipient pending vesting and distribution: Mr. Sill 5,618 shares; Mr. Breithaupt 24,907 shares; Mr. Longstreth 4,353 shares; Mr. Pruitt 4,494 shares; Mr. Reinhard 5,618 shares; Mr. Stokes 5,618 shares; Mr. Trainer 5,618 shares; Mr. Truesdell 4,353 shares; Mr. Gallaudet 2,931 shares; Mr. Lippincott 3,019 shares; Mr. Russo 2,664 shares; and Mr. Hollenbeck 2,399 shares. Includes the following number of shares of Mid-Tier Common Stock underlying options that are exercisable within 60 days of the date of which beneficial ownership is being determined: Mr. Sill 4,800 shares; Mr. Breithaupt 23,793 shares; Mr. Longstreth 4,800 shares; Mr. Pruitt 4,800 shares; Mr. Reinhard 4,800 shares; Mr. Stokes 4,800 shares; Mr. Trainer 4,800 shares; Mr. Truesdell 4,800 shares; Mr. Bellarmino 11,544 shares; Mr. Gallaudet 4,000 shares; and Mr. Russo 3,200 shares.

Subscriptions by Executive Officers and Directors


         The following table sets forth, for each of the Company's directors and executive officers and for all of the directors and executive officers as a group, (i) the number of Exchange Shares to be held upon consummation of the Conversion, based upon their beneficial ownership of the Mid-Tier Common Stock as of December 31, 1997, (ii) the proposed purchases of Subscription Shares, assuming sufficient shares are available to satisfy their subscriptions, and
(iii) the total amount of Common Stock to be held upon consummation of the Conversion in each case assuming that Subscription Shares are sold at the midpoint of the Offering Range.


                                                           Proposed Purchases of            Total Common Stock
                                                            Conversion Stock (1)                To Be Held
                                        Number of           --------------------                ----------
                                     Exchange Shares                       Number          Number     Percentage
                                    To be Held (2)(3)       Amount       of Shares       of Shares     of Total
                                    -----------------       ------       ---------       ---------     --------
John B. Sill, Jr...............          62,646           $ 60,000         6,000           68,646        0.3%
Wendell T. Breithaupt..........         209,327                 --            --          209,327        0.8
Peter S. Longstreth............         101,374                 --            --          101,374        0.4
George A. Pruitt...............          36,282                 --            --           36,282        0.1
George W. Reinhard.............         349,502            400,000        50,000          389,502        1.4
Charles E. Stokes, III.........          52,525                 --            --           52,525        0.2
Raymond E. Trainer.............         129,461            180,000        18,000          147,461        0.6
Miles W. Truesdell, Jr.........          92,699            100,000        10,000          102,699        0.4
Leo J. Bellarmino..............          40,108                 --            --           40,108        0.2
Richard L. Gallaudet...........          43,798             10,000         1,000           44,798        0.2
Dean H. Lippincott.............          46,756                 --            --           46,756        0.2
Robert Russo...................          26,297             10,000         1,000           27,297        0.1
Robert C. Hollenbeck...........          30,455                 --            --           30,455        0.1
Frank Sannella, Jr.............             217                 --            --              217        0.0
     Total.....................       1,221,447           $760,000        76,000        1,297,447        4.8%


(1) Includes proposed subscriptions, if any, by associates. Does not include subscription order by the ESOP. Intended purchases by the ESOP are expected to be 4% of the shares issued in the Offering. P

(2) Includes shares underlying options that may be exercised within 60 days of the date as of which ownership is being determined, and vested and unvested shares of restricted stock. See "--Beneficial Ownership of Mid-Tier Common Stock."

(3) Does not include stock options and awards that may be granted under the Company's 1998 Stock Option Plan and 1998 Recognition Plan if such plans are approved by stockholders at an annual meeting or special meeting of shareholders at least six months following the Conversion. See "Management of the Bank--New Benefits Plans."

                                 THE CONVERSION

         THE BOARD OF DIRECTORS OF THE MUTUAL HOLDING COMPANY, AND THE OTS, HAVE APPROVED THE PLAN OF CONVERSION, SUBJECT TO APPROVAL BY THE MEMBERS OF THE MUTUAL HOLDING COMPANY ENTITLED TO VOTE ON THE MATTER AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. SUCH OTS APPROVAL, HOWEVER, DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN BY SUCH AGENCY.

General

         On September 24, 1997, the Board of Directors of the Mutual Holding Company adopted the Plan of Conversion, pursuant to which the Mutual Holding Company will be converted from a federally chartered mutual holding company to the Company, a Delaware stock corporation. It is currently intended that all of the capital stock of the Bank will be held by the Company. The Plan was approved by the OTS, subject to, among other things, approval of the Plan by the Mutual Holding Company's members. The Special Meeting of Members has been called for this purpose.

         As part of the Conversion each of the Minority Shares shall automatically, without further action by the holder thereof, be converted into and become a right to receive a number of shares of Common Stock determined pursuant to the Exchange Ratio described herein. See "--Share Exchange Ratio." Pursuant to the Plan of Conversion, the Conversion will be effected as follows or in any other manner that is consistent with applicable federal law and regulations and the intent of the Plan of Conversion. Except for step (i), each of the following steps in the Conversion will be completed contemporaneously on the Effective Date.

     (i) The Bank will establish the Company as a first-tier Delaware chartered stock holding company subsidiary.


     (ii) The Company will charter an interim federal association ("Interim I").


     (iii)The Mutual Holding Company will merge with and into the Mid-Tier Holding Company (the "MHC Merger"), shares of Mid-Tier Common Stock held by the Mutual Holding Company will be canceled and each Eligible Account Holder and Supplemental Eligible Account Holder will receive an interest in a Liquidation Account of the Mid-Tier Holding Company in exchange for such person's interest in the Mutual Holding Company.


     (iv) The Mid-Tier Holding Company will convert into an interim federal association, which will then merge with and into the Bank (the "Mid-Tier Merger") with the Bank as the resulting entity and (i)
          Minority Stockholders will constructively receive shares of Bank Common Stock in exchange for their Mid-Tier Common Stock and (ii) each Eligible Account Holder and Supplemental Eligible Account Holder will receive an interest in a Liquidation Account of the Bank in exchange for such person's interest in the Mid-Tier Holding Company.


     (v) Contemporaneously with the Mid-Tier Merger, Interim I will merge with and into the Bank with the Bank as the surviving entity (the "Bank Merger"). Constructive shareholders of the Bank (i.e., Minority Stockholders immediately prior to the Conversion) will exchange the shares of Bank Common Stock that they constructively received in the Mid-Tier Merger for Common Stock pursuant to the Exchange Ratio.

     (vi) Contemporaneously with the Bank Merger, the Company will sell the Subscription Shares in the Offering.

         The Company expects to receive the approval of the OTS to become a savings and loan holding company and to own all of the common stock of the Bank. The Company intends to contribute at least 50% of the net proceeds of the Offering to the Bank. The Conversion will be effected only upon completion of the sale of all of the shares of Common Stock to be issued pursuant to the Plan.

         The Plan provides generally for consummation of the Conversion in accordance with the steps set forth above. As part of the Conversion the Company will offer shares of Common Stock for sale in the Subscription Offering to Eligible Account Holders, the Bank's ESOP and 401(k) Plan. Supplemental Eligible Account Holders and Other Members. Subject to the prior rights of these holders of subscription rights, the Company will offer Common Stock for sale in a concurrent Community Offering to certain members of the general public, with a preference given to Minority Stockholders and then to natural persons residing in the Community. The Bank has the right to accept or reject, in whole or in part, any orders to purchase shares of the Common Stock received in the Community Offering. The Community Offering must be completed within 45 days after the completion of the Subscription Offering unless otherwise extended by the OTS. See "--Community Offering."

         The number of shares of Common Stock to be issued in the Offering will be determined based upon an independent appraisal of the estimated pro forma market value of the Common Stock of the Company. All shares of Common Stock to be issued and sold in the Offering will be sold at the same price. The Independent Valuation will be updated and the final number of the shares to be issued in the Offering will be determined at the completion of the Offering. See "--Stock Pricing and Number of Shares to be Issued" for more information as to the determination of the estimated pro forma market value of the Common Stock.

         This summary of the Conversion is qualified in its entirety by reference to the provisions of the Plan of Conversion. A copy of the Plan of Conversion is available for inspection at each branch of the Bank and at the Northeast Region and Washington, D.C. offices of the OTS. The Plan of Conversion is also filed as an Exhibit to the Application to Convert from Mutual to Stock Form of which this Prospectus is a part, copies of which may be obtained from the OTS. See "Additional Information."

Purposes of Conversion

         The Board of Directors unanimously determined to conduct the Conversion because it believed that the market for equity securities in financial services companies was at an unprecedented level and that the Bank (together with the Company, the "Converted Institution") could raise substantial funds from such a transaction. The Board of Directors believed that maximizing such proceeds is in the best interests of the Converted Institution because such proceeds can be used to increase the net income of the Converted Institution though investment and eventual leveraging of the proceeds, and support the possible expansion of the Bank's existing franchise through internal growth or the acquisition of branch offices or other financial institutions. Management believed that acquisition opportunities would increase as a result of the Conversion because the Converted Institution would have substantially more capital following the Conversion. The Bank has acquired two financial institutions since September 30, 1996, and the Company and the Bank intend to actively explore additional acquisitions, although neither the Company nor the Bank has any specific plans, arrangements or understandings regarding any additional expansions or acquisitions at this time, nor have criteria been established to identify potential candidates for acquisition. In addition, the Board considered that there was no assurance that the pricing for financial services stocks would continue at such favorable levels, and that if the market were to become less favorable, the amount of capital that could be raised in the Conversion might be substantially reduced. See "Risk Factors--Potential Low Return on Equity" and "Uncertainty as to Future Growth Opportunities."

         After completion of the Conversion, the unissued common and preferred stock authorized by the Company's Certificate of Incorporation will permit the Company, subject to market conditions and regulatory approval of an offering, to raise additional equity capital through further sales of securities, and to issue securities in connection with possible acquisitions. At the present time, the Company has no plans with respect to additional offerings of securities, other than the issuance of additional shares upon exercise of stock options. Following the Conversion, the Company will also be able to use stock-related incentive programs to attract and retain executive and other personnel for itself and its subsidiaries.

Approvals Required


         The affirmative vote of a majority of the total eligible votes of the members of the Mutual Holding Company at the Special Meeting of Members is required to approve the Plan of Conversion. By their approval of the Plan of Conversion the members of the Mutual Holding Company will also be deemed to approve the mergers that are incident to the Conversion. The affirmative vote of the holders of (i) at least two-thirds of the outstanding common stock of the Mid-Tier Holding Company and (ii) a majority of the Minority Shares voting at the Special Meeting of Stockholders is required to approve the Plan of Conversion. Consummation of the Conversion is also subject to the approval of the OTS.


Share Exchange Ratio


         OTS regulations and policy provide that in a conversion of a mutual holding company to stock form, stockholders other than the mutual holding company will be entitled to exchange their shares of subsidiary savings bank (or mid-tier holding company) common stock for common stock of the converted holding company, provided that the bank and the mutual holding company demonstrate to the satisfaction of the OTS that the basis for the exchange is fair and reasonable. The Boards of Directors of the Bank and the Company have determined that each Minority Share will on the Effective Date be automatically converted into and become the right to receive a number of Exchange Shares determined pursuant an exchange ratio (the "Exchange Ratio") which was established as the ratio that ensures that after the Conversion, subject to the Dividend Waiver Adjustment described below and a slight adjustment to reflect the receipt of cash in lieu of fractional shares (both of which will slightly decrease the percentage of shares to be issued to Minority Stockholders), the percentage of the to-be outstanding shares of Common Stock issued to Minority Stockholders in exchange for their Minority Shares will be equal to the percentage of the Mid-Tier Common Stock held by Minority Stockholders immediately prior to the Conversion. The total number of shares held by Minority Stockholders after the Conversion would also be affected by any purchases by such persons in the Offering.

         The Dividend Waiver Adjustment affects the percentage of the to-be outstanding shares of Common Stock issued in exchange for Minority Shares to reflect (i) the aggregate amount of dividends waived by the Mutual Holding Company and (ii) assets other than Mid-Tier Common Stock held by the Mutual Holding Company. Pursuant to the Dividend Waiver Adjustment, the percentage of the to-be outstanding shares of Common Stock issued to Minority Stockholders in exchange for their Minority Shares (the "Adjusted Minority Ownership Percentage") is equal to the percentage of the Mid-Tier Common Stock held by Minority Stockholders multiplied by the Dividend Waiver Fraction. Thepercentage of the to-be outstanding shares of Common Stock that are sold in the Offering is referred to herein as the "Adjusted Majority Ownership Percentage ." The Dividend Waiver Fraction is equal to the product of (a) a fraction, of which the numerator is equal to the Mid-Tier Holding Company's stockholders' equity at the time of the Conversion less the aggregate amount of dividends waived by the Mutual Holding Company and the denominator is equal to the Mid-Tier Holding Company's stockholders' equity at the time of the Conversion, and (b) a fraction, of which the numerator is equal to the appraised pro forma market value of the Common Stock minus the value of the Mutual Holding Company's assets other than Mid-Tier Common Stock and the denominator is equal to the pro forma market value of the Common Stock. FinPro determined the value of the Mutual Holding Company's assets other Mid- Tier Common Stock to be insignificant and not to require an adjustment.

         Based on the 35.9% of the outstanding shares of the Mid-Tier Common Stock held by Minority Stockholders as of December 1, 1997, the $4.9 million of dividends waived and projected to be waived by the Mutual Holding Company through the Effective Date, the $21,000 of assets other than Mid-Tier Common Stock held by the Mutual Holding Company as of December 1, 1997, and the Independent Valuation, the following table sets forth, at the minimum, midpoint, maximum, and adjusted maximum of the Offering Range, the following: (i) the total number of Subscription Shares and Exchange Shares to be issued in the Conversion, (ii) the percentage of Common Stock outstanding after the Conversion that will be sold in the Offering and issued in the Share Exchange, and (iii) the Exchange Ratio.



                                Subscription Shares            Exchange Shares        Total Shares
                                   to be Issued                  to be Issued          of Common
                              ----------------------       ----------------------     Stock to be      Exchange
                               Amount        Percent        Amount        Percent     Outstanding        Ratio
                               ------        -------        ------        -------     -----------        -----
Minimum .................    15,300,408        65.7%       7,989,592        34.3%      23,290,000       2.4580
Midpoint.................    18,000,691        65.7%       9,399,309        34.3%      27,400,000       2.8917
Maximum..................    20,700,648        65.7%      10,809,352        34.3%      31,510,000       3.3255
Adjusted maximum ........    23,805,827        65.7%      12,430,673        34.3%      36,236,500       3.8243


         Options to purchase Minority Shares will also be converted into and become options to purchase Common Stock. As of December 1, 1997, there were outstanding options to purchase 294,637 Minority Shares. The number of shares of Common Stock to be received upon exercise of such options will be determined pursuant to the Exchange Ratio. The aggregate exercise price, duration, and vesting schedule of such options will not be affected. If all such options to purchase Minority Shares are exercised prior to the Effective Date, then there will be an increase in the number of shares of Common Stock issued to Minority Stockholders in the Share Exchange, and a decrease in the Exchange Ratio. Executive officers and directors of the Bank do not intend to exercise options prior to the Effective Date. The Bank has no plans to grant additional stock options prior to the Effective Date.

         The final Exchange Ratio will be calculated at the conclusion of the Conversion and will be affected by any additional waivers of dividends by the Mutual Holding Company, any change in the Mutual Holding Company's assets other than Mid-Tier Common Stock, and any options exercised subsequent to December 1, 1997.


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



Effect of the Conversion on Minority Stockholders


         Effect on Stockholders' Equity per Share of the Shares Exchanged. The Conversion will increase the stockholders' equity of Minority Stockholders. At September 30, 1997, the stockholders' equity per share was $11.97 for each share of the Mid-Tier Common Stock outstanding, including shares held by the Mutual Holding Company. 7 Based on the pro forma information set forth in "Pro Forma Data," assuming the sale of 18,000,691 shares of 7 Common Stock at the midpoint of the Offering Range, the pro forma stockholders' equity per share of Common Stock 7 was $9.93, and the aggregate pro forma stockholders' equity for the Exchange Shares to be received for each 7 Minority Share was $28.71. The pro forma stockholders' equity for the aggregate number of Exchange Shares to 7 be received for each Minority Share was $26.10, $31.36 and $34.38 at the minimum, maximum, and adjusted maximum of the Offering Range. 7

         Effect on Earnings per Share of the Shares Exchanged. The Conversion will also affect Minority 7 Stockholders' pro forma earnings per share. For the nine months ended September 30, 1997, and the fiscal year ended7 December 31, 1996, the earnings per share were $.65 and $.94, respectively, for each share of Mid-Tier Common Stock outstanding, including shares held by the Mutual Holding Company. Based on the pro forma information set forth in "Pro Forma Data," assuming the sale of 18,000,691 shares of Common Stock at the midpoint of the Offering Range, the pro forma earnings per share of Common Stock were $.34 and $.49, respectively, for such periods, and the aggregate pro forma earnings for the number of Exchange Shares to be received for each Minority Share were $.98 and $1.42, respectively. For the nine months ended September 30, 1997, the aggregate pro forma earnings for the number of Exchange Shares to be received for each Minority Share were $0.93, $1.03 and $1.11 at the minimum, maximum, and adjusted maximum of the Offering Range. For the fiscal year ended December 31, 1996, the aggregate pro forma earnings for the number of Exchange Shares to be received for each Minority Share were $1.35, $1.50 and $1.61 at the minimum, maximum, and adjusted maximum of the Offering Range.


         Effect on Dividends per Share. The Company's Board of Directors anticipates declaring and paying quarterly cash dividends of $.025, or $.10 per share of Common Stock on an annual basis, or an aggregate annual dividend of $.25, $.29, $.34 and $.38 for the number of Exchange Shares received for each Minority Share, at the minimum, midpoint, maximum and adjusted maximum of the Offering Range, respectively. The Bank, or the Mid-Tier Holding Company, have paid quarterly cash dividends of $.0875 per Minority Share, or $.35 per Minority Share on an annual basis, for each of the full fiscal quarters since the Minority Stock Offering in August 1995. See "Market for Common Stock." The Mid-Tier Holding Company intends to continue to pay a quarterly cash dividend of $.0875 per share through the fiscal quarter ended March 31, 1998. Dividends, when and if paid, will be subject to determination and declaration by the Board of Directors in its discretion, which will take into account the Company's consolidated financial condition and results of operations, tax considerations, industry standards, economic conditions, regulatory restrictions on dividend payments by the Bank to the Company, general business practices and other factors. See "Dividend Policy."


         Effect on the Market and Appraised Value of the Shares Exchanged. The aggregate Subscription Price of the shares of Common Stock received in exchange for each Minority Share is $24.58, $28.92, $33.26, and $38.24 at the minimum, midpoint, maximum and adjusted maximum of the Offering Range. The last trade of the Bank's common stock on August 7, 1997, the day preceding the announcement of the Conversion, was $22 per share, and the price at which the Common Stock last traded on February __, 1998, was $__________ per share.


         Dissenters' and Appraisal Rights. Under OTS regulations, Minority Stockholders will not have dissenters' rights or appraisal rights in connection with the exchange of Minority Shares for shares of Common Stock of the Company.

Effects of Conversion on Depositors, Borrowers and Members

         General. Each depositor in the Bank has both a deposit account in the Bank and a pro rata ownership interest in the net worth of the Mutual Holding Company based upon the balance in his or her account, which interest may only be realized in the event of a liquidation of the Mutual Holding Company and the Bank. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. Any depositor who opens a deposit account obtains a pro rata ownership interest in the Mutual Holding Company which owns a majority of the common stock of the Bank without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his account receives a portion or all of the balance in the account but nothing for his ownership interest in the net worth of the Mutual Holding Company, which is lost to the extent that the balance in the account is reduced or closed.

         Consequently, depositors in a stock subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that the Mutual Holding Company and the Bank are liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of the Mutual Holding Company after other claims, including claims of depositors to the amounts of their deposits, are paid.

         When a  mutual  holding  company  converts  to  stock  form,  permanent nonwithdrawable capital stock is created in the stock holding company to represent the ownership of the subsidiary institution's net worth. The Common Stock is separate and apart from deposit accounts and cannot be and is not insured by the FDIC or any other governmental agency. Certificates are issued to evidence ownership of the capital stock. The stock certificates are transferable, and therefore the stock may be sold or traded if a purchaser is available with no effect on any account the seller may hold in the Bank.

         Continuity. While the Conversion is being accomplished, the normal business of the Bank of accepting deposits and making loans will continue without interruption. The Bank will continue to be subject to regulation by the OTS and the FDIC. After the Conversion, the Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff. The Directors serving the Bank at the time of the Conversion will serve as Directors of the Bank after the Conversion. The Directors of the Company will consist of individuals currently serving on the Board of Directors of the Mid-Tier Holding Company.

         Effect on Deposit Accounts. Under the Plan of Conversion, each depositor in the Bank at the time of the Conversion will automatically continue as a depositor after the Conversion, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms. Each such account will be insured by the FDIC to the same extent as before the Conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

         Effect on Loans. No loan outstanding from the Bank will be affected by the Conversion, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the Conversion.

         Effect on Voting Rights of Members. At present, all depositors of the Bank are members of, and have voting rights in, the Mutual Holding Company as to all matters requiring membership action. Upon completion of the Conversion, depositors will cease to be members of the Mutual Holding Company and will no longer be entitled to vote at meetings of the Mutual Holding Company. Upon completion of the Conversion, all voting rights in the Bank will be vested in the Company as the sole shareholder of the Bank. Exclusive voting rights with respect to the Company will be vested in the holders of Common Stock. Depositors of the Bank will not have voting rights after the Conversion except to the extent that they become stockholders of the Company through the purchase of Common Stock.

         Tax Effects. The Bank will receive an opinion of counsel with regard to federal and state income taxation to the effect that the adoption and implementation of the Plan of Conversion will not be taxable for federal or state income tax purposes to the Bank, the Mid-Tier Holding Company, the Mutual Holding Company, the Minority Stockholders, members of the Mutual Holding Company, eligible account holders or the Company. See "--Tax Aspects."

         Effect on Liquidation Rights. Were the Bank to liquidate prior to the Conversion, all claims of creditors of the Bank, including those of depositors to the extent of their deposit balances, would be paid first. Thereafter, if there were any assets of the Bank remaining, such assets would be distributed to the Mid-Tier Holding Company, to the extent of its stock ownership interest in the Bank. Were the Mutual Holding Company to liquidate, all claims of creditors would be paid first. Thereafter, if there were any assets of the Mutual Holding Company remaining, members of the Mutual Holding Company would receive such remaining assets, pro rata, based upon the deposit balances in their deposit account in the Bank immediately prior to liquidation. In the unlikely event that the Bank were to liquidate after Conversion, all claims of creditors (including those of depositors, to the extent of their deposit balances) would also be paid first, followed by distribution of the "liquidation account" to certain depositors (see, "Liquidation Rights"), with any assets remaining thereafter distributed to the Company as the holder of the Bank's capital stock. Pursuant to the rules and regulations of the OTS, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution.

Stock Pricing and Number of Shares to be Issued

         The Plan of Conversion and Federal regulations require that the aggregate purchase price of the Common Stock in the Offering must be based on the appraised pro forma market value of the Common Stock, as determined by an independent valuation (the "Independent Valuation"). The Bank and the Company have retained FinPro, Inc. ("FinPro") to make such valuation. For its services in making such appraisal, FinPro will receive a fee of $13,500 (which amount does not include a fee of $11,000 to be paid to FinPro for assistance in preparation of a business plan). The Bank, the Mid-Tier Holding Company, the Mutual Holding Company and the Company have agreed to indemnify FinPro and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where FinPro's liability results from its negligence or bad faith.

         The Independent Valuation was prepared by FinPro in reliance upon the information contained in the Prospectus, including the Consolidated Financial Statements. FinPro also considered the following factors, among others: the present and projected operating results and financial condition of the Company and the Bank and the economic and demographic conditions in the Bank's existing marketing area; certain historical, financial and other information relating to the Bank; a comparative evaluation of the operating and financial statistics of the Bank with those of other publicly traded savings institutions located in the mid-Atlantic region and on a national basis; the aggregate size of the Offering; the impact of the Conversion on the consolidated stockholders' equity and earnings potential; the proposed dividend policy of the Company; and the trading market for securities of comparable institutions and general conditions in the market for such securities.


         The Independent Valuation was prepared based on the assumption that the aggregate amount of Common Stock sold in the Offering would be equal to the estimated pro forma market value of the Company multiplied by the Adjusted Majority Ownership Percentage. The Independent Valuation states that as of December 17, 1997, the estimated pro forma market value of the Company ranged from a minimum of $232,9000,000 to a maximum of $315,100,000 with a midpoint of $274,000,000 (the "Valuation Range"). The Board of Directors determined to offer the Subscription Shares for $10.00 per share (the "Subscription Price"). The aggregate offering price of the Subscription Shares offered in the Offering will be equal to the Valuation Range multiplied by the Adjusted Majority Ownership Percentage. The number of Subscription Shares offered in the Offering will be equal to the aggregate offering price of the Subscription Shares divided by the Subscription Price. The number of Subscription Shares offered in the Offering and/or the aggregate of the offering price of the Subscription Shares are referred to herein as the "Offering Range." Based on the Valuation Range, the Adjusted Majority Ownership Percentage and the Subscription Price, the minimum of the Offering Range will be 15,300,408 Subscription Shares, the midpoint of the Offering Range will be 18,000,691 Subscription Shares, and the maximum of the Offering Range will be 20,700,648 Subscription Shares.


         The Board of Directors reviewed the Independent Valuation and, in particular, considered (i) the Mid-Tier Holding Company financial condition and results of operations for the months ended September 30, 1997, and the year ended December 31, 1996, (ii) financial comparisons of the Mid-Tier Holding Company in relation to financial institutions of similar size and asset quality,
(iii) stock market conditions generally and in particular for financial institutions, and (iv) the historical trading price of the Minority Shares, all of which are set forth in the Independent Valuation. The Board also reviewed the methodology and the assumptions used by FinPro in preparing the Independent Valuation. The Valuation Range may be amended with the approval of the OTS (if required), if necessitated by subsequent developments in the financial condition of the Company or the Bank or market conditions generally. In the event the Independent Valuation is updated to amend the pro forma market value of the Company to less than $232,900,000 or more than $362,365,000, such appraisal will be filed with the Securities and Exchange Commission by post-effective amendment.


         The Independent Valuation, however, is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing such shares. FinPro did not independently verify the Consolidated Financial Statements and other information provided by the Bank, nor did FinPro value independently the assets or liabilities of the Bank. The Independent Valuation considers the Bank as a going concern and should not be considered as an indication of the liquidation value of the Bank. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing such shares in the Offering will thereafter be able to sell such shares at prices at or above the Subscription Price.


         Following commencement of the Subscription Offering, the maximum of the Valuation Range may be increased by up to 15% to up to $362,365,000, which will result in a corresponding increase of up to 15% in the maximum of the Offering Range to 23,805,827 shares, to reflect changes in the market and financial conditions, without the resolicitation of subscribers. The minimum of the Valuation Range and the minimum of the Offering Range may not be decreased without a resolicitation of subscribers. The Subscription Price of $10.00 per share will remain fixed. See "--Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the Offering Range to fill unfilled orders in the Subscription and Community Offerings.

         If the update to the Independent Valuation at the conclusion of the Offering results in an increase in the maximum of the Valuation Range to more than $362,365,000 and a corresponding increase in the Offering Range tomore than 23,805,827 shares, or a decrease in the minimum of the Valuation Range to less than $232,900,000 and a corresponding decrease in the Offering Range to fewer than 15,300,408 shares, then the Company, after consulting with the OTS, may terminate the Plan of Conversion and return all funds promptly with interest at the Bank's passbook rate of interest on payments made by check, certified or teller's check, bank draft or money order, extend or hold a new Subscription Offering, Community Offering, or both, establish a new Offering Range, commence a resolicitation of subscribers or take such other actions as permitted by the OTS in order to complete the Conversion. In the event that a resolicitation is commenced, unless an affirmative response is received within a reasonable period of time, all funds will be promptly returned to investors as described above. A resolicitation, if any, following the conclusion of the Subscription and Community Offerings would not exceed 45 days unless further extended by the OTS for periods of up to 90 days not to extend beyond March __, 2000.


         An increase in the number of shares to be issued in the Offering would decrease both a subscriber's ownership interest and the Company's pro forma earnings and stockholders equity on a per share basis while increasing pro forma earnings and stockholder's equity on an aggregate basis. A decrease in the number of shares to be issued in the Offering would increase both a subscriber's ownership interest and the Company's pro forma earnings and stockholder's equity on a per share basis while decreasing pro forma net income and stockholder's equity on an aggregate basis. For a presentation of the effects of such changes, see "Pro Forma Data."

         Copies of the appraisal report of FinPro and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of the Bank and the other locations specified under "Additional Information."

Exchange of Stock Certificates

         Until the Effective Date, Minority Shares will continue to be available for trading on the Nasdaq National Market. The conversion of the Mid-Tier Common Stock into Common Stock will occur automatically on the Effective Date. After the Effective Date, former holders of the Mid-Tier Common Stock will have no further equity interest in the Mid-Tier Holding Company or the Bank (other than as stockholders of the Company) and there will be no further transfers of the Mid-Tier Common Stock on the stock transfer records of the Mid-Tier Holding Company.

         As soon as practicable after the Effective Date, the Company, or a bank or trust company designated by the Company, in the capacity of exchange agent (the "Exchange Agent"), will send a transmittal form to each Minority Stockholder. The transmittal forms are expected to be mailed within five business days after the Effective Date and will contain instructions with respect to the surrender of certificates representing the Mid-Tier Common Stock, or Certificates formerly representing shares of Bank Common Stock that were not replaced with Certificates representing the Mid-Tier Common Stock into which such shares were converted in the Two-Tier Reorganization ("Converted Bank Common Stock Certificates"). It is expected that certificates for shares of the Company's Common Stock will be distributed within five business days after the receipt of properly executed transmittal forms and other required documents.

         THE MID-TIER HOLDING COMPANY'S STOCKHOLDERS SHOULD NOT FORWARD STOCK CERTIFICATES TO THE BANK OR THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS.

         Until the certificates representing the Mid-Tier Common Stock and/or Converted Bank Common Stock Certificates are surrendered for exchange after consummation of the Conversion, upon compliance with the terms of the transmittal form, holders of such certificates will not receive the shares of the Company's Common Stock and will not be paid dividends on the Common Stock into which such shares have been converted. When such certificates are surrendered, any unpaid dividends will be paid without interest. For all other purposes, however, each certificate which represents shares of the Mid-Tier Common Stock outstanding at the Effective Date and/or Converted Bank Common Stock Certificates will be deemed to evidence ownership of the shares of the Company's Common Stock into which those shares have been converted by virtue of the Conversion.

         All shares of Common Stock issued upon conversion of shares of the Mid-Tier Common Stock shall be deemed to have been issued in full satisfaction of all rights pertaining to Common Stock, subject, however, to the Company's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Date which may have been declared or made by the Mid-Tier Holding Company on or prior to the Effective Date and which remain unpaid at the Effective Date.

         No fractional shares of the Common Stock will be issued to any Minority Stockholder upon consummation of the Conversion. For each fractional share that would otherwise be issued, the Company will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which such holder would otherwise be entitled by the Subscription Price. Payment for fractional shares will be made as soon as practicable after the receipt by the Exchange Agent of surrendered stock certificates.

         If a certificate for the Mid-Tier Common Stock and/or Converted Bank Common Stock Certificates has been lost, stolen or destroyed, the Exchange Agent will issue the consideration properly payable upon receipt of appropriate evidence as to such loss, theft or destruction, appropriate evidence as to the ownership of such certificate by the claimant, and appropriate and customary indemnification.

Subscription Offering and Subscription Rights

         In accordance with the Plan of Conversion, rights to subscribe for the purchase of Common Stock in the Subscription Offering have been granted under the Plan of Conversion in the following order of descending priority. All subscriptions received will be subject to the availability of Common Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum, minimum, and overall purchase limitations set forth in the Plan of Conversion and as described below under "--Limitations on Common Stock Purchases."

         Priority 1: Eligible Account Holders. Each depositor with aggregate savings account balances of $50 or more (a "Qualifying Deposit") as of August 31, 1996 (the "Eligibility Record Date," and such account holders, "Eligible

Account Holders") will receive, without payment therefor, nontransferable subscription rights to subscribe in the Subscription Offering for a number of Subscription Shares equal to up to the greater of 100,000 shares, .10% of the total offering of shares, or fifteen times the product (rounded down to the next whole number) obtained by multiplying the aggregate number of Exchange Shares and Subscription Shares issued in the Conversion by a fraction of which the numerator is the amount of the Eligible Account Holder's Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the overall purchase limitation and exclusive of shares purchased by the ESOP from any increase in the shares offered pursuant to an increase in the maximum of the Offering Range. See "--Limitations on Common Stock Purchases." If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares for which he subscribed. Thereafter, unallocated shares (except for additional shares issued to the ESOP upon an increase in the maximum of the Offering Range) will be allocated to each subscribing Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his aggregate Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.


         To ensure proper allocation of stock, each Eligible Account Holder must list on his Order Form all deposit accounts in which he has an ownership interest on the Eligibility Record Date. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. The subscription rights of Eligible Account Holders who are also directors or officers of the Bank or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the twelve months preceding the Eligibility Record Date.

         Priority 2: Employee Plans. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the ESOP and 401(K) Plan will receive, without payment therefor, nontransferable subscription rights to purchase Common Stock in the Offering on behalf of ESOP and 401(K) participants subject to the purchase limitations described herein. The ESOP intends to subscribe for up to 4% of the Common Stock issued in the Offering, including 4% of the total number of shares, if any, issued if the maximum of the Offering Range is increased. The 401(K) Plan may purchase up to 200,000 shares of the Common Stock issued in the Offering. The 401(k) will purchase shares only at the direction of individual Participants. Additional shares issued in the event the maximum of the Offering Range is increased will be sold first to the ESOP and the 401(K) Plan.


         Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the ESOP, each depositor with a Qualifying Deposit as of December 31, 1997 (the "Supplemental Eligibility Record Date") who is not an Eligible Account Holder ("Supplemental Eligible Account Holder") will receive, without payment therefor, nontransferable subscription rights to subscribe in the Subscription Offering for a number of Subscription Shares equal to the greater of 100,000 shares, .10% of the total offering of shares, or fifteen times the product (rounded down to the next whole number) obtained by multiplying the aggregate number of Exchange Shares and Subscription Shares issued in the Conversion, by a fraction of which the numerator is the amount of the Supplemental Eligible Account Holder's Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the overall purchase limitation. See "--Limitations on Common Stock Purchases." If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares for which he subscribed. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder and whose subscription remains unfilled in the proportion that the amount of his Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled.


         To ensure proper allocation of stock, each Supplemental Eligible Account Holder must list on his Order Form all deposit accounts in which he has an ownership interest on the Supplemental Eligibility Record Date. Failure to list an account could result in less shares being allocated than if all accounts had been disclosed.

         Priority 4: Other Members. To the extent that there are shares remaining after satisfaction of subscriptions by Eligible Account Holders, the Employee Plans, and Supplemental Eligible Account Holders, each depositor with s a Qualifying Deposit on the Voting Record Date ("Other Members") will receive, without payment therefor, s nontransferable subscription rights to subscribe in the Subscription Offering for a number of Subscription Shares equal to up to the greater of 100,000 shares, or .10% of the total offering of shares, subject to the overall purchase limitation. See "--Limitations on Stock Purchases." If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated in proportion to the amounts of the subscriptions.

         Expiration Date for the Subscription Offering. The Subscription Offering will expire on March __, 1998, unless extended for up to 45 days or such additional periods by the Bank (as extended, the "Expiration Date") with the approval of the OTS, if necessary. The Bank and the Company may determine to extend the Subscription Offering and/or the Community Offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint, or maximum of the Offering Range, and are not required to give subscribers notice of any such extension. Subscription rights which have not been exercised prior to the Expiration Date will become void.


         The Company will not execute orders until all shares of Common Stock have been subscribed for or otherwise sold. If 14,961,058 shares have not been subscribed for or sold within 45 days after the Expiration Date, unless such period is extended with the consent of the OTS, all funds delivered to the Bank pursuant to the Subscription Offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be canceled. If an extension beyond the 45 day period following the Expiration Date is granted, the Bank will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions. Such extensions may not go beyond March __, 2000.

         Persons in Nonqualified States or Foreign Countries. The Company will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the Plan of Conversion reside. However, the Company is not required to offer stock in the Offering to any person who resides in a foreign country or resides in a state of the United States with respect to which (i) a small number of persons otherwise eligible to subscribe for shares of Common Stock reside in such state; or (ii) the Company determines that compliance with the securities laws of such state would be impracticable for reasons of cost or otherwise, including but not limited to a request that the Company or its officers or directors, under the securities laws of such state, register as a broker, dealer, salesman or selling agent or to register or otherwise qualify the subscription rights or Common Stock for sale or subject any filing with respect thereto in such state. Where the number of persons eligible to subscribe for shares in one state is small, the Company will base its decision as to whether or not to offer the Common Stock in such state on a number of factors, including the size of accounts being held by account holders in the state, the cost of registering or qualifying the shares or the need to register the Company, its officers, directors or employees as brokers, dealers or salesmen.

Community Offering


         To the extent that shares remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders and Other Members, the Company has determined to offer shares pursuant to the Plan of Conversion to certain members of the general public in a direct community offering (the "Community Offering") with preference given first to Minority Stockholders and then to natural persons residing in the Community (such natural persons referred to as "Preferred Subscribers"). Such persons, together with associates of and persons acting in concert with such persons, may purchase up to 100,000 Subscription Shares, subject to the overall purchase limitation. See "--Limitations on Common Stock Purchases." The opportunity to subscribe for shares of Common Stock in the Community Offering category is subject to the right of the Company, in its sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the Expiration Date.


         Subject to the foregoing, if the amount of stock remaining is insufficient to fill the orders of Preferred Subscribers, such stock will be allocated among the Preferred Subscribers in the manner that first permits each Minority Stockholder, to the extent possible, to purchase the number of shares necessary to make his total allocation of Common Stock equal to the lesser of 2% of the shares offered in the Offering or the number of shares subscribed for by each such Minority Stockholder; provided that if there are insufficient shares available for such allocation, then shares will be allocated among Minority Stockholders whose orders remain unsatisfied in the proportion that the unfilled subscription of each bears to the total unfilled subscriptions of all Minority Stockholders whose subscription remain unsatisfied. Remaining shares will be allocated on an equal number of shares basis up to an aggregate of 100,000 shares, subject to the overall purchase limitation. If all orders of Minority Stockholders are filled, any shares remaining will be allocated to natural persons residing in the Community in the Community Offering applying the same allocation described above for Minority Stockholders, and then to other members of the general public.


         The Community Offering will terminate no more than 45 days following the Expiration Date, unless extended by the Bank and the Company with the approval of the OTS if necessary. The Bank and the Company may determine to extend the Community Offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint, or maximum of the Offering Range, and are not required to give subscribers notice of any such extension. The Company will not execute orders until all shares of Common Stock have been subscribed for or otherwise sold. If 14,961,058 shares have not been subscribed for or sold within 45 days after the Expiration Date, unless such period is extended with the consent of the OTS, all funds delivered to the Bank pursuant to the Subscription Offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be canceled. If an extension beyond the 45 day period following the Expiration Date is granted, the Bank will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions. Such extensions may not go beyond March __, 2000.

         The term "resided" or "residing" as used herein shall mean any person who occupies a dwelling within the Community, has a present intent to remain within the Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Community together with an indication that such presence within the Community is something other than merely transitory in nature. To the extent the person is a corporation or other business entity, the principal place of business or headquarters shall be in the Community. To the extent a person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, circumstances of the trustee shall be examined for purposes of this definition. The Bank may utilize deposit or loan records or such other evidence provided to it to make a determination as to whether a person is a resident. In all cases, however, such a determination shall be in the sole discretion of the Bank.

         The Board of Directors has the right to reject any order submitted in the Offering by a person whose representations the Board of Directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the Plan of Conversion.

Plan of Distribution and Selling Commissions

         Offering materials for the Offering initially have been distributed to certain persons by mail, with additional copies made available at the Bank's office and from FBR. All prospective purchasers are to send payment along with a completed Order Form directly to the Bank, where such funds will be held in a segregated special escrow account and not released until the Offering is completed or terminated.


         To assist in the marketing of the Common Stock, the Bank has retained FBR, a broker-dealer registered with the National Association of Securities Dealers, Inc. (the "NASD"). FBR will assist the Bank in the Offering as follows:
(i) in training and educating the Bank's employees regarding the mechanics and regulatory requirements of the Conversion; (ii) in conducting any informational meetings for employees, customers and the general public; (iii) in coordinating the selling efforts in the Bank's local communities; and (iv) keeping records of all orders for Common Stock. For these services, the Agent will receive (i) a management fee of $50,000; and (ii) a marketing fee of .75% of the total dollar amount of the Common Stock sold in the Subscription and Community Offerings, reduced by the management fee, not to exceed $1.0 million. No fee shall be payable by the Bank in connection with the sale of Common Stock to the ESOP or the 401(k) Plan, or to the Bank's directors, officers, employees, and such persons' immediate family members.

         The Bank also will reimburse the Agent for its reasonable out-of-pocket expenses associated with its marketing effort, the estimated maximum of which are $70,000. The Bank has made an advance payment to the Agent in the amount of $50,000. The Bank will indemnify FBR against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the Common Stock, including liabilities under the Securities Act of 1933.

         Certain directors and executive officers of the Company and Bank may participate in the solicitation of offers to purchase Common Stock. Such persons will be reimbursed by the Mutual Holding Company and/or the Bank for their reasonable out-of-pocket expenses, including, but not limited to, de minimis telephone and postage expenses, incurred in connection with such solicitation. Other regular, full-time employees of the Bank may participate in the Offering but only in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a potential purchaser provided that the content of the employee's responses is limited to information contained in the Prospectus or other offering documents, and no offers or sales may be made by tellers or at the teller counter. All sales activity will be conducted in a segregated or separately identifiable area of the Bank's offices apart from the area accessible to the general public for the purpose of making deposits or withdrawals. Other questions of prospective purchasers will be directed to executive officers or registered representatives. Such other employees have been instructed not to solicit offers to purchase Common Stock or provide advice regarding the purchase of Common Stock. The Company will rely on Rule 3a4-1 under the Securities Exchange Act of 1934 (the "Exchange Act"), and sales of Common Stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of Common Stock. No officer, director or employee of the Company or the Bank will be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Stock.

Procedure for Purchasing Shares

         Expiration Date. The Offering will terminate at _____ p.m., local time, on March __, 1998, unless extended by the Company, with prior approval of the OTS, if required, for up to an additional 45 days (as so extended, the " Expiration Date). Such extension may be granted by the Company, in its sole discretion, without further approval or additional notice to purchasers in the Offering. Any extension of the Offering beyond the Expiration Date would be subject to OTS approval and potential purchasers would be given the right to increase, decrease, or rescind their orders for Common Stock. If the minimum number of shares offered in the Offering is not sold by the Expiration Date the Company may terminate the Offering and promptly refund all orders for Common Stock. A reduction in the number of shares to the minimum of the Offering Range will not require the approval of the Mutual Holding Company's members or the Mid-Tier Holding Company's stockholders, or an amendment to the Independent Valuation. If the number of shares is reduced below the minimum of the Offering Range, purchasers will be given an opportunity to increase, decrease, or rescind their orders.

         To ensure that each purchaser receives a Prospectus at least 48 hours before the Expiration Date in accordance with Rule 15c2-8 of the Exchange Act, no Prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of an Order Form will confirm receipt or delivery in accordance with Rule 15c2-8. Order Forms will be distributed only with a Prospectus.

         The Company reserves the right in its sole discretion to terminate the Offering at any time and for any reason, in which case the Company will return all purchase orders, plus interest at its current passbook rate from the date of receipt.


         Use of Order Forms. In order to purchase the Common Stock, each purchaser must complete an Order Form. Incomplete Order Forms will not be accepted. Any person receiving an Order Form who desires to purchase Common Stock must do so prior to the Expiration Date by delivering (by mail or in person) to the Company a properly executed and completed Order Form, together with full payment for the shares purchased. Once tendered, an Order Form cannot be modified or revoked without the consent of the Company. The Company reserves the absolute right, in its sole discretion, to reject orders received in the Community Offering, in whole or in part, at the time of receipt or at any time prior to completion of the Offering. Each person ordering shares is required to represent that he is purchasing such shares for his own account and that he has no agreement or understanding with any person for the sale or transfer of such shares. The interpretation by the Company of the terms and conditions of the Plan of Conversion and of the acceptability of the Order Forms will be final.

         Payment for Shares. Payment for all shares will be required to accompany all completed Order Forms for the purchase to be valid. Payment for shares may be made by (i) cash, (ii) check or money order made payable to Peoples Bancorp, Inc., or (iii) authorization of withdrawal from savings accounts (including certificates of deposit) maintained with the Bank. Appropriate means by which such withdrawals may be authorized are provided in the Order Forms. Once such a withdrawal amount has been authorized, a hold will be placed on such funds, making them unavailable to the depositor until the Offering has been completed or terminated. In the case of payments authorized to be made through withdrawal from deposit accounts, all funds authorized for withdrawal will continue to earn interest at the contract rate until the Offering is completed or terminated. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate shall be canceled at the time of withdrawal without penalty, and the remaining balance will earn interest at the passbook rate subsequent to the withdrawal. In the case of payments made by cash, check or money order, such funds will be placed in a segregated savings account and interest will be paid by the Bank at the current passbook rate per annum from the date payment is received until the Offering is completed or terminated. An executed Order Form, once received by the Bank, may not be modified, amended or rescinded without the consent of the Bank, unless the Offering is not completed by the Expiration Date, in which event purchasers may be given the opportunity to increase, decrease, or rescind their orders for a specified period of time.

         Tax-qualified employee stock benefit plans may order shares by submitting an Order Form, along with evidence, if applicable, of a loan commitment from a financial institution (or the Company) for the purchase of shares of Common Stock during the Offering and by making payment for shares of Common Stock on the date of the closing of the Offering.


         A depositor interested in using his or her IRA funds to purchase Common Stock must do so through a self-directed IRA. Since the Bank does not offer such accounts, it will allow a depositor to make a trustee-to-trustee transfer of the IRA funds to a trustee offering a self-directed IRA program with the agreement that such funds will be used to purchase the Common Stock in the Offering. There will be no early withdrawal or IRS interest penalties for such transfers. The new trustee would hold the Common Stock in a self-directed account in the same manner as the Bank now holds the depositor's IRS funds. An annual administrative fee may be payable to the new trustee. Depositors interested in using funds in a Bank IRA to purchase Common Stock should contact the Stock Center at the Bank no later than __________________, 1998 so that the necessary forms may be forwarded for execution and returned prior to the Expiration Date.


         Individuals who are participants in self-directed tax qualified plans maintained by self-employed individuals ("Keogh Plans") at the Bank may use the assets in their self-directed Keogh Plan accounts to purchase shares of Common Stock in the Offering, provided that such Keogh Plans maintained at the Bank must have their accounts transferred to an unaffiliated institution or broker to purchase shares of Common Stock in the Offering.

         In addition, the provisions of ERISA and IRS regulations require that executive officers, directors and 10% stockholders who use self-directed IRA funds and/or Keogh Plan accounts to purchase shares of Common Stock in the Offering, make such purchase for the exclusive benefit of the IRA and/or Keogh Plan participant.

         The ESOP will not be required to pay for shares purchased until consummation of the Offering, provided that there is in force from the time the order is received a loan commitment from an unrelated financial institution or the Company to lend to the ESOP the necessary amount to fund the purchase.

         Delivery of Stock Certificates. Certificates representing Common Stock issued in the Offering and Bank checks representing interest paid on subscriptions made by cash, check, or money order will be mailed by the Bank to the persons entitled thereto at the address noted on the Order Form, as soon as practicable following consummation of the Offering and receipt of all necessary regulatory approvals. Any certificates returned as undeliverable will be held by the Bank until claimed by persons legally entitled thereto or otherwise disposed of in accordance with

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applicable  law.  Until  certificates  for the Common  Stock are  available  and delivered to purchasers, purchasers may not be able to sell the shares of stock which they ordered. Regulations prohibit the Bank from lending funds or extending credit to any persons to purchase Common Stock in the Offering.


         Other Restrictions. Notwithstanding any other provision of the Plan of Conversion, no person is entitled to purchase any Common Stock to the extent such purchase would be illegal under any federal or state law or regulation (including state "blue-sky" registrations), or would violate regulations or policies of the NASD, particularly those regarding free riding and withholding. The Bank and/or its agents may require any subscriber to obtain and submit to the Bank an acceptable legal opinion as to the legality of such person's purchase and may refuse to honor any such purchase order if the legal opinion is not timely furnished.


Restrictions on Transfer of Subscription Rights and Shares

         Prior to the completion of the Conversion, the OTS conversion regulations prohibit any person with subscription rights from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan of Conversion or the shares of Common Stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for his account. Each person exercising such subscription rights will be required to certify that he is purchasing shares solely for his own account and that he has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of Common Stock prior to the completion of the Conversion.

         The Bank and the Company will pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of such rights.

Limitations on Common Stock Purchases

         The Plan includes the following limitations, which are in addition to other limitations described herein, on the number of shares of Common Stock which may be purchased in the Offering:

     (1)  No person may purchase less than 25 shares of Common Stock;

     (2) The ESOP may purchase in the aggregate up to 4% of the Subscription Shares issued in the Offering and the 401(K) Plan may purchase up to 150,000 of the Subscription Shares issued in the Offering, including shares issued in the event of an increase in the Offering Range of 15%;


     (3) No person, together with associates of and groups of persons acting in concert with such person, may purchase in the Offering a number of Subscription Shares that when combined with Exchange Shares received by any such person, together with associates of and persons acting in concert with such person exceeds 1.5% of the shares of Conversion Stock issued in the Conversion issued in the Offering provided that Minority Stockholders who receive more than 1.5% of the shares issued in the Conversion shall not be requires to divest any shares;


     (4) Directors and officers of the Bank and their associates may not purchase Subscription Shares in an amount that when combined with Exchange Shares received by such directors and officers and their associates exceeds 25% of the aggregate number of Subscription Shares and Exchange Shares issued in the Conversion, excluding purchases by the ESOP.

         Depending upon market or financial conditions, the Board of Directors of the Bank and Company, with the approval of the OTS and without further approval of the Mid-Tier Holding Company's stockholders or the Mutual Holding Company's members, may increase or decrease the purchase limitations. Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the members of the Company, both the individual amount permitted to be subscribed for and the overall purchase limitation in the

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




Subscription Offering and the Community Offering may be increased to up to a maximum of 5% of the shares issued in the Conversion at the sole discretion of the Company and the Bank. If such amount is increased, subscribers for the maximum amount will be, and certain other large subscribers who through their subscriptions evidence a desire to purchase the maximum allowable number of shares in the sole discretion of the Bank may be, given the opportunity to increase their subscriptions up to the then applicable limit. The effect of such a resolicitation will be an increase in the number of shares owned by subscribers who choose to increase their subscriptions. In addition, the Boards of Directors of the Company and the Bank may, in their sole discretion, increase the maximum purchase limitation referred to above up to 9.99%, provided that orders for shares exceeding 5% of the shares issued in the Conversion shall not exceed, in the aggregate, 10% of the total. Requests to purchase additional shares under this provision will be determined by the respective Boards of Directors in their sole discretion. Notice of an increase in the maximum limitations may be given orally or in writing. If given in writing, notice may be mailed to the address on a deposit account or the stock order form. Subscribers will not receive notice if the maximum purchase limitations are decreased. The factors that may be considered in determining whether to change the maximum purchase limitations include the amount of stock for which subscriptions are received, the results of the Offering, and market conditions at the time of the consummation of the Conversion.

         In the event of an increase in the total number of shares offered in the Offering due to an increase in the Offering Range of up to 15%, the maximum number of shares that may be purchased as restricted by the purchase limitations shall not be increased proportionately (except for the ESOP), and the additional shares sold will be allocated in the following order of priority in accordance with the Plan: (i) to fill the ESOP's subscription for 4% of the total number of shares sold; (ii) in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member category, to fill unfulfilled subscriptions of such subscribers according to such respective priorities; and (iii) to fill unfulfilled subscriptions in the Community Offering with preference given first to Minority Stockholders and then to natural persons residing in the Community.


         The term "associate" of a person is defined to mean: (i) any corporation (other than the Bank or a majority-owned subsidiary of the Bank) of which such person is an officer, partner or 10% stockholder; (ii) any trust or other estate in which such person has a substantial beneficial interest or serves as a director or in a similar fiduciary capacity; provided, however, such term shall not include any employee stock benefit plan of the Bank in which such person serves as director or in a similar fiduciary capacity; and (iii) any relative or spouse of such persons, or any relative of such spouse, who either has the same home as such person or who is a director or officer of the Bank. Directors are not treated as associates solely because of their Board membership. For a further discussion of limitations on purchases of a converting institution's stock at the time of Conversion and subsequent to Conversion, see "Management of the Bank--Subscriptions by Management and Directors," and "The Conversion--Certain Restrictions on Purchase or Transfer of Shares After Conversion" and "Restrictions on Acquisition of the Company and the Bank."

Liquidation Rights

         In the unlikely event of a complete liquidation of the Bank prior to the Conversion, all claims of creditors of the Bank, including those of depositors to the extent of their deposit balances, would be paid first. Thereafter, if there were any assets of the Bank remaining, such assets would be distributed to stockholders, including the Mutual Holding Company. Were the Mutual Holding Company and the Bank to liquidate prior to the Conversion, all claims of creditors would be paid first. Thereafter, if there were any assets of the Mutual Holding Company remaining, members of the Mutual Holding Company would receive such remaining assets, pro rata, based upon the deposit balances in their deposit account in the Bank immediately prior to liquidation. In the unlikely event that the Bank were to liquidate after Conversion, all claims of creditors (including those of depositors, to the extent of their deposit balances) would also be paid first, followed by distribution of the "liquidation account" to certain depositors, with any assets remaining thereafter distributed to the Company as the holder of the Bank's capital stock. Pursuant to the rules and regulations of the OTS, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution.

         The Plan provides for the establishment, upon the completion of the Conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the greater of: (a) the sum of: (i) the Mutual Holding Company's ownership interest in the surplus and reserves of the Bank as of the date of its latest balance sheet contained in the final Prospectus used in connection with Conversion, and (ii) the restricted retained income account that reflects certain dividends waived by the Mutual Holding Company; or (b) the retained earnings of the Bank at the time that the Bank reorganized into the Mutual Holding Company on August 3, 1995. The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with the Bank after the conversion with a distribution upon complete liquidation of the Bank after Conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he were to continue to maintain his deposit account at the Bank, would be entitled, on a complete liquidation of the Bank after Conversion to an interest in the liquidation account prior to any payment to the stockholders of the Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including regular accounts, transaction accounts such as NOW accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in the Bank on the Eligibility Record Date, or Supplemental Eligibility Record Date, respectively ("Deposit Accounts"). Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account for each of his Deposit Accounts based on the proportion that the balance of each such Deposit Account on the Eligibility Record Date, or Supplemental Eligibility Record Date, respectively, bore to the balance of all Deposit Accounts in the Bank on such dates.

         If, however, on any December 31, annual closing date of the Bank, commencing after December 31, 1998, the amount in any Deposit Account is less than the amount in such Deposit Account on the Eligibility Record Date, or Supplemental Eligibility Record Date, respectively, or any other annual closing date, then the interest in the liquidation account relating to such Deposit Account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such Deposit Account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related Deposit Account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to the Company as the sole shareholder of the Bank.

Tax Aspects


         The Conversion will be effected as: (i) a merger of the Mutual Holding Company into the Mid-Tier Holding Company in a tax-free reorganization under
Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"); and (ii) an exchange of the Mid-Tier Holding Company's Charter for interim stock charter and simultaneous merger of the Mid-Tier Holding Company into the Bank in a tax-free reorganization under Section 368(a)(1)(A) of the Code; and (iii) a merger of the Interim Savings Bank into the Bank with the Bank's shareholders exchanging their Bank common stock for Common Stock of the Company in a tax-free reorganization under Code Section 368(a)(1)(A) by reason of Code Section 368(a)(2)(E). Consummation of the Conversion is expressly conditioned upon the prior receipt of an opinion of counsel with respect to federal income taxation, and an opinion or letter of advice from counsel or tax advisor with respect to New Jersey income taxation, that indicates that the Conversion will not be a taxable transaction to the Mutual Holding Company, the Mid-Tier Holding Company, the Bank, the Company, Interim Savings Bank, Eligible Account Holders, Supplemental Eligible Account Holders, or Members of the Mutual Holding Company. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the IRS or the New Jersey Department of Treasury, and either agency could disagree with such opinions. In the event of such disagreement, there can be no assurance that the Company or Bank would prevail in a judicial proceeding.


         Pursuant to Revenue Procedure 94-3, the IRS has stated that it will not rule on whether a transaction qualifies as a tax-free reorganization under Code
Section 368(a)(1)(A), including a transaction that qualifies under Code Section 368(a)(1)(A) by reason of Code Section 368(a)(2)(E), or whether the taxpayer is subject to the consequences of qualification under that section (such as nonrecognition and basis issues) but that it would rule on significant sub-issues that must be resolved to determine whether the transaction qualifies under the above sections. In several instances over the last two years, the IRS ruled favorably on certain significant sub-issues associated with downstream mergers of mutual holding companies into their less than 80 percent owned subsidiary savings associations. In such cases, the IRS has ruled that (i) the exchange of the member's equity interests in the mutual holding company for interests in a liquidation account established at the savings association will satisfy the continuity of interest requirement with respect to the merger of mutual holding company into the savings association;
(ii) pursuant to the merger of an interim savings association into the savings association, the stock holding company will acquire control of the savings association (as defined in Code Section 368(c)) as the interests in the liquidation account and the shares of savings association stock previously held by the mutual holding company will be disregarded; and (iii) the continuity of interest requirement will not be violated by the exchange of stock holding company stock for savings association stock in the merger of an interim savings association into the savings association.

         In December 1996, the IRS issued Revenue Procedure 94-76 which states that the IRS will not issue private letter rulings with respect to downstream mergers of a corporation into a "less than 80 percent distributee", i.e., a corporation, such as the Mid-Tier Holding Company, in which the merging corporation (i.e., the Mutual Holding Company) possesses less than 80 percent of the total voting power of the stock of such corporation and less than 80 percent of the total value of the stock of such corporation. The IRS has assumed this "no-rule" position to study whether such downstream mergers circumvent the purpose behind the repeal of General Utilities & Operating Co. v. Helvering, 296 U.S. 200 (1935). Counsel to the Company is of a view that the downstream merger to effect the Conversion of the Mutual Holding Company to stock form, where after consummation of the Conversion, the Company holds 100% of the shares of the Bank and the untaxed appreciation of the Bank remains in corporate solution, is not the type of downstream merger which can be considered as circumventing the repeal of General Utilities. If, however, the IRS were to conclude that such mergers circumvent the repeal of General Utilities, the IRS could issue correcting regulations which could have the effect of taxing to the merging corporation, as of the effective time of the merger, the fair market value of the assets of such corporation over its basis in such assets. If such regulations are issued, it is expected that they would apply on a prospective basis and would have no effect on transactions consummated before their issuance. The Company will receive an opinion of counsel that, in the absence of a change in the regulations, and based on current law and regulations, the merger of the Mutual Holding Company into the Mid-Tier Holding Company will qualify as a tax-free merger under Code Section 368(a)(1)(A), as more fully discussed below.

         On the Effective Date, the Mutual Holding Company, the Mid-Tier Holding Company and the Bank will receive an opinion of counsel, Luse Lehman Gorman Pomerenk & Schick, A Professional Corporation, which will indicate that the federal income tax consequences of the Conversion will be as follows: (i) the merger of the Mutual Holding Company with and into the Mid-Tier Holding Company will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, (ii) the exchange of the members' equity interests in the Mutual Holding Company for interests in a liquidation account established at the Mid-Tier Holding Company will satisfy the continuity of interest requirement with respect to the merger of the Mutual Holding Company into the Mid-Tier Holding Company; (iii) the Mutual Holding Company will not recognize any gain or loss on the transfer of its assets to the Mid-Tier Holding Company in exchange for a liquidation account in the Mid-Tier Holding Company, and the Mid-Tier Holding Company's assumption of the liabilities of Mutual Holding Company, if any; (iv) no gain or loss will be recognized by the Mid-Tier Holding Company upon the receipt of the assets of the Mutual Holding Company in exchange for a liquidation account in the Mid-Tier Holding Company; (v) the basis of the assets of Mutual Holding Company to be received by the Mid-Tier Holding Company will be the same as the basis of such assets in the hands ofthe Mutual Holding Company immediately prior to the transfer; (vi) the holding period of the assets of the Mutual Holding Company to be received by the Mid-Tier Holding Company will include the holding period of those assets in the hands of the Mutual Holding Company immediately prior to the transfer; (vii) Mutual Holding Company members will recognize no gain or loss upon the receipt of an interest in the liquidation account in the Bank in exchange for their membership interest in the Mutual Holding Company; (viii) the merger of the Mid-Tier Holding Company with and into the Bank will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, (ix) the exchange of the members' equity interests in the Mid-Tier Holding Company for interests in a liquidation account established at the Bank will satisfy the continuity of interest requirement with respect to the merger of the Mid-Tier Holding Company into the Bank; (x) the Mid-Tier Holding Company will not recognize any gain or loss on the transfer of its assets to the Bank in exchange for a liquidation account in Bank, and the Bank's assumption of the liabilities of Mid-Tier Holding Company, if any; (xi) no gain or loss will be recognized by the Bank upon the receipt of the assets of the Mid-Tier Holding Company in exchange for a liquidation account in Bank; (xii) the basis of the assets of Mid-Tier Holding Company to be received by Bank will be the same as the basis of such assets in the hands of the Mid-Tier Holding Company immediately prior to the transfer;
(xiii) the holding period of the assets of the Mid-Tier Holding Company to be received by the Bank will include the holding period of those assets in the hands of the Mid-Tier Holding Company immediately prior to the transfer; (xiv) persons who have an interest in the liquidation account established in the Mid-Tier Holding Company (i.e., former members of the Mutual Holding Company) will recognize no gain or loss upon the receipt of an interest in the liquidation account in the Bank in exchange for their interest in the Mid-Tier Holding Company liquidation account; (xv) the Mid-Tier Holding Company shareholders will not recognize any gain or loss upon their constructive exchange of Mid-Tier Holding Company Common Stock for Bank Common Stock; (xvi) the merger of Interim Savings Bank into Bank with Bank as the surviving institution qualifies as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, pursuant to Section 368(a)(2)(E) of the Code; (xvii) interests in the liquidation account established at the Bank, and the shares of Bank common stock held by the Mid-Tier Holding Company prior to consummation of the merger of Mid-Tier Holding Company and Bank, will be disregarded for the purposes of determining that an amount of stock in the Bank which constitutes "control" was acquired by the Company pursuant to the merger of the Interim Savings Bank into Bank; (xviii) the exchange of shares of Company Common Stock for common stock of the Bank in the merger of Interim Savings Bank into the Bank, following the merger of the Mid-Tier Holding Company into the Bank, will not violate the continuity of interest requirement of the income tax regulations; (xix) Interim Savings Bank will not recognize any gain or loss on the transfer of its assets to Bank in exchange for Bank stock and the assumption by the Bank of the liabilities, if any, of Interim Savings Bank; (xx) the Bank will not recognize any gain or loss on the receipt of the assets of Interim Savings Bank in exchange for Bank stock; (xxi) the Bank's basis in the assets received from Interim Savings Bank in the proposed transaction will, in each case, be the same as the basis of such assets in the hands of Interim Savings Bank immediately prior to the transaction; (xxii) the Company will not recognize any gain or loss upon its receipt of Bank stock solely in exchange for Company Common Stock; (xxiii) the Bank's holding period for the assets received from Interim Savings Bank in the proposed transaction will, in each instance, include the period during which such assets were held by Interim Savings Bank; (xxiv) Bank shareholders will not recognize any gain or loss upon their exchange of Bank stock (which they constructively received) solely for shares of Company Common Stock; (xxv) each Bank shareholder's aggregate basis in his or her Company Common Stock received in the exchange will be the same as the aggregate basis of the Bank stock surrendered in exchange therefor; (xxvi) each Bank shareholder's holding period in his or her Company Common Stock received in the exchange will include the period during which the Bank stock surrendered was held, provided that the Bank stock surrendered is a capital asset in the hands of the Bank shareholder on the date of the exchange; and (xxvii) the Eligible Account Holders and Supplemental Eligible Account Holders will recognize gain, if any, upon the issuance to them of withdrawable savings accounts, an interest in the liquidation account and nontransferable subscription rights to purchase Company stock, but only to the extent of the value, if any, of the subscription rights. The form of such opinion has been filed with the SEC as an exhibit to the Company's registration statement.

         In the opinion of FinPro, which opinion is not binding on the IRS, the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the Common Stock at a price equal to its estimated fair market value, which will be the same price as the Purchase Price for the unsubscribed shares of Common Stock. If the subscription rights granted to Eligible Account Holders and Supplemental Eligible Account Holders are deemed to have an ascertainable value, receipt of such rights could result in taxable gain to those Eligible Account Holders and Supplemental Eligible Account Holders who exercise the subscription rights in an amount equal to such value and the Bank could recognize gain on such distribution. Eligible Account Holders and Supplemental Eligible Account Holders are encouraged to consult with their own tax advisor as to the tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

         Unlike private rulings, an opinion of counsel is not binding on the IRS and the IRS could disagree with the conclusions reached therein. Depending on the conclusion or conclusions with which the IRS disagrees, the IRS may take the position that the transaction is taxable to any one or more of the Mutual Holding Company, the Mid-Tier Holding Company and/or the members of the Mutual
Holding Company, the Bank, the Minority Stockholders of the Bank and/or the Eligible Account Holders and Supplemental Eligible Account Holders who exercise their subscription rights. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding.

Certain Restrictions on Purchase or Transfer of Shares After Conversion


         All Subscription Shares purchased in the Offering by a director or an executive officer of the Bank will be subject to a restriction (required by the OTS) that the shares not be sold for a period of one year following the Conversion, except in the event of the death of such director or executive officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within such time period of any certificate or record ownership of such shares other than as provided above is a violation of the restriction. Any shares of Common Stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to such restricted stock will be subject to the same restrictions. The directors and executive officers of the Bank and certain other persons in receipt of material non-public information will also be subject to the insider trading rules promulgated pursuant to the Exchange Act. In certain circumstances officers and directors of the Company could be deemed to be engaged in the distribution of the Common Stock, and be restricted in their ability to sell their shares of Common Stock under SEC regulations.


         Purchases of outstanding shares of Common Stock of the Company by directors, executive officers (or any person who was an executive officer or director of the Bank after adoption of the Plan of Conversion) and their associates during the three-year period following Conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the OTS. This restriction does not apply, however, to negotiated transactions involving more than 1% of the Company's outstanding Common Stock or to the purchase of stock pursuant to a stock option plan or any tax qualified employee stock benefit plan of or non-tax qualified employee stock benefit plan of the Bank or Company (including any employee plan, recognition plan or restricted stock plan).

         Unless approved by the OTS, the Company will not be permitted to repurchase shares of its Common Stock for three years, except for: (i) an offer to all stockholders on a pro rata basis; or (ii) for the repurchase of qualifying shares of a director. Notwithstanding the foregoing, beginning one year following completion of the Conversion the Company may repurchase its Common Stock so long as (i) the repurchases within the following two years are part of an open-market program not involving greater than 5% of its outstanding capital stock during a twelve-month period; (ii) the repurchases do not cause the Bank to become undercapitalized; and (iii) the Company provides to the Regional Director of the OTS no later than ten days prior to the commencement of a repurchase program written notice containing a full description of the program to be undertaken and such program is not disapproved by the Regional Director.

           RESTRICTIONS ON THE ACQUISITION OF THE COMPANY AND THE BANK

General

         The Plan of Conversion provides for the Conversion of the Mutual Holding Company from the mutual to the stock form of organization and in connection therewith, the Company, as a new Delaware stock corporation has been organized which will become the sole stockholder of the Bank following the Conversion. Provisions in the Company's Certificate of Incorporation and Bylaws together with provisions of Delaware corporate law, may have anti-takeover effects. In addition, certain provisions of the Company's and Bank's compensation plans contain provisions which may discourage or make it more difficult for persons or companies to acquire control of either the Company or the Bank. Also, the Bank's Stock Charter and Bylaws and compensation plans entered into in connection with the Conversion may have anti-takeover effects as described below. In addition, regulatory restrictions may make it difficult for persons or companies to acquire control of either the Company or the Bank.

Restrictions in the Company's Certificate of Incorporation and Bylaws

         A number of provisions of the Company's Certificate of Incorporation and Bylaws deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of certain provisions of the Company's Certificate of Incorporation and Bylaws and certain other statutory and regulatory

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provisions relating to stock ownership and transfers, and business combinations, which might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt or change of control which is not approved by the Board of Directors but which a majority of individual Company stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of the Company more difficult. The following description of certain of the provisions of the Certificate of Incorporation and Bylaws of the Company is necessarily general and reference should be made in each case to such Certificate of Incorporation and Bylaws, which are incorporated herein by reference.

         Limitation on Voting Rights. The Certificate of Incorporation of the Company provides that in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit") be entitled or permitted to any vote in respect of the shares held in excess of the Limit. Beneficial ownership is determined pursuant to Rule 13d-3 of the General Rules and Regulations promulgated pursuant to the Securities Exchange Act of 1934, and includes shares beneficially owned by such person or any of his affiliates (as defined in the Certificate of Incorporation), shares which such person or his affiliates have the right to acquire upon the exercise of conversion rights or options and shares as to which such person and his affiliates have or share investment or voting power, but shall not include shares beneficially owned by the ESOP or directors, officers and employees of the Bank or Company or shares that are subject to a revocable proxy and that are not otherwise beneficially owned, or deemed by the Company to be beneficially owned, by such person and his affiliates. The Certificate of Incorporation of the Company further provides that the provision limiting voting rights may only be amended upon the vote of 80% of the outstanding shares of voting stock.

         Board of Directors. The Board of Directors of the Company is divided into three classes. Each class shall serve a staggered term. The Company's Certificate of Incorporation and Bylaws provide that the size of the Board l shall be determined by a majority of the directors. The Certificate of Incorporation and the Bylaws provide that any vacancy occurring in the Board, including a vacancy created by an increase in the number of directors or resulting from death, resignation, retirement, disqualification, removal from office or other cause, shall be filled for the remainder of the unexpired term exclusively by a majority vote of the directors then in office. The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of the Company. The Certificate of Incorporation of the Company provides that a director may be removed from the Board of Directors prior to the expiration of his term only for cause, upon the vote of 80% of the outstanding shares of voting stock.

         The Company will have a Nominating Committee which will be responsible for nominations of directors. Stockholders who wish to nominate persons for election to the Board of Directors may do so if the stockholder makes timely written notice to the Company's Secretary. Generally, to be timely, such notice, which must include all information required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, must be received at the Company's principal executive offices no later than ninety (90) days prior to the date of the meeting.

         In the absence of these provisions, the vote of the holders of a majority of the shares could remove the entire Board, with or without cause, and replace it with persons of such holders' choice.

         Cumulative Voting, Special Meetings and Action by Written Consent. The Certificate of Incorporation does not provide for cumulative voting for any purpose. Moreover, special meetings of shareholders of the Company may be called only by the Board of Directors of the Company. The Certificate of Incorporation also provides that any action required or permitted to be taken by the shareholders of the Company may be taken only at an annual or special meeting and prohibits shareholder action by written consent in lieu of a meeting.

         Authorized Shares. The Certificate of Incorporation authorizes the issuance of 70.0 million shares of Common Stock and 1.0 million shares of Preferred Stock. The shares of Common Stock and Preferred Stock were authorized in an amount greater than that to be issued in the Conversion to provide the Company's Board of Directors

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



with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rating and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The Company's Board currently has no plans for the issuance of additional shares, other than the issuance of additional shares upon exercise of stock options and to permit the 1998 Retention Plan to obtain the equivalent of 4% of the shares sold in the Offering.

         Shareholder Vote Required to Approve Business Combinations with Principal Stockholders. The Certificate of Incorporation requires the approval of the holders of at least 80% of the Company's outstanding shares of voting stock to approve certain "Business Combinations," as defined therein, and related transactions. Under Delaware law, absent this provision, Business Combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of Common Stock of the Company and any other affected class of stock. Under the Certificate of Incorporation, at least 80% approval of stockholders is required in connection with any Business Combination involving an Interested Stockholder (as defined below) except (i) in cases where the proposed transaction has been approved in advance by a majority of those members of the Company's Board of Directors who are unaffiliated with the Interested Stockholder and were directors prior to the time when the shareholder became an Interested Stockholder or (ii) if the proposed transaction met certain conditions set forth therein which are designed to afford the shareholders a fair price in consideration for their shares, in which cases approval of only a majority of the outstanding shares of voting stock is required. The term "Interested Stockholder" is defined to include any individual, corporation, partnership or other entity (other than the Company or its subsidiary) which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of the Company. This provision of the Certificate of Incorporation applies to any "Business Combination," which is defined to include (i) any merger or consolidation of the Company or any of its subsidiaries with or into any Interested Stockholder or Affiliate (as defined in the Certificate of Incorporation) of an Interested Stockholder; (ii) any sale, lease, exchange, mortgage, transfer, pledge or other disposition to or with any Interested Stockholder or Affiliate of an Interested Stockholder of 25% or more of the assets of the Company or combined assets of the Company and its subsidiary;
(iii) the issuance or transfer to any Interested Stockholder or its Affiliate by the Company (or any subsidiary) of any securities of the Company in exchange for any assets, cash or securities the value of which equals or exceeds 25% of the fair market value of the Common Stock of the Company; (iv) the adoption of any plan for the liquidation or dissolution of the Company proposed by or on behalf of any Interested Stockholder or Affiliate thereof; and (v) any reclassification of securities, recapitalization, merger or consolidation of the Company which has the effect of increasing the proportionate share of Common Stock or any class of equity or convertible securities of the Company owned directly or indirectly, by an Interested shareholder or Affiliate thereof.

         Evaluation of Offers. The Certificate of Incorporation of the Company further provides that the Board of Directors of the Company, when evaluating any offer of another "Person" (as defined therein), to (i) make a tender or exchange offer for any equity security of the Company, (ii) merge or consolidate the Company with another corporation or entity or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Company, may, in connection with the exercise of its judgment in determining what is in the best interest of the Company, the Bank and the stockholders of the Company, give due consideration to all relevant factors, including, without limitation, the social and economic effects of acceptance of such offer on the Company's customers and the Bank's present and future account holders, borrowers and employees; on the communities in which the Company and the Bank operate or are located; and on the ability of the Company to fulfill its corporate objectives as a savings and loan holding company and on the ability of the Bank to fulfill the objectives of a federally chartered stock savings association under applicable statutes and regulations. By having these standards in the Certificate of Incorporation of the Company, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interest of the Company, even if the price offered is significantly greater than the then market price of any equity security of the Company.

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



         Amendment of Certificate of Incorporation and Bylaws. Amendments to the Company's Certificate of Incorporation must be approved by a majority vote of its Board of Directors and also by a majority of the outstanding shares of its voting stock, provided, however, that an affirmative vote of at least 80% of the outstanding voting stock entitled to vote (after giving effect to the provision limiting voting rights) is required to amend or repeal certain provisions of the Certificate of Incorporation, including the provision limiting voting rights, the provisions relating to approval of certain business combinations, calling special meetings, the number and classification of directors, director and officer indemnification by the Company and amendment of the Company's Bylaws and Certificate of Incorporation. The Company's Bylaws may be amended by its Board of Directors, or by a vote of 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

         Certain Bylaw Provisions. The Bylaws of the Company also require a shareholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at a shareholder meeting to have at least 90 days advance notice to the Secretary of the Company. The notice provision requires a shareholder who desires to raise new business to provide certain information to the Company concerning the nature of the new business, the shareholder and the stockholder's interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide the Company with certain information concerning the nominee and the proposing stockholder.

Anti-Takeover Effects of the Company's Certificate of Incorporation, Bylaws and Compensation Plans Adopted in the Conversion

         The provisions described above are intended to reduce the Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by members of its Board of Directors. The provisions of the Bank's current and proposed employment agreements and stock benefit plans may also discourage takeover attempts by increasing the costs to be incurred by the Bank and Company in the event of a takeover. See "Management of the Bank."

         The foregoing provisions and limitations may make it more difficult for companies or persons to acquire control of the Bank. Additionally, the provisions could deter offers to the shareholders which might be viewed by such shareholders to be in their best interests.

         The Company's Board of Directors believes that the provisions of the Certificate of Incorporation, Bylaws and compensation plans are in the best interests of the Company and its stockholders. An unsolicited non-negotiated proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the Board of Directors believes it is in the best interests of the Company and its stockholders to encourage potential acquirors to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transaction at a price that reflects the true value of the Company and that otherwise is in the best interest of all stockholders.

Delaware Corporate Law

         In 1988, Delaware enacted a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the Delaware General Corporate Law ("Section 203"), is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in transactions with the target company.

         In general, Section 203 provides that a "Person" (as defined therein) who owns 15% or more of the outstanding voting stock of a Delaware corporation (an "Interested Stockholder") may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such "Person" became an Interested Stockholder. The term "business combination" is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

         The statute exempts the following transactions from the requirements of
Section 203: (i) any business combination if, prior to the date a person became an Interested Stockholder, the Board of Directors approved either the business combination or the transaction which resulted in the shareholder becoming an Interested Stockholder; (ii) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he became an Interested Stockholder, calculated without regard to those shares owned by the corporation's directors who are also officers or certain employee stock plans; (iii) any business combination with an Interested Stockholder that is approved by the Board of Directors and by a two-thirds vote of the outstanding voting stock not owned by the Interested Stockholder; and
(iv) certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the Board of Directors. A corporation may exempt itself from the requirements of the statute by adopting an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by
Section 203. At the present time, the Board of Directors of the Company does not intend to propose any such amendment.

Restrictions in the Bank's Federal Stock Charter and Bylaws

         The Bank's Charter contains a provision whereby the acquisition of or offer to acquire beneficial ownership of more than 10% of the issued and outstanding shares of any class of equity securities of the Bank by any person (i.e., any individual, corporation, group acting in concert, trust, partnership, joint stock company or similar organization), either directly or through an affiliate thereof, will be prohibited until August 3, 2000 (five years from the date of consummation of the Reorganization). Any stock beneficially owned in excess of 10% of the stock outstanding will be deemed to be acquired in violation of the Charter provision and will not be counted as outstanding for voting purposes. This limitation shall not apply to any transaction in which the Bank forms a stock holding company without a change in the respective beneficial ownership interests of its stockholders, other than pursuant to the exercise of any dissenter or appraisal rights, the purchase of shares by underwriters in connection with a public offering, or the purchase of shares by a tax qualified employee stock benefit plan. In the event that holders of revocable proxies for more than 10% of the shares of the Common Stock of the Company seek, among other things, to elect one-third or more of the Company's Board of Directors, to cause the Company's stockholders to approve the acquisition or corporate reorganization of the Company, or to exert a continuing influence on a material aspect of the business operations of the Company, which actions could indirectly result in a change in control of the Bank, the Board of Directors of the Bank will be able to assert this provision of the Bank's Charter against such holders. Although the Board of Directors of the Bank is not currently able to determine when and if it would assert this provision of the Bank's Charter, the Board of Directors, in exercising its fiduciary duty, may assert this provision if it were deemed to be in the best interests of the Bank, the Company and its stockholders. It is unclear, however whether this provision, if asserted, would be successful against such persons in a proxy contest which could result in a change in control of the Bank indirectly through a change in control of the Company. For a period of five years from the effective date of the Reorganization, shareholders will not be permitted to call a special meeting of shareholders relating to a change of control of the Bank or a Charter amendment or to cumulate their votes in the election of directors. The staggered terms of the Board of Directors could have an anti-takeover effect by making it more difficult for a majority of shares to force an immediate change in the Board of Directors since only one-third of the Board is elected each year. The purpose of the provisions is to assure stability and continuity of management of the Bank in the years immediately following the Conversion.

         Although the Bank has no arrangements, understandings or plans at the present time for the issuance or use of the shares of undesignated preferred stock proposed to be authorized, the Board of Directors believes that the availability of such shares will provide the Bank with increased flexibility in structuring possible future financing and acquisitions and in meeting other corporate needs which may arise. In the event of a proposed merger, tender offer or other attempt to gain control of the Bank of which management does not approve, it might be possible for the Board of Directors to authorize the issuance of one or more series of preferred stock with rights and preferences which could impede the completion of such a transaction. An effect of the possible issuance of such preferred stock, therefore, may be to deter or render more difficult a future takeover attempt. The Board of Directors of the Bank does not intend to issue any preferred stock except on terms which the Board deems to be in the best interests of the Bank and its then existing stockholders.

Regulatory Restrictions

         The Plan of Conversion prohibits any person, prior to the completion of the Conversion, from transferring, or from entering into any agreement or understanding to transfer, to the account of another, legal or beneficial ownership of the subscription rights issued under the Plan or the Common Stock to be issued upon their exercise. The Plan also prohibits any person, prior to the completion of the Conversion, from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or Common Stock.

         For three years following the Conversion, OTS regulations prohibit any person from acquiring, either directly or indirectly, or making an offer to acquire more than 10% of the stock of any converted savings institution, without the prior written approval of the OTS, except for (i) offers that if consummated, would not result in the acquisition by such person during the preceding 12-month period of more than 1% of such stock, (ii) offers in the aggregate for up to 24.99% by the ESOP or other tax-qualified plans of the Company or the Bank, and (iii) offers which are not offered by recently converted savings associations and which receive prior OTS approval. Such prohibition is also applicable to the acquisition of the Common Stock of the Company. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to a vote of shareholders. The definition of beneficial ownership for this regulation extends to persons holding revocable or irrevocable proxies for the Company's stock under circumstances that give rise to a conclusive or rebuttable determination of control under the OTS regulations.

         In addition, any proposal to acquire 10% of any class of equity security of the Company generally would be subject to approval by the OTS under the Savings and Loan Holding Company Act (the "SLHCA"). The OTS requires all persons seeking control of a savings institution, and, therefore, indirectly its holding company, to obtain regulatory approval prior to offering to obtain control. Such change in control restrictions on the acquisition of holding company stock are not limited to three years after conversion but will apply for as long as the regulations are in effect. Persons holding revocable or irrevocable proxies may be deemed to be beneficial owners of such securities under OTS regulations and therefore prohibited from voting all or the portion of such proxies in excess of the 10% aggregate beneficial ownership limit. Such regulatory restrictions may prevent or inhibit proxy contests for control of the Company or the Bank which have not received prior regulatory approval.


Additional Anti-takeover Effects


         Assuming executive officers and directors (i) purchase 76,000 Subscription Shares in the Offering, (ii) receive Exchange Shares in the Share Exchange as described above, (iii) receive a number of shares of Common Stock equal to 4% and 10% of the number of Subscription Shares sold in the Offering pursuant to the 1998 Recognition Plan and 1998 Stock Option Plan, respectively (assuming such plans are approved by stockholders, that all awards are vested and all options exercised, and the 1998 Recognition Plan shares are purchased in the open market); and (iv) receive all stock benefits that were not vested as of December 1, 1997, and exercised all such stock options; then executive officers and directors will own between _____% and _____% of the Common Stock at the minimum and adjusted maximum of the Offering Range, respectively. Such amount does not include the 2.6% of the Company's Common Stock that will be owned by the ESOP at the conclusion of the Conversion, assuming it purchases 8.0% of the Subscription Shares sold in the Offering, and assuming that all participants vote the shares allocated to their ESOP account in accordance with management's recommendations. Under the terms of the ESOP, the unallocated shares will be voted by the independent ESOP trustee in the same proportion as the allocated shares. Accordingly, directors and officers will have effective voting control over a substantial amount of Common Stock issued and outstanding at the completion of the Conversion. The potential voting control by directors and officers could, together with additional stockholder support or upon exercise of their options, defeat stockholder proposals requiring an 80% supermajority vote. As a result, these provisions may preclude takeover attempts that certain stockholders deem to be in their best interest and may tend to perpetuate existing management.

                   DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

General


         At the Effective Date, the Company will be authorized to issue 75.0 million shares of Common Stock having a par value of $.01 per share and 5.0 million shares of preferred stock having a par value of $.01 per share (the "Preferred Stock"). The Company currently expects to issue up to 20,700,648 (subject to adjustment) shares of Common Stock in the Offering, and up to 10,809,352 shares (subject to adjustment) in exchange for Minority Shares in the Conversion. The Company does not intend to issue shares of Preferred Stock in the Conversion. Each share of the Company's Common Stock will have the same relative rights as, and will be identical in all respects with, each other share of Common Stock. Upon payment of the Purchase Price for the Common Stock, in accordance with the Plan of Conversion, all such stock will be duly authorized, fully paid and nonassessable.


         The Common Stock of the Company will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any other government agency.

Common Stock

         Dividends. The Company can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its Board of Directors. The payment of dividends by the Company is subject to limitations which are imposed by law and applicable regulation. See "Dividend Policy." The holders of Common Stock of the Company will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. If the Company issues Preferred Stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends.

         Voting Rights. Upon Conversion, the holders of Common Stock of the Company will possess exclusive voting rights in the Company. They will elect the Company's Board of Directors and act on such other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the Board of Directors. Except as discussed in "Restrictions on Acquisition of the Company and the Bank," each holder of Common Stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If the Company issues Preferred Stock, holders of the Preferred Stock may also possess voting rights. Certain matters require an 80% shareholder vote. See "Restrictions on Acquisition of the Company and the Bank."

         As a federal stock savings association, corporate powers and control of the Bank are vested in its Board of Directors, who elect the officers of the Bank and who fill any vacancies on the Board of Directors as it exists upon Conversion. Voting rights of the Bank are vested exclusively in the owners of the shares of capital stock of the Bank, which will be the Company, and voted at the direction of the Company's Board of Directors. Consequently, the holders of the Common Stock will not have direct control of the Bank.

         Liquidation. In the event of any liquidation, dissolution or winding up of the Bank, the Company, as holder of the Bank's capital stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders (see "The Conversion--Liquidation Rights"), all assets of the Bank available for distribution. In the event of liquidation, dissolution or winding up of the Company, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Company available for distribution. If Preferred Stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the event of liquidation or dissolution.

         Preemptive Rights. Holders of the Common Stock of the Company will not be entitled to preemptive rights with respect to any shares which may be issued. The Common Stock is not subject to redemption.

Preferred Stock

         None of the shares of the Company's authorized Preferred Stock will be issued in the Conversion. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without shareholder approval, issue Preferred Stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the Common Stock and may assist management in impeding an unfriendly takeover or attempted change in control.

                    DESCRIPTION OF CAPITAL STOCK OF THE BANK

         General. The Charter of the Bank authorizes the issuance of capital stock consisting of 20,000,000 shares of common stock, par value $10.00 per share, and 10,000,000 shares of preferred stock, which preferred stock may be issued in series and classes having such rights, preferences, privileges and restrictions as the Board of Directors may determine. Each share of common stock of the Bank has the same relative rights as, and is identical in all respects with, each other share of common stock. The Board of Directors of the Bank is authorized to approve the issuance of common stock up to the amount authorized by the Charter without the approval of the Bank's stockholders. All of the issued and outstanding Common Stock of the Bank will be held by the Company as the Bank's sole stockholder.

         Dividends. The holders of the Bank's common stock are entitled to receive and to share equally in such dividends as may be declared by the Board of Directors of the Bank out of funds legally available therefore. See "Dividend Policy" for certain restrictions on the payment of dividends.

         Voting Rights. The holders of the Bank's common stock possess exclusive voting rights in the Bank. Each holder of shares of common stock is entitled to one vote for each share held, subject to any right of shareholders to cumulate their votes for the election of directors. The holders of the Bank's common stock are not be permitted to cumulate their votes for the election of directors. See "Restrictions on Acquisition of the Company and the Bank--Antitakeover Effects of the Company's Certificate of Incorporation, Bylaws and Compensation Plans Adopted in the Conversion."

         Liquidation. In the event of any liquidation, dissolution, or winding up of the Bank, the holders of the Bank's common stock will be entitled to receive, after payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon), and distribution of the balance in the special liquidation account to Eligible Account Holders, all assets of the Bank available for distribution in cash or in kind. If additional preferred stock is issued subsequent to the Conversion, the holders thereof may also have priority over the holders of common stock in the event of liquidation or dissolution.

         Preemptive Rights; Redemption. Holders of the common stock of the Bank will not be entitled to preemptive rights with respect to any shares of the Bank which may be issued. The common stock will not be subject to redemption. Upon receipt by the Bank of the full specified purchase price thereon, the common stock will be fully paid and nonassessable.

                          TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Common Stock is Chase Mellon Shareholder Services.

                                     EXPERTS

         The consolidated financial statements of Peoples Bancorp, Inc. as of December 31, 1996 and 1995 and for each of the years in the three year period ended December 31, 1996, have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

         FinPro has consented to the publication herein of the summary of its report to the Bank and Company setting forth its opinion as to the estimated pro forma market value of the Common Stock upon Conversion and its opinion with respect to subscription rights.

                                 LEGAL OPINIONS

         The  legality  of  the  Common   Stock  and  the  federal   income  tax
consequences of the Conversion will be passed upon for the Bank and Company by Luse Lehman Gorman Pomerenk & Schick, A Professional Corporation, Washington, D.C., special counsel to the Bank and Company. Certain legal matters will be passed upon for FBR by Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C.

                             ADDITIONAL INFORMATION

         The Company has filed with the SEC a registration statement under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the registration statement. Such information, including the Conversion Valuation Appraisal Report which is an exhibit to the Registration Statement, can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically. The statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete.

         The Bank has filed an application for conversion with the OTS with respect to the Conversion. Pursuant to the rules and regulations of the OTS, this Prospectus omits certain information contained in that application. The application may be examined at the principal office of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and at the Office of the District Director of the OTS located at 10 Exchange Place, 18th Floor, Jersey City, New Jersey 07302.

         In connection with the Conversion, the Company will register its Common Stock with the SEC under Section 12(g) of the Exchange Act, and, upon such registration, the Company and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Exchange Act. Under the Plan of Conversion, the Company has undertaken that it will not terminate such registration for a period of at least three years following the Conversion.

         A copy of the Certificate of Incorporation and the Bylaws of the Company and the Federal Stock Charter and Bylaws of the Bank are available without charge from the Bank.

                              PEOPLES BANCORP, INC.
                                AND SUBSIDIARIES

                        Consolidated Financial Statements


                                    CONTENTS

                                                                                               Page
INDEPENDENT AUDITORS' REPORT................................................................    F-2

CONSOLIDATED FINANCIAL STATEMENTS

  CONSOLIDATED STATEMENTS OF CONDITION
  (As of September 30, 1997 (unaudited) and December 31, 1996 and 1995) ....................    F-3


  CONSOLIDATED   STATEMENTS  OF  INCOME
  (For the nine months ended  September 30, 1997 and 1996
    (unaudited) and the years ended December 31, 1996, 1995 and 1994).......................     37


  CONSOLIDATED   STATEMENTS  OF  STOCKHOLDERS' EQUITY
  (For the nine  months  ended  September  30, 1997 (unaudited) and the years
    ended December 31, 1996, 1995 and 1994).................................................    F-6

  CONSOLIDATED  STATEMENTS  OF CASH FLOWS
  (For the nine months ended  September 30, 1997 and 1996 (unaudited) and
    the years ended December 31, 1996, 1995 and 1994).......................................    F-7

  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (For the nine months  ended  September  30, 1997 and 1996 (unaudited) and
    the years ended December 31, 1996, 1995 and 1994).......................................   F-10

All schedules are omitted as the required information is not applicable or the information is presented in the consolidated financial statements.

Financial statements of Peoples Bancorp, Inc. (the "Company") are not presented herein because the Company has not yet issued any stock, has no assets and no liabilities, and has not conducted any business other than of an organizational nature.

Financial statements of Peoples Bancorp, M.H.C. (the "Mutual Holding Company") are not presented herein because the Mutual Holding Company's assets other than Mid-Tier Common Stock are insignificant and it has no liabilities and does not conduct any business.

                              PEOPLES BANCORP, INC.

                        Consolidated Financial Statements

                     September 30, 1997 and 1996 (Unaudited)
                         and December 31, 1996 and 1995


                   (With Independent Auditors' Report Thereon)

[GRAPHIC OMITTED]


                          Independent Auditors' Report



The Board of Directors and Stockholders
Peoples Bancorp, Inc.:


We have audited the accompanying consolidated financial statements of Peoples Bancorp, Inc. (holding company for Trenton Savings Bank FSB) as listed on the accompanying index. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Bancorp, Inc. as of December 31, 1996 and 1995, and the results of its operations and cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.




                                                           KPMG Peat Marwick LLP

Short Hills, N.J.
January 21, 1997, except as to note 21,
    which is as of December 31, 1997

                              PEOPLES BANCORP, INC.

                      Consolidated Statements of Condition

                       September 30, 1997 (unaudited) and
                           December 31, 1996 and 1995

                                 (in thousands)

                                                                                             December 31,
                                                                    September 30,         -----------------
                                Assets                                   1997             1996         1995
                                                                         ----             ----         ----
                                                                        (unaudited)
Cash and due from banks (note 14)                               $        10,909          12,938          6,253
Federal funds sold                                                        2,300           8,000         10,000
                                                                      ---------       ---------        -------
           Total cash and cash equivalents                               13,209          20,938         16,253
Securities available for sale (note 5)                                  127,651          87,648         83,776
Securities and mortgage-backed securities held to
     maturity (market value of $70,922 in 1997, $86,512
     in 1996 and $92,158 in 1995) (notes 6 and 7)                        70,761          86,553         91,261
Federal Home Loan Bank stock, at cost                                     3,386           3,089          2,864
Loans, net (note 8)                                                     397,866         380,288        306,093
Bank premises and equipment, net (note 9)                                 6,800           6,982          5,867
Accrued interest receivable (note 10)                                     4,823           3,602          3,765
Prepaid expenses                                                          1,822           1,471            767
Intangible assets (note 2)                                               10,834           9,164          2,325
Other assets                                                              1,790           1,281          1,247
                                                                      ---------       ---------      ---------
           Total assets                                         $       638,942         601,016        514,218
                                                                      =========       =========      =========

                 Liabilities and Stockholders' Equity
Liabilities:
     Deposits (note 11)                                                 493,334         491,246        410,770
     Borrowing (note 12)                                                 30,000               -              -
     Accrued expenses and other liabilities                               7,369           6,418          5,906
                                                                      ---------       ---------      ---------
           Total liabilities                                            530,703         497,664        416,676
                                                                      ---------       ---------      ---------

Stockholders' equity:
     Common stock.  $.10 par value.  Authorized
        20,000,000 shares; issued and outstanding
        9,045,795 shares at September 30, 1997,
        9,037,160 shares at December 31, 1996 and
        8,912,500 shares at December 31, 1995                               904             904            891
     Additional paid-in capital                                          30,495          30,357         28,687
     Retained earnings - substantially restricted                        77,592          72,545         65,267
     Unearned Management Recognition Plan shares                           (954)         (1,543)             -
     Net unrealized gain on securities available for sale,
        net of taxes                                                        202           1,089          2,697
                                                                     ----------       ---------      ---------
           Total stockholders' equity (notes 13 and 14)                 108,239         103,352         97,542
                                                                     ----------       ---------      ---------
Commitments and contingencies (notes 9 and 16)
           Total liabilities and stockholders' equity           $       638,942         601,016        514,218
                                                                     ==========       =========      =========

See accompanying Notes to Consolidated Financial Statements.

                              PEOPLES BANCORP, INC.
                 Consolidated Statements of Stockholders' Equity
            For the nine months ended September 30, 1997 (unaudited)
              and the years ended December 31, 1996, 1995 and 1994
                                 (in thousands)

                                                                                                               Net
                                                                                                           unrealized
                                                                                                             gain on
                                                                                   Retained     Unearned   securities
                                                                      Additional    earnings    Management   available    Total
                                                       Number   Common  paid-in (substantially Recognition  for sale,  stockholders'
                                                      of shares  stock  capital   restricted)  Plan shares net of taxes   equity
                                                      --------- ------ --------- ------------  ----------- ------------  ---------
Balance at December 31, 1993                                 --$    --        --      49,123          --           --       49,123
     Net income for the year                                 --     --        --       7,675          --           --        7,675
     Cumulative effect of accounting change - net
        unrealized gain in securities designated as
        available for sale, net of income tax
        expense of $3,019                                    --     --        --          --          --        5,371        5,371
     Net change in net unrealized gain on securities
        available for sale, net of income tax
        benefit of $1,861                                    --     --        --          --          --       (3,401)      (3,401)
                                                      ---------  ----- ---------  ----------    --------        -----    ---------
Balance at December 31, 1994                                 --     --        --      56,798          --        1,970       58,768
     Proceeds of the stock offering, net of issuance
        expenses of $1,387, and mutual holding
        company capitalization, $200                  8,912,500    891    28,687          --          --           --       29,578
     Net income for the year                                 --     --        --       8,648          --           --        8,648
     Dividends declared                                      --     --        --        (179)         --           --         (179)
     Net change in net unrealized gain on securities
        available for sale, net of tax expense of $360       --     --        --          --          --          727          727
                                                      ---------  ----- ---------  ----------    --------       ------   ----------
Balance at December 31, 1995                          8,912,500    891    28,687      65,267          --        2,697       97,542
     Net income for the year                                 --     --        --       8,391          --           --        8,391
     Dividends declared                                      --     --        --      (1,113)         --           --       (1,113)
     Establishment of Management Recognition Plan       124,660     13     1,670          --      (1,683)          --           --
     Amortization on unearned Management Recognition
        Plan shares                                          --     --        --          --         140           --          140
     Net change in net unrealized gain on securities
        available for sale, net of tax expense of $905       --     --        --          --          --       (1,608)      (1,608)
                                                      ---------  ----- ---------  ----------    --------        -----    ---------
Balance at December 31, 1996                          9,037,160    904    30,357      72,545      (1,543)       1,089      103,352
     Net income for the nine month period (unaudited)        --     --        --       5,898          --           --        5,898
     Dividends declared                                      --     --        --        (851)         --           --         (851)
     Proceeds from exercise of stock options              8,635     --        13          --          --           --           13
     Amortization on unearned Management Recognition
        Plan shares                                          --     --       125          --         589           --          714
     Net change in net unrealized gain on securities
        available for sale, net of tax expense of $499       --     --        --          --          --         (887)       (887)
                                                      ---------  ----- ---------  ----------    --------       ------   ----------
Balance at September 30, 1997 (unaudited)             9,045,795 $  904    30,495      77,592        (954)         202      108,239
                                                      =========  ===== =========  ==========    ========       ======   ==========

See accompanying Notes to Consolidated Financial Statements.

                              PEOPLES BANCORP, INC.
                      Consolidated Statements of Cash Flows
            Nine months ended September 30, 1997 and 1996 (unaudited)
              and the years ended December 31, 1996, 1995 and 1994
                                 (in thousands)

                                                                       September 30,                      December 31,
                                                                     -----------------          -------------------------------
                                                                     1997          1996         1996          1995        1994
                                                                     ----          ----         ----          ----        ----
                                                                  (unaudited)
Cash flows from operating activities:
     Net income                                                   $  5,898         6,448        8,391        8,648       7,675
     Adjustments to reconcile net income to net cash
        provided by operating activities:
           Provision for loan losses                                 1,488             -            -          150         181
           Depreciation and amortization expense                       579           147          507          433         389
           Amortization of Management Recognition Plan shares          714            56          140            -           -
           Amortization of intangible assets                           577           204          389          226          21
           Net accretion of premiums and discounts on securities       (64)         (126)        (586)        (204)        (81)
           (Increase) decrease in accrued interest receivable
               and other assets                                     (4,340)          361          602       (4,997)        124
           Increase (decrease) in accrued interest payable and
               other liabilities                                       826          (565)         863          855         750
           Net gain on sale of securities                           (2,923)       (2,189)      (2,839)      (4,193)     (2,408)
           Net gain on sale of other real estate                        --           (23)         (23)          (2)         (3)
                                                                   -------       -------      -------      -------     -------
        Net cash provided by operating activities                    2,755         4,313        7,444          916       6,648
                                                                   -------       -------      -------      -------     -------
Cash flows from investing activities:
     Proceeds from maturities of securities available for sale
        and held to maturity                                        39,940        44,055       51,756       44,850      56,960
     Purchase of securities held to maturity                            --       (11,522)     (11,759)     (34,016)     (6,491)
     Purchase of securities available for sale                     (73,046)      (16,997)     (40,281)     (44,949)    (29,127)
     Proceeds from sales of securities available for sale            3,816         3,583        9,368       10,054      12,661
     Purchase of Federal Home Loan Bank Stock                         (297)         (225)           -            -           -
     Maturities and repayments of mortgage-backed securities         9,337        11,042       12,176        6,699       6,576
     Purchase of mortgage-backed securities held to maturity            --             -       (6,065)     (25,495)     (9,540)
     Net increase in loans                                         (17,578)      (29,715)     (26,266)     (16,773)    (34,106)
     Net additions to bank premises, furniture and equipment          (398)         (478)        (742)        (387)       (402)
     Proceeds from sale of bank premises, furniture and equipment      312             -            -            -           -
     Proceeds from sales of other real estate owned                      -           105          105           79           3
     Payment for purchase of Burlington County Bank, net
        of cash acquired                                                 -             -        3,363            -           -
     Payment for purchase of Manchester Trust Bank, net
        of cash acquired                                            (3,807)            -            -            -           -
                                                                   -------       -------      -------      -------     -------
        Net cash used in investing activities                      (41,721)         (152)      (8,345)     (59,938)     (3,466)
                                                                   -------       -------      -------      -------     -------
Cash flows from financing activities:
     Net proceeds received from stock offering                           -             -            -       29,778           -
     Dividends paid                                                   (851)         (828)      (1,113)        (179)          -
     Capitalization of mutual holding company                            -             -            -         (200)          -
     Net cash received from assumption of deposit liabilities            -             -            -       31,468           -
     Net increase in demand deposits                                16,475         3,688        4,856        1,405         929
     Net (decrease) increase in savings and time deposits          (14,387)        2,671        2,443          338      (7,209)
     Repayment of subordinated note                                      -             -         (600)           -           -
     Net increase in borrowings                                     30,000             -            -            -           -
                                                                   -------       -------      -------      -------     -------
        Net cash provided by (used in) financing activities         31,237         5,531        5,586       62,610      (6,280)
                                                                   -------       -------      -------      -------     -------
Net (decrease) increase in cash and cash equivalents                (7,729)        9,692        4,685        3,588      (3,098)
Cash and cash equivalents as of beginning of period                 20,938        16,253       16,253       12,665      15,763
                                                                   -------       -------      -------      -------     -------
Cash and cash equivalents as of end of period                     $ 13,209        25,945       20,938       16,253      12,665
                                                                   =======       =======      =======      =======     =======
Supplemental disclosure of cash flow information:
     Cash paid:
        Interest                                                  $ 16,112        10,829       15,577       16,394      12,673
                                                                   =======       =======      =======      =======     =======
        Income taxes                                              $  3,351         3,975        4,875        5,805       4,320
                                                                   =======       =======      =======      =======     =======
Noncash investing activities:
     Transfer of securities to securities available for sale      $      -             -            -            -      93,872
                                                                   =======       =======      =======      =======     =======
     Transfer of securities available for sale to securities
        held to maturity                                          $      -             -            -            -      37,112
                                                                   =======       =======      =======      =======     =======
     Assets acquired in settlement of loans                       $    374           110          723           34          77
                                                                   =======       =======      =======      =======     =======


See accompanying Notes to Consolidated Financial Statements.

                              PEOPLES BANCORP, INC.

                   Notes to Consolidated Financial Statements

                   September 30, 1997 and 1996 (unaudited) and
                           December 31, 1996 and 1995


 (1)   Organization and Summary of Significant Accounting Policies

       Peoples Bancorp, Inc. (the Bancorp) is the holding company for its wholly-owned subsidiary , Trenton Savings Bank FSB (the Bank). The Bank provides banking services to individual and corporate customers primarily in Mercer and Burlington counties in New Jersey and Bucks county in Pennsylvania. The Bank is subject to competition from other financial institutions and the regulations of certain Federal and state agencies and undergoes periodic examinations by those regulatory authorities.

       Basis of Financial Statement Presentation

       The accompanying consolidated financial statements include the accounts of the Bancorp, the Bank, Manchester Trust Bank, and TSBusiness Finance Corporation. Significant intercompany accounts and transactions have been eliminated in consolidation.

       The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the financial statements and the reported amounts of revenues and expenses during the periods presented. Actual results could differ significantly from those estimates.

       Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties.

       The unaudited consolidated financial statements as of September 30, 1997 and the nine month periods ended September 30, 1997 and 1996 have been prepared in accordance with generally accepted accounting principles. In the opinion of management, all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of such interim periods have been made. The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of results that may be expected for the year ending December 31, 1997.

       Loans

       Loans are stated at the principal amount outstanding, net of deferred loan origination fees, costs and unearned discounts, and the allowance for loan losses.

       Interest income on commercial, real estate mortgage and installment loans is credited to operations based upon the principal amount outstanding. Loans are placed on a nonaccrual status when a default of principal or interest has existed for a period of 90 days, except when, in the opinion of management, the collection of the principal and interest is reasonably anticipated or adequate collateral exists. Previously accrued and uncollected interest is reversed when a loan is placed on nonaccrual status. Interest income is recognized subsequently only in the period collected. Loans are returned to an accrual status when factors indicating doubtful collectibility on a timely basis no longer exist.

                              PEOPLES BANCORP, INC.

              Notes to Consolidated Financial Statements Continued


 (1)   Organization and Summary of Significant Accounting Policies, cont.

       Management, considering current information and events regarding the borrowers ability to repay their obligations, considers a loan to be impaired when it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is considered to be impaired, the amount of impairment is measured based on the fair value of the collateral. Impairment losses are included in the allowance for loan losses through provisions charged to operations.

       The Bank has defined the population of impaired loans to be all nonaccrual commercial loans. Impaired loans are individually assessed to determine that the loan's carrying value is not in excess of the fair value of the collateral or the present value of the loan's expected cash flows. Smaller balance homogeneous loans that are collectively evaluated for impairment, including mortgage and consumer loans, are specifically excluded from the impaired loan portfolio.

       Loan origination and commitment fees less certain costs have been deferred, and the net amount amortized as an adjustment to the related loan's yield over the contractual life of the related loan.

       Allowance for Loan Losses

       An allowance for loan losses is charged to operations based on management's evaluation of the credit risk in its portfolio. Such evaluation includes a review of all loans for which full collectibility may not be reasonably assured and considers, among other matters, the estimated net realizable value of the underlying collateral, economic conditions and other matters which warrant consideration. All losses are charged to the allowance when the loss actually occurs or when a determination is made that a loss is probable. Subsequent recoveries, if any, are added back to the allowance.

       A substantial portion of the Bank's loans are secured by real estate in the New Jersey market. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio is susceptible to changes in market conditions in New Jersey and the Bank's market area.

       Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions, particularly in New Jersey. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

       Debt, Equity and Mortgage-Backed Securities

       Effective  January  1,  1994,  the Bank adopted  Statement  of  Financial
       Accounting Standards No. 115 (SFAS 115) "Accounting for Certain Investments in Debt and Equity Securities". Under SFAS 115, the Bank is required to report debt, readily-marketable equity and

                              PEOPLES BANCORP, INC.

              Notes to Consolidated Financial Statements Continued


 (1)   Organization and Summary of Significant Accounting Policies, cont.

       mortgage-backed securities in one of the following categories (i) "held-to-maturity" (management has a positive intent and ability to hold to maturity) which are to be reported at amortized cost; (ii) "trading" (held for current resale) which are to be reported at fair value, with unrealized gains and losses included in earnings and (iii) "available-for-sale" (all other debt, readily marketable equity and mortgage-backed securities) which are to be reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of tax, as a separate component of stockholders' equity. Accordingly, in adopting SFAS 115, the Bank classified all of its holdings of debt, readily-marketable equity and mortgage-backed securities at January 1, 1994 as either "held-to-maturity" or "available-for-sale." The adoption of SFAS 115 had no impact on 1994 net income but resulted in a net credit of $5,371,298 in stockholders' equity due to unrealized gains at January 1, 1994, on securities classified as "available-for-sale."

       Premiums and discounts on debt and mortgage-backed securities are amortized to expense and accreted to income over the estimated life of the respective security using the level-yield method.

       Gains and losses on the sale of securities are based upon the amortized cost of the security using the specific identification method.

       Bank Premises and Equipment

       Bank premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is provided for on a straight-line basis over the estimated useful lives of the respective assets. Amortization of leasehold improvements is provided for on a straight-line basis over the shorter of the useful life or the lease term plus one renewal period.

       Intangible Assets

       Intangible assets consist primarily of premiums paid upon the 1995 assumption of deposits and goodwill arising from the 1996 acquisition of the net assets of Burlington County Bank and the 1997 acquisition of the net assets of Manchester Trust Bank. Premiums on deposits are amortized on a straight-line basis over a period of ten years. Goodwill is being amortized on a straight-line basis over 15 years which represents the estimated periods to be benefited from the net assets acquired. On a periodic basis, the Bank reviews its intangible assets for the events or changes in circumstances that may indicate that the carrying amount of the assets may not be recoverable.

       Income Taxes

       The Bank records income taxes utilizing the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

                              PEOPLES BANCORP, INC.

 (1)   Organization and Summary of Significant Accounting Policies, cont.

       Pension Plan

       The Bank has a pension plan covering employees and officers meeting service and age requirements. The Bank's policy is to fund pension costs accrued.

       Other Postretirement Benefit Plans

       In addition to the Bank's defined benefit plan, the Bank provides a postretirement medical and life insurance plan to its retirees. The benefits available under the plan depend on the years of service to the Bank and the age of the retiree. The Bank's policy is to accrue for such cost in the period which the benefit is earned.

       Stock Option Plan

       The Bank applies the "intrinsic value based method" as described in APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based compensation. Accordingly, no compensation cost has been recognized for the stock option plan.

       Management Recognition Plan

       Compensation cost is incurred by the Bank over the vesting period based upon the fair value of the shares at the date of allocation.

       Statements of Cash Flows

       The Bank considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

       Earnings Per Share (See Note 21)

       Basic earnings per common share is calculated by dividing net income, by the average number of common shares outstanding during the period. Common stock equivalents are not included in the calculation.

       Diluted EPS is computed similar to that of basic EPS except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potential dilutive common shares were issued.

       Earnings per share data for 1995 and 1994 are not presented as the Bank completed its initial public offering on August 3, 1995 and such data is not deemed meaningful by management.

       Reclassifications

       Certain reclassifications have been made to prior years amounts to conform to the September 1997 presentation.

                              PEOPLES BANCORP, INC.

 (2)   Acquisitions

       Intangible assets consist primarily of premium paid upon the assumption of deposits and goodwill arising from the acquisitions of Burlington County Bank and Manchester Trust Bank.

       On September 8, 1997, the Bancorp completed the acquisition of Manchester Trust Bank, a trust services company with $140.1 million of assets under management. Under terms of the agreement, Manchester will be operated as a wholly-owned subsidiary of the Bank.

       The following summarizes completed acquisitions of Peoples Bancorp, Inc. as of September 30, 1997 (in thousands):

                                                 Total as of the date acquired
                                         -------------------------------------------        Method
                            Year                                        Net     Cash          of
                          acquired        Assets   Loans   Deposits   assets    paid      accounting
                          --------        ------   -----   --------   ------    ----      ----------
Assumption of deposits
     from the RTC           1995         $     -        -    33,974        -    2,506     Purchase
Burlington County Bank      1996          80,249   48,200    73,200    5,245   12,473     Purchase
Manchester Trust Bank       1997           2,013        -         -    1,894    4,134     Purchase


       The above transactions resulted in the following goodwill (in thousands):


                            Goodwill balance as of:
                         ----------------------------
                                       December 31,
                         Sept. 30,   ----------------    Original   Amortization
                            1997      1996      1995     amount       period
                         --------    ------    ------    --------   ------------
Assumption of deposits
       from the RTC      $  1,850     2,054     2,325       2,506    10 years
Burlington County Bank      6,750     7,110         -       7,228    15 years
Manchester Trust Bank       2,234         -         -       2,240    15 years
                          -------    ------    ------     -------
                         $ 10,834     9,164     2,325      11,974
                          =======    ======    ======     =======


       The following supplemental schedule presents the pro forma results of operations for the periods ended September 30, 1997 and 1996 and for the years ended December 31, 1996 and 1995 as though the companies had combined on January 1, 1995. The pro forma results of operations do not necessarily reflect the results of operations that would have occurred had the Bank, Manchester and Burlington been combined during such periods.


                                          September 30,          December 31,
                                       -----------------      ----------------
                                         1997      1996        1996      1995
                                         ----      ----        ----      ----
                                                       (in thousands)
Net interest income                    $ 16,458   16,410      21,599    20,126
Net income                                5,991    6,665       8,633     9,219
Basic earnings per common share            .67       .74         .96         -
Diluted earnings per common share          .67       .74         .96         -


       Pro forma earnings per common share as of December 31, 1995 is not presented as its presentation would not be meaningful due to the Bank's initial stock offering as of August 3, 1995.

                              PEOPLES BANCORP, INC.

 (3) Charter Conversion, Reorganization to a Mutual Holding Company and Conversion to Stock Form of Ownership

       On January 1, 1995 the Bank converted from a state chartered mutual savings bank to a federally chartered mutual savings bank called Trenton Savings Bank FSB.

       On February 8, 1995, the Board of Directors of the Bank unanimously adopted the Plan of Reorganization from a Federal Mutual Savings Bank to a Federal Mutual Holding Company and Stock Issuance Plan, which plan was subsequently amended (as amended, the Plan). Pursuant to the Plan, the Bank reorganized from a Federally-chartered mutual savings bank into a Federal mutual holding company, Peoples Bancorp, MHC and concurrently formed a Federally-chartered capital stock savings subsidiary, which took the name Trenton Savings Bank FSB. Each deposit account of the Bank at the time of the reorganization became a deposit account in the newly-formed bank in the same amount and upon the same terms and conditions, except that the holder of each such deposit account has voting and liquidation rights with respect to the holding company rather than the Bank.

       As part of the reorganization, the Bank was authorized to offer stock in one or more offerings, up to a maximum of 49.9% of the issued and outstanding shares of its common stock. On May 15, 1995, the Bank received initial approval from the Office of Thrift Supervision (OTS) to solicit subscribers for stock.

       On August 3, 1995, the Bank completed its minority stock offering whereby the Bank issued 3,116,500 shares at $10 per share for a total of $31,165,000, which represents a minority ownership of 35.0% of the Bank based upon its valuation by an independent appraiser. The net proceeds of the stock offering, after reflecting offering expenses of $1.387 million and costs to capitalize the mutual holding of $200,000, were $29.578 million. The net proceeds were added to the Bank's general funds to be used for general corporate purposes.

       Following the completion of the reorganization, all depositors who had membership or liquidation rights with respect to the Bank as of the effective date of the reorganization will continue to have such rights solely with respect to the holding company so long as they continue to hold deposit accounts with the Bank. In addition, all persons who become depositors of the Bank subsequent to the reorganization will have such membership and liquidation rights with respect to the holding company. Borrower members of the Bank at the time of the reorganization will have the same membership rights in the holding company that they had in the Bank immediately prior to the reorganization so long as their existing borrowings remain outstanding. Borrowers will not receive membership rights in connection with any new borrowings made after the reorganization.

       In 1996 and 1995, the Bank declared cash dividends of $0.35 and $0.0575, respectively, per common share to holders of common stock of the Bank. The Bank's Federal mutual holding company, Peoples Bancorp, MHC, waived the receipt of the cash dividends paid by the Bank, and it currently intends to continue this policy. There can be no assurance that the Bank's regulators will permit future dividend waivers, or the terms of such waivers.

 (4) Reorganization to a Two-Tiered Mutual Holding Company and Subsequent Plan of Conversion to Full Stock Ownership Structure

       On November 26, 1996 the Bank and Peoples Bancorp, Mutual Holding Company
       (MHC) filed an application with the Office of Thrift Supervision (OTS), their primary regulator, to reorganize into a two-tiered holding company. Pursuant to the reorganization, which was approved by the OTS and stockholders, and became effective in July 1997, the Bancorp was formed and became the majority-owned subsidiary of Peoples Bancorp, MHC, and the Bank became the wholly-owned subsidiary of the Bancorp. The relative ownership interests of all stockholders of the Bank remained unchanged as a result of the reorganization. After the reorganization, the Bank continued its current business and operations as a Federally-chartered savings bank under its existing name.

                              PEOPLES BANCORP, INC.

 (4) Reorganization to a Two-Tiered Mutual Holding Company and Subsequent Plan of Conversion to Full Stock Ownership Structure, cont.

       On September 24, 1997, the Board of Directors of the MHC unanimously adopted the Plan of Conversion and Reorganization, pursuant to which the MHC is converting from a federally charted mutual holding company to a Delaware chartered stock corporation. As part of the Conversion each of the issued and outstanding Minority Shares shall automatically, without further action by the holder thereof, be converted into and become a right to receive a number of shares of Common Stock of Peoples Bancorp, Inc. (the new holding company) determined pursuant to the Exchange Ratio based upon an independent appraisal.

       Pursuant to the Plan, the MHC's majority interests in the Mid-Tier Holding Company will be converted into shares at the Exchange Ratio, and sold in a subscription offering.

       The affirmative vote of a majority of the total eligible votes of the members of the MHC at the Special Meeting of Members is required to approve the Plan of Conversion and the transactions incident to the Conversion. The affirmative vote of the holders of at least (i) two-thirds of the outstanding common stock of the Mid-Tier Holding Company, and (ii) a majority of the Minority Shares at a special meeting of stockholders of the Mid-Tier Holding Company is required to approve the Plan of Conversion. Consummation of the Conversion is also subject to the approval of the OTS.

       At the time of the conversion, the Bank will establish a liquidation account in an amount equal to its equity as reflected in the
       statement  of    financial  condition  used  in the  final  conversion
       prospectus. The liquidation account will be maintained for the benefit of eligible account holders and supplemental eligible account holders who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually, to the extent that eligible account holders and supplemental eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible account holder's or supplemental eligible account holder's interest in the liquidation account. In the event of a complete liquidation of the Bank, each eligible account holder and supplemental eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

       Subsequent to the conversion, the Bank may not declare or pay cash dividends on or repurchase any of its shares of common stock if the effect thereof would cause equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration and payment would otherwise violate regulatory requirement.

       Conversion costs will be deferred and reduce the proceeds from the shares sold in the conversion. If the conversion is not completed, all costs will be charged as an expense. There were approximately $300,000 of capitalized conversion costs as of September 30, 1997.

       As of September 30, 1997, the MHC had waived $3.9 million of dividends. Upon completion of the conversion, restrictions on waived dividends will no longer exist. Additionally, the restrictions and availability of waived dividends will cease as the Bank's commom stock will be 100% publicly owned.

 (5)   Securities Available for Sale

       As discussed in note 1, the Bank adopted SFAS 115 as of January 1, 1994. The cumulative effect of this change in accounting for the net unrealized appreciation in securities designated as available for sale was an increase to securities of $8,390,032 and to stockholders' equity of $5,371,298, net of income tax expense of $3,018,734.

       The amortized cost and estimated market value of securities available for sale as of September 30, 1997 and December 31, 1996 and 1995 are as follows:

                                                                    September 30, 1997
                                              -------------------------------------------------------
                                                                Gross          Gross        Estimated
                                              Amortized      unrealized     unrealized       market
                                                cost            gains         losses          value
                                                ----            -----         ------          -----
                                                                  (in thousands)
Debt securities:
     United States Treasury securities        $  51,320            124             -           51,444
     United States Agencies securities           46,067            322             3           46,386
     Corporate bonds                             14,547             43             -           14,590
     Government National Mortgage
        Association - mortgage-backed
        securities                               15,072            149             -           15,221
                                               --------           ----          ----         --------
                                                127,006            638             3          127,641
Equity securities                                    10              -             -               10
                                               --------           ----          ----         --------
                                              $ 127,016            638             3          127,651
                                               ========           ====          ====         --------

                              PEOPLES BANCORP, INC.

 (5)   Securities Available for Sale, cont.


                                                           1996
                                  -----------------------------------------------------
                                                    Gross         Gross       Estimated
                                   Amortized      unrealized    unrealized      market
                                      cost          gains         losses        value
                                      ----          -----         ------        -----
                                                        (in thousands)
Debt securities:
     United States
        Treasury securities         $ 65,336           204           33         65,507
     United States Agencies
        securities                     9,924            10          167          9,767
     Corporate bonds                   9,151            21            -          9,172
                                     -------        ------         ----        -------
                                      84,411           235          200         84,446
Equity securities                        894         2,308            -          3,202
                                     -------        ------         ----        -------
                                    $ 85,305         2,543          200         87,648
                                     =======        ======         ====        =======


                                                           1995
                                  -----------------------------------------------------
                                                    Gross         Gross       Estimated
                                   Amortized      unrealized    unrealized      market
                                      cost          gains         losses        value
                                      ----          -----         ------        -----
                                                       (in thousands)
Debt securities:
     United States
        Treasury securities         $ 70,944           728           30         71,642
     United States Agencies
        securities                     5,011             -            -          5,011
                                     -------        ------         ----        -------
                                      75,955           728           30         76,653
Equity securities                      2,536         4,587            -          7,123
                                     -------        ------         ----        -------
                                    $ 78,491         5,315           30         83,776
                                     =======        ======         ====        =======

       On October 1, 1994, the Bank transferred $29,704,943 and $5,799,679 of mortgage-backed securities and United States Agencies securities from available for sale to held to maturity at fair value. The unrealized loss at the date of the transfer was $1,607,055 ($641,346 and $1,070,550 at December 31, 1996 and 1995, respectively) and is being amortized over the estimated remaining life of the related securities.

       The amortized cost and estimated market value of securities available for sale at September 30, 1997 and December 31, 1996 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties.

                              PEOPLES BANCORP, INC.

 (5)   Securities Available for Sale, cont.

                                           September 30, 1997         December 31, 1996
                                          --------------------      --------------------
                                                     Estimated                 Estimated
                                          Amortized    market       Amortized    market
                                            cost       value          cost       value
                                            ----       -----          ----       -----
                                                         (in thousands)
 Due within one year                      $ 32,497      32,538       39,530       39,649
 Due after one year through five years      33,093      33,218       34,633       34,706
 Due after five years through ten years     46,344      46,664       10,248       10,091
 Due after ten years                        15,072      15,221            -            -
                                          --------    --------      -------      -------
                                           127,006     127,641       84,411       84,446
 Equity securities                              10          10          894        3,202
                                          --------    --------      -------      -------
                                          $127,016     127,651       85,305       87,648
                                          ========    ========      =======      =======

       During the nine month period ended September 30, 1997, and years ended December 31, 1996, 1995 and 1994, proceeds from sales of securities available for sale resulted in gross gains and gross losses as follows:

                                                        December 31, 1997
                                      Sept 30,      -------------------------
                                        1997        1996       1995      1994
                                        ----        ----       ----      ----
                                                     (in thousands)
 Proceeds from sales of
      securities available for sale   $ 3,816       9,368     10,054    12,661
 Gross realized gains                   2,923       2,839      4,264     2,559
 Gross realized losses                      -           -         71       151
                                       ======      ======    =======   =======


       As of September 30, 1997 United States Agency and Treasury securities with a fair value of $32,270,000 were pledged to secure a borrowing agreement entered into during 1997.

                              PEOPLES BANCORP, INC.

 (6)   Securities Held to Maturity

       The amortized cost and estimated market value of securities held to maturity as of September 30, 1997 and December 31, 1996 and 1995 are as follows:


                                                September 30, 1997
                                   ---------------------------------------------
                                                 Gross        Gross    Estimated
                                   Amortized   unrealized   unrealized   market
                                     cost        gains        losses     value
                                     ----        -----        ------     -----
                                                  (in thousands)
Debt securities:
     United States Agencies        $ 14,350         -         29        14,321
     Obligations of state and
        political subdivisions        2,293       119          -         2,412
     Corporate bonds                 14,515        36         12        14,539
                                    -------      ----       ----       -------
                                   $ 31,158       155         41        31,272
                                    =======      ====       ====       =======


                                                       1996
                                   ---------------------------------------------
                                                 Gross        Gross    Estimated
                                   Amortized   unrealized   unrealized   market
                                     cost        gains        losses     value
                                     ----        -----        ------     -----
                                                  (in thousands)
Debt securities:
     United States Agencies        $ 17,042         -        135        16,907
     Obligations of state and
        political subdivisions        3,400        98          -         3,498
     Corporate bonds                 17,493        55         28        17,520
                                    -------      ----       ----       -------
                                   $ 37,935       153        163        37,925
                                    =======      ====       ====       =======


                                                       1995
                                   ---------------------------------------------
                                                 Gross        Gross    Estimated
                                   Amortized   unrealized   unrealized   market
                                     cost        gains        losses     value
                                     ----        -----        ------     -----
                                                  (in thousands)
Debt securities:
     United States Agencies       $ 24,934        71          77        24,928
     Obligations of state and
        political subdivisions       1,056       100           -         1,156
     Corporate bonds                10,955       100          13        11,042
                                   -------      ----        ----       -------
                                  $ 36,945       271          90        37,126
                                   =======      ====        ====       =======

                              PEOPLES BANCORP, INC.

 (6)   Securities Held to Maturity, cont.

       The amortized cost and estimated market value of securities held to maturity as of September 30, 1997 and December 31, 1996 by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                       September 30, 1997      December 31, 1996
                                       -------------------    ------------------
                                                 Estimated             Estimated
                                       Amortized   market    Amortized   market
                                          cost      value       cost     value
                                          ----      -----       ----     -----
                                                     (in thousands)
 Due in one year or less               $ 11,268     11,261      6,202     6,229
 Due after one year through five years   17,576     17,558     29,354    29,196
 Due five years through ten years         1,548      1,578      1,578     1,604
 Due after ten years                        766        875        801       896
                                        -------    -------    -------   -------
                                       $ 31,158     31,272     37,935    37,925
                                        =======    =======    =======   =======


       As of September 30,  1997  and  December 31, 1996 and 1995, United States
       Treasury securities with a face value of $900,000, $3,900,000 and $100,000, respectively were held in trust to secure deposits of public funds.

 (7)   Mortgage-Backed Securities Held to Maturity

       The  amortized  cost  and  estimated  market  value  of   mortgage-backed
       securities held to maturity as of September 30, 1997, December 31, 1996 and 1995 are as follows:

                                               September 30, 1997
                                   ---------------------------------------------
                                                 Gross        Gross    Estimated
                                   Amortized   unrealized   unrealized   market
                                     cost        gains        losses     value
                                     ----        -----        ------     -----
                                                  (in thousands)
 Government National
      Mortgage Association         $  1,459          -           -        1,459
 Federal Home Loan
      Mortgage Corporation           38,144        208         161       38,191
                                    -------       ----        ----      -------
                                   $ 39,603        208         161       39,650
                                    =======       ====        ====      =======

                              PEOPLES BANCORP, INC.

 (7)   Mortgage-Backed Securities Held to Maturity, cont.


                                                       1996
                                   ---------------------------------------------
                                                 Gross        Gross    Estimated
                                   Amortized   unrealized   unrealized   market
                                     cost        gains        losses     value
                                     ----        -----        ------     -----
                                                  (in thousands)
 Government National
      Mortgage Association         $  1,614         38           8        1,644
 Federal Home Loan
      Mortgage Corporation           47,004        431         492       46,943
                                    -------       ----        ----      -------
                                   $ 48,618        469         500       48,587
                                    =======       ====        ====      =======


                                                        1995
                                   ---------------------------------------------
                                                 Gross        Gross    Estimated
                                   Amortized   unrealized   unrealized   market
                                     cost        gains        losses     value
                                     ----        -----        ------     -----
                                                  (in thousands)

 Government National
      Mortgage Association         $  2,056        112           5        2,163
 Federal Home Loan
      Mortgage Corporation           52,260        748         139       52,869
                                    -------       ----        ----      -------
                                   $ 54,316        860         144       55,032
                                    =======       ====        ====      =======


       The amortized cost and market value of mortgage-backed securities held to maturity as of September 30, 1997 and December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                         September 30, 1997   December 31, 1996
                                        --------------------  ------------------
                                                   Estimated           Estimated
                                        Amortized    market   Aortized   market
                                           cost      value      cost     value
                                           ----      -----      ----     -----
                                                     (in thousands)
 Due in one year or less                 $  5,540     5,521     3,014     2,990
 Due after one year through five years     21,885    22,304    28,776    28,401
 Due five years through ten years               -         -     1,405     1,434
 Due after ten years                       12,178    11,825    15,423    15,762
                                          -------   -------   -------   -------
                                         $ 39,603    39,650    48,618    48,587
                                          =======   =======   =======   =======

                              PEOPLES BANCORP, INC.

 (8)   Loans

       A summary of loans as of September 30, 1997, December 31, 1996 and 1995 follows:


                                       Sept. 30,
                                         1997            1996           1995
                                         ----            ----           ----
                                                   (in thousands)
Mortgage loans:
     One to four family                $ 242,374         239,470        227,717
     Commercial real estate and
        multi-family                      40,305          53,415         27,827
                                        --------        --------       --------
        Total mortgage loans             282,679         292,885        255,544

Commercial                                62,245          34,486         11,573
Home equity                               33,914          28,138         21,833
Other consumer loans                      22,195          27,478         18,783
                                        --------        --------       --------
        Total other loans                118,354          90,102         52,189
                                        --------        --------       --------
        Total loans                      401,033         382,987        307,733
Allowance for loan loss                   (3,202)         (2,901)        (1,767)
Premiums (discounts)                          17             (24)            23
Net deferred costs                            18             226            104
                                        --------        --------       --------
        Total loans, net               $ 397,866         380,288        306,093
                                        ========        ========       ========

       A summary of the activity in the allowance for loan losses for  the  nine
       month periods ended   September  30,  1997  and  1996 and the years ended
       December 31,  1996, 1995 and 1994 is as follows:

                                   September 30,             December 31,
                                   -------------      -------------------------
                                   1997     1996      1996      1995     1994
                                   ----     ----      ----      ----     ----
                                                      (in thousands)
Allowance for loan losses
     at beginning of period      $ 2,901    1,767      1,767    1,642     1,471
Acquired allowance                     -        -      1,186        -         -
Provision for loan losses          1,488        -          -      150       180
Chargeoffs                        (1,313)     (26)      (110)     (32)      (23)
Recoveries                           126        -         58        7        14
                                  ------   -------    ------   ------    ------
Allowance for loan losses
     at end of period            $ 3,202     1,741     2,901    1,767     1,642
                                  ======   =======    ======   ======    ======

                              PEOPLES BANCORP, INC.

 (8)   Loans, cont.

       Loans contractually in arrears by three months or more at September 30, 1997, December 31, 1996 and 1995 were as follows:

                                          1997
                        -------------------------------------
                          Carrying      Number         % of
                            value      of loans      category
                            -----      --------      --------
                                     (in thousands)
Mortgage                  $  2,788        48           0.99%
Commercial                   1,166        38           1.87
Consumer                       109         7           0.19
                            ------       ---
                          $  4,063        93           1.01%
                            ======       ===          =====

                                           1996
                          ------------------------------------
                          Carrying      Number         % of
                            value      of loans      category
                            -----      --------      --------
                                     (in thousands)
Mortgage                  $  2,277        37           0.78%
Commercial                   1,183        19           2.01
Consumer                       244        20           0.44
                            ------       ---
                          $  3,704        76           0.97%
                            ======       ===          =====

                                           1995
                          -----------------------------------
                          Carrying      Number         % of
                            value      of loans      category
                            -----      --------      --------
                                     (in thousands)
Mortgage                  $ 1,017         18           0.40%
Commercial                     75          1           0.65
Consumer                       40          3           0.10
                           ------        ---
                          $ 1,132         22           0.37%
                           ======        ===           ====

       Nonaccrual loans totalled $4,477,000,  $1,109,000, $2,951,000, $1,122,000 and  $1,025,000  at September  30, 1997 and 1996,  and December 31, 1996,
       1995 and 1994, respectively. Nonaccrual loans as of September 30, 1997 include $1,437,000 of loans that are current but are classified as doubtful as management believes the ultimate collection of principal and interest is uncertain. Nonaccrual loans do not include certain loans contractually in arrears by three months or more for which adequate collateral exists or the collection of principal and interest is reasonably anticipated. These loans totalled $1,023,000, $753,000, $10,000 and $448,000 as of September 30, 1997, December 31, 1996, 1995
       and 1994, respectively. The amount of interest income on nonaccrual loans, which would have been recorded had these loans continued to pay interest at the original contract rate, was approximately $381,000,
       $95,000,  $249,000,  $87,000  and  $98,000  for  the  nine  months  ended
       September 30, 1997 and 1996 and the years ended  December 31, 1996,  1995
       and

                              PEOPLES BANCORP, INC.

 (8)   Loans, cont.

       1994, respectively. Interest income on nonaccrual loans included in net income amounted to $116,000, $30,000, $76,000, $14,000 and $55,000 for
       the nine months ended September 30, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994, respectively. There is no commitment to lend additional funds to borrowers whose loans have been placed on nonaccrual.

       Restructured loans totalled $192,000, $206,000, $206,000,  $1,052,000 and
       $1,044,000  at September 30, 1997 and 1996,  December 31, 1996,  1995 and
       1994. The amount of interest income on restructured loans, which would have been recorded had these loans continued to pay interest at the original contract rate, was approximately $16,000, $16,000, $21,000, $87,000 and $90,000 for the nine months ended September 30, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994, respectively. Interest income on restructured loans included in net income was approximately $15,000, $15,000, $20,000, $80,000 and $80,000 for the nine months ended September 30, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994, respectively. There is no commitment to lend additional funds to borrowers whose loans have been restructured.

       The recorded investment in loans receivable considered impaired and the related allowance for loan losses at September 30, 1997 was $1,166,000 and $292,000, respectively. The balances at December 31, 1996 were
       $1,183,000   and   $448,000,   respectively   and   $75,000  and  $4,000,
       respectively, at December 31, 1995.

       At September 30, 1997 and December 31, 1996 and 1995, loans to officers and directors amounted to $772,000, $784,000 and $515,000, respectively. All such loans were performing according to their original terms.

 (9)   Bank Premises and Equipment

       Bank premises and equipment consists of the following as of September 30, 1997, December 31, 1996 and 1995:

                                      Sept. 30,
                                        1997          1996        1995
                                        ----          ----        ----
                                               (in thousands)
Land                                 $  1,008            867          667
Buildings and improvements              4,848          5,166        4,661
Furniture and equipment                 2,441          2,521        1,917
Leasehold improvements                  1,318          1,214          901
                                        -----          -----       ------
                                        9,615          9,768        8,146
Less accumulated depreciation
     and amortization                   2,815          2,786        2,279
                                        -----          -----        -----
                                     $  6,800          6,982        5,867
                                     ========          =====        =====

                              PEOPLES BANCORP, INC.

 (9)   Bank Premises and Equipment, cont.

       In the normal course of business, the Bank has entered into leases for its branch locations. The lease terms range from five to twenty years and expire at various times through the year 2007. The agreements provide for renewal options and all but one require the Bank to pay common area costs.

       The following is a schedule of future minimum lease payments for operating leases (with initial or remaining terms in excess of one year) as of September 30, 1997 and December 31, 1996:


September 30,                         December 31,
-------------                         ------------
     1998                $   396         1997              $   404
     1999                    359         1998                  424
     2000                    261         1999                  395
     2001                    229         2000                  281
     2002                    196         2001                  252
     2003                    181         2002                  250
     Thereafter              436         Thereafter          1,038
                         -------                            ------
     Total minimum                    Total minimum
        lease payments   $ 2,058         lease payments    $ 3,044
                          ======                            ======


       The annual rental expense amounted to $303,000 and $183,000 for the nine month periods ended September 30, 1997 and 1996, respectively, and $304,000, $226,000 and $164,000 for the years ended December 31, 1996,
       1995 and 1994, respectively.

(10)   Accrued Interest Receivable

       A summary of accrued interest receivable at September 30, 1997, December 31, 1996 and 1995 is as follows:


                                       Sept. 30,
                                         1997          1996       1995
                                         ----          ----       ----
                                               (in thousands)
Loans                                $   2,091        1,654       1,427
Securities available for sale            1,916        1,114       1,334
Mortgage-backed securities held
     to maturity                           274          350         387
Securities held to maturity                542          484         538
Federal funds sold                       -              -            79
                                      --------       ------      ------
                                     $   4,823        3,602       3,765
                                      ========       ======      ======

                              PEOPLES BANCORP, INC.

(11)   Deposits

       Deposit balances as of September 30, 1997, December 31, 1996 and 1995 are summarized as follows:


                         Weighted
                         average
                         rate at           1997                 1996                 1995
                         Sept.30,    -----------------    ----------------     -----------------
                           1997      Amount         %     Amount        %      Amount         %
                           ----      ------         -     ------        -      ------         -
                                                               (in thousands)
Types of deposit:
     Noninterest
        bearing demand
        deposit accounts     -      $ 27,982       5.7   $ 25,366      5.2    $ 10,800       2.6
     N.O.W.                1.24       14,955       3.1     16,431      3.3       9,555       2.3
     Money market
        demand accounts    3.39       58,394      11.8     44,794      9.1      32,894       8.0
     Passbook              2.26       95,132      19.3    104,210     21.2      92,747      22.6
     Club accounts           -         1,069       0.2        269       .1         219       0.1
     Other                   -         5,573       1.1      3,630       .7       2,758       0.7
                                     -------    ------    -------    -----     -------     -----
                                     203,105      41.2    194,700     39.6     148,973      36.3
                                     -------    ------    -------    -----     -------     -----
     Certificates of
        deposit            5.25      247,158      50.1    248,396      50.6    209,488      51.0
     Retirement
        accounts           5.50       43,071       8.7     48,150       9.8     52,309      12.7
                                     -------    ------    -------    ------    -------    ------
                                     290,229      58.8    296,546      60.4    261,797      63.7
                                     -------    ------    -------    ------    -------    ------
                                    $493,334     100.0   $491,246     100.0   $410,770     100.0
                                     =======    ======    =======    ======    =======    ======


       As of September 30, 1997, December 31, 1996 and 1995, certificates of deposit, regular and retirement accounts have scheduled maturities as follows:


                                     1997           1996           1995
                                     ----           ----           ----
                                               (in thousands)
Within one year                   $ 218,046        188,744        183,658
One to two years                     47,621         39,803         27,920
Two to three years                   20,474         20,298         27,753
Thereafter                            4,088         47,701         22,466
                                   --------       --------       --------
                                  $ 290,229        296,546        261,797
                                   ========       ========       ========

                              PEOPLES BANCORP, INC.

(11)   Deposits, cont.

       An analysis of the interest expense for the nine month periods ended September 30, 1997 and 1996 and for the years ended December 31, 1996, 1995 and 1994 by deposit category is as follows:

                                    September 30,             December 31,
                                    -------------       ----------------------
                                    1997     1996       1996     1995     1994
                                    ----     ----       ----     ----     ----
                                                  (in thousands)
 NOW, passbook and other
      accounts                    $  1,756   1,722      2,402     2,671    2,821
 Money market demand accounts        1,366     837      1,233     1,066    1,099
 Club accounts                           1       -         15        13       13
 Regular certificates of deposit     9,626   8,532     11,836    11,125    7,490
 Retirement accounts                 1,985   1,774      2,456     2,134    1,428
                                   -------  ------     ------   -------   ------
              Total interest      $ 14,734  12,865     17,942    17,009   12,851


       Certificates of deposit greater than $100,000 amounted to $26,698,000, $26,093,000 and $14,837,000 at September 30, 1997, December 31, 1996 and
       1995, respectively. The deposits of the Bank are insured up to $100,000 by the BIF and SAIF, which is administered by the FDIC and is backed by the full faith and credit of the U.S. Government.

(12)   Borrowed Funds

       On January 3, 1997, the Bank entered into an agreement to borrow $30 million at a fixed interest rate of 6.02%. The debt matures on January 3, 2000. The funds provided were used to fund a leveraging program whereby proceeds from the borrowing were used to fund the purchase of Federal agency securities designated as available for sale. The note is secured by United States Agency and Treasury securities designated as available for sale and having a fair value of $32,270,000 as of September 30, 1997. The collateral fulfills the security agreement requirement that collateral with a market value of 107% secure the note.

(13)   Income Taxes

       The Federal tax bad debt reserve method available to thrift institutions was repealed in 1996 for tax years beginning after 1995. As a result, the Bank must change from the reserve method to the specific charge-off method to compute its bad debt deduction. In addition, the Bank is required generally to recapture into income the portion of its bad debt reserves (other than the supplemental reserve) that exceeds its base year reserves, approximately $2,500,000.

       The recapture amount resulting from the change in a thrift's method of accounting for its bad debt reserves generally will be taken into taxable income ratably (on a straight-line basis) over a six-year period. If the Bank meets a "residential loan requirement" for a tax year beginning in 1996 or 1997, the recapture of the reserves will be suspended for such tax year. Thus, recapture can potentially be deferred for up to two years. The residential loan requirement is met if the principal amount of housing loans made by the Bank during the year at issue (1996 and 1997) is at least as much as the average of the principal amount of loans made during the six most recent tax years prior to 1996. Refinancings and home equity loans are excluded.

       For 1996 the Bank has met the residential loan requirement and expects to meet it for 1997.

                              PEOPLES BANCORP, INC.

(13)   Income Taxes, cont.

       Retained earnings as of December 31, 1996 includes approximately $3,500,000 for which no provision for Federal income tax has been made. This reserve (base year and supplemental) is frozen not forgiven as certain events could trigger a recapture.

       Income tax expense for the nine month periods ended September 30, 1997 and 1996 and for the years ended December 31, 1996, 1995 and 1994 is comprised of the following components:


                                    September 30,              December 31,
                                    -------------        ----------------------
                                    1997     1996        1996     1995     1994
                                    ----     ----        ----     ----     ----
                                                       (in thousands)
Current income tax expense:
     Federal                      $ 3,624    3,590       4,728    4,796    3,929
     State                            311      317         415      382      338
                                   ------   ------      ------   ------   ------
                                    3,935    3,907       5,143    5,178    4,267
                                   ------   ------      ------   ------   ------
Deferred income tax (benefit)
  expense:
        Federal                      (571)    (266)       (401)    (297)     161
        State                         (32)     (15)        (22)     (17)       9
                                   ------   ------      ------   ------   ------
                                     (603)    (281)       (423)    (314)     170
                                   ------   ------      ------   ------   ------
        Total income tax expense  $ 3,332    3,626       4,720    4,864    4,437
                                   ======   ======      ======   ======   ======


       A reconciliation between the effective income tax expense and the expected amount computed using the applicable statutory Federal income tax rate for the nine month periods ended September 30, 1997 and 1996 and for the years ended December 31, 1996, 1995 and 1994 is as follows:


                                            September 30,           December 31,
                                            -------------      ---------------------
                                            1997     1996      1996     1995    1994
                                            ----     ----      ----     ----    ----
                                                              (in thousands)
Income before income taxes                $ 9,230    10,074    13,111   13,512  12,112
Applicable statutory Federal tax rate          35%       35%       35%      35%     35%
Expected Federal income tax expense         3,230     3,526     4,589    4,729   4,239
State tax net of Federal benefit              181       196       256      249     226
Increase (Decrease) in Federal income
   tax resulting from:
        Tax-exempt income                     (32)      (18)      (24)     (25)    (25)
        Other                                (178)      (78)     (101)     (89)     (3)
        Goodwill                              131         -         -        -       -
                                           ------    ------    ------   ------  ------
                                          $ 3,332     3,626     4,720    4,864   4,437
                                           ======    ======    ======   ======  ======
Effective tax rate                           36.1%     36.0%     36.0%    36.0%   36.6%

                              PEOPLES BANCORP, INC.

(13)   Income Taxes, cont.

       The tax effects of temporary differences that give rise to significant portions of the net deferred tax asset (liability) at September 30, 1997, December 31, 1996 and 1995 are as follows:

                                               Sept. 30,
                                                  1997         1996        1995
                                                  ----         ----        ----
                                                        (in thousands)
Deferred tax assets:
     Loan fees                                 $    26           49          48
     Other                                         352          256          91
     Postretirement benefits                       507          506         411
     Pension                                       191          117          67
     Supplemental Employee Retire ment Plan        305          211           -
     Allowance for loan loss - book              1,405          980         653
                                                ------       ------      ------
                                                 2,786        2,119       1,270
                                                ------       ------      ------
Deferred tax liabilities:
     Shareholders' equity - unrealized gain
        on securities available for sale           114          613       1,517
     Allowance for loan losses - tax             1,031          930         928
     Other                                          28           65          33
                                                ------       ------      ------
                                                 1,173        1,608       2,478
                                                ------       ------       -----
           Net deferred tax asset (liability)  $ 1,613          511      (1,208)
                                                ======       ======       =====



       Management believes that it is more likely than not that the deferred tax asset will be realized based upon taxable income in the carryback period and the probability of future operations to generate sufficient taxable income.

      Total deferred tax benefits for the nine month periods ended September 30, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994 were allocated as follows:

                                         September 30,          December 31,
                                         -------------      --------------------
                                         1997     1996      1996    1995    1994
                                         ----     ----      ----    ----    ----
                                                  (in thousands)
Income from operations                $  (603)   (281)      (423)   (314)    170
Shareholders' equity - unrealized
     gains on securities available
     for sale                            (499)      -       (905)    360   1,861
Business combination                        -       -       (391)      -       -
                                       ------   -----      -----    ----   -----
                                      $(1,102)   (281)    (1,719)     46   2,031
                                       ======   =====      =====    ====   =====

                              PEOPLES BANCORP, INC.

 (14)  Regulatory Matters

       Office of Thrift Supervision (OTS) regulations require banks to maintain minimum levels of regulatory capital. Under the regulations in effect at December 31, 1996, the Bank was required to maintain (i) a minimum tangible capital ratio of 1.50%, (ii) a minimum leverage ratio of Tier I capital to total adjusted assets of 3.0%, and (iii) a minimum ratio of total capital to risk-weighted assets of 8.0%.

       Under its prompt corrective action regulations, the OTS is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution's financial statements. The regulations establish a framework for the classification of savings institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, an institution is considered well capitalized if it has a leverage (Tier I) capital ratio of at least 5.0%; a Tier 1 risk-based capital ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%.

       The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the OTS about capital components, risk weightings and other factors.

       Management believes that, as of September 30, 1997 and December 31, 1996 and 1995, the Bank meets all capital adequacy requirements to which it is subject. Further, the most recent OTS notification categorized the Bank as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.

       The following is a reconciliation of the Bank stockholders' equity to regulatory capital at September 30, 1997 (in thousands):


                                                        Tier 1        Total
                                 Tangible     Core     risk-based    risk-based
                                  capital    capital     capital      capital
                                  -------    -------     -------      -------
Stockholders' equity per the
     consolidated financial
     statements                 $ 108,239    108,239     108,239      108,239
Intangible assets                 (10,834)   (10,834)    (10,834)     (10,834)
Net unrealized gain on
     securities                      (202)      (202)       (202)        (202)
General valuation allowance             -          -           -        3,202
                                 --------    -------     -------     --------
Total regulatory capital        $  97,203     97,203      97,203      100,405
                                 ========    =======     =======     ========

                              PEOPLES BANCORP, INC.

(14)   Regulatory Matters, cont.

       The following is a summary of the Bank's actual capital amounts and ratios as of September 30, 1997 and December 31, 1996 and 1995, compared to the OTS minimum capital adequacy requirements and classification as a well-capitalized institution:


                                                                      OTS Requirements
                                                     ------------------------------------------
                                                                             For Classification
                                                           Minimum                as Well
                                  Actual               Capital Adequacy         Capitalized
                            -------------------      -------------------     ------------------
                             Amount       Ratio       Amount      Ratio      Amount      Ratio
                             ------       -----       ------      -----      ------      -----
                                                  (dollars in thousands)
September 30, 1997
     Tangible capital      $  97,203      15.48%     $  9,418      1.50%    $     -          -%
     Tier I (core) capital    97,203      15.48        18,835      3.00       31,392      5.00
     Risk-based capital:
        Tier I                97,203      25.64             -        -        22,743      6.00
        Total                100,405      26.48        30,324      8.00       37,906     10.00

December 31, 1996:
     Tangible capital         92,302      15.6          8,860      1.50            -        -
     Tier I (core) capital    92,302      15.6         17,721      3.00       29,534      5.00
     Risk-based capital:
        Tier I                92,302      27.5              -        -        20,119      6.00
        Total                 95,200      28.4         26,825      8.00       33,531     10.00

December 31, 1995:
     Tangible capital         91,838      18.1          7,627      1.50            -        -
     Tier I (core) capital    91,838      18.1         15,253      3.00       25,422      5.00
     Risk-based capital:
        Tier I                91,838      35.5              -        -        15,528      6.00
        Total                 93,605      36.2         20,704      8.00       25,880     10.00



       As of September 30, 1997, December 31, 1996 and 1995, the Federal Reserve Bank required the Bank to maintain an average reserve balance of $0, $0 and approximately $564,000, respectively, to meet regulatory requirements.

                              PEOPLES BANCORP, INC.

(15)   Benefit Plans

       Pension Plan

       The Bank has a pension plan covering officers and employees meeting certain eligibility requirements including the attainment of age 21 and completion of one thousand hours of service during the twelve consecutive months commencing on the Employee Commencement Date. Prior service costs are amortized over a forty-year period, changes in the unfunded liability due to a prior year change in actuarial assumptions are amortized over thirty years and pension costs are funded as accrued.

       A comparison of the most recent available accumulated plan benefits and plan net assets for the pension plan, as determined by the plan actuaries as of January 1, 1997, 1996 (as amended October 1, 1996 for the acquisition of Burlington County Bank) and 1995, follows:

                                            1997        1996       1995
                                            ----        ----       ----
                                                   (in thousands)
Actuarial present value of accumulated
   plan benefits:
        Vested participants               $ 2,584       2,082       2,030
        Non-vested participants               123          87          82
                                           ------      ------      ------
                                          $ 2,707       2,169       2,112

Projected benefit obligation for
     services rendered                      3,306       3,081       2,653
Plan assets at fair value                   2,987       2,807       2,387
                                           ------      ------      ------
           Projected benefit obligation
              in excess of plan assets        319         274         266
Unrecognized gain                             225         322         149
Unrecognized prior service cost              (178)       (182)       (215)
                                           ------      ------      ------
           Accrued pension expense        $   366         414         200
                                           ======      ======      ======

       The components of net pension expense for the periods ended September 30, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994 are as follows:


                                                    Sept. 30,              December 31,
                                                  ------------     --------------------
                                                  1997    1996     1996    1995   1994
                                                  ----    ----     ----    ----   ----
                                                                 (in thousands)
Service cost-benefits earned during the year     $ 174     116      155     117     130
Interest cost on projected benefit obligation      194     149      199     214     188
Actual return on plan assets                      (175)   (137)    (183)   (182)   (189)
Net amortization and deferral                       14      13       17      19     (14)
                                                  ----    ----     ----    ----    ----
                  Net pension expense            $ 207     141      188     168     115
                                                 =====     ===      ===     ===     ===

                              PEOPLES BANCORP, INC.

(15)   Benefit Plans, cont.

       Assumptions used to develop the net periodic pension cost for the periods ended September 30, 1997 and 1996 and for the years ended December 31, 1996, 1995 and 1994 are as follows:

                                   September 30,             December 31,
                                   -------------       -----------------------
                                   1997     1996        1996      1995     1994
                                   ----     ----        ----      ----     ----
Discount rate                       7.5%    7.75%       7.75%     8.25%     7.0%
Expected long-term rate of return   7.5     7.5         7.5       7.5       7.5
Rate of increase in compensation
     levels                         5.5     5.5         5.5       6.0       5.5
                                    ===     ===         ===       ===       ===


       Postretirement Benefits

       The Bank has established a postretirement medical and life insurance plan for the benefit of substantially all employees. The Bank utilizes the accrual method of accounting for postretirement benefits.

       The following table sets forth the net periodic postretirement benefit cost and accumulated postretirement benefit obligation (APBO) as determined by the plan actuaries as of January 1, 1997, 1996 (as amended October 1, 1996 for the acquisition of Burlington County Bank) and 1995, follows:

                                                 1997        1996        1995
                                                 ----        ----        ----
                                                        (in thousands)
Accumulated postretirement benefit
     obligation (APBO)                       $  (1,195)      (1,177)       (980)
Fair value of assets                                 -            -           -
                                              --------      -------      ------
Projected benefit obligation funded status      (1,195)      (1,177)       (980)
Accumulated net unrecognized gain                 (107)        (109)        (98)
                                              --------      -------      ------
Net postretirement accrued benefit cost      $  (1,302)      (1,286)     (1,078)
                                              ========      =======      ======


       Net postretirement benefit costs for the periods ended September 30, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994 are as follows:

                                           Sept. 30,           December 31,
                                        -------------      ---------------------
                                        1997     1996      1996     1995    1994
                                        ----     ----      ----     ----    ----
 Service cost                          $  35       23        30       26     23
 Interest cost on accumulated post-
      retirement benefit obligation       65       59        79       80     64
                                          --       --      ----     ----     --
                                       $ 100       82       109      106     87
                                        ====      ===      ====     ====    ===

                              PEOPLES BANCORP, INC.

(15)   Benefit Plans, cont.

       For measurement purposes, the cost of medical benefits was projected to increase at a rate of 9.50% and 10.00% in 1997 and 1996, respectively, thereafter grading to a stable 5.5% medical inflation rate in 2005. The present value of the accumulated benefit obligation assumed a 7.50% and 7.75% discount rate compounded annually for 1997 and 1996, respectively. The plan is unfunded as of September 30, 1997, as the Bank funds the plan on a cash basis.

       Stock Option Plan

       During 1996, the Bank's stockholders approved a stock option plan authorizing 311,650 shares available to be granted to certain directors, officers and employees of the Bank. Options granted under the plan amounted to 77,500 during 1997 and 234,000 at during 1996 and are exercisable at the fair value of the stock as of the grant date. The options vest over a five-year term, and expire after 10 years from the date of the grant. For the nine month period ended September 30, 1997, 8,635 options were exercised and no options were forfeited or had expired. No options were exercised, forfeited or had expired during 1996.

       In October 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). This Statement establishes financial accounting and reporting standards for stock-based employee compensation plans. SFAS 123 encourages all entities to adopt the "fair value based method" of accounting for employee stock compensation plans. However, SFAS 123 also allows an entity to continue to measure compensation cost under such plans using the "intrinsic value based method" as described in APB No. 25. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, usually the vesting period. Fair value is determined using an option pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the option, the volatility of the underlying stock and the expected dividends on it, and the risk-free interest rate over the expected life of the option.

       The Bank continues to recognize compensation expense using the method prescribed in APB No. 25. Had compensation cost been determined consistent with SFAS 123 for options granted during 1997 and 1996, additional compensation cost for the nine month periods ended September 30, 1997 and 1996 and the year ended December 31, 1996 would have been $134,000, $20,000 and $61,000, respectively. As a result, net income and diluted earnings per share for the nine month periods ended September 30, 1997 and 1996 and for the year ended December 31, 1996 would have been reduced to $5,812,000 and $0.65, $6,435,000 and $0.72, and $8,352,000 and
       $0.94, respectively. The stock option plan's fair value of options granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for the grants issued during 1997 and 1996: dividend yield of 1.67% and 2.59%, respectively, expected volatility of 23.79%; risk-free interest rate of 6.1% and 6.7%, respectively, and expected lives of 5 years.

       The weighted average exercise price of options granted in 1997 was $21.00. The weighted average grant date fair value for the stock option plan's options granted during 1997 was $5.84.

                              PEOPLES BANCORP, INC.

(15)   Benefit Plans, cont.

       The weighted average exercise price of options granted in 1996 and outstanding as of December 31, 1996 was $13.50. The weighted average grant date fair value for the stock option plan's options granted during 1996 was $3.49.

       Management Recognition Plan

       During 1996, the Bank's stockholders approved the Trenton Savings Bank Management Recognition Plan and authorized the issuance of 124,660 shares from unissued common stock to the Management Recognition Plan. As of September 30, 1997 and December 31, 1996, 124,660 shares have been allocated to employees and directors of the Bank with a weighted average grant date fair value of $13.50 per share.
       The shares vest over a five-year period.

(16)   Commitments and Contingencies

       The Bank is party to commitments to extend credit in the normal course of business to meet the financial needs of its customers. Commitments to extend credit are agreements to lend money to a customer as long as there is no violation of any condition established in the contract. Commitments to fund mortgage loans generally have fixed expiration dates or other termination clauses, whereas home equity lines of credit have no expiration date. Since some commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. Collateral is not required by the Bank for loan commitments. The Bank's loans are located primarily in the State of New Jersey and Bucks county in Pennsylvania.

       At September  30, 1997 and December 31, 1996 and 1995,  the Bank had loan commitments (including unused lines of credit) of $47,712,000, $27,697,000 and $18,843,000, respectively, consisting primarily of fixed rate loans which are not included in the accompanying financial statements. The commitments at December 31, 1996 have commitment periods that range from 30 to 90 days and interest rates ranging from 5.5% to 12.0%. There is no exposure to credit loss in the event the other party to commitments to extend credit does not exercise its right to borrow under the commitment.

       In the normal course of business, the Bank may be a party to various outstanding legal proceedings and claims. In the opinion of management, the financial position of the Bank will not be materially affected by the outcome of such legal proceedings and claims.

(17)   Disclosures about Fair Value of Financial Instruments

       The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

       Cash and Cash Equivalents

       The carrying amount is a reasonable estimate of the fair value of these instruments.

                              PEOPLES BANCORP, INC.

(17)   Disclosures about Fair Value of Financial Instruments, cont.

       Debt, Equity and Mortgage-Backed Securities

       Fair values are based on quoted market prices or dealer quotes.

       Loan Receivables

       Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, residential mortgage and other consumer. Each loan category is further segmented into fixed and adjustable rate interest terms.

       The fair value is estimated using an estimate of current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

       Deposit Liabilities

       The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand as of September 30, 1997 and December 31, 1996 and 1995. The fair value of certificates of deposit was estimated using the rates currently offered for deposits of similar remaining maturities.

       Commitments to Extend Credit

       The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. The outstanding commitment balance is a reasonable estimate of fair value.

       Limitations: The following fair value estimates were made as of September 30, 1997 and December 31, 1996 and 1995, based on pertinent market data and relevant information on the financial instrument. These estimates do not include any premium or discount that could result from an offer to sell at one time the Bank's entire holdings of a particular financial instrument or category thereof. Since no market exists for a substantial portion of the Bank's financial instruments, fair value estimates were necessarily based on judgments with respect to future expected loss experience, current economic conditions, risk assessments of various financial instruments involving a myriad of individual borrowers, and other factors. Given the inherently subjective nature of these estimates, the uncertainties surrounding them and the matters of significant judgement that must be applied, these fair value estimations cannot be calculated with precision. Modifications in such assumptions could meaningfully alter these estimates.

       Since these fair value approximations were made solely for on and off balance sheet financial instruments as of September 30, 1997 and December 31, 1996 and 1995, no attempt was made to estimate the value of anticipated future business or the value of

                              PEOPLES BANCORP, INC.

(17)   Disclosures about Fair Value of Financial Instruments, cont.

       nonfinancial statement assets and liabilities. Furthermore, certain tax implications related to the realization of the unrealized gains and losses could have a substantial impact on these fair value estimates and have not been incorporated into many of the estimates.

       The estimated fair values of the Bank's financial instruments as of September 30, 1997, December 31, 1996 and 1995 are as follows:

                                                     September 30, 1997
                                                   ------------------------
                                                    Carrying         Fair
                                                     amount          value
                                                     ------          -----
                                                        (in thousands)
Financial assets:
     Cash and cash equivalents                     $  13,209         13,209
     Securities available for sale                   127,651        127,651
     Securities and mortgage-backed securities
        held to maturity                              70,761         70,922
     Loans, net                                      397,866        395,786
                                                     =======        =======

Financial liabilities:
     Deposits                                      $ 493,334        493,327
     Borrowed funds                                   30,000         30,096
                                                      ======         ======

Off balance sheet financial instruments:
     Commitments to extend credit                  $  47,712         47,712
                                                   =========         ======



                                                             1996
                                                   ------------------------
                                                    Carrying         Fair
                                                     amount          value
                                                     ------          -----
                                                        (in thousands)
Financial assets:
     Cash and cash equivalents                     $  20,938         20,938
     Securities and mortgage-backed securities
        held to maturity                              87,648         87,648
     Securities held to maturity                      86,553         86,512
     Loans, net                                      380,288        377,976
                                                     =======        =======

Financial liabilities:
     Deposits                                      $ 491,246        493,654
                                                   =========        =======

Off balance sheet financial instruments:
     Commitments to extend credit                  $  27,697         27,697
                                                   =========         ======

                              PEOPLES BANCORP, INC.

(17)   Disclosures about Fair Value of Financial Instruments, cont.


                                                             1995
                                                    -----------------------
                                                    Carrying         Fair
                                                     amount          value
                                                     ------          -----
                                                        (in thousands)
Financial assets:
     Cash and cash equivalents                     $  16,253         16,253
     Securities available for sale                    83,776         83,776
     Securities and mortgage-backed securities
        held to maturity                              91,261         92,158
     Loans, net                                      306,093        307,927
                                                     =======        =======

Financial liabilities:
     Deposits                                      $ 410,770        416,705
                                                   =========        =======

Off balance sheet financial instruments:
     Commitments to extend credit                  $  18,843         18,843
                                                   =========         ======


(18)   Insurance Funds Legislation

       On September 30, 1996, legislation was enacted which, among other things, imposed a special one-time assessment on SAIF-insured deposits to recapitalize Savings Associations Insurance Fund (SAIF) and spread the obligations for payment of Financing Corporation (FICO) bonds across all SAIF and Bank Insurance Fund (BIF) members. The Federal Deposit Insurance Corporation (FDIC) special assessment being levied amounts to 65.7 basis points on SAIF assessable deposits held as of March 31, 1995. The Bank recorded a $177,000 charge (before tax-effect) as a result of the FDIC special assessment. This legislation will eliminate the substantial disparity between the amount that BIF and SAIF member institutions had been paying for deposit insurance premiums. As of December 31, 1996, the Bank's deposits are primarily BIF-insured except for $34 million of deposits which were acquired from a SAIF-insured institution.

       Beginning on January 1, 1997, BIF members will pay a portion of the FICO payment equal to 1.29 basis points per $100 in BIF-insured deposits compared to 6.44 basis points per $100 in SAIF-insured deposits, and will pay a pro rata share (approximately 2.4 basis points per $100 in deposits) of the FICO payment on the earlier of January 1, 2000, or the date upon which the last savings association ceases to exist. The legislation also requires BIF and SAIF to be merged by January 1, 1999, provided that subsequent legislation is adopted to eliminate the savings association charter and no savings associations remain as of that time.

       The FDIC has recently lowered SAIF assessments to a range comparable to that of BIF members, although SAIF members must also make the FICO payments described above. Management cannot predict the level of FDIC insurance assessments on an on-going basis or whether the BIF and SAIF will eventually be merged.

                              PEOPLES BANCORP, INC.

(19)   Recent Accounting Pronouncements

       In June 1996, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 125 (SFAS No. 125), Accounting for Transfers and Servicing of Financial Assets and
       Extinguishment of Liabilities". SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. These standards are based on consistent application of a financial-component approach and focuses on control. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. SFAS No. 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS No. 125 is effective for transfers occurring after December 31, 1996 and has been applied prospectively.

       In December 1996, the FASB issued Statement of Financial Accounting Standards No. 127 (SFAS No. 127), "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125", an amendment of SFAS No.
       125. SFAS No. 127 defers for one year the effective date of portions of SFAS No. 125 that address secured borrowings and collateral for all transactions. Additionally, SFAS No. 127 defers for one year the effective date of transfers of financial assets that are part of repurchase agreements, securities lending and similar transactions. The adoption of SFAS No. 125 and SFAS No. 127 is not expected to have a material effect on the Bank's consolidated financial statements

       In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128 (SFAS No. 128), "Earnings per share" establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. SFAS No. 128 replaces the presentation of primary EPS with a presentation of basic EPS and requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures. SFAS No. 128 requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods, earlier application is not permitted. SFAS No. 128 also requires restatement of all prior period EPS data presented. The Bank adopted SFAS No. 128 in 1997. Per share amounts for prior periods have been restated. The adoption of SFAS 128 did not have a material effect on the Bank's reported earnings per share.

       In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130 (SFAS No. 130), "Reporting Comprehensive Income". This Statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This Statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Bank has not determined the impact that this Statement will have on its reporting of operations.

                              PEOPLES BANCORP, INC.

(19)   Recent Accounting Pronouncements, cont.

       In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131 (SFAS No. 131), "Disclosures about Segments of an Enterprise and Related Information". This Statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This Statement is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. This Statement need not be applied to interim financial statements in the initial year of its application, but comparative information for interim periods in the initial year of application is to be reported in financial statements for interim periods in the second year of application. The adoption of this Statement is not expected to change the Bank's reporting requirements.

(20)   Quarterly Financial Data (unaudited)

       The following tables summarizes certain 1997, 1996 and 1995 quarterly financial data.

                                                      Quarter Ended
                                       -----------------------------------------
                                         Sept. 30       June 30,       Mar. 31
                                           1997           1997          1997
                                           ----           ----          ----
                                                    (in thousands)
Interest income                        $  11,009         10,827        10,646
Interest expense                           5,571          5,324         5,328
Net interest income                        5,438          5,503         5,318
Provision for loan losses                  1,274            204            10
Gain (loss) on security transaction        1,676            913           334
Operating expenses                         3,751          3,073         3,019
Income before tax expense                  2,619          3,558         3,052
Net income for the quarter                 1,668          2,276         1,953
Earnings per share - Basic                 0.19           0.25           0.22
Earnings per share -Diluted                0.19           0.25           0.22

                                                   Quarter Ended
                                    --------------------------------------------
                                      Dec. 31,   Sept. 30,   June 30,   Mar. 31,
                                        1996        1996       1996       1996
                                        ----        ----       ----       ----
                                                      (in thousands)
Interest income                     $ 10,241        8,970      8,850       8,842
Interest expense                       5,076        4,356      4,217       4,292
Net interest income                    5,165        4,614      4,633       4,550
Provision for loan losses                  -            -          -           -
Gain (loss) on security transaction      650            -        617       1,572
Operating expenses                     3,235        2,369      2,002       2,063
Income before tax expense              3,037        2,430      3,410       4,234
Net income for the quarter             1,943        1,556      2,183       2,709
Earnings per share - Basic             0.22         0.17       0.25        0.30
Earnings per share - Diluted           0.22         0.17       0.25        0.30

                              PEOPLES BANCORP, INC.

(20)   Quarterly Financial Data, cont.


                                                      Quarter Ended
                                     -------------------------------------------
                                     Dec. 31     Sept. 30    June 30,    Mar. 31
                                       1995        1995        1995       1995
                                       ----        ----        ----       ----
                                                     (in thousands)
Interest income                      $ 8,852       8,898       8,185      7,583
Interest expense                       4,420       4,593       4,301      3,696
Net interest income                    4,432       4,305       3,884      3,887
Provision for loan losses                 15          45          45         45
Gain (loss) on security transaction      884         937       1,525        847
Operating expenses                     2,085       1,843       2,017      1,847
Income before tax expense              3,402       3,546       3,505      3,059
Net income for the quarter             2,178       2,269       2,244      1,957



(21)   Earnings per Common Share

       The Bank adopted Statement of Financial Accounting Standards No. 128 (SFAS 128), "Earnings Per Share" on December 31, 1997. All earnings per share data for previous periods have been restated to conform with the provisions of SFAS 128.

       The following table summarizes the computation of basic earnings and diluted earnings per common share for the nine months ended September 30, 1997 and 1996 and for the year ended December 31, 1996:


                                        September 30,
                                    ---------------------         Dec. 31,
                                     1997           1996            1996
                                     ----           ----            ----
                                    (in thousands, except per share data)
Earnings available to common
     shareholders                  $ 5,898          6,448           8,391

Weighted-average common
     shares outstanding              8,923          8,913           8,913
Plus common stock equivalent            80              3              10
                                   -------       --------         -------
Diluted weighted-average
     shares outstanding            $ 9,003          8,916           8,923
                                   =======          =====           =====

Earnings per common share:
     Basic                         $  0.66           0.72            0.94
     Diluted                          0.66           0.72            0.94
                                      ====           ====            ====

                              PEOPLES BANCORP, INC.

(21)   Earnings per Common Share, cont.

       Earnings per common share for 1995 and 1994 are not presented as the Bank completed its initial public offering on August 3, 1995 and such data is net deemed meaningful by management.

--------------------------------------------------------------------------------
No dealer, salesman or any other person has been authorized to give any information or to make any representation other than as contained in this Prospectus in connection with the offering made hereby, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company, the Bank or the Agent. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company or the Bank since any of the dates as of which information is furnished herein or since the date hereof.

SUMMARY......................................................................4
SELECTED CONSOLIDATED FINANCIAL
AND OTHER DATA OF THE BANK AND SUBSIDIARIES.................................12
RISK FACTORS................................................................14
THE COMPANY.................................................................18
THE BANK....................................................................18
HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE.................................20
USE OF PROCEEDS.............................................................20
DIVIDEND POLICY.............................................................21
MARKET FOR THE COMMON STOCK.................................................22
CAPITALIZATION..............................................................24
PRO FORMA DATA..............................................................24
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS...............................30
BUSINESS OF THE BANK........................................................44
REGULATION..................................................................62
TAXATION....................................................................68
MANAGEMENT OF THE COMPANY...................................................70
MANAGEMENT OF THE BANK......................................................70
THE CONVERSION..............................................................80
RESTRICTIONS ON THE ACQUISITION OF THE COMPANY
  AND THE BANK..............................................................99
DESCRIPTION OF CAPITAL STOCK OF THE COMPANY................................104
DESCRIPTION OF CAPITAL STOCK OF THE BANK...................................106
TRANSFER AGENT AND REGISTRAR...............................................106
EXPERTS....................................................................106
LEGAL OPINIONS.............................................................107
ADDITIONAL INFORMATION.....................................................107

     Until  March  __,  1998 or 25 days  after  commencement  of the  Syndicated
Community Offering, if any, whichever is later, all dealers effecting transactions inthe registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments of subscriptions.


                                36,236,500 Shares


                                     Peoples
                                  Bancorp, Inc.

                          (Proposed Holding Company for
                            Trenton Savings Bank FSB)


                                  COMMON STOCK
                            Par Value $.01 per share


                                   PROSPECTUS


                     FRIEDMAN, BILLINGS, RAMSEY & CO., INC.


                                February __, 1998

--------------------------------------------------------------------------------

PART II:          INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.          Other Expenses of Issuance and Distribution
                                                                          Amount


*  Legal Fees and Expenses........................................$      160,000
*  Printing, Postage and Mailing..................................       220,000
*  Appraisal and Business Plan Fees and Expenses..................        25,000
*  Accounting Fees and Expenses...................................       140,000
*  Conversion Data Processing.....................................        47,000
** Marketing Fees and Expenses....................................     1,045,000
*  Filing Fees (NASD, OTS and SEC)................................       170,000
*  Other Expenses.................................................       128,000
                                                                  --------------
*  Total .........................................................$    1,935,000
                                                                  ==============

---------------
*        Estimated
** The Bank and the Company have retained Friedman, Billings, Ramsey & Co, Inc. ("FBR") to assist in the sale of common stock on a best efforts basis in the Subscription and Community Offerings. For purposes of computing estimated expenses, it has been assumed that FBR will receive fees of approximately $1,000,000, exclusive of attorneys' fees of $45,000.

Item 14.          Indemnification of Directors and Officers

Indemnification of Directors and Officers of Peoples Bancorp, Inc.

     Article TENTH of the Certificate of Incorporation of Peoples Bancorp, Inc. (the "Corporation") sets forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

     TENTH:

     A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

     B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

     C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In
(i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

     D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested Directors or otherwise.

     E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

Item 15.          Recent Sales of Unregistered Securities.

                  Not Applicable.

Item 16.  Exhibits and Financial Statement Schedules:

          The exhibits and financial statement schedules filed as part of this registration statement are as follows:

         (a) List of Exhibits


1.1 Engagement Letter between Peoples Bancorp, Inc. and Friedman, Billings, Ramsey & Co., Inc.*

1.2 Form of Agency Agreement among Peoples Bancorp, Inc., Trenton Savings Bank, FSB, and Friedman, Billings, Ramsey & Co., Inc.


2    Plan of Conversion and Reorganization


3.1 Certificate of Incorporation of Peoples Bancorp, Inc. (Included as Exhibit D of the Plan of Conversion and Reorganization)*

3.2 Bylaws of Peoples Bancorp, Inc. (Included as Exhibit E of the Plan of Conversion and Reorganization)*

4    Form of Common Stock Certificate of Peoples Bancorp, Inc.*

5 Opinion of Luse Lehman Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered*

8.1  Federal Tax Opinion of Luse Lehman Gorman Pomerenk & Schick, P.C.

8.3  Letter from FinPro, Inc. with respect to Subscription Rights*

10.1 Amended  Employment  Agreement between Trenton Savings Bank FSB and Wendell
     T. Breithaupt*

10.2 Supplemental Executive Retirement Plan*

10.3 Trenton Savings Bank FSB and Peoples Bancorp, MHC 1996 Stock Option Plan*

10.4 Trenton Savings Bank FSB and Peoples Bancorp, M.H.C. 1996 Recognition and Retention Plan*

10.5 Form of  Employment  Agreement*

10.6 Form of  Severance  Agreement*

10.7 Employee Stock Ownership Plan* 21 Subsidiaries of the Registrant*


23.1 Consent of Luse Lehman Gorman Pomerenk & Schick, P.C. (contained in opinion filed as Exhibit 5)

23.2 Consent of KPMG Peat Marwick LLP

23.3 Consent of FinPro, Inc.

24   Power of Attorney (set forth on Signature Page)


27   EDGAR Financial Data Schedule*

99.1 Appraisal Agreement between Peoples Bancorp, Inc. and FinPro, Inc.*

99.2 Appraisal Report of FinPro, Inc.

99.3 Proxy Statement to be furnished to Members of Peoples Bancorp, M.H.C.*

99.4 Proxy Statement to be furnished to Stockholders of Peoples Bancorp, Inc.*

99.5 Marketing Materials


99.6     Order and Acknowledgment Form

------------------------------------


*Previously filed
**To be filed supplementally or by amendment.



                  (b)     Financial Statement Schedules


                  No  financial   statement  schedules  are  filed  because  the
required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17. Undertakings

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) To provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lawrenceville, New Jersey on February 2, 1998.


                                      Peoples Bancorp, Inc.


                                      By:  /s/ Wendell T. Breithaupt
                                           -------------------------
                                           Wendell T. Breithaupt
                                           President and Chief Executive Officer
                                           (Duly Authorized Representative)

                                POWER OF ATTORNEY

     We, the undersigned directors and officers of Peoples Bancorp, Inc. (the "Company") hereby severally constitute and appoint Wendell T. Breithaupt as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Wendell T. Breithaupt may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Company's Common Stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Wendell T. Breithaupt shall do or cause to be done by virtue thereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed below by the following persons in the capacities and as of the dates indicated.

Signatures                         Title                         Date


/s/ Wendell T. Breithaupt     President, Chief Executive        February 2, 1998
Wendell T. Breithaupt         Officer and Director (Principal
                              Executive Officer)

/s/ Robert Russo              Vice President and Treasurer      February 2, 1998
Robert Russo                  (Principal Financial and
                              Accounting Officer

/s/ John B. Sill, Jr.         Chairman                          February 2, 1998
John B. Sill, Jr.

/s/ Miles W. Truesdell, Jr.   Director                          February 2, 1998
Miles W. Truesdell, Jr.

/s/ Peter S. Longstreth       Director                          February 2, 1998
Peter S. Longstreth

/s/ George A. Pruitt          Director                          February 2, 1998
George A. Pruitt

/s/ George W. Reinhard        Director                          February 2, 1998
George W. Reinhard

/s/ Charles E. Stokes         Director                          February 2, 1998
Charles E. Stokes

/s/ Raymond E. Trainer        Director                          February 2, 1998
Raymond E. Trainer

    As filed with the Securities and Exchange Commission on February 5, 1998

                                                      Registration No. 333-42889


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549















                      ------------------------------------






                                    EXHIBITS
                                       TO
                        PRE-EFFECTIVE AMENDMENT NO. 1 TO
                             REGISTRATION STATEMENT
                                       ON
                                    FORM S-1





                      ------------------------------------
















                              PEOPLES BANCORP, INC.

                                  EXHIBIT INDEX


1.1 Engagement Letter between Peoples Bancorp, Inc. and Friedman, Billings, Ramsey & Co., Inc.*

1.2 Form of Agency Agreement among Peoples Bancorp, Inc., Trenton Savings Bank, FSB, and Friedman, Billings, Ramsey & Co., Inc.


2    Plan of Conversion and Reorganization


3.1 Certificate of Incorporation of Peoples Bancorp, Inc. (Included as Exhibit D of the Plan of Conversion and Reorganization)*

3.2 Bylaws of Peoples Bancorp, Inc. (Included as Exhibit E of the Plan of Conversion and Reorganization)*

4    Form of Common Stock Certificate of Peoples Bancorp, Inc.*

5 Opinion of Luse Lehman Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered*

8.1  Federal Tax Opinion of Luse Lehman Gorman Pomerenk & Schick, P.C.

8.3  Letter from FinPro, Inc. with respect to Subscription Rights*

10.1 Amended  Employment  Agreement between Trenton Savings Bank FSB and Wendell
     T. Breithaupt*

10.2 Supplemental Executive Retirement Plan*

10.3 Trenton Savings Bank FSB and Peoples Bancorp, MHC 1996 Stock Option Plan*

10.4 Trenton Savings Bank FSB and Peoples Bancorp, M.H.C. 1996 Recognition and Retention Plan*

10.5 Form of Employment Agreement*

10.6 Form of Severance Agreement*

10.7 Employee Stock Ownership Plan*

21   Subsidiaries of the Registrant*


23.1 Consent of Luse Lehman Gorman Pomerenk & Schick, P.C. (contained in opinion filed as Exhibit 5)

23.2 Consent of KPMG Peat Marwick LLP

23.3 Consent of FinPro, Inc.

24   Power of Attorney (set forth on Signature Page)


27   EDGAR Financial Data Schedule*

99.1 Appraisal Agreement between Peoples Bancorp, Inc. and FinPro, Inc.*

99.2 Appraisal Report of FinPro, Inc.

99.3 Proxy Statement to be furnished to Members of Peoples Bancorp, M.H.C.*

99.4 Proxy Statement to be furnished to Stockholders of Peoples Bancorp, Inc.*

99.5 Marketing Materials


99.6 Order and Acknowledgment Form


------------------------------------
*Previously filed
**To be filed supplementally or by amendment.